AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 25, 1998

                                                REGISTRATION NO. 333-44323
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        PHYSICIAN SALES & SERVICE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         FLORIDA                     5047                    59-2280364
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION)
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216
                                (904) 332-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               PATRICK C. KELLY
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                        PHYSICIAN SALES & SERVICE, INC.
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216
                                (904) 332-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

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                                  COPIES TO:
 J. VAUGHAN CURTIS, ESQ.      FRED ELEFANT, ESQ.       WILLIAM B. ASHER, JR.,
KIMBERLY A. KNIGHT, ESQ.        GENERAL COUNSEL                 ESQ.
    ALSTON & BIRD LLP   PHYSICIAN SALES & SERVICE, INC.   TESTA, HURWITZ &
   ONE ATLANTIC CENTER       1650 PRUDENTIAL DRIVE         THIBEAULT, LLP
   1201 WEST PEACHTREE             SUITE 105               125 HIGH STREET
         STREET           JACKSONVILLE, FLORIDA 32207     HIGH STREET TOWER
 ATLANTA, GEORGIA 30309-        (904) 398-2277            BOSTON, MA 02110
   3424 (404) 881-7000                                     (617) 248-7000

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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of Gulf South Medical Supply, Inc. with a wholly-owned subsidiary of the Registrant, as described in the Joint Proxy Statement/Prospectus included herein.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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                     PHYSICIAN SALES & SERVICE, INC.

                                  [PSS LOGO]


                            February 25, 1998

Dear Stockholder:

  You are cordially invited to attend a special meeting of the stockholders ("Special Meeting") of Physician Sales & Service, Inc. ("PSS") to be held at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256, at 9:30 a.m., local time, on March 26, 1998.

  At this important meeting, you will be asked to consider and vote upon the approval of the issuance (the "Issuance") of shares of common stock, par value $.01 per share, of PSS ("PSS Common Stock") pursuant to an Agreement and Plan of Merger, dated December 14, 1997 (the "Merger Agreement"), by and among PSS, PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and Gulf South Medical Supply, Inc. ("Gulf South"), pursuant to which Merger Corp. will be merged with and into Gulf South (the "Merger") and Gulf South will become a wholly owned subsidiary of PSS. Subject to the terms and conditions of the Merger Agreement, each share of common stock, par value $.01 per share, of Gulf South ("Gulf South Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into 1.75 shares of PSS Common Stock (the "Exchange Ratio") and options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options and warrants to purchase PSS Common Stock, and PSS will assume each option and warrant (as adjusted to reflect the Exchange Ratio).

  In addition, at this meeting, you will be asked to consider and vote upon the approval and adoption of amendments to the Amended and Restated Articles of Incorporation, as amended, of PSS which will: (i) increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment") and (ii) change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments"). The approval of the Stock Amendment is necessary for, and a condition to, consummation of the Merger.

  After careful consideration, the Board of Directors of PSS has unanimously determined that the Merger Agreement and the transactions contemplated thereby, are in the best interests of and fair to PSS and its stockholders, and has approved the Merger Agreement. In connection with the proposed transactions, PSS retained as its financial advisor BT Alex. Brown Incorporated ("BT Alex. Brown"), which firm has delivered to the Board of Directors its opinion dated December 14, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to PSS. A copy of the BT Alex. Brown opinion, which sets forth the assumptions made, matters considered and the limitations of the review undertaken in connection therewith, is set forth in Annex F to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  Management of PSS believes that this acquisition is important for PSS and its stockholders and encourages you to support the Merger Agreement. THE BOARD OF DIRECTORS OF PSS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE AND THE AMENDMENTS.

  Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus, and (iii) proxy for the Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement, the proposed Merger, including a description of the conditions to consummation of the Merger, and the Amendments. It also contains financial and other information pertaining to PSS and Gulf South. Please give this information your careful attention.

  The affirmative vote of the holders of a majority of the votes cast by the holders of record of PSS Common Stock (assuming a quorum is present), is required for approval of the Issuance and the Amendments. Directors and executive officers of PSS holding approximately 5.0% of the outstanding votes represented by the shares of PSS Common Stock have agreed to vote in favor of the Issuance and the Stock Amendment.

  We urge you to consider carefully these important matters, which are described in the attached Joint Proxy Statement/Prospectus. In order to ensure that your vote is represented at the Special Meeting, please indicate your vote on the enclosed proxy, date and sign it, and return it in the enclosed postage pre-paid envelope. A prompt response will be appreciated. If you are able to attend the Special Meeting, you may revoke your proxy and vote in person if you wish.

  We look forward to seeing you at the Special Meeting.

                                          Sincerely yours,

                                          /s/ Patrick C. Kelly

                                          PATRICK C. KELLY
                                          Chairman of the Board and
                                          Chief Executive Officer

                        PHYSICIAN SALES & SERVICE, INC.
                           4345 SOUTHPOINT BOULEVARD
                          JACKSONVILLE, FLORIDA 32216

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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                TO BE HELD AT 9:30 A.M. ON MARCH 26, 1998

                               ----------------

                                                         February 25, 1998

TO THE STOCKHOLDERS OF PHYSICIAN SALES & SERVICE, INC.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Special Meeting") of Physician Sales & Service, Inc. ("PSS") will be held at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256, on March 26, 1998, at 9:30 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the issuance (the "Issuance") of shares of common stock, $.01 par value per share, of PSS ("PSS Common Stock") pursuant to the Agreement and Plan of Merger, dated December 14, 1997 (the "Merger Agreement"), by and among PSS, PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and Gulf South Medical Supply, Inc. ("Gulf South"), pursuant to which: (i) Merger Corp. will be merged with and into Gulf South, with Gulf South being the surviving corporation and becoming a wholly owned subsidiary of PSS (the "Merger"), (ii) each outstanding share of common stock, $.01 par value per share, of Gulf South ("Gulf South Common Stock") will be cancelled and the holders of such securities will be entitled to receive 1.75 shares of PSS Common Stock for each share of Gulf South Common Stock owned by them (the "Exchange Ratio"), and (iii) options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options and warrants to purchase PSS Common Stock, and PSS will assume each option and warrant (as adjusted to reflect the Exchange Ratio), all as described in the accompanying Joint Proxy Statement/Prospectus.

    2. To consider and vote upon a proposal to approve an amendment to the Amended and Restated Articles of Incorporation, as amended, of PSS to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment").

    3. To consider and vote upon a proposal to approve an amendment to the Amended and Restated Articles of Incorporation, as amended, of PSS to change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments").

    4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Stockholders of record at the close of business on February 13, 1998, are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. It is important that your shares of PSS Common Stock be represented at the Special Meeting, regardless of the number of shares you hold. Directors and executive officers of PSS holding approximately 5.0% of the outstanding votes represented by the shares of PSS Common Stock have agreed to vote in favor of the Issuance and the Stock Amendment.

  THE ISSUANCE AND THE AMENDMENTS HAVE BEEN UNANIMOUSLY APPROVED BY THE BOARD OF DIRECTORS OF PSS, AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE ISSUANCE AND THE AMENDMENTS.

  PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PHYSICIAN SALES & SERVICE, INC. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO, BUT ATTENDANCE AT THE SPECIAL MEETING DOES NOT ITSELF SERVE TO REVOKE YOUR PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Fred Elefant

                                          FRED ELEFANT
                                          Secretary

                               [GULF SOUTH LOGO]

                            February 25, 1998


DEAR FELLOW STOCKHOLDER:


  You are cordially invited to attend a special meeting of stockholders ("Special Meeting") of Gulf South Medical Supply, Inc. ("Gulf South") to be held at The Harvey Hotel-North, located at 5075 I-55, North Frontage Road, Jackson Mississippi 39206, at 9:00 a.m., local time, on March 26, 1998.

  At this important meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated December 14, 1997 (the "Merger Agreement"), which provides for the merger of Gulf South with a wholly owned subsidiary of Physician Sales & Service, Inc. ("PSS"), with the result that Gulf South will become a wholly owned subsidiary of PSS (the "Merger"). If the proposed merger is consummated, each outstanding share of common stock, $.01 par value per share, of Gulf South ("Gulf South Common Stock") will be converted into and exchanged for the right to receive 1.75 shares of common stock, $.01 per value per share, of PSS ("PSS Common Stock"), all on the terms set forth in the Merger Agreement (the "Exchange Ratio").

  In addition, upon consummation of the Merger, all options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options and warrants to purchase PSS Common Stock, and PSS will assume each option and warrant (as adjusted to reflect the Exchange Ratio).

  After careful consideration, the Board of Directors of Gulf South has unanimously determined that the Merger Agreement and the transactions contemplated therein are in the best interests of and fair to Gulf South and its stockholders and has approved the Merger Agreement. In connection with the proposed transactions, the Board retained as its financial advisor NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), which firm has delivered to the Board of Directors its written opinion dated December 14, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Gulf South Common Stock. A copy of the NationsBanc Montgomery opinion, which sets forth the assumptions made, matters considered and the limitations of the review undertaken in connection therewith, is set forth in Annex G to the accompanying Joint Proxy Statement/Prospectus and should be read carefully in its entirety.

  The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of record of Gulf South Common Stock is required for approval of the Merger Agreement and the consummation of the transactions contemplated therein. Directors and executive officers of Gulf South holding approximately 10.7% of the outstanding votes represented by shares of Gulf South Common Stock have agreed to vote in favor of the Merger Agreement and the consummation of the transactions contemplated therein.

  Enclosed are the (i) Notice of Special Meeting, (ii) Joint Proxy Statement/Prospectus, and (iii) proxy for the Special Meeting. The Joint Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger and the effects of the Merger on the rights of Gulf South stockholders. It also contains financial and other information pertaining to PSS and Gulf South. Please give this information your careful attention.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

  In view of the importance of the action to be taken, we urge you to complete, sign, and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting (if you attend the Special Meeting, you may vote in person, even if you previously returned your proxy).

  We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Thomas G. Hixon

                                          Thomas G. Hixon
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

                        GULF SOUTH MEDICAL SUPPLY, INC.
                              ONE WOODGREEN PLACE
                          MADISON, MISSISSIPPI 39110

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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                TO BE HELD AT 9:00 A.M. ON MARCH 26, 1998

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TO THE STOCKHOLDERS OF GULF SOUTH MEDICAL SUPPLY, INC.:  February 25, 1998

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders ("Special Meeting") of Gulf South Medical Supply, Inc. ("Gulf South") will be held at The Harvey Hotel-North, 5075 I-55, North Frontage Road, Jackson, Mississippi 39206, on March 26, 1998, at 9:00 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated December 14, 1997 (the "Merger Agreement"), by and among Gulf South, Physician Sales & Service, Inc. ("PSS"), and PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp"), pursuant to which, among other matters, (i) Merger Corp. will merge with and into Gulf South (the "Merger") with Gulf South surviving as a wholly owned subsidiary of PSS,
  (ii) each outstanding share of common stock, $.01 par value per share, of Gulf South ("Gulf South Common Stock") will be converted into the right to receive 1.75 shares of common stock, $.01 par value per share, of PSS ("PSS Common Stock"), all on the terms set forth in the Merger Agreement (the "Exchange Ratio"), and (iii) all options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options or warrants, respectively, to purchase PSS Common Stock, and PSS will assume each option and warrant (as adjusted to reflect the Exchange Ratio), all as more fully described in the accompanying Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth in Annex A to the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

  Only stockholders of record at the close of business on February 13, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the shares of Gulf South Common Stock entitled to vote at the Special Meeting. Directors and executive officers of Gulf South holding approximately 10.7% of the outstanding votes represented by shares of Gulf South Common Stock have agreed to vote in favor of the Merger Agreement and the consummation of the transactions contemplated therein.

  THE BOARD OF DIRECTORS OF GULF SOUTH UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Thomas G. Hixon

                                          Thomas G. Hixon
                                          Chief Executive Officer

JOINT PROXY STATEMENT/PROSPECTUS

                             JOINT PROXY STATEMENT
                                      OF

    PHYSICIAN SALES & SERVICE, INC.        GULF SOUTH MEDICAL SUPPLY, INC.
 SPECIAL MEETING OF STOCKHOLDERS TO BE  SPECIAL MEETING OF STOCKHOLDERS TO BE
                 HELD                                   HELD

           ON MARCH 26, 1998 ---------------ON MARCH 26, 1998
                                  PROSPECTUS
                                      OF

                        PHYSICIAN SALES & SERVICE, INC.
                                 COMMON STOCK
                           PAR VALUE $.01 PER SHARE

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  THIS PROSPECTUS RELATES TO UP TO 31,036,458 SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE ("PSS COMMON STOCK"), OF PHYSICIAN SALES & SERVICE, INC. ("PSS") ISSUABLE TO THE STOCKHOLDERS OF GULF SOUTH MEDICAL SUPPLY, INC. ("GULF SOUTH") UPON CONSUMMATION OF THE MERGER (AS DEFINED BELOW). SUCH NUMBER OF SHARES REPRESENTS THE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED, ASSUMING THAT ALL OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE SHARES OF GULF SOUTH COMMON STOCK (AS DEFINED BELOW) ARE EXERCISED PRIOR TO THE CLOSING OF THE MERGER. THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF EACH OF PSS AND GULF SOUTH FOR THEIR RESPECTIVE SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD ON MARCH 26, 1998, AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF (THE "SPECIAL MEETINGS"). SEE "GENERAL INFORMATION".

                                ---------------

  This Joint Proxy Statement/Prospectus describes the terms of a proposed business combination between PSS and Gulf South, pursuant to which PSS will acquire Gulf South by means of the merger (the "Merger") of PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), with and into Gulf South, with Gulf South being the surviving corporation. After the Merger, the combined operations of PSS and Gulf South are expected to be conducted with Gulf South as a wholly owned subsidiary of PSS. The Merger will be effective pursuant to the terms and conditions of the Agreement and Plan of Merger dated December 14, 1997, among PSS, Merger Corp. and Gulf South (the "Merger Agreement"). The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

  Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock, par value $.01 per share, of Gulf South ("Gulf South Common Stock") will be cancelled and the holders of such shares of Gulf South Common Stock will be entitled to receive 1.75 shares of PSS Common Stock for each share of Gulf South Common Stock so held (the "Exchange Ratio"). See "Merger Agreement--Exchange Ratio." In addition, upon consummation of the Merger, all options to purchase shares of Gulf South Common Stock ("Gulf South Options") and all warrants to purchase shares of Gulf South Common Stock ("Gulf South Warrants") which are outstanding at such time, whether or not then exercisable, will become options and warrants, respectively, to purchase PSS Common Stock, and PSS will assume each such option and warrant (as adjusted to reflect the Exchange Ratio).

  This Joint Proxy Statement/Prospectus and the forms of proxy are first being mailed to stockholders of PSS and Gulf South on or about February 26, 1998.

  PSS Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market. On December 12, 1997, the last trading day prior to public announcement that Gulf South and PSS had executed the Merger Agreement, the last reported sale price per share of PSS Common Stock on the Nasdaq National Market was $23.00. On February 24, 1998, the last reported sale price per share of PSS Common Stock on the Nasdaq National Market was $19.63.

  Gulf South Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market. On December 12, 1997, the last trading day prior to public announcement that Gulf South and PSS had executed the Merger Agreement, the last reported sale price per share of Gulf South Common Stock on the Nasdaq National Market was $29.06. On February 24, 1998, the last reported sale price per share of Gulf South Common Stock on the Nasdaq National Market was $34.06.

  THE PSS COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS OF PSS AND GULF SOUTH IN CONNECTION WITH THE MERGER.

                                ---------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION,  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON   THE  ACCURACY   OR   ADEQUACY   OF  THIS   JOINT   PROXY
    STATEMENT/PROSPECTUS.   ANY  REPRESENTATION  TO  THE  CONTRARY   IS  A
     CRIMINAL OFFENSE.
                                ---------------

  The date of this Joint Proxy Statement/Prospectus is February 25, 1998

                             AVAILABLE INFORMATION

  This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Joint Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of such document.

  PSS and Gulf South are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the Commission.

  Copies of the Registration Statement, as well as such reports, proxy statements and other information of PSS, may be inspected, without charge, at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10007, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information that registrants file electronically with the Commission. PSS' and Gulf South's Common Stock are traded on the Nasdaq National Market and such reports, proxy statements and other information may also be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY PSS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE ASSISTANT SECRETARY OF PHYSICIAN SALES & SERVICE, INC., 4345 SOUTHPOINT BOULEVARD, JACKSONVILLE, FLORIDA 32216, TELEPHONE (904) 332-3000. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY GULF SOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF GULF SOUTH MEDICAL SUPPLY, INC., ONE WOODGREEN PLACE, MADISON, MISSISSIPPI 39110, TELEPHONE (601) 898-2033. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE SPECIAL MEETINGS.

  All information contained in this Joint Proxy Statement/Prospectus or incorporated herein by reference with respect to PSS was supplied by PSS, and all information contained in this Joint Proxy Statement/Prospectus or incorporated by reference with respect to Gulf South was supplied by Gulf South.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSS OR GULF SOUTH. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PSS, GULF SOUTH, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission by PSS (Commission File No. 0-23832) and Gulf South (Commission File No. 0-23540) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and made a part hereof:

 PSS Documents

  (a) PSS' Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (including those portions of PSS' definitive proxy statement for the Annual Meeting of Shareholders held on July 22, 1997 incorporated by reference therein, but specifically excluding Items 6, 7 and 8 thereof, which have been superceded by PSS' Current Report on Form 8-K filed with the Commission on December 23, 1997);

  (b) PSS' Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997, September 30, 1997 and December 31, 1997;

  (c) PSS' Current Reports on Form 8-K filed with the Commission on September 9, 1997, November 6, 1997 (which has been superceded by PSS' Current Report on Form 8-K filed with the Commission on December 23, 1997), December 23, 1997 and December 23, 1997; and

  (d) Description of PSS Common Stock set forth in PSS' registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

 Gulf South Documents

  (a) Gulf South's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including those portions of Gulf South's definitive proxy statement for the Annual Meeting of Stockholders held on April 24, 1997 incorporated by reference therein);

  (b) Gulf South's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

  (c) Gulf South's Current Reports on Form 8-K filed with the Commission on January 9, 1997, December 22, 1997 and December 23, 1997, and Gulf South's Current Report on Form 8-K/A filed with the Commission on March 11, 1997; and

  (d) Description of Gulf South Common Stock set forth in Gulf South's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

  All reports and other documents filed by PSS and Gulf South pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the Special Meetings referenced herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Neither PSS nor Gulf South will update this Joint Proxy Statement/Prospectus for events occurring subsequent to the date on the cover page hereof.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to PSS and Gulf South. All statements other than statements of historical facts included or incorporated by reference into this Joint Proxy Statement/Prospectus, including those regarding expected benefits and synergies of the proposed Merger, market trends, financial position, business strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will," "should," "could," "may," "expects," and "anticipates," or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on current expectations. Although PSS and Gulf South believe that the expectations reflected in their respective forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Important factors that could cause actual results to differ materially from PSS' or Gulf South's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere in this Joint Proxy Statement/Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Joint Proxy Statement/Prospectus, and from time to time in PSS' or Gulf South's Commission reports and other filings. These forward-looking statements represent the judgment of PSS and Gulf South as of the date of this Joint Proxy Statement/Prospectus. All subsequent written and oral forward-looking statements attributable to PSS or Gulf South or persons acting on behalf of PSS or Gulf South are expressly qualified in their entirety by the Cautionary Statements. PSS and Gulf South disclaim, however, any intent or obligation to update their respective forward-looking statements.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION....................................................    2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................    3
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS...................    4
SUMMARY..................................................................    7
  Parties to the Merger..................................................    7
  The Special Meetings...................................................    8
  The Merger.............................................................    9
  Amendments to PSS Articles.............................................   16
  Market and Market Prices...............................................   17
  Dividends..............................................................   17
  Comparison of Certain Unaudited Historical and Pro Forma
   Per Share Data........................................................   18
  Selected Historical and Pro Forma Financial Data.......................   19
RISK FACTORS.............................................................   22
  Risks Relating to the Merger...........................................   22
  Risks Relating to PSS, Gulf South and the Combined Company.............   24
GENERAL INFORMATION......................................................   31
  Special Meetings.......................................................   31
  Record Dates...........................................................   31
  Vote Required and Quorum...............................................   32
  Voting and Revocability of Proxies.....................................   32
  Other Matters; Adjournments............................................   33
  Recommendations of the Boards of Directors.............................   33
  Solicitation of Proxies................................................   33
THE MERGER...............................................................   34
  General................................................................   34
  Background of the Merger...............................................   34
  Reasons for the Merger.................................................   37
  Opinions of Financial Advisors.........................................   39
  Exchange Ratio.........................................................   47
  Fractional Shares......................................................   48
  Conversion of Stock Options and Warrants...............................   48
  Effective Time.........................................................   49
  Distribution of PSS Certificates.......................................   49
  Certain Federal Income Tax Consequences................................   50
  Interests of Certain Persons in the Merger.............................   51
  No Solicitation........................................................   51
  Management and Operations After the Merger.............................   51
  Conditions to Consummation of the Regulatory Approvals.................   53
  Amendment, Waiver and Termination......................................   53
  Expenses and Fees......................................................   55
  Stock Option Agreements................................................   56
  Voting Agreements......................................................   57
  Conduct of Business Pending the Merger.................................   58
  Accounting Treatment...................................................   59
  Resales of PSS Common Stock............................................   60
  No Dissenters' Rights..................................................   60
  Nasdaq National Market Listing.........................................   60
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............   61
BUSINESS OF PSS..........................................................   69
  General................................................................   69
  Industry...............................................................   69
  PSS Strategy...........................................................   70
  Sales and Distribution.................................................   71

  Products................................................................   71
  Recruitment and Development.............................................   73
  Information Systems.....................................................   74
  Purchasing and Vendor Relationships.....................................   74
  Acquisitions............................................................   75
  Properties..............................................................   76
  Competition.............................................................   78
  Regulatory Matters......................................................   78
  Legal Proceedings.......................................................   78
BUSINESS OF GULF SOUTH....................................................   79
  General.................................................................   79
  Industry Overview.......................................................   79
  Business Strategy.......................................................   80
  Growth Strategy.........................................................   81
  Customers...............................................................   81
  Customer Service/Order Entry and Fulfillment............................   82
  Products................................................................   83
  Sales and Marketing.....................................................   84
  Purchasing..............................................................   84
  Competition.............................................................   85
  Government Regulation...................................................   85
  Properties..............................................................   86
  Employees...............................................................   86
  Legal Proceedings.......................................................   87
AMENDMENTS TO PSS ARTICLES................................................   88
  Stock Amendment.........................................................   88
  Name Amendment..........................................................   89
  Vote Required and Quorum................................................   89
CERTAIN DIFFERENCES IN THE RIGHTS OF PSS AND GULF SOUTH STOCKHOLDERS......   91
  Authorized Capital Stock................................................   91
  Size and Classification of Board of Directors; Vacancies................   91
  Amendment of Articles or Certificate of Incorporation and Bylaws........   92
  Removal of Directors....................................................   93
  Director Liability......................................................   93
  Indemnification.........................................................   94
  Special Meeting of Stockholders.........................................   95
  Dissenters' Rights......................................................   95
  Dividends and Other Distributions.......................................   96
  Mergers and Consolidations..............................................   96
  Certain Business Combinations...........................................   96
  Control Share Acquisition Statute.......................................   97
  Consideration of Societal Factors.......................................   97
EXPERTS...................................................................   98
LEGAL MATTERS.............................................................   98
STOCKHOLDER PROPOSALS.....................................................   98
OTHER MATTERS.............................................................   98
INDEX TO PSS CONSOLIDATED FINANCIAL STATEMENTS............................  F-1
INDEX TO GULF SOUTH CONSOLIDATED FINANCIAL STATEMENTS..................... F-33

 ANNEXES:
    Annex A --Agreement and Plan of Merger
    Annex B --Gulf South Stock Option Agreement
    Annex C --PSS Stock Option Agreement
    Annex D --Gulf South Voting Agreement
    Annex E --PSS Voting Agreement
    Annex F --Opinion of BT Alex. Brown Incorporated
    Annex G --Opinion of NationsBanc Montgomery Securities LLC

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information and consolidated financial statements incorporated by reference or contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto. Stockholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including information set forth under "Risk Factors" and the Annexes. As used in this Joint Proxy Statement/Prospectus, the terms "PSS" and "Gulf South" refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries.

                             PARTIES TO THE MERGER

  PSS. PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). PSS, which entered the imaging-supply market in November 1996, has grown to be the second-largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 25 states (the "Imaging Business"). PSS also distributes medical products to office-based physicians and hospitals in five European countries (the "International Business"). PSS does not currently distribute products to the long-term care market. PSS has grown rapidly in recent years through acquisitions, same-center growth and new-center development.

  PSS employed over 800 highly trained sales representatives as of December 31, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products in the physician-office market on a national basis and has positioned PSS as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott Laboratories ("Abbott"), Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 91 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling PSS to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

  For the twelve months ended December 31, 1997, PSS reported net revenues of approximately $938.9 million and net income of approximately $11.0 million. As of December 31, 1997, PSS had total assets of approximately $485.7 million.

  PSS was incorporated under the laws of the State of Florida in April 1983. The principal executive offices of PSS are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, and its telephone number is (904) 332-3000. For additional information regarding PSS and its business, see "-- Selected Historical and Pro Forma Financial Data," "Risk Factors" and "Business of PSS."

  Gulf South. Gulf South is a leading national distributor of medical supplies and related products to the long-term care industry. Gulf South provides products and services to approximately 10,500 long-term care facilities in all 50 states. Gulf South's customers range from independent nursing home operators to large national chains offering a broad range of healthcare services, such as Beverly Enterprises, Vencor, Integrated Health Services, Manor Care and GranCare, as well as home healthcare providers, hospices and sub-acute, rehabilitative and transitional care providers. Through its 23 full-service regional distribution centers, Gulf South offers both national coverage to multi-facility customers and local service to individual facilities and independent operators. Gulf South believes that it has achieved its success to date due to the expertise gained from more than 13 years of focus on the long-term care industry and its strong commitment to providing superior service to its customers.

  At December 31, 1997, Gulf South employed a direct sales force of 107 professionals who have primary responsibility for maintaining relationships with existing customers and identifying and soliciting new customers. Once a customer relationship is established, the sales force serves primarily to supplement and support sales through Gulf South's catalogs. Gulf South offers a comprehensive selection of over 18,000 medical supplies and related products consisting largely of name brand items. The breadth of Gulf South's product offerings and its special order capabilities enable it to provide its customers with the convenience of one-stop shopping.

  For the twelve months ended September 30, 1997, Gulf South reported net revenues of approximately $251.8 million and net income of approximately $14.7 million. As of September 30, 1997, Gulf South had total assets of approximately $180.2 million.

  Gulf South was formed under the laws of the State of Delaware in 1993 as the successor to a Mississippi corporation incorporated in 1982. Gulf South's principal executive offices are located at One Woodgreen Place, Madison, Mississippi 39110, and its telephone number is (601) 898-2033. For additional information regarding Gulf South and its business, see "--Selected Historical and Pro Forma Financial Data," "Risk Factors" and "Business of Gulf South."

  Merger Corp. Merger Corp. was organized in Delaware in December 1997 by PSS solely for the purpose of facilitating the Merger. Pursuant to the Merger Agreement, Merger Corp. will merge with and into Gulf South, with Gulf South remaining as the surviving corporation. Merger Corp.'s principal executive offices are located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, and its telephone number is (904) 332-3000. See "The Merger."

                              THE SPECIAL MEETINGS

  PSS. The Special Meeting of PSS stockholders to consider and vote on the Issuance and the Amendments (the "PSS Special Meeting") will be held at 9:30 a.m., local time, at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256, on March 26, 1998. At the PSS Special Meeting, PSS stockholders will consider and vote upon proposals to (i) approve the Issuance and (ii) approve the Amendments to the Amended and Restated Articles of Incorporation, as amended, of PSS (the "PSS Articles") to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment") and to change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments"). Only holders of record of PSS Common Stock at the close of business on February 13, 1998 (the "PSS Record Date"), will be entitled to notice of and to vote at the PSS Special Meeting. As of such date, there were outstanding and entitled to vote 40,984,705 shares of PSS Common Stock. Each issued and outstanding share of PSS Common Stock is entitled to one vote on each matter to be presented at the PSS Special Meeting. PSS directors and executive officers holding approximately 5.0% of the outstanding votes represented by the shares of PSS Common Stock have agreed to vote in favor of the Issuance and the Stock Amendment. See "The Merger" and "Amendments to PSS Articles."

  Gulf South. The Special Meeting of Gulf South stockholders to consider and vote on the Merger Agreement (the "Gulf South Special Meeting") will be held at 9:00 a.m., local time, at The Harvey Hotel-North, 5075 I-55, North Frontage Road, Jackson, Mississippi 39206, on March 26, 1998. At the Gulf South Special Meeting, Gulf South stockholders will consider and vote upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated therein. Only holders of record of Gulf South Common Stock at the close of business on February 13, 1998 (the "Gulf South Record Date"), will be entitled to notice of and to vote at the Gulf South Special Meeting. As of such date, there were 16,354,964 shares of Gulf South Common Stock issued and outstanding which were entitled to be voted at the Gulf South Special Meeting. Gulf South directors and executive officers holding approximately 10.7% of the outstanding votes represented by the shares of Gulf South Common Stock have agreed to vote in favor of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger."

  Votes Required. Approval of the Issuance by the stockholders of PSS is not required by Florida law, but is required pursuant to the rules of the National Association of Securities Dealers, Inc. (the "NASD") relating to the Nasdaq National Market. Such approval is being sought to comply with such rules of the NASD. Approval and adoption of the Amendments is required by Florida law. Approval and adoption of the Issuance and the Amendments by the stockholders of PSS require the affirmative vote of holders of a majority of the shares of PSS Common Stock present or represented and entitled to vote at the PSS Special Meeting. As of the PSS Record Date, PSS directors and executive officers holding approximately 5.0% of the outstanding shares entitled to vote at the PSS Special Meeting have agreed to vote in favor of the Issuance and the Stock Amendment.

  Approval of the Merger Agreement and consummation of the transactions contemplated therein by the stockholders of Gulf South is required by Delaware law and requires the affirmative vote of the holders of a majority of the outstanding shares of Gulf South Common Stock entitled to vote at the Gulf South Special Meeting. As of the Gulf South Record Date, Gulf South directors and executive officers holding approximately 10.7% of the outstanding shares of Gulf South Common Stock entitled to vote at the Gulf South Special Meeting have agreed to vote in favor of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger--Voting Agreements" and "General Information--Votes Required."

  For additional information with respect to the Special Meetings, including the votes required for approval, see "General Information."

                                   THE MERGER

  General. The Merger Agreement provides that Merger Corp., a wholly owned subsidiary of PSS, shall merge with and into Gulf South. Gulf South shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of PSS and shall continue to be governed by the laws of the State of Delaware. At the time the Merger becomes effective, each outstanding share of Gulf South Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock. In addition, immediately after the consummation of the Merger, (i) PSS will increase the size of its Board of Directors to ten persons, (ii) PSS shall accept the resignations of four current PSS directors, (iii) Mr. Thomas G. Hixon and two additional persons who are currently directors of Gulf South will be named as directors of PSS, and (iv) the PSS Board will appoint a Nominating Committee composed of Mr. Hixon and such other persons as the PSS Board of Directors shall determine for the purpose of designating two independent persons to fill two vacancies on the PSS Board as soon as reasonably practicable. If the Merger Agreement is approved at the Gulf South Special Meeting, the Issuance and the Stock Amendment are approved at the PSS Special Meeting, all required consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Annex A to this Joint Proxy Statement/Prospectus.

  Recommendations of the Boards of Directors; Reasons for the Merger. The Board of Directors of each of PSS and Gulf South has unanimously approved the Merger Agreement. The Board of Directors of PSS has unanimously recommended a vote FOR approval of the Issuance and the Amendments, and the Board of Directors of Gulf South has unanimously recommended a vote FOR approval of the Merger Agreement and the transactions contemplated therein. Each Board of Directors believes the Merger Agreement is fair to and in the best interests of the stockholders of its respective company.

  The PSS Board believes that the Merger is desirable for the following reasons, among others: (i) the PSS Board of Directors believes that the Merger would create the leading distributor of medical products to the alternate-site market and, in the opinion of the PSS Board, is compatible with PSS' strategy of pursuing acquisitions of medical products distributors, (ii) the PSS Board considered that, through the Merger, PSS believes that it can leverage its core competencies in sales and marketing and information technology in the long-term care and home-care markets, (iii) the PSS Board considered Gulf South's capabilities in materials management and operations, among other things, as potential benefits to PSS' existing business and diagnostic imaging businesses,
(iv) the PSS Board of Directors considered that the long-term care and home-care markets are substantial and that the Merger may enhance PSS' future growth opportunities, (v) the PSS Board believes that the Merger could result in cost savings and operating synergies and could be accretive to PSS' future earnings,
(vi) the PSS Board considered the benefit of the addition of Mr. Hixon, with his experience in marketing and distributing medical products, to the PSS Board of Directors and PSS' management team, (vii) the PSS Board considered the structure of the transaction as a stock-for-stock exchange as opposed to a transaction or series of transactions in which PSS' cash on hand would be utilized, thus preserving PSS' financial flexibility by retaining existing cash on hand for use in other potential acquisitions, (viii) the PSS Board considered that the transaction would be accounted for as a pooling of interests and, as such, would avoid the recognition of any goodwill by PSS, thereby avoiding any future expenses associated with the amortization of such goodwill, and (ix) the PSS Board considered the opinion of BT Alex. Brown Incorporated ("BT Alex. Brown") which was delivered to the PSS Board on December 14, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to PSS. See "The Merger--Reasons for the Merger."

  The Board of Directors of Gulf South believes that the Merger is in the best interest of the Gulf South stockholders based on a number of factors, including: (i) the Merger will result in a combined company with significantly greater resources and greater sales and marketing capability and may enable the combined company to compete more effectively, (ii) the purchasing and administrative economies of scale expected to result from the Merger will be a competitive asset to the combined company, (iii) PSS has a large, highly trained sales force that is expected to complement Gulf South's sales resources, (iv) PSS' ongoing commitment to and investment in information technology is expected to enable Gulf South to increase its operating efficiencies, (v) Gulf South stockholders will have the opportunity to participate in the potential growth of the combined company after the Merger, and (vi) the Exchange Ratio represented a premium of approximately 38.5% over the closing market price of Gulf South Common Stock on the business day preceding the execution of the Merger Agreement. The Gulf South Board also considered, among other matters, the opinion of NationsBanc Montgomery Securities LLC, the successor to NationsBanc Montgomery Securities, Inc. ("NationsBanc Montgomery"), which was delivered to the Gulf South Board on December 14, 1997, to the effect that as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Gulf South Common Stock. See "The Merger--Reasons for the Merger."
 Opinions of Financial Advisors.


  PSS. BT Alex. Brown, financial advisor to PSS in connection with the Merger, has delivered to the Board of Directors of PSS a written opinion dated December 14, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to PSS. The full text of the written opinion of BT Alex. Brown dated December 14, 1997, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex F to this Joint Proxy Statement/Prospectus. THE OPINION OF BT ALEX. BROWN IS DIRECTED TO THE PSS BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PSS SPECIAL MEETING. HOLDERS OF PSS COMMON STOCK SHOULD READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors-- Opinion of PSS' Financial Advisor."

  Gulf South. NationsBanc Montgomery, financial advisor to Gulf South in connection with the Merger, has delivered to the Board of Directors of Gulf South a written opinion dated December 14, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the stockholders of Gulf South pursuant to the Merger was fair to such stockholders from a financial point of view. The full text of the written opinion of NationsBanc Montgomery dated December 14, 1997, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex G to this Joint Proxy Statement/Prospectus. THE OPINION OF NATIONSBANC MONTGOMERY IS DIRECTED TO THE GULF SOUTH BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF GULF SOUTH COMMON STOCK FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GULF SOUTH SPECIAL MEETING. HOLDERS OF GULF SOUTH COMMON STOCK SHOULD READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. See "The Merger--Opinions of Financial Advisors--Opinion of Gulf South's Financial Advisor."

  Exchange Ratio. The Merger Agreement provides that at the effective time of the Merger each outstanding share of Gulf South Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive
1.75 shares of PSS Common Stock.

  The shares of PSS Common Stock issued to Gulf South stockholders in the Merger will constitute approximately 41.1% of all of the outstanding PSS Common Stock after the Merger, and the current PSS stockholders will hold approximately 58.9% of all of the outstanding PSS Common Stock after the Merger.

  In addition, upon consummation of the Merger, all options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options and warrants, respectively, to purchase PSS Common Stock, and PSS will assume each such option and warrant (as adjusted to reflect the Exchange Ratio). See "The Merger--Exchange Ratio."

  Effective Time. If the Merger Agreement is approved at the Gulf South Special Meeting, the Issuance and the Stock Amendment are approved at the PSS Special Meeting, any required regulatory approvals are obtained, and all other conditions to the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date and at the time that a Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Delaware (the "Effective Time"). See "The Merger--Effective Time."

  Distribution of PSS Certificates. Promptly after the Effective Time, each record holder of Gulf South Common Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of those certificates in exchange for PSS Common Stock. PSS shall not be obligated to deliver the consideration to which any former holder of Gulf South Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PSS may require. STOCKHOLDERS OF GULF SOUTH SHOULD NOT SURRENDER ANY SHARE CERTIFICATES UNTIL SUCH STOCKHOLDER RECEIVES THE LETTER OF TRANSMITTAL. See "The Merger--Distribution of PSS Certificates."

  Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Gulf South stockholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received in lieu of fractional shares. It is a condition to consummation of the Merger that each of PSS and Gulf South will receive an opinion of Alston & Bird LLP as to the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code. See "The Merger--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH

HOLDER OF GULF SOUTH COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Interests of Certain Persons in the Merger. Immediately after consummation of the Merger, Mr. Thomas G. Hixon and two additional persons who are currently directors of Gulf South will be named as directors of PSS. In addition, immediately after consummation of the Merger, Mr. Hixon will be elected President and Chief Operating Officer of PSS, pursuant to an employment agreement to be entered into on terms satisfactory to PSS and Mr. Hixon, which are expected to be similar to the terms of employment agreements with other PSS senior executive officers. In addition, the Merger Agreement provides that PSS shall for a period of six years after the Effective Time indemnify the present and former directors, officers, employees and agents of Gulf South against certain actions and PSS has agreed to obtain "tail" directors' and officers' liability insurance, covering those persons covered by Gulf South's directors' and officers' liability insurance policy on the date of the Merger Agreement, to be effective for a period of six years following the Effective Time. See "The Merger--Interests of Certain Persons in the Merger" and "--Management and Operations After the Merger."

  No Solicitation. Gulf South and PSS have agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, neither Gulf South nor PSS nor any of their respective affiliates will, directly or indirectly, solicit any merger, consolidation or similar transaction, any sale, lease, exchange or otherwise of 15% or more of its consolidated assets, or the issuance, sale or other disposition of 20% or more of the voting power of such party, other than the transactions contemplated by the Merger Agreement. Unless the Board of Directors of Gulf South or PSS, as the case may be, after consulting with outside counsel, determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders, neither Gulf South or PSS nor any of their respective affiliates or representatives shall furnish any non-public information, negotiate with respect to, or enter into any contract with respect to, any of the foregoing transactions. Each of Gulf South and PSS agrees to promptly advise the other of the details surrounding any such alternative acquisition proposal. See "The Merger--No Solicitation."

  Conditions to Consummation of the Merger. The obligation of each of PSS, Merger Corp. and Gulf South to consummate the Merger is subject to certain additional conditions, including the following: (i) the stockholders of Gulf South shall have approved the Merger Agreement and the stockholders of PSS shall have approved the Issuance and the Stock Amendment; (ii) all consents and notifications to any regulatory authorities and any third parties required for consummation of the Merger shall have been obtained or made; (iii) no court or governmental authority shall have enacted any law or order or taken any action which prohibits the transactions contemplated by the Merger Agreement; (iv) the shares of PSS Common Stock issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market; (v) the Registration Statement shall have been declared effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall have been issued; and (vi) each of PSS and Gulf South shall have received an opinion from Alston & Bird LLP that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  The obligation of PSS to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of Gulf South set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) Gulf South shall have performed in all material respects all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) receipt of an opinion of counsel for Gulf South; (iv) receipt of a letter from Ernst & Young LLP regarding the qualification of Gulf South as an entity for which pooling-of-interests accounting is available and receipt of a letter from Arthur Andersen LLP that the Merger will qualify for pooling-of-interests accounting treatment; and (v) receipt of an employment agreement executed by Mr. Hixon related to the employment of Mr. Hixon by PSS.

  The obligation of Gulf South to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of PSS set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) PSS shall have performed in all material respects all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) receipt of an opinion of counsel for PSS; and (iv) receipt of a letter from Ernst & Young LLP regarding the qualification of Gulf South as an entity for which pooling-of-interests accounting is available and receipt of a letter from Arthur Andersen LLP that the Merger will qualify for pooling-of-interests accounting treatment. See "The Merger--Conditions to Consummation of the Merger."

  Regulatory Approvals. The consummation of the Merger is subject to the expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). PSS and Gulf South each filed notification and report forms under the HSR Act on January 21, 1998. PSS' and Gulf South's requests for early termination of the waiting period under the HSR Act were granted and such termination became effective on February 2, 1998. See "The Merger--Regulatory Approvals."

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of Gulf South and approval of the Issuance by the stockholders of PSS: (i) by mutual consent of the Boards of Directors of Gulf South and PSS; (ii) by either party, provided that such party is not then in material breach of the provisions of the Merger Agreement, in the event of certain material breaches by the other party of any representation, warranty, covenant or agreement which are not cured within 30 days of notice thereof; (iii) by either party, provided that such party is not then in material breach of the provisions of the Merger Agreement, in the event that a consent or regulatory approval required by the Merger Agreement has been denied by final nonappealable action or the stockholders of Gulf South or PSS fail to vote their approval of the matters relating to the Merger Agreement and the transactions contemplated therein at the Special Meetings; (iv) by either party, provided that such party is not then in material breach of the provisions of the Merger Agreement, in the event the Merger is not consummated by June 30, 1998; or (v) by either party if the conditions precedent to the obligations of such party cannot be satisfied by June 30, 1998.

  The Merger Agreement may also be terminated at any time prior to the Effective Time: (i) by either party, (a) in the event the Board of Directors of Gulf South or PSS has authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to its respective stockholders, or has entered into an agreement with any third party to effect, a certain alternative acquisition proposal or (b) a tender or exchange offer for 25% or more of the outstanding shares of PSS Common Stock or Gulf South Common Stock is commenced; provided that the party to the alternative acquisition proposal or tender or exchange offer may only terminate the Merger Agreement if such action is taken in good faith in order to properly discharge its fiduciary duties and such party has not solicited the proposal, and further provided that PSS may not terminate the Merger Agreement if it is a party to an alternative acquisition proposal unless such proposal is conditioned upon the termination by PSS of the Merger Agreement; (ii) by PSS, if the Board of Directors of Gulf South shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to PSS and PSS is not then in material breach of the provisions of the Merger Agreement; or (iii) by Gulf South, if the Board of Directors of PSS shall withdraw, modify or change its approval or recommendation of the Issuance and Gulf South is not then in material breach of the provisions of the Merger Agreement. See "The Merger--Amendment, Waiver and Termination."

  Expenses and Fees. If (i) the Merger Agreement is terminated by PSS due to a material breach by Gulf South of any representation, warranty, covenant or agreement which is not cured within 30 days notice thereof, the failure of the stockholders of Gulf South to approve the Merger Agreement and the transactions contemplated therein, or the failure of Gulf South to satisfy certain conditions precedent of PSS; (ii) the Merger is not consummated due to the failure of Gulf South to satisfy certain conditions precedent, including the failure of the stockholders of Gulf South to approve the Merger Agreement;
(iii) the Merger Agreement is terminated due to the authorization, recommendation, public proposal or public announcement by the Board of Directors of Gulf

South of an intention to authorize, recommend or propose to its stockholders, or the entry by Gulf South into an agreement with any third party to effect, a certain alternative acquisition proposal or a tender or exchange offer for 25% or more of the outstanding Gulf South Common Stock is commenced; or (iv) the Merger Agreement is terminated by PSS, provided that PSS is not then in material breach of the provisions of the Merger Agreement, due to the withdrawal, modification or change by the Board of Directors of Gulf South of its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to PSS, then Gulf South has agreed to pay to PSS a fee of $20,000,000 (subject to the total value of the foregoing amount plus the consideration that may be received by PSS under the Gulf South Stock Option Agreement (as defined below) not exceeding $24,000,000), plus out-of-pocket costs and expenses of PSS up to but not exceeding an additional $1,000,000 (collectively, the "Gulf South Termination Fee").

  If (i) the Merger Agreement is terminated by Gulf South due to a material breach by PSS of any representation, warranty, covenant or agreement which is not cured within 30 days notice thereof, the failure of the stockholders of PSS to approve the Issuance or the Stock Amendment, or the failure of PSS to satisfy certain conditions precedent of Gulf South; (ii) the Merger is not consummated due to the failure of PSS to satisfy certain conditions precedent, including the failure of the stockholders of PSS to approve the Issuance and the Stock Amendment; (iii) the Merger Agreement is terminated due to the authorization, recommendation, public proposal or public announcement by the Board of Directors of PSS of an intention to authorize, recommend or propose to its stockholders, or the entry by PSS into an agreement with any third party to effect, a certain alternative acquisition proposal or a tender or exchange offer for 25% or more of the outstanding PSS Common Stock is commenced; or (iv) the Merger Agreement is terminated by Gulf South, provided that Gulf South is not then in material breach of the provisions of the Merger Agreement, due to the withdrawal, modification or change by the Board of Directors of PSS of its approval or recommendation of the Issuance in a manner adverse to Gulf South, then PSS has agreed to pay to Gulf South a fee of $20,000,000 (subject to the total value of the foregoing amount plus the consideration that may be received by Gulf South under the PSS Stock Option Agreement (as defined below) not exceeding $24,000,000), plus out-of-pocket costs and expenses of Gulf South up to but not exceeding an additional $1,000,000 (collectively, the "PSS Termination Fee"). See "The Merger--Expenses and Fees."

  Stock Option Agreements. Pursuant to a Stock Option Agreement dated December 14, 1997 by and between Gulf South, as issuer, and PSS (the "Gulf South Stock Option Agreement"), Gulf South has granted PSS an irrevocable option (the "Gulf South Option") to purchase from Gulf South, under certain circumstances, up to 3,253,066 authorized and unissued shares of Gulf South Common Stock (equal to 19.9% of the issued and outstanding shares of Gulf South Common Stock as of December 12, 1997), at a price of $29.06 per share, subject to adjustment upon certain changes in Gulf South's capitalization. Pursuant to a Stock Option Agreement dated December 14, 1997 by and between PSS, as issuer, and Gulf South (the "PSS Stock Option Agreement," and with the Gulf South Stock Option Agreement, the "Stock Option Agreements"), PSS has granted Gulf South an irrevocable option (the "PSS Option") to purchase from PSS, under certain circumstances, up to 8,098,523 authorized and unissued shares of PSS Common Stock (equal to 19.9% of the issued and outstanding shares of PSS Common Stock as of December 12, 1997), at a price of $23.00 per share, subject to adjustment upon certain changes in PSS' capitalization. In no event shall holders (in the aggregate) purchase under the terms of the Stock Option Agreements that number of shares which would have a Spread Value (as defined in the Stock Option Agreements) in excess of the remainder obtained from subtracting (A) the Gulf South Termination Fee or PSS Termination Fee, as the case may be, from (B) $24,000,000. Certain aspects of the Stock Option Agreements (including the fact that the exercise of the Gulf South Option and the PSS Option would render Gulf South and PSS, respectively, ineligible for "pooling-of-interests" accounting treatment for any business combination that would trigger exercisability of the Gulf South Option or PSS Option) may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, Gulf South or PSS, from considering or proposing such a transaction. Copies of the Gulf South Stock Option Agreement and PSS Stock Option Agreement are attached as Annexes B and C, respectively, to this Joint Proxy Statement/Prospectus. See "The Merger--Stock Option Agreements."

  Voting Agreements. PSS and the holders of approximately 10.7% of the Gulf South Common Stock, including Gulf South directors and executive officers (the "Gulf South Stockholders"), have entered into voting agreements ("Gulf South Voting Agreements") pursuant to which the Gulf South Stockholders have agreed to, and have given certain officers of PSS an irrevocable proxy to, vote such Gulf South Stockholders' shares of Gulf South Common Stock in favor of the Merger and the approval of the terms thereof and the transactions contemplated therein, provided that the Merger Agreement has not been amended so as to reduce the Exchange Ratio payable to the holders of Gulf South Common Stock or otherwise materially and adversely impair the Gulf South Stockholders' rights or increase the Gulf South Stockholders' obligations thereunder. Gulf South and the holders of approximately 5.0% of the PSS Common Stock, including PSS directors and executive officers (the "PSS Stockholders"), have entered into voting agreements ("PSS Voting Agreements") pursuant to which the PSS Stockholders have agreed to, and have given certain officers of Gulf South an irrevocable proxy to, vote such PSS Stockholders' shares of PSS Common Stock in favor of the Issuance and the Stock Amendment, provided that the Merger Agreement has not been amended so as to increase the Exchange Ratio payable to the holders of Gulf South Common Stock or otherwise to materially and adversely impair the PSS Stockholders' rights or increase the PSS Stockholders' obligations thereunder. The Gulf South Voting Agreements and the PSS Voting Agreements will terminate upon the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms. Copies of the Gulf South Voting Agreements and PSS Voting Agreements are attached as Annexes D and E, respectively, to this Joint Proxy Statement/Prospectus. See "The Merger--Voting Agreements."

  Conduct of Business Pending the Merger. Each of Gulf South and PSS has agreed in the Merger Agreement to, among other things, operate its business only in the usual, regular and ordinary course and to use commercially reasonable efforts to preserve its business organization and assets, keep available the services of its present officers, employees and consultants and preserve its present relationships with customers, suppliers and other persons. In addition, each party has agreed not to take certain actions without the prior written consent of the other prior to consummation of the Merger. See "The Merger-- Conduct of Business Pending the Merger."

  Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling of interests" for financial and accounting reporting purposes. Each of PSS and Gulf South received as of the date of the Merger Agreement, letters from Arthur Andersen LLP and Ernst & Young LLP that PSS and Gulf South, respectively, each qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available. It is a condition to the obligations of PSS and Gulf South to consummate the Merger that each party shall have received from Ernst & Young LLP a letter dated the closing date regarding the qualification of Gulf South as an entity for which pooling-of-interests accounting is available and from Arthur Andersen LLP, a letter dated the closing date to the effect that the Merger may be accounted for as a pooling of interests by PSS for financial and accounting reporting purposes. See "The Merger--Conditions to Consummation" and "--Accounting Treatment."

  Resales of PSS Common Stock. The PSS Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of Gulf South under applicable federal securities laws. See "The Merger--Resales of PSS Common Stock."

  No Dissenters' Rights. Neither the holders of Gulf South Common Stock nor the holders of PSS Common Stock are entitled to dissenters' rights in connection with the Merger under Delaware or Florida law, respectively.

  Nasdaq National Market Listing. PSS Common Stock is traded in the over-the-counter market and is listed on the Nasdaq National Market. An application will be filed with the NASD to include for listing the shares of PSS Common Stock to be issued to the holders of Gulf South Common Stock in the Merger. Although no assurance can be given that the NASD will accept such shares of PSS Common Stock for listing, PSS and Gulf South anticipate that these shares will qualify for listing. It is a condition precedent to the obligations of PSS, Merger Corp. and Gulf South to consummate the Merger that such shares of PSS Common Stock be approved for listing on the Nasdaq National Market upon official notice of issuance at the Effective Time. See "The Merger--Nasdaq National Market Listing."

  Certain Differences in the Rights of Gulf South and PSS Stockholders. The rights of Gulf South stockholders currently are determined by reference to the Delaware General Corporation Law ("DGCL") and Gulf South's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. Following the Effective Time, Gulf South stockholders will become stockholders of PSS, and their rights as stockholders will be determined by the Florida Business Corporation Act ("FBCA") and PSS' Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws. For a description of the material differences in the rights of Gulf South and PSS stockholders, see "Certain Differences in the Rights of PSS and Gulf South Stockholders."

                           AMENDMENTS TO PSS ARTICLES

  Stock Amendment. The PSS Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the PSS Articles to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment"). The relative rights and limitations of the PSS Common Stock would remain unchanged under the Stock Amendment. The PSS Common Stock does not have preemptive rights. The Stock Amendment is a condition to consummation of the Merger, so that PSS will have sufficient authorized shares of PSS Common Stock to issue or reserve for issuance to holders of Gulf South Common Stock, Gulf South Options and Gulf South Warrants pursuant to the Merger Agreement. If, however, the Merger is not approved or consummated for any reason, but the Stock Amendment is approved by PSS stockholders, the Stock Amendment will be effective and will be implemented by PSS.

  The PSS Board believes that the proposed Stock Amendment will provide several long-term advantages to PSS and its stockholders. The proposed increase in the number of shares of authorized PSS Common Stock will (i) ensure that a sufficient number of shares will be available for issuance upon approval and consummation of the Merger, and (ii) provide PSS with flexibility in any possible future transactions approved by the PSS Board of Directors, including, but not limited by mergers, acquisitions, financings, stock splits, stock dividends, issuances under PSS stock plans and other corporate purposes. The PSS Board of Directors has no current plans for the use of additional shares, the approval of which is sought hereby.

  The PSS Board of Directors unanimously recommends that the stockholders of PSS vote FOR the Stock Amendment.

  Name Amendment. The PSS Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the PSS Articles to change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments"). The PSS Board believes that the proposed change in corporate name will better reflect PSS' expansion into multiple medical distribution sectors, including, but not limited to, PSS' continued expansion into the imaging-supply market and proposed expansion into the long-term care market if the Merger is approved and consummated. If the Name Amendment is adopted, stockholders of PSS will not be required to exchange outstanding stock certificates of PSS Common Stock for new certificates.

  The PSS Board of Directors unanimously recommends that the stockholders of PSS vote FOR the Name Amendment.

  See "Amendments to PSS Articles."

                            MARKET AND MARKET PRICES

  PSS Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol PSSI. Gulf South Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol GSMS. Set forth below are the closing prices per share of PSS Common Stock and Gulf South Common Stock on the Nasdaq National Market on (i) December 12, 1997, the last business day preceding public announcement of the Merger, and (ii) February 24, 1998; and the equivalent pro forma price per share of Gulf South Common Stock as of such dates based upon the closing price per share of PSS Common Stock multiplied by the Exchange Ratio of 1.75:

                         CLOSING PRICE PER  CLOSING PRICE PER    EQUIVALENT CLOSING
                           SHARE OF PSS    SHARE OF GULF SOUTH PRICE PER SHARE OF GULF
DATE                       COMMON STOCK       COMMON STOCK       SOUTH COMMON STOCK
----                     ----------------- ------------------- -----------------------
December 12, 1997.......      $23.00             $29.06                $40.25
February 24, 1998.......      $19.63             $34.06                $34.35

  The following table sets forth the reported high and low closing prices per share of PSS Common Stock and Gulf South Common Stock on the Nasdaq National Market for the periods indicated:

                                                                   GULF SOUTH
                                                     PSS COMMON      COMMON
                                                    STOCK PRICES  STOCK PRICES
                                                    ------------- -------------
QUARTER ENDED                                        HIGH   LOW    HIGH   LOW
-------------                                       ------ ------ ------ ------
Calendar 1996:
  March 31......................................... $30.25 $22.50 $38.38 $25.75
  June 30..........................................  33.00  22.75  49.25  36.00
  September 30.....................................  25.63  15.00  41.00  17.13
  December 31......................................  26.88  13.75  31.50  21.25
Calendar 1997:
  March 31......................................... $19.75 $12.63 $28.75 $16.50
  June 30..........................................  19.00  12.00  21.00  13.25
  September 30.....................................  19.50  16.75  27.13  19.00
  December 31......................................  26.00  18.31  37.25  28.00
Calendar 1998:
  March 31 (through February 24, 1998)............. $22.25 $17.88 $37.81 $31.00

  Stockholders are advised to obtain current market quotations for PSS Common Stock and Gulf South Common Stock. No assurance can be given as to the market price of PSS Common Stock or Gulf South Common Stock at the Effective Time or at any other time. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate Gulf South stockholders for decreases in the market price of PSS Common Stock which could occur before the Effective Time. In the event that the market price of PSS Common Stock increases or decreases prior to the Effective Time, the value at the Effective Time of the PSS Common Stock to be received in the Merger in exchange for Gulf South Common Stock would correspondingly increase or decrease.

  As of the PSS Record Date, there were approximately 1,725 record holders of PSS Common Stock. As of the Gulf South Record Date, there were approximately 31 record holders of Gulf South Common Stock. Following the Merger, all Gulf South Common Stock will be owned by PSS and, as a result, Gulf South Common Stock will no longer be listed on the Nasdaq National Market.
                                   DIVIDENDS


  PSS has never paid dividends on its common stock and does not anticipate the payment of dividends in the near future. It has been the policy of the Board of Directors of PSS to retain earnings to support operations and to finance continued growth of its business rather than to pay dividends. Any future payment of cash dividends of PSS would be determined by its Boards of Directors in light of circumstances then existing, including its growth, profitability, financial condition and results of operations, and such other factors as the PSS Board deems relevant. The ability of PSS to declare and pay dividends is limited by certain restrictive covenants contained in its long-term debt agreements.

  Gulf South has not paid any cash dividends on its common stock in the past three fiscal years and, subject to consummation of the Merger, does not anticipate paying cash dividends in the foreseeable future.

    COMPARISON OF CERTAIN UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

  The following summary presents selected comparative per share data (i) on a historical basis for PSS and Gulf South, (ii) on a pro forma combined basis per share of PSS Common Stock giving effect to the Merger on a pooling-of-interests basis, and (iii) on an equivalent pro forma combined basis per share of Gulf South Common Stock giving effect to the Merger on a pooling-of-interests basis. Gulf South's fiscal year end is December 31 of each year; however all financial information related to Gulf South for the years ended March 30, 1995, March 29, 1996 and March 28, 1997 has been derived from financial information of Gulf South for such periods, adjusted to reflect the results of operations on a twelve-month basis. Information concerning dividends paid per share by PSS and Gulf South is not presented in the table below as neither PSS nor Gulf South has paid a cash dividend in the past three fiscal years.

  The data shown below should be read in conjunction with the historical consolidated financial statements of PSS and Gulf South, including the respective notes thereto, and the pro forma financial data appearing elsewhere in this Joint Proxy Statement/Prospectus. See "--Selected Historical and Pro Forma Financial Data," "Unaudited Pro Forma Condensed Combined Financial Data," "PSS Consolidated Financial Statements" and "Gulf South Consolidated Financial Statements." The pro forma data shown below is not indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results or financial condition.

                                           YEARS ENDED
                         -----------------------------------------------  NINE MONTHS ENDED
                         MARCH 30, 1995 MARCH 29, 1996 MARCH 28, 1997(5) DECEMBER 31, 1997(5)
                         -------------- -------------- ----------------- --------------------
PSS COMMON STOCK
  Net income per common
   share(1):
    Historical..........
     Basic..............     $0.00          $0.07            $0.12              $ 0.35
     Diluted............     $0.00          $0.06            $0.12              $ 0.34
    Pro forma com-
     bined(2)...........
     Basic..............      0.14           0.19             0.25              $ 0.38
     Diluted............      0.14           0.19             0.25              $ 0.38
  Book value per common
   share(3):
    Historical..........       --             --             $5.43              $ 5.99
    Pro forma com-
     bined(2)...........       --             --             $5.33              $ 5.79
GULF SOUTH COMMON STOCK
  Net income per common
   share(1):
    Historical..........     $0.49          $0.61            $0.76              $ 0.76
    Equivalent pro forma
     combined(4)........
     Basic..............      0.25           0.33             0.44              $ 0.67
     Diluted............      0.25           0.33             0.44              $ 0.67
  Book value per common
   share(3):
    Historical..........       --             --             $9.08              $ 9.63
    Equivalent pro forma
     combined(4)........       --             --             $9.32              $10.13

--------
(1) Net income represents net income from continuing operations.
(2) Pro forma combined amounts per share of PSS Common Stock represent the sum of pro forma combined amounts for PSS and Gulf South, divided by pro forma combined weighted average common shares outstanding.
(3) Historical book value per share information for PSS and Gulf South as of the end of each period presented is computed by dividing historical shareholders' equity for each company by the number of shares of PSS Common Stock or Gulf South Common Stock, as the case may be, outstanding at the end of each period presented, excluding stock options and warrants. Pro forma combined book value per share information as of the end of the period presented is computed by dividing pro forma shareholders' equity by the number of shares of PSS Common Stock outstanding on such dates and the shares of PSS Common Stock to be issued in the Merger.
(4) Equivalent pro forma combined amounts per share of Gulf South Common Stock represent the pro forma combined amounts per share of PSS Common Stock, multiplied by a 1.75 Exchange Ratio.

(5) Amounts for Gulf South are for the nine months ended September 30, 1997.

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  Set forth below is certain consolidated historical selected financial data relating to PSS and Gulf South, and certain unaudited selected pro forma condensed combined financial data, giving effect to the Merger under the pooling-of-interests method of accounting. See "The Merger--Accounting Treatment." This information should be read in conjunction with the historical financial statements of PSS and Gulf South, including the respective notes thereto, and with the unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements," "PSS Consolidated Financial Statements" and "Gulf South Consolidated Financial Statements."

                SELECTED FINANCIAL DATA OF PSS (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following selected consolidated financial data for fiscal years 1995 through 1997 were derived from the audited consolidated financial statements of PSS which include the pre-merger financial information for the mergers of Taylor Medical, Inc. ("Taylor"), Treadway Enterprises, Inc. d/b/a X-ray of Georgia ("X-ray Georgia"), and S&W X-Ray, Inc. ("S&W"). The selected financial data for fiscal years 1993 and 1994 has been derived from PSS' unaudited consolidated financial statements which include the pre-merger financial information for the mergers of Taylor, X-ray Georgia, and S&W. The following information should be read in conjunction with the historical consolidated financial statements of PSS, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "PSS Consolidated Financial Statements."

                                          FISCAL YEAR ENDED(1)                      NINE MONTHS ENDED
                          ----------------------------------------------------- -------------------------
                           APRIL 2,    APRIL 1,   MARCH 30, MARCH 29, MARCH 28, DECEMBER 31, DECEMBER 31,
                             1993        1994       1995      1996      1997        1996         1997
                          ----------- ----------- --------- --------- --------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                               (UNAUDITED)  (UNAUDITED)
INCOME STATEMENT DATA:
 Net sales..............   $318,515    $405,535   $471,985  $589,120  $763,054    $558,018     $733,882
 Gross profit(2)........     93,884     116,863    132,315   162,590   208,990     152,104      200,828
 Selling, general and
  administrative
  expenses..............     87,987     108,246    121,407   141,160   187,441     134,511      171,251
 Restructuring
  charges(3)............        303         308      4,389       --        --          --           --
 Merger costs and
  expenses(4)...........        --          --         --     15,732    12,128       7,251        5,625
 Non-recurring ESOP cost
  of acquired
  company(5)............        427         519        832       850     1,446       1,050        2,457
 Net income.............   $  1,467    $  2,009   $     60  $  2,129  $  4,427    $  7,194     $ 13,717
 Earnings per share:
 Basic..................        N/A         N/A      $0.00  $   0.07  $   0.12    $   0.19     $   0.35
 Diluted................      $0.08       $0.10      $0.00  $   0.06  $   0.12    $   0.19     $   0.34
 Weighted average shares
  outstanding(6):
 Basic..................        N/A         N/A     24,027    31,591    37,496      37,153       39,689
 Diluted................     18,431      19,472     25,101    32,870    38,015      37,845       40,120
BALANCE SHEET DATA:
 Working capital........   $ 42,553    $ 51,487   $ 59,542  $177,263  $171,599    $174,361     $290,785
 Total assets...........    105,345     137,985    148,824   295,870   321,269     341,773      485,658
 Long-term liabilities..     45,459      60,757     38,780     6,819     8,460       7,523      132,538
 Total shareholders'
  equity................     22,133      24,349     48,612   203,131   210,555     212,088      242,410

--------
(1) PSS' fiscal year ends on the Friday closest to March 31. Fiscal years 1993 through 1995 ended on the Thursday closest to March 31. All periods presented were 52 weeks.
(2) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.
(3) Restructuring charges reflect charges taken by a company merged with PSS pursuant to a pooling-of-interests transaction, prior to the date of merger. The fiscal year 1995 restructuring charge of $4,389 reflects the assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets. The fiscal year 1994 restructuring charge of $308 resulted from such merged company's consolidation of an acquisition. The fiscal year 1993 restructuring charge of $303 resulted from the write-down by former management of such merged company of capitalized software costs.
(4) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.
(5) Reflects compensation expense of leveraged ESOP of a company acquired. No future compensation expense will be incurred subsequent to September 30, 1997.
(6) Adjusted to give effect to a three-for-one stock split in fiscal year 1996.

            SELECTED FINANCIAL DATA OF GULF SOUTH (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The income statement data and balance sheet data presented below for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from Gulf South's financial statements, which have been audited by Ernst & Young LLP, independent auditors. The income statement data and balance sheet data presented below for each of the nine months ended September 30, 1996 and 1997 are derived from unaudited financial statements which, in the opinion of management of Gulf South, included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. The results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial data presented below should be read in conjunction with the financial statements and the notes thereto and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Gulf South Consolidated Financial Statements."

                              FISCAL YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED
                         ---------------------------------------------  ---------------------------
                                                                        SEPTEMBER 30, SEPTEMBER 30,
                          1992     1993     1994      1995      1996        1996          1997
                         -------  -------  -------  --------  --------  ------------- -------------
                                                                         (UNAUDITED)   (UNAUDITED)
INCOME STATEMENT
 DATA:(1)
 Net sales.............. $44,659  $65,119  $92,151  $130,094  $177,710    $130,980      $205,039
 Cost of sales..........  33,041   48,357   68,122    97,973   136,344     100,217       158,153
                         -------  -------  -------  --------  --------    --------      --------
 Gross profit...........  11,618   16,762   24,029    32,121    41,366      30,763        46,886
 Selling, general and
  administrative
  expenses..............   7,552   10,307   13,913    18,418    23,450      17,020        27,893
 Acquisition and merger
  expenses..............     --       --       --        --      2,378         512           --
                         -------  -------  -------  --------  --------    --------      --------
 Operating income(2)....   4,066    6,455   10,116    13,703    15,538      13,231        18,993
 Interest expense.......  (1,242)  (2,206)    (629)     (199)     (229)       (219)          (15)
 Interest income........     --       --       186       163     1,771         962         1,453
                         -------  -------  -------  --------  --------    --------      --------
 Income before income
  taxes.................   2,824    4,249    9,673    13,667    17,080      13,974        20,431
 Income tax expense.....  (1,030)  (1,619)  (3,877)   (5,507)   (6,386)      5,309         7,766
                         -------  -------  -------  --------  --------    --------      --------
 Net income(3).......... $ 1,794  $ 2,630  $ 5,796  $  8,160  $ 10,694    $  8,665      $ 12,665
                         =======  =======  =======  ========  ========    ========      ========
 Net income per
  share(4).............. $   .19  $   .29  $   .45  $    .58  $    .69    $    .57      $    .76
 Weighted average number
  of shares
  outstanding...........  10,200   10,442   13,073    13,993    15,419      15,085        16,576
BALANCE SHEET DATA:
 Working capital........ $ 9,026  $12,842  $28,469  $ 36,228  $102,074    $131,297      $114,780
 Total assets...........  16,519   23,576   41,042    55,021   197,971     151,683       180,157
 Long-term liabilities..  19,247   21,015    1,147     3,803    30,321         --            --
 Total stockholders'
  equity (deficit)......  (8,300)  (5,670)  30,502    39,954   144,299     142,271       157,012

--------

(1) Restated to reflect the share exchange with Bayer Medical Service Systems, Inc. in February 1996 accounted for as a pooling of interests. See Note 2 of Notes to Gulf South Consolidated Financial Statements.
(2) Reflects $819 ($513 after tax, or $.03 per share) of legal, accounting and other integration costs incurred in connection with the Bayer Medical Service Systems, Inc. share exchange in February 1996 and additional integration and exit charges of $771 ($483 after taxes, or $.03 per share) pertaining to the acquisition of L&M Medical, Inc. in 1995 and $778 ($487 after taxes, or $.03 per share) pertaining to the Express Care L.P. and Alternative Healthcare Services acquisitions in 1996. See Note 2 of Notes to Gulf South Consolidated Financial Statements.
(3) Gulf South elected to be treated as an S corporation for income tax purposes from January 1, 1989 through June 25, 1992, and accordingly did not pay federal and state (except in certain states) income taxes during such periods. Gulf South distributed S corporation earnings of $998 to its stockholders during 1992. The net income data reflects a pro forma provision for income taxes during the period from January 1, 1992 through June 25, 1992 as if Gulf South had been subject to federal and state income taxes. Because Gulf South has been a C corporation since June 25, 1992, no pro forma adjustment to net income for periods subsequent to such date is necessary and, accordingly, the net income data set forth above for such subsequent periods reflects actual net income.
(4) Computed by dividing net income applicable to Gulf South Common Stock (net income plus interest requirements, less tax effects, of the 10% Convertible Subordinated Debentures (the "Gulf South Convertible Debentures")) by the weighted average number of shares of Gulf South Common Stock and equivalents outstanding. The conversion of the Gulf South Convertible Debentures was effected upon the closing of Gulf South's initial public offering in March 1994. For the years ended December 31, 1992, 1993, 1994, 1995 and 1996, the weighted average number of shares of Gulf South Common Stock and equivalents was 10,200,170, 10,442,068, 13,073,040, 13,993,595
    and 15,419,438, respectively. See Note 1 of Notes to Gulf South Consolidated Financial Statements. Net income per share and weighted average number of shares of Gulf South Common Stock and equivalents outstanding for each of the years ended December 31, 1992, 1993 and 1994 have been restated to reflect a two-for-one stock split in the form of a stock dividend effected on May 25, 1995.

          SELECTED PRO FORMA FINANCIAL DATA OF PSS AND GULF SOUTH
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth unaudited selected pro forma condensed combined financial data of PSS and Gulf South assuming the Merger is consummated and accounted for under the pooling-of-interests method. See "The Merger--Accounting Treatment." The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. This data should also be read in conjunction with the historical financial statements of PSS and Gulf South, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See " Unaudited Pro Forma Condensed Combined Financial Data," "PSS Consolidated Financial Statements" and "Gulf South Consolidated Financial Statements."

                              FISCAL YEARS ENDED(1)         NINE MONTHS ENDED
                          ----------------------------- -------------------------
                          MARCH 30, MARCH 29, MARCH 28, DECEMBER 31, DECEMBER 31,
                            1995      1996      1997        1996       1997(8)
                          --------- --------- --------- ------------ ------------
INCOME STATEMENT DATA:
 Net sales..............  $573,092  $729,927  $965,138    $695,493     $938,921
 Gross profit(2)........   158,352   196,920   251,358     183,882      247,714
 Selling, general and
  administrative
  expenses..............   136,309   160,531   214,800     152,772      199,144
 Restructuring
  charges(3)............     4,389       --        --          --           --
 Merger costs and
  expenses(4)...........       --     16,244    13,994       9,117        5,625
 Non-recurring ESOP
  costs of acquired
  company(5)............       832       850     1,446       1,050        2,457
 Net income.............  $  6,814  $ 10,710  $ 16,610    $ 15,566     $ 26,382
 Earnings per share:(6)
 Basic..................      0.14      0.19      0.25        0.24         0.38
 Diluted................      0.14      0.19      0.25        0.24         0.38
 Weighted average shares
  outstanding:(6)(7)
 Basic..................    48,266    56,124    65,569      64,938       68,697
 Diluted................    49,340    57,403    66,089      65,630       69,128

                                                                         AT
                                                                    DECEMBER 31,
                                                                      1997(9)
                                                                    ------------
BALANCE SHEET DATA:
 Working capital...................................................   $405,565
 Total assets......................................................    665,815
 Long-term liabilities.............................................    132,538
 Total shareholders' equity(6).....................................    399,422

--------
(1) PSS' fiscal year ends on the Friday closest to March 31. Fiscal year 1995 ended on the Thursday closest to March 31. All periods presented were 52 weeks.
(2) Excludes fiscal year 1997 Physician Supply Business operating write-offs of inventory of branches involved in mergers of approximately $4.1 million.
(3) Restructuring charges reflect charges taken by a company merged with PSS pursuant to a pooling-of-interests transaction, prior to the date of merger. The fiscal year 1995 restructuring charge of $4,389 reflects the assessment of former management of such merged company of the under-realization of future benefits related to certain intangible assets. The fiscal year 1994 restructuring charge of $308 resulted from such merged company's consolidation of an acquisition. The fiscal year 1993 restructuring charge of $303 resulted from the write-down by former management of such merged company of capitalized software costs.
(4) Merger costs and expenses reflect direct merger expenses incurred in connection with mergers accounted for as pooling-of-interests transactions.
(5) Reflects compensation expense of leveraged ESOP of a company acquired. No future compensation expense will be incurred subsequent to September 30, 1997.
(6) Shareholders' equity and weighted average common share amounts represent the aggregate weighted average shares of PSS after the Merger, adjusted to reflect the exchange ratio of 1.75 shares of PSS Common Stock for each share of Gulf South Common Stock.
(7) Adjusted to give effect to a three-for-one stock split in fiscal year 1996.

(8) Amounts for Gulf South are for the nine months ended September 30, 1997.

(9) Amounts for Gulf South are as of September 30, 1997.

                                  RISK FACTORS

  In addition to the other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully in evaluating the Merger and an investment in the shares of PSS Common Stock offered by this Joint Proxy Statement/Prospectus. Unless the context otherwise requires, for purposes of the following discussion, the terms "PSS" and "combined company" refer to the combined operations of PSS and Gulf South after consummation of the Merger. See "Cautionary Notice Regarding Forward-Looking Statements."


RISKS RELATING TO THE MERGER

 Fixed Exchange Ratio Despite Change in Relative Stock Prices

  The Exchange Ratio is a fixed ratio and will not be adjusted in the event of any increase or decrease in the price of either PSS Common Stock or Gulf South Common Stock. The price of PSS Common Stock at the Effective Time may be higher or lower than its price at the date of this Joint Proxy Statement/Prospectus or at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of PSS or Gulf South, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions or other factors. Because the Effective Time may occur on a date later than the Special Meetings, there can be no assurance that the price of PSS Common Stock on the date of the Special Meetings will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver (where permissible) of the other conditions set forth in the Merger Agreement. Stockholders of PSS and Gulf South are urged to obtain current market quotations for the PSS Common Stock and the Gulf South Common Stock. See "Summary--Market and Market Prices" and "The Merger--Exchange Ratio."
 Integration of Operations

  The success of the Merger will be determined by various factors, including the financial performance of the combined company's operations after the Merger and management's ability to effectively integrate the operations of PSS and Gulf South. Among other matters, the successful combination of PSS and Gulf South will require integration of the two companies' sales, marketing and distribution resources, purchasing activities, management information systems, and management and other key personnel. The integration of the operations of PSS and Gulf South may be negatively affected if, among other things: (i) customers, particularly large chains upon which Gulf South's business depends to a significant degree (See "Risks Relating to PSS, Gulf South and the Combined Company--Dependence on Customer Relationships"), are not retained or do not react positively to the Merger or to some of the planned changes to integrate the businesses; (ii) unanticipated integration costs are incurred;
(iii) costs or difficulties related to the integration of the businesses of PSS and Gulf South are greater than expected; or (iv) key employees, managers and sales personnel are not retained and effectively assimilated. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. In addition, the integration of operations following the Merger will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined company. There can be no assurance that the anticipated benefits of the Merger will be realized or that the Merger will not adversely affect the future business, financial condition and results of operations of PSS. See "The Merger" and "Unaudited Pro Forma Condensed Combined Financial Statements."
 Possible Dilutive Effects of Merger on Earnings

  Financial analyses prepared in contemplation of the Merger indicated that the Merger could be dilutive to the earnings per share of PSS in calendar years 1998 and 1999 before giving effect to certain expected potential cost savings and synergies. Although PSS and Gulf South have entered into the Merger Agreement with the expectation that the Merger will achieve such cost savings and synergies, the actual operating or financial results achieved by the combined company may vary from expected results. Such variations may result from, among other factors, business and operational difficulties involved in integrating sales, marketing and distribution resources and purchasing activities, the timing and amount of synergies actually realized, the costs associated with achieving such synergies and other factors. There can be no assurance that the anticipated benefits of the Merger will be realized or that the Merger will not adversely affect the business, financial condition and results of operations of PSS. See "The Merger--Reasons for the Merger."

 Integration of Information Systems

  There can be no assurance that PSS will be able to successfully extend and integrate its information systems with those of Gulf South in order to, among other things, increase the capacity of the systems to process increasing amounts of data and transactions and to enable Gulf South's systems to achieve the same levels of functionality as PSS' systems. The inability to integrate effectively such systems could limit PSS' ability to provide services at a rate or in a manner satisfactory to meet the demands of existing or future customers or to provide adequate information for PSS to properly manage the assets and business of Gulf South. Such inability may adversely affect customer relationships and perceptions of PSS in the markets in which it provides services and otherwise adversely effect PSS' business, financial condition and results of operation. In addition, such integration may require substantial investments of capital, management and other resources. See "Business of PSS-- Information Systems" and "Business of Gulf South--Customer Service/Order Entry and Fulfillment."

 Substantial Expenses Resulting from the Merger

  PSS and Gulf South estimate they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors associated with the Merger, which will be charged to operations upon consummation of the Merger. PSS and Gulf South also expect PSS to incur additional significant charges to operations to reflect anticipated costs associated with integrating the two companies. Such charges are not currently estimable with a reasonable degree of accuracy but preliminary estimates indicate that the total of the charges, together with the direct transaction costs, may range between $35 million and $45 million. There can be no assurance that actual costs will not substantially exceed such estimates, that unanticipated expenses associated with the integration of the two companies will not arise, or that PSS will not incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies. See "Unaudited Pro Forma Condensed Combined Financial Statements."

 Dilution of Ownership Interest of Current PSS Stockholders

  Following the Merger, the current stockholders of PSS will own approximately 58.9% of the outstanding shares of PSS Common Stock. This represents substantial dilution of the ownership interest in PSS Common Stock by PSS' current stockholders. The issuance of additional shares of PSS Common Stock pursuant to outstanding Gulf South Options and Gulf South Warrants being assumed by PSS will result in further dilution to the current stockholders of PSS.

 Potential Adverse Market Effect of Issuance of PSS Common Stock in Merger

  If the Merger is consummated, PSS will issue to stockholders of Gulf South an aggregate of approximately 28,621,187 shares of PSS Common Stock. Immediately upon consummation of the Merger, approximately 25,545,378 million of such shares will be freely tradeable. As a result, substantial sales of PSS Common Stock could occur after the Merger. Following publication of PSS' financial results covering 30 days of post-Merger combined operations, an additional approximately 3,075,809 million shares issued in the Merger to persons who may be deemed affiliates of Gulf South could be publicly sold pursuant to Rule 145 under the Securities Act, subject to the volume and other limitations thereof. In addition, based on the number of Gulf South Options and Gulf South Warrants outstanding as of February 13, 1998, approximately 2,405,821 additional shares of PSS Common Stock will be reserved for issuance following the Merger. Future sales of a substantial number of shares of PSS Common Stock could adversely affect or cause substantial fluctuations in the market price of PSS Common Stock. See "Summary--Market and Market Prices."

 Conditions to Consummation of the Merger and Risks Associated with Failure to Obtain Consents

  Consummation of the Merger is subject to various conditions, including, without limitation, approval by the stockholders of Gulf South of the Merger Agreement, approval by the stockholders of PSS of the Issuance and the Stock Amendment, and compliance with the HSR Act. There can be no assurance that the Merger will be consummated. In addition, pursuant to the Merger Agreement, Gulf South and PSS agreed to use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders required in connection with the consummation of the Merger. If the parties have not complied with all applicable legal requirements the consummation of the Merger may be delayed until that time when such requirements have been met. There can be no assurance that such delay would not have a material adverse effect on the business, prospects, financial condition or results of operations of PSS and Gulf South on a combined basis. In addition, if the parties have not obtained all requisite consents at such time as all other material conditions to the Merger have been satisfied or waived, PSS and Gulf South may nonetheless determine to consummate the Merger. Although PSS and Gulf South are seeking such consents, it is uncertain whether such consents will be obtained. If PSS and Gulf South determine to consummate the Merger without having obtained such consents, no assurance can be given that any resulting loss of that portion of Gulf South's business to which the consents relate will not have a material adverse effect on the business, prospects, financial condition or results of operations of PSS and Gulf South on a combined basis. See "The Merger--Conditions to Consummation of the Merger."
RISKS RELATING TO PSS, GULF SOUTH AND THE COMBINED COMPANY


 Acquisition Strategy

  PSS has grown through, and anticipates that it will continue to grow through, the acquisition of medical-products distributors. PSS has historically grown through acquisitions and plans to enter new lines of business and new geographic areas through acquisitions. Acquisitions, including the Merger, may expose PSS to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies into PSS' operations, assumption of liabilities and amortization of goodwill and other acquired intangible assets, some or all of which could have a material adverse effect on the financial condition or results of operations of PSS. Depending on the value and nature of the consideration paid by PSS for acquisitions, such acquisitions may adversely affect PSS' liquidity. In making acquisitions in the future, PSS anticipates that it may compete for acquisitions with other companies, many of which are larger and have greater financial resources than PSS. There can be no assurance that PSS will be successful in consummating acquisitions and integrating them into PSS' operations. PSS has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. Such financing may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, either of which could have a material adverse effect on PSS' financial condition and results of operations. PSS has taken, and in the future may take, charges in connection with acquisitions, including the Merger. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based. The indenture governing PSS' senior subordinated notes (the "Indenture") and PSS' credit facility limit acquisitions and contain financial covenants which may further limit PSS' ability to make acquisitions. See "Business of PSS--PSS Strategy" and "--Acquisitions."

 Risks of Business Growth and Margin Pressures Due to Changing Market
Conditions

  A key element of Gulf South's and PSS' growth strategies is to increase sales to existing and new customers, including large chains and independent operators and provider groups, by adding one or more new strategic distribution centers or expanding existing distribution centers and by hiring additional direct sales or other personnel and through national account sales efforts. Such efforts will result in increased operating expenses. There can be no assurance that the establishment of new distribution centers, the expansion of existing distribution centers, the addition of new sales or other personnel or national account sales efforts will result in additional revenues or operating income. The expansion of Gulf South's business with large chains and PSS' business with consolidating provider groups has in the past resulted in competitive pricing pressures and lower operating margins, and such pressure on margins may continue in the future. As a result of changes occurring in the long-term care, physician and alternate-site markets, both the nature of Gulf South's and PSS' customer base, as well as the products and services required by its customers, are changing. The failure by management to effectively respond to and manage changing business conditions, including changes in customer requirements and changes to Gulf South's and PSS' overall product mix, could have an adverse effect on Gulf South's and PSS' business and results of operations and on operating margins. See "Business of Gulf South--Growth Strategy" and "-- Customers."

  PSS has grown through, and PSS anticipates that it will continue to grow through, the opening of start-up service centers. PSS anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been approximately 18 months. Accordingly, PSS' planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.

 Expansion into New Lines of Business

  PSS recently has expanded into new product areas, including distributing imaging equipment, chemicals and supplies and providing technical service to physicians, other alternate-site providers and hospitals through its Imaging Business. Since PSS has not historically distributed medical equipment and supplies to the long-term care market, the Merger would expand PSS into another new market. The integration and operation of these new businesses may place significant demands on PSS' management and other resources. There can be no assurance that there will be any operating efficiencies between these businesses or that these businesses can be operated profitably. PSS has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in these and other medical equipment and supplies distribution markets; however, there can be no assurance that PSS will be successful in acquiring, integrating or operating additional businesses. In addition, although PSS is restricted by the terms of the Indenture from engaging in any business other than those previously engaged in and certain reasonably related businesses, PSS may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if PSS were to enter into any additional lines of business that it would be able to operate such businesses successfully. See "Business of PSS--PSS Strategy" and "--Acquisitions."

 Dependence on Vendor Relationships

  PSS distributes over 39,000 medical products manufactured by approximately 3,000 vendors and is dependent on these vendors for the manufacture and supply of product. PSS has entered into a contract with Abbott Laboratories ("Abbott") which accounted for approximately 14% and 16% of PSS' revenues in fiscal years 1996 and 1997, respectively, and which may be terminated by Abbott if PSS does not meet certain sales levels (the "Abbot Agreement"). PSS and Abbott have in the past renegotiated such sales levels. Sales pursuant to a distribution agreement with F. Hoffman-La Roche Ltd. accounted for approximately four percent of PSS' sales in fiscal year 1997. In addition, PSS has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by Siemens AG, Hologic, Inc., C. R. Bard, Inc., Tanita Corporation of America, Inc. and HumaScan Inc. PSS' ability to maintain good relations with these vendors will affect the profitability of its business. Currently, PSS relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that PSS will maintain good relations with its vendors. See "Business of PSS--PSS Strategy" and "--Products."

 Dependence on Customer Relationships

  Gulf South depends on a limited number of large customers for a significant portion of its net sales. Consolidation and competition among distributors to the long-term care industry, including several national hospital and drug wholesale distributors and health care manufacturers, and the expansion of Gulf South's business with large chains could increase such dependence, result in the loss of customers as a result of acquisitions and result in competitive pricing pressures and lower operating margins. In fiscal year 1996 and the nine months ended September 30, 1997, Gulf South's largest five customers accounted for approximately 32.2% and 27.4%, respectively, of net sales. Beverly Enterprises accounted for 19.6% and 12.6% of net sales for fiscal year 1996 and for the nine months ended September 30, 1997, respectively. As is customary in its industry, Gulf South does not generally have any long-term contracts with its customers and sells on a purchase order basis only. The loss of, or significant declines in the level of purchases by, one or more of its large customers would have a material adverse effect on Gulf South's business and results of operations. Although Gulf South has not to date experienced any failure to collect accounts receivable from its largest customers, an adverse change in the financial condition of any of these customers, including as a result of a change in governmental or private reimbursement programs, could have a material adverse effect upon Gulf South's results of operations or financial condition. See "Business of Gulf South--Customers."

 Litigation and Liability Exposure

  Gulf South and certain of its current and former officers and directors, among others, are named as defendants in two purported securities class action lawsuits entitled Ernest Klein v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv526WS, and Ann Krupnick v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv525BN. Both actions, which were filed on July 21, 1997, are pending in the United States District Court for the Southern District of Mississippi. The plaintiff in the Klein action alleges, for himself and for a purported class of similarly situated stockholders that allegedly purchased stock in Gulf South's June 1996 public offering of three million shares of its common stock (the "June 1996 Offering"), that the defendants engaged in violations of certain provisions of the Securities Act and Mississippi state law. The plaintiff in the Krupnick action alleges for herself and for a purported class of similarly situated stockholders who purchased Gulf South's stock between May 2, 1996 and July 22, 1996, that the defendants engaged in certain violations of the Exchange Act, Rule 10b-5 promulgated thereunder and Mississippi state law. Both lawsuits relate to disclosures made in the prospectus issued by Gulf South in connection with its June 1996 Offering. Plaintiffs seek damages, including costs and expenses. Gulf South believes that the allegations contained in the complaints are without merit and intends to defend vigorously against the claims. However, the lawsuits are in their earliest stages, and there can be no assurances that this litigation will ultimately be resolved on favorable terms. See "Business of Gulf South--Legal Proceedings."

  Although neither PSS nor Gulf South is a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that neither PSS nor Gulf South has experienced any significant product liability claim to date and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. PSS operates approximately 620 vans to deliver medical products on a same-day delivery basis. PSS has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance, subject to applicable retentions and deductibles. PSS believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against PSS. See "Business of PSS--Legal Proceedings" and "Business of Gulf South--Government Regulation" and "--Legal Proceedings."

 Risks of Leverage

  In connection with the issuance of 8 1/2% Senior Subordinated Notes due 2007, PSS incurred $125.0 million in indebtedness. As a result of this increased leverage, PSS' principal and interest obligations have increased substantially. The level of its indebtedness could adversely affect PSS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes and could limit its flexibility in reacting to changes in the industry and economic conditions generally. PSS' increased leverage could also adversely affect its liquidity, as a substantial portion of cash flow from operations must be dedicated to debt service and will not be available for other purposes. PSS believes, based on current circumstances, that its cash flow, together with available borrowings under its credit facility, will be sufficient to permit it to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. This belief assumes, among other things, that PSS will succeed in implementing its business strategy and that there will be no material adverse developments in its business, liquidity or capital requirements. However, if PSS is unable to generate sufficient cash flow from operations to service its indebtedness, it will be forced to adopt an alternative strategy that may include options such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

 Dependence on Key Management

  The success of PSS is dependent upon the efforts and abilities of its senior management, including senior Gulf South management retained through the Merger. The loss of one or more of such individuals may adversely affect PSS' business. Because of PSS' decentralized operating structure, PSS is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that PSS will be able to retain such key personnel or attract qualified personnel in the future.

 Dependence on Sales Representatives and Service Specialists

  PSS believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. PSS' sales growth has resulted largely from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of PSS. Due to the relationships developed between PSS' sales representatives and its customers, upon the departure of a sales representative PSS faces the risk of losing the representative's customers, especially if the representative were to act as a representative of PSS' competitors. PSS generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however PSS has not obtained non-competition agreements from certain of the sales representatives and service specialists hired through acquisitions. Although courts have generally upheld the terms of PSS' non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. In addition, the radiology and imaging equipment market served by the Imaging Business is reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of PSS to hire or retain such skilled specialists could limit its ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. There can be no assurance that PSS will be able to retain or attract qualified personnel in the future. See "Business of PSS-- Recruitment and Development."

 Competition

  The distribution and marketing of medical products is highly competitive. PSS' competitors include full-line, full-service medical supply companies, some of which are national in scope, local and regional distributors and manufacturers who distribute their products directly to users. These companies have sales representatives competing directly with PSS. There are also several mail order firms which distribute medical products on a national or regional basis. Some of these competitors are substantially larger in size and have substantially greater financial resources than PSS. In addition, consolidation within the health care industry has resulted in increased competition by large national distributors and drug wholesalers. In response to competitive pressures, PSS has in the past lowered, and may in the future lower, selling prices in order to maintain market or increase market share, which has resulted, and may in the future result, in lower gross margins. PSS could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of PSS could obtain exclusive rights to market a certain product to the exclusion of PSS. There can be no assurance that PSS will not face increased competition in the future. See "Business of PSS--Competition."

  Gulf South's competitors include a variety of regional, local and national distributors, including several mail order firms which distribute medical products. Barriers to entry in the long-term care distribution industry are relatively low, and the risk of new competitors entering the market, particularly on a local level, is high. In addition, consolidation within the long-term care distribution industry has resulted in increased competition by large national distributors. In response to competitive pressure, Gulf South has in the past lowered, and may in the future lower, selling prices in order to maintain or increase market share, which has resulted, and may in the future result, in lower gross margins. Although several national hospital and drug wholesale distributors and health care manufacturers presently sell to the long-term care market, to date the long-term care market has not been a primary focus for such distributors and manufacturers. However, such distributors and manufacturers may focus their efforts more directly on the long-term care market. Hospitals that form alliances with long-term care facilities to create integrated healthcare networks may look to hospital distributors and manufacturers to furnish products to their long-term care affiliates. Because certain of Gulf South's competitors may have cost advantages over Gulf South due to their ability to purchase products in large volumes, Gulf South may experience significant pricing pressures from these and other competitors. See "Business of Gulf South--Competition."

 Management of International Business

  Through its WorldMed International, Inc. subsidiary, PSS has recently acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As PSS expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. PSS has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that PSS' services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices. See "Business of PSS--Distribution."

 Imaging Business Technology

  The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Imaging Business. While PSS anticipates that it will distribute new imaging technology, there can be no assurance that PSS will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that PSS would be able to distribute any such new technology profitably. See "Business of PSS--Products."

 Reliance on Third-Party Shippers

  Because Gulf South believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service ("UPS") or other common carriers used by Gulf South to ship its products, such as the strike by UPS workers in 1997, could impair Gulf South's ability to deliver products on a timely and cost-effective basis. In addition, because Gulf South typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on Gulf South's operating results. See "Business of Gulf South--Customer Service/Order Entry and Fulfillment."

 Risks Associated with Inventory Management

  In order to provide prompt and complete service to its customers, Gulf South maintains a significant investment in product inventory (approximately $27.2 million and $31.7 million at December 31, 1996 and

September 30, 1997, respectively) at its 23 warehouse locations. Although Gulf South closely monitors its inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not adversely affect Gulf South's business or results of operations. In addition, Gulf South may assume the inventory of distributors that it acquires which includes product lines or operating assets not normally carried or used by Gulf South. These product lines or assets may be difficult to sell, resulting in Gulf South writing off any such unsold inventory or unused assets in future periods. See "Business of Gulf South-- Purchasing."

 Regulation of and Changes in the Practice of Medicine

  The health care industry is subject to extensive government regulation, licensure and operating procedures. Neither PSS nor Gulf South can predict the impact that present or future regulations may have on operations of PSS or Gulf South or on their plans to expand business activities. In addition, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom neither PSS nor Gulf South has had prior selling relationships. PSS and Gulf South are increasingly focusing on national accounts where the purchasing decision may not be made by their traditional customers. There can be no assurance that PSS or Gulf South will be able to maintain their customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. In addition, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, neither PSS nor Gulf South can predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on PSS or Gulf South or their respective customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the trading and market price of PSS Common Stock. See "Business of PSS-- Regulatory Matters" and "Business of Gulf South--Government Regulation."

 Dependence on Third-Party Reimbursement

  The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals, long-term care facilities and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by PSS. See "Business of PSS--Regulatory Matters."

 Two-Tier Pricing

  As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical products than PSS. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although PSS is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may place PSS at a competitive disadvantage. See "Business of PSS--Regulatory Matters."

 Quarterly Fluctuations in Operating Results

  Net sales and operating results may fluctuate quarterly as a result of demand for PSS' products and services, the introduction of new products and services by PSS and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In addition, a substantial portion of PSS' net sales in each quarter result from orders booked in such quarter. Accordingly, PSS believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, PSS' operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the PSS Common Stock. See "Summary--Market and Market Prices."

 Reliance on Data Processing

  PSS' and Gulf South's businesses are dependent upon their ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade their data processing capabilities. PSS typically receives rebates from manufacturers for the purchase of certain products for its Imaging Business and needs sophisticated systems to carefully track and apply for such rebates. Interruption or failure of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of PSS' data processing system to support the expanded scope of PSS' or Gulf South's businesses or to adequately track PSS' Imaging Business rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could adversely affect PSS' and Gulf South's ability to receive and process customer orders and ship products on a timely basis and otherwise have a material adverse effect on PSS' business, financial condition and results of operations. See "Business of PSS-- Information Systems" and "Business of Gulf South--Customer Service/Order Entry and Fulfillment."

 Environmental Liabilities and Regulations

  The past and present business operations of PSS and Gulf South and the past and present ownership and leasing of real property by PSS and Gulf South are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances. Certain of the products distributed and serviced by PSS' Imaging Business contain chemicals and byproducts which require proper disposal under applicable environmental law. Neither PSS nor Gulf South can predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of applicable regulatory agencies or stricter interpretations of existing laws, and discovery of new conditions, may require additional expenditures by PSS, some of which may be material.

 Anti-Takeover Provisions; Possible Issuance of Preferred Stock

  The PSS Articles and Amended and Restated Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, PSS and could limit the price that certain investors might be willing to pay in the future for shares of the PSS Common Stock. In addition, the rights of the holders of PSS Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock of PSS that may be issued in the future and that may be senior to the rights of the holders of PSS Common Stock. Furthermore, PSS has not opted out of certain provisions of the FBCA, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of PSS without further action by its stockholders. See "Certain Differences in the Rights of PSS and Gulf South Stockholders."

                              GENERAL INFORMATION

SPECIAL MEETINGS

  This Joint Proxy Statement/Prospectus is being furnished by PSS to its stockholders in connection with the solicitation of proxies by the Board of Directors of PSS from holders of the outstanding shares of PSS Common Stock for use at the PSS Special Meeting and at any adjournments or postponements thereof, to consider and vote upon (i) the approval of the issuance of the shares of PSS Common Stock pursuant to the Merger Agreement (the "Issuance"),
(ii) the approval of an amendment to the PSS Articles to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment"), and (iii) the approval of an amendment to the PSS Articles to change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments"), and to transact such other business as may properly come before the PSS Special Meeting. The PSS Special Meeting to consider and vote on the Issuance and the Amendments will be held at 9:30 a.m., local time, at the Jacksonville Marriott, 4670 Salisbury Road, Jacksonville, Florida 32256, on March 26, 1998. See "The Merger" and "Amendment of PSS Articles."

  This Joint Proxy Statement/Prospectus is being furnished by Gulf South to its stockholders in connection with the solicitation of proxies by the Board of Directors of Gulf South from holders of the outstanding shares of Gulf South Common Stock for use at the Gulf South Special Meeting and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement and consummation of the transactions contemplated therein, and to transact such other business as may properly come before the Gulf South Special Meeting. The Gulf South Special Meeting to consider and vote on the Merger Agreement will be held at 9:00 a.m., local time, at The Harvey Hotel-North, 5075 I-55, North Frontage Road, Jackson, Mississippi 39206, on March 26, 1998. See "The Merger."

  This Joint Proxy Statement/Prospectus is also being furnished by PSS to holders of Gulf South Common Stock as a Prospectus in connection with the issuance by PSS to them of shares of PSS Common Stock upon consummation of the Merger.

  The Merger Agreement provides for a transaction whereby Gulf South will merge with Merger Corp., a wholly owned subsidiary of PSS. Gulf South shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of PSS and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, each issued and outstanding share of Gulf South Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock. See "The Merger--Exchange Ratio."

  If the Merger Agreement is approved at the Gulf South Special Meeting and the Issuance and the Stock Amendment are approved at the PSS Special Meeting, any required regulatory approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. See "The Merger-- Effective Time."

RECORD DATES

  The Board of Directors of PSS has fixed the close of business on February 13, 1998, as the record date for determining the PSS stockholders entitled to receive notice of and to vote at the PSS Special Meeting (the "PSS Record Date"). As of the PSS Record Date, there were outstanding and entitled to vote 40,984,705 shares of PSS Common Stock.

  The Board of Directors of Gulf South has fixed the close of business on February 13, 1998, as the record date for determining the Gulf South stockholders entitled to receive notice of and to vote at the Gulf South Special Meeting (the "Gulf South Record Date"). As of the Gulf South Record Date, there were outstanding and entitled to vote 16,354,964 shares of Gulf South Common Stock.

VOTES REQUIRED AND QUORUM

 PSS Special Meeting

  Approval of the Issuance by the stockholders of PSS is not required by Florida law, but is required pursuant to the rules of the NASD relating to the Nasdaq National Market. Such approval is being sought to comply with such rules of the NASD. Approval and adoption of the Amendments is required by Florida law. Each share of PSS Common Stock is entitled to one vote on each matter that comes before the PSS Special Meeting. The affirmative vote of the holders of shares of PSS Common Stock representing a majority of the votes cast at the PSS Special Meeting is required to approve and adopt the Issuance and the Amendments, provided that the total votes cast at the PSS Special Meeting represent at least 50% of the outstanding shares of PSS Common Stock. As of the PSS Record Date, PSS directors and executive officers holding approximately 5.0% of the votes entitled to vote at the PSS Special Meeting have agreed to vote in favor of the Issuance and the Stock Amendment. The presence, in person or by proxy, of the holders of shares of PSS Common Stock entitled to cast a majority of the votes entitled to be cast at the PSS Special Meeting will constitute a quorum at the PSS Special Meeting.

  At the PSS Special Meeting, abstentions, although counted for purposes of determining whether there is a quorum and the number of shares present and entitled to vote, will not be voted. Accordingly, since the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the PSS Special Meeting is required for approval of the Issuance and the Amendments, an abstention will have the effect of a vote against such proposals. Broker non-votes will be included for purposes of determining the existence of a quorum but will not be counted for the purpose of determining the number of shares present and entitled to vote, and therefore will have no effect on the outcome of the vote. A broker non-vote occurs when a broker holding shares for a beneficial owner is present at the meeting, but does not vote on a proposal because the broker has not received instructions to do so from the beneficial owner and does not have discretionary power.

 Gulf South Special Meeting

  Approval of the Merger Agreement and consummation of the transactions contemplated therein by the stockholders of Gulf South is required by Delaware law. Each share of Gulf South Common Stock is entitled to one vote. Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of Gulf South Common Stock entitled to vote thereon at the Gulf South Special Meeting. As of the Gulf South Record Date, Gulf South directors and executive officers holding approximately 10.7% of the votes entitled to vote at the Gulf South Special Meeting have agreed to vote in favor of the Merger Agreement and the consummation of the transactions contemplated therein. The presence, in person or by proxy, of the holders of shares of Gulf South Common Stock holding a majority of the votes entitled to be cast at the Gulf South Special Meeting will constitute a quorum at the Gulf South Special Meeting. At the Gulf South Special Meeting, abstentions and broker non-votes will be counted as present for the purposes of determining a quorum and will have the effect of a vote against approval of the Merger Agreement.

VOTING AND REVOCABILITY OF PROXIES

  Shares of PSS Common Stock represented by a properly executed proxy, if such proxy is received in time and is not subsequently revoked, will be voted in accordance with the instructions indicated on such proxy. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF PSS COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR (I) APPROVAL OF THE ISSUANCE (II) APPROVAL OF THE STOCK AMENDMENT AND (III) APPROVAL OF THE NAME AMENDMENT.

  Shares of Gulf South Common Stock represented by a properly executed proxy, if such proxy is received in time and is not subsequently revoked, will be voted in accordance with the instructions indicated on such proxy. IF A PROXY IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF GULF SOUTH COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

  Any proxy given may be revoked by the person giving it at any time prior to its exercise at the appropriate Special Meeting by (i) giving written notice of revocation, bearing a later date than the proxy, to the Assistant Secretary or Secretary of PSS or Gulf South, respectively, (ii) properly submitting to PSS or Gulf South, as appropriate, a duly executed proxy bearing a later date, or
(iii) voting in person at the appropriate Special Meeting. All written notices of revocation and other communications with respect to revocation of Gulf South proxies should be addressed to Gulf South as follows: Gulf South Medical Supply, Inc., One Woodgreen Place, Madison, Mississippi 39110, Attention:
Stanton Keith Pritchard. All written notices of revocation and other communications with respect to revocation of PSS proxies should be addressed to PSS as follows: Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, Attention: Patrick C. Kelly.

OTHER MATTERS; ADJOURNMENTS

  Neither the PSS Board of Directors nor the Gulf South Board of Directors is currently aware of any business to be transacted at the PSS Special Meeting or the Gulf South Special Meeting, respectively, other than as described herein. If, however, other matters are properly brought before the respective Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against approval of the Issuance or the Stock Amendment, with respect to PSS, or the Merger Agreement, with respect to Gulf South, will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies. Neither PSS nor Gulf South currently intends to seek an adjournment of its Special Meeting.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  For the reasons described in this Joint Proxy Statement/Prospectus, the Board of Directors of PSS has unanimously adopted the Merger Agreement, believes the Merger is in the best interests of PSS and its stockholders, and unanimously recommends that the stockholders of PSS vote FOR the Issuance and the Amendments. For the reasons described in this Joint Proxy Statement/Prospectus, the Board of Directors of Gulf South has unanimously approved and adopted the Merger Agreement, believes the Merger is in the best interests of Gulf South and its stockholders, and unanimously recommends that the stockholders of Gulf South vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger--Reasons for the Merger."

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of PSS and Gulf South, who will not be specifically compensated for such services, may solicit proxies from the stockholders of PSS and Gulf South, respectively, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so. PSS has retained Georgeson & Company Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated to be $8,500 plus reimbursement of out-of-pocket expenses. Gulf South has retained Georgeson & Company Inc. to assist in soliciting proxies from its stockholders. The fees of such firm are estimated to be $7,500 plus reimbursement of out-of-pocket expenses. The expense of soliciting proxies for the PSS Special Meeting and the Gulf South Special Meeting will be borne by PSS and Gulf South, respectively. PSS and Gulf South have each agreed to pay one-half of the fees for filing and printing this Joint Proxy Statement/Prospectus.

  GULF SOUTH STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. SEE "THE MERGER--DISTRIBUTION OF PSS CERTIFICATES".

                                   THE MERGER
  The following information describes certain information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Annexes hereto, including the Merger Agreement, a copy of which is set forth in Annex A, the Stock Option Agreements, copies of which are set forth in Annexes B and C, and the Voting Agreements, copies of which are set forth in Annexes D and E, to this Joint Proxy Statement/Prospectus and are incorporated herein by reference. All stockholders are urged to read the Annexes in their entirety.


GENERAL

  The Merger Agreement provides that Merger Corp., a wholly owned subsidiary of PSS, shall merge with and into Gulf South. Gulf South shall be the surviving corporation of the Merger and as a result shall become a wholly owned subsidiary of PSS and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, each share of issued and outstanding Gulf South Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock. If the Merger Agreement is approved at the Gulf South Special Meeting, the Issuance and the Stock Amendment are approved at the PSS Special Meeting, all required consents and approvals are obtained, and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Annex A of this Joint Proxy Statement/Prospectus. See "--Exchange Ratio."
BACKGROUND OF THE MERGER


  During 1994 and 1995, representatives of PSS and Gulf South met informally at various investment conferences and industry association meetings. The meetings primarily involved general discussions about each company's respective market conditions and general business activities, as well as overall industry trends.

  In January 1996, the possibility of merging the two companies arose in informal discussions between Mr. Patrick C. Kelly, Chairman of the Board and Chief Executive Officer of PSS, and Mr. Thomas G. Hixon, Chairman of the Board and Chief Executive Officer of Gulf South. In February 1996, Messrs. Kelly and Hixon again met informally to discuss the possible combination of the two companies. In October 1996, Messrs. Hixon and Kelly and Mr. David A. Smith, Executive Vice President and Chief Financial Officer of PSS, met at a conference in Chicago, Illinois and once again briefly discussed the possibility of a business combination.

  On June 30, 1997, at a PSS Board meeting, Mr. Kelly discussed in general the consolidation taking place in the medical-products distribution industry. After some discussion, the PSS Board authorized Mr. Kelly and senior management to explore various possible acquisitions and business combinations.
  On October 7, 1997, the PSS Board met in Jacksonville, Florida. At this meeting, the Board discussed several potential acquisitions and business combinations being considered. Representatives of BT Alex. Brown were present at this meeting. Messrs. Kelly and Smith and representatives of BT Alex. Brown discussed a possible business combination with Gulf South and the financial performance and operational profile of Gulf South.


  On October 9, 1997, at an investment conference in New York, New York, Mr. Hixon and Mr. Stanton Keith Pritchard, Senior Vice President and General Counsel of Gulf South, met informally with Messrs. Kelly and Smith to discuss trends in the medical supply distribution industry common to both companies. During the meeting, Messrs. Kelly and Smith inquired whether Gulf South had an interest in renewing discussions regarding a possible business combination. At the conclusion of the meeting, Mr. Hixon advised Messrs. Kelly and Smith that he would discuss the possibility of a combination of the two companies with the Gulf South Board at its next meeting.

  On October 23, 1997, at a regularly scheduled meeting of the Gulf South Board, Mr. Hixon provided the Board with a summary of the October 9, 1997 meeting with Messrs. Kelly and Smith. The Gulf South Board had previously discussed the general desirability of exploring strategic alliances or business combinations with other complementary companies. The Gulf South Board authorized management to continue discussions with PSS. Mr. Hixon asked the assistance of Mr. David L. Bogetz, a Gulf South Board member, to attend a meeting with Messrs. Kelly and Smith, and a PSS Board member, Mr. James L.L. Tullis.

  On November 21, 1997, Messrs. Hixon, Pritchard and Bogetz met with Messrs. Kelly, Smith and Tullis in Atlanta, Georgia. A confidentiality agreement had been executed by the parties the previous day. The purpose of the meeting was to allow both companies the opportunity to present a general overview of their respective businesses, as well as to discuss the possible combination of the two businesses. At the conclusion of the meeting, it was agreed that each group would report back to its respective Board and if supported by the Boards, a follow-up meeting would be scheduled.

  On November 26, 1997, a special meeting of the PSS Board was held in Jacksonville, Florida to discuss a possible business combination with Gulf South. Representatives of BT Alex. Brown attended. Mr. Kelly reported on the November 21, 1997 meeting. Senior management outlined a proposed basis to continue discussions. The potential financial effect of a proposed merger on the two companies was also discussed.

  On December 2, 1997, a conference call was held by the Gulf South Board to discuss the November 21, 1997 meeting. The primary topics discussed included the compatibility of both companies' operations, potential benefits of combining their sales and marketing efforts and the respective corporate cultures. The Gulf South Board authorized the continuation of discussions with PSS and requested that more definitive details of the proposed merger be discussed at the next meeting. In addition, Mr. Hixon was authorized to engage NationsBanc Montgomery to act as the Gulf South financial advisor in connection with the PSS discussions, and to engage Mr. Guy W. Edwards, a Gulf South Board member and former Chief Financial Officer of Gulf South, to act as an additional consultant.

  On December 5, 1997, Messrs. Hixon, Pritchard and Edwards met with Messrs. Kelly and Smith in the Madison, Mississippi office of Gulf South. The parties discussed their respective business strategies, products and services, the feasibility of combining operations, the compatibility of the management teams, potential synergies and the relative financial positions of the two companies. They agreed to reconvene in Jackson, Mississippi the following week, with their respective financial advisors, to conduct further due diligence and continue discussions on an appropriate exchange ratio.

  On December 5, 1997, the PSS Board held a telephone conference meeting to discuss the status of a potential merger with Gulf South. Financial, legal and accounting advisors to PSS participated in the meeting. Mr. Smith and representatives of BT Alex. Brown reviewed with the PSS Board certain financial information concerning PSS and Gulf South, and Mr. Smith outlined some general proposed terms for a potential merger. After senior management responded to a number of questions, the PSS Board authorized management to complete due diligence and finalize a proposal for the Board.

  During the week of December 7, 1997, representatives of Gulf South and its legal advisors, accountants and financial advisors met in Jacksonville, Florida and Jackson, Mississippi, and had several conference calls to continue business, legal and financial due diligence regarding a possible business combination. In addition, on December 7, 1997, representatives of PSS and Gulf South, and their financial and legal advisors, had a conference call to discuss the principal financial, business and legal terms of a proposed business combination and agree on a schedule for completing due diligence and negotiating an exchange ratio and definitive agreements.

  On December 8, 1997, the Gulf South Board met by telephone conference. At the meeting, Gulf South senior management summarized the discussions among the parties which had taken place at the December 7, 1997 meeting and reviewed the potential benefits and risks to Gulf South of a business combination with PSS. Representatives of NationsBanc Montgomery presented preliminary financial information concerning PSS, as well as a preliminary analysis of factors affecting the fairness of the proposed transaction to the Gulf South stockholders. Gulf South legal advisors reviewed certain legal issues relating to the proposed transaction and also summarized the fiduciary responsibilities of the Board in considering the proposed transaction. After full discussion, the Gulf South Board instructed management to proceed with the negotiation of definitive agreements.

  On December 11, 1997, the Gulf South Board met by telephone conference. At this meeting senior management and NationsBanc Montgomery discussed the status of negotiations and valuation issues relevant to negotiation of a mutually acceptable exchange ratio, including potential synergies, and reported the results of the business and financial due diligence evaluation of PSS. Gulf South legal advisors summarized the principal terms of the draft Merger Agreement and related documents. The Gulf South Board also considered potentially negative factors and risks relating to the proposed business combination. The Gulf South Board concluded that it was appropriate to proceed with the negotiation of the proposed business combination and instructed senior management and its financial and legal advisors to continue to pursue an agreement with PSS on terms acceptable to it.

  On December 12, 1997, members of the Gulf South Board met informally in Chicago, Illinois with Mr. Kelly. Mr. Kelly made a presentation regarding, among other things, the business of PSS, the potential synergies resulting from a business combination, the strengths of each of the companies and the PSS strategic vision of a combined company. Mr. Kelly also addressed questions and comments of the Gulf South directors concerning PSS and the proposed combination.

  On December 13, 1997, Gulf South senior management and representatives from NationsBanc Montgomery had further discussions regarding valuation issues relevant to negotiation of a mutually acceptable exchange ratio and other terms and conditions of a potential business combination.

  On December 13 and 14, 1997, Gulf South legal advisors and PSS legal advisors met and negotiated the terms of the Merger Agreement and related documents.

  In the early evening of December 13, 1997, the Gulf South Board met by telephone conference and reviewed the status of negotiations with respect to the proposed exchange ratio. Gulf South legal advisors summarized the major open issues relating to the Merger Agreement, a draft of which had been previously distributed to the Gulf South Board. Senior management also reported on the status of discussions with PSS and its financial advisors regarding the proposed exchange ratio. After considerable discussion, the Gulf South Board instructed senior management and its financial and legal advisors to continue to pursue an agreement with PSS on acceptable terms.

  In the late evening of December 13, 1997, the Gulf South Board met by telephone conference where it was reported that a preliminary agreement had been reached with respect to the exchange ratio, subject to approval by the PSS and Gulf South Boards. NationsBanc Montgomery made a presentation to the Gulf South Board regarding the exchange ratio, reviewed the rationale and potential benefits and risks associated with the transaction, and reviewed a detailed financial analysis and pro forma and other information with respect to the proposed Merger. Gulf South legal advisors reported on the status of negotiations with respect to the open issues in the Merger Agreement and related documents. The Gulf South Board instructed its legal advisors to continue to pursue an agreement with PSS on terms acceptable to it.

  In the afternoon of December 14, 1997, the Gulf South Board met by telephone conference with its legal and financial advisors to review the proposed definitive Merger Agreement and related documents. Senior management and legal counsel to Gulf South reported that the open issues discussed with the Gulf South Board the previous evening had been satisfactorily resolved. In addition, NationsBanc Montgomery delivered its opinion that, as of such date, the Exchange Ratio was fair to the stockholders of Gulf South from a financial point of view. It was also reported that management of both companies had determined that pooling-of interests accounting treatment was available for the proposed Merger and that the companies' accountants concurred with this conclusion. At the conclusion of this meeting, the Gulf South Board unanimously approved the Merger Agreement and related documents.

  Also on December 14, 1997, the PSS Board met in Jacksonville, Florida. Representatives of BT Alex. Brown and legal advisors to PSS were present. Copies of the proposed definitive Merger Agreement and related documents were available and were summarized by legal counsel. BT Alex. Brown rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to PSS, and reviewed with the PSS Board the financial analyses performed by BT Alex. Brown in connection with such opinion. After a discussion of the transaction, the Board unanimously approved the transaction and authorized management to enter into the Merger Agreement and related documents.

  On December 14, 1997, following final approval by the Gulf South Board and PSS Board, the Merger Agreement and related agreements were executed.
  On December 15, 1997, the parties issued a joint press release announcing the Merger.

REASONS FOR THE MERGER


  PSS. The PSS Board of Directors, after consideration of relevant business, financial, legal and market factors, including the compatibility of the operations and management of Gulf South and PSS, and the future prospects of Gulf South and PSS, has concluded that the Merger is in the best interests of PSS and its stockholders. The PSS Board believes that the Merger is desirable for the following reasons, among others:

    (i) The PSS Board of Directors believes that the Merger would create the leading distributor of medical products to the alternate-site market and, in the opinion of the PSS Board, is compatible with PSS' strategy of pursuing acquisitions of medical products distributors.

    (ii) The PSS Board considered that, through the Merger, PSS believes that it can leverage its core competencies in sales and marketing and information technology in the long-term care and home-care markets.

    (iii) The PSS Board considered Gulf South's capabilities in materials management and operations, among other things, as potential benefits to PSS' existing business and diagnostic imaging businesses.

    (iv) The PSS Board of Directors considered that the long-term care and home-care markets are substantial and that the Merger may enhance PSS' future growth opportunities.

    (v) The PSS Board believes that the Merger could result in cost savings and operating synergies and could be accretive to PSS' future earnings.

    (vi) The PSS Board considered the benefit of the addition of Mr. Hixon, with his experience in marketing and distributing medical products, to the PSS Board of Directors and PSS' management team.

    (vii) The PSS Board considered the structure of the transaction as a stock-for-stock exchange as opposed to a transaction or series of transactions in which PSS' cash on hand would be utilized, thus preserving PSS' financial flexibility by retaining existing cash on hand for use in other potential acquisitions.

    (viii) The PSS Board considered that the transaction would be accounted for as a pooling of interests and, as such, would avoid the recognition of any goodwill by PSS, thereby avoiding any future expenses associated with the amortization of such goodwill.

    (ix) The PSS Board considered the opinion of BT Alex. Brown which was delivered to the PSS Board on December 14, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to PSS.
  In addition to the perceived benefits of the proposed Merger, the PSS Board also considered certain risks, including the risk that PSS would not successfully integrate the operations of the two businesses, recognize potential cost savings or enhance future earnings prospects, the substantial charges to be incurred by the combined company in connection with the Merger, and other risks described under "Risk Factors," herein. Although there can be no assurance such adverse consequences will not occur, the PSS Board, after consideration of PSS' record of successfully integrating past acquisitions, believed that the potential benefits outweighed the potential risks of the Merger.


  The foregoing discussion sets forth the material factors and information considered and given weight by the Board of Directors of PSS. In view of the variety of factors considered in connection with its evaluation of the Merger, the PSS Board did not find it necessary or practicable to and did not assign relative weights to or otherwise quantify the specific factors considered in reaching its determination. In addition, individual members of the PSS Board may have given different weights to different factors.

  FOR THE FOREGOING REASONS, AMONG OTHERS, THE BOARD OF DIRECTORS OF PSS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PSS VOTE FOR THE APPROVAL OF THE ISSUANCE AND THE STOCK AMENDMENT.

  Gulf South. The Gulf South Board of Directors, after consideration of relevant business, financial, legal and market factors, including the compatibility of the operations and management of Gulf South and PSS, and the future prospects of Gulf South and PSS, has concluded that the Merger is in the best interests of Gulf South and its stockholders. The Gulf South Board believes that the Merger is desirable for the following reasons, among others:

    (i) The Merger will result in the creation of a combined company with significantly greater resources and greater sales and marketing capability than those of Gulf South alone, and may enable the combined company to compete more effectively with competitors having greater resources than Gulf South.

    (ii) There is a likelihood that other companies will expand in the medical supply distribution industry either internally or through acquisitions, making purchasing and administrative economies of scale such as those expected to result from the Merger an increasingly important element in a successful medical supply distribution company.

    (iii) PSS has a large, highly trained sales force that is expected to complement Gulf South's sales resources. PSS focuses not only on recruiting but also on training and motivating its personnel and uses a consultative selling approach. The combined sales resources may provide expanded opportunities to market Gulf South's products to new and existing customers.

    (iv) PSS' ongoing commitment to and investment in information technology may enable Gulf South to increase its operating efficiencies and provide enhanced customer service.

    (v) The Gulf South stockholders will have the opportunity to participate in the potential growth of the combined company after the Merger.

    (vi) The Exchange Ratio represented a premium of approximately 38.5% over the closing market price of Gulf South Common stock on the business day preceding execution of the Agreement.

  In the course of its deliberations during Gulf South Board meetings held on December 8, 11, 13 and 14, 1997, the Gulf South Board met with and questioned senior management and its financial and legal advisors and reviewed the anticipated benefits summarized above and a number of additional factors relevant to the proposed Merger. In particular, the Gulf South Board considered, among other things, the following factors: (i) historical information concerning Gulf South's and PSS' respective businesses, prospects, financial performance and condition, operations, management and competitive position, including public reports filed with the Commission concerning results of operations during the most recent fiscal year and quarter for each company;
(ii) management's view as to the financial condition, results of operations and businesses of Gulf South and PSS before and after giving effect to the Merger, based on management due diligence and publicly available earnings estimates;
(iii) current market conditions and historical market prices, volatility and trading information with respect to Gulf South and PSS Common Stock; (iv) the consideration to be received by Gulf South stockholders in the Merger and the relationship between the market value of PSS Common Stock to be issued in exchange for Gulf South Common Stock and a comparison of comparable merger transactions; (v) the belief that the terms of the Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vi) management's view as to the prospects of Gulf South as an independent company; (vii) the strengths and capabilities of PSS' senior officers; (viii) management's view as to the potential for other third parties to acquire Gulf South or PSS; (ix) the impact of the Merger on Gulf South's customers, suppliers and employees; (x) reports from management and its financial and legal advisors as to the results of their due diligence investigation of PSS; (xi) the potential long-term appreciation in value to Gulf South stockholders; (xii) the potential market strength of the combined company; and (xiii) the compatibility of the respective business philosophies and corporate cultures of Gulf South and PSS. In its discussions, the Gulf South Board also considered the terms of the proposed Merger Agreement regarding Gulf South's and PSS' respective rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees and the Stock Option Agreements. In addition, the Gulf South Board noted that the Merger is expected to be accounted for as a pooling of interests and no goodwill is expected to be created of the combined company as a result thereof and that three of the ten initial seats on the combined company's Board of Directors will be held by Gulf South Board members following the Merger. The Gulf South Board considered the opinion of NationsBanc Montgomery delivered at the December 14, 1997 meeting of the Gulf South Board, which concluded that the consideration to be received by the stockholders of Gulf South pursuant to the Merger was fair to such stockholders from a financial point of view as of such date.

A copy of NationsBanc Montgomery's opinion is included as Annex G, and stockholders are urged to review this opinion carefully.

  The Gulf South Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the cost savings and synergies and other potential benefits sought in the Merger might not be fully realized; (ii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on Gulf South's sales and operating results and its ability to attract and retain key management, marketing and sales personnel;
(iii) the potential dilutive effect of the issuance of PSS Common Stock in the Merger; (iv) the substantial charges to be incurred by the combined company in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger; (v) the risk that despite the efforts of the combined company, key customers may not be retained or may not react positively to the Merger or to the planned changes to integrate the businesses, or management, marketing and sales personnel may not remain employed by the combined company; and (vi) the other risks described under "Risk Factors" herein. The Gulf South Board believed that certain of these risks could be avoided or mitigated by the combined company and that, overall, these risks were outweighed by the potential benefits of the Merger.

  The foregoing discussions of the information and factors considered by the Gulf South Board is not intended to be exhaustive but is believed to include all material factors considered by the Gulf South Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Gulf South Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Gulf South Board may have given different weight to different factors.

  THE BOARD OF DIRECTORS OF GULF SOUTH UNANIMOUSLY RECOMMENDS THAT THE GULF SOUTH STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

OPINIONS OF FINANCIAL ADVISORS

 Opinion of PSS' Financial Advisor

  PSS engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the Merger. On December 14, 1997, at a meeting of the PSS Board of Directors held to evaluate the proposed Merger, BT Alex. Brown rendered to the PSS Board an opinion dated December 14, 1997 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair from a financial point of view to PSS. No limitations were imposed by the Board of Directors of PSS upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

  The full text of the written opinion of BT Alex. Brown, dated December 14, 1997, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF PSS, ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PSS SPECIAL MEETING. The summary of the opinion of BT Alex. Brown in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning PSS and Gulf South and certain internal analyses and other information furnished to BT Alex. Brown by PSS and Gulf South. BT Alex. Brown also held discussions with members of the senior management of PSS and Gulf South regarding the business and prospects of PSS and Gulf South and the joint prospects of a combined company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for PSS Common Stock and Gulf South Common Stock, (ii) compared certain financial and stock market information for PSS and Gulf South with similar information for certain publicly traded companies, (iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and

(v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

  As described in its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with BT Alex. Brown for purposes of its opinion. With respect to the information relating to the prospects of PSS, Gulf South and the combined company, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the management of PSS and Gulf South as to the likely future financial performance of their respective companies and of the combined company. BT Alex. Brown also assumed, with the consent of the PSS Board of Directors, that the Merger would qualify for pooling-of-interests accounting treatment. BT Alex. Brown did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of PSS or Gulf South. BT Alex. Brown's opinion does not constitute an opinion as to the price at which the PSS Common Stock will actually trade at any time. BT Alex. Brown's opinion was based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. Although BT Alex. Brown evaluated the Exchange Ratio from a financial point of view, the type and amount of consideration payable in the Merger was determined through negotiation between PSS and Gulf South.

  The following is a summary of the material analyses and factors considered by BT Alex. Brown in connection with its opinion to the PSS Board of Directors dated December 14, 1997:

  Analysis of Selected Public Companies. BT Alex. Brown compared certain financial and stock market information for Gulf South with similar information for the following selected publicly held companies in the health care supplies and products distribution industry: Advance Paradigm, Inc., Allegiance Corporation, Cardinal Health, Inc., Express Scripts, Inc., PSS, Henry Schein, Inc., McKesson Corporation, Omnicare, Inc., Owens & Minor, Inc., Patterson Dental Company, and Vitalink Pharmacy Services, Inc. (collectively, the "Selected Companies"). BT Alex. Brown calculated equity market values relative to each company's net income for the latest 12 months ended September 30, 1997 and estimated earnings per share ("EPS") for calendar years 1998 and 1999, and adjusted market values (equity market value, plus debt, less cash and equivalents) relative to each company's revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest 12 months ended September 30, 1997. All multiples were based on closing stock prices on December 12, 1997. Calendar 1998 and 1999 EPS estimates for the Selected Companies were based on analysts' estimates as reported by I/B/E/S, a market research database, and EPS estimates for Gulf South were based both on analysts' estimates as reported by I/B/E/S and internal estimates of the management of Gulf South. This analysis indicated a range of multiples for the Selected Companies of latest 12 months net income and estimated calendar 1998 and 1999 EPS of 25.1x to 60.6x (with a mean of 37.9x), 18.1x to 28.4x (with a mean of 23.7x) and 15.6x to 22.2x (with a mean of 19.2x), respectively, and latest 12 months revenues, EBITDA and EBIT of 0.2x to 3.3x (with a mean of 1.1x), 8.6x to 31.1x (with a mean of 18.0x) and 13.4x to 41.5x (with a mean of 22.8x), respectively. Based on the closing price of PSS Common Stock on December 12, 1997, the Exchange Ratio equated to implied multiples for Gulf South of latest 12 months net income and estimated calendar 1998 and 1999 EPS of 43.2x (latest 12 months net income), 29.2x (estimated calendar 1998 EPS based on I/B/E/S estimates), 27.0x (estimated calendar 1998 EPS based on estimates of Gulf South management), and 23.8x (estimated calendar 1999 EPS based on I/B/E/S estimates) and 21.3x (estimated calendar 1999 EPS based on estimates of Gulf South management), respectively, and latest 12 months revenues, EBITDA and EBIT of 2.5x, 26.0x and 27.5x, respectively.

  Analysis of Recent Mergers and Acquisitions. BT Alex. Brown reviewed the purchase price and implied transaction multiples in the following selected merger and acquisition transactions announced or effected in the health care supplies and products distribution industry (acquiror/target): McKesson Corporation/AmeriSource Corporation, Cardinal Health, Inc./Bergen Brunswig Corporation, Henry Schein, Inc./Sullivan Dental Products, Inc., Henry Schein, Inc./Micro Bio-Medics, Inc., Cardinal Health, Inc./Owen Healthcare, Inc., Cardinal Health, Inc./PCI Services, Inc., Cardinal Health, Inc./Pyxis Corporation, and Bergen Brunswig Corporation/Durr-Fillauer

Medical, Inc. (collectively, the "Selected Transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated a range of (i) implied equity market value multiples for the Selected Transactions of latest 12 months net income and one-year forward net income of 16.3x to 62.7x (with a mean of 34.9x) and 21.8x to 30.9x (with a mean of 25.6x), respectively, and (ii) implied adjusted market value multiples for the Selected Transactions of latest 12 months revenues, EBITDA and EBIT of 0.3x to 4.9x (with a mean of 1.3x), 8.5x to 22.7x (with a mean of 16.2x) and 11.8x to 30.9x (with a mean of 20.2x), respectively. Based on the closing price of PSS Common Stock on December 12, 1997, the Exchange Ratio equated to implied multiples for Gulf South of latest 12 months net income and one-year forward net income of 43.2x (latest 12 months net income) and 27.5x (estimated one-year forward net income based on estimates of Gulf South management), respectively, and latest 12 months revenues, EBITDA and EBIT of 2.5x, 26.0x and 27.5x, respectively.

  Discounted Cash Flow Analyses. BT Alex. Brown performed separate discounted cash flow analyses of Gulf South and PSS to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that each of Gulf South and PSS could generate over the fiscal years 1997 through 2002 (in the case of Gulf South) and the fiscal years 1998 through 2003 (in the case of PSS), based on internal estimates of the management of Gulf South and PSS. The stand-alone discounted cash flow analyses were determined by (i) adding (x) the present value at September 30, 1997 of the projected free cash flows of Gulf South over the fiscal years 1997 through 2002 and of PSS over the fiscal years 1998 through 2003 and (y) the present value at September 30, 1997 of the estimated terminal values of Gulf South in fiscal year 2002 and of PSS in fiscal year 2003 and (ii) subtracting the current net debt of each of Gulf South and PSS at September 30, 1997. The range of estimated terminal values for each of Gulf South and PSS was calculated by applying terminal value multiples ranging from 11.0x to 17.0x to the projected fiscal year 2002 EBITDA of Gulf South and the projected fiscal year 2003 EBITDA of PSS, respectively. The cash flows and terminal values of each of Gulf South and PSS were discounted to present value using discount rates ranging from 14% to 18%. This analysis yielded equity reference ranges for Gulf South Common Stock and PSS Common Stock of approximately $31.12 to $56.16 per share and approximately $20.37 to $37.00 per share, respectively.

  Premiums Paid Analysis. BT Alex. Brown reviewed the (i) premiums paid in 81 change of control transactions with transaction values between $500.0 million and $1.0 billion effected since January 1, 1994, which indicated a range of premiums, based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately (27.5)% to 191.7% (with a mean of 46.8%) and (24.3)% to 118.5% (with a mean of 31.6%), respectively, (ii) premiums paid in 16 change of control transactions with transaction values between $500.0 million and $1.0 billion involving health care companies, which indicated a range of premiums, based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately 15.7% to 121.9% (with a mean of 58.1%) and 4.0% to 118.5% (with a mean of 44.3%), respectively, and (iii) premiums paid in the Selected Transactions described above in "--Analysis of Recent Mergers and Acquisitions," which indicated a range of premiums based on the target company's stock price one-month prior, and one-day prior, to public announcement of the transaction of approximately 10.9% to 78.7% (with a mean of 48.4%) and 11.4% to 62.7% (with a mean of 37.9%), respectively. The premiums payable in the Merger based on the closing price of Gulf South Common Stock one-month prior, and one-day prior, to public announcement of the Merger were approximately 22.7% and 38.5%, respectively.

  Historical Exchange Ratio Analysis. BT Alex. Brown reviewed the historical market prices for PSS Common Stock and Gulf South Common Stock and the implied historical exchange ratio of Gulf South Common Stock and PSS Common Stock (the closing price of Gulf South Common Stock divided by the closing price of PSS Common Stock) based on such market prices six months, three months, 20 trading days, 10 trading days prior to, and as of, December 12, 1997. The average exchange ratios for such time periods and as of such dates were 1.34, 1.40, 1.37, 1.35, and 1.26, respectively, as compared to the Exchange Ratio of 1.75.

  Contribution Analysis. BT Alex. Brown analyzed the relative contributions of PSS and Gulf South to, among other things, the revenues, gross profit, EBITDA, EBIT and net income of the pro forma combined company for the latest 12 months ended September 30, 1997, and to the estimated net income of the pro forma combined company for calendar years 1998 and 1999 based on internal estimates of the management of PSS and Gulf South, and compared such contributions to the pro forma ownership of the current holders of PSS Common Stock in the pro forma combined company. This analysis indicated that (i) for the latest 12 months ended September 30, 1997, PSS would have contributed approximately 77.8% of the revenues, 80.5% of the gross profit, 60.0% of the EBITDA, 55.3% of the EBIT and 49.3% of the net income of the pro forma combined company; and (ii) in calendar years 1998 and 1999, PSS would contribute approximately 59.7% and 61.9%, respectively, of the net income of the pro forma combined company. Based on the Exchange Ratio, current holders of PSS Common Stock would own approximately 57.7% of the pro forma combined company upon consummation of the Merger.

  Pro Forma Merger Analysis. BT Alex. Brown analyzed the pro forma effects of the Merger on the EPS of PSS in calendar years 1998 and 1999 based both on I/B/E/S estimates and internal estimates of the management of PSS and Gulf South, both before and after giving effect to certain cost savings and other potential synergies anticipated by the management of PSS and Gulf South to result from the Merger (excluding non-recurring costs resulting from the Merger). This analysis indicated that the Merger could be dilutive to the EPS of PSS in calendar years 1998 and 1999 before giving effect to such potential cost savings and synergies, and could be accretive to the EPS of PSS in calendar years 1998 and 1999 after giving effect to such potential cost savings and synergies. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

  Other Analyses. In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things: (i) historical and projected financial data for PSS and Gulf South, (ii) historical market prices and trading volumes for PSS Common Stock and Gulf South Common Stock relative to the Selected Companies and the S&P 500 Index, (iii) historical forward price to earnings multiples of PSS and Gulf South relative to the S&P 500 Index, (iv) selected analysts' reports on PSS and Gulf South, including growth rate estimates of such analysts for PSS and Gulf South, and (v) the pro forma ownership of PSS, Gulf South and the combined company.

  The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the PSS Board of Directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PSS and Gulf South. No company, transaction or business used in such analyses as a comparison is identical to PSS, Gulf South, or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the PSS Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management of PSS with respect to the Exchange Ratio or the Merger.

  BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. PSS selected BT Alex. Brown to serve as its exclusive financial advisor based on BT Alex. Brown's reputation, expertise and familiarity with PSS and its business. BT Alex. Brown previously has provided various financing and financial advisory services to PSS, for which services BT Alex. Brown has received customary compensation. BT Alex. Brown maintains a market in PSS Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of PSS and other publicly traded companies in the health care industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of both PSS and Gulf South for their own account and the accounts of customers and, accordingly, may at any time hold a long or short position in securities of PSS and Gulf South.

  Pursuant to the terms of BT Alex. Brown's engagement, PSS has agreed to pay BT Alex. Brown, upon consummation of the Merger, an aggregate financial advisory fee of $5.0 million. In addition, PSS has agreed to reimburse BT Alex. Brown for its out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

 Opinion of Gulf South's Financial Advisor

  Gulf South engaged NationsBanc Montgomery to act as its financial advisor in connection with the Merger. NationsBanc Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Gulf South selected NationsBanc Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger, its reputation in the health care and investment communities and its existing investment banking relationship with Gulf South.

  At the December 14, 1997 meeting of Gulf South's Board of Directors, NationsBanc Montgomery delivered its opinion that the consideration to be received by the stockholders of Gulf South in the Merger was fair to such stockholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery did not determine the form or amount of consideration to be received by Gulf South's stockholders in the Merger. The amount of such consideration was agreed to as a result of negotiations between Gulf South and PSS. No limitations were imposed by Gulf South on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE GULF SOUTH BOARD OF DIRECTORS, DATED DECEMBER 14, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS ANNEX G AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO THE GULF SOUTH BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GULF SOUTH SPECIAL MEETING. IN FURNISHING SUCH OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN NATIONSBANC MONTGOMERY'S OPINION.

  In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to Gulf South and PSS, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to Gulf South and PSS made available to NationsBanc Montgomery from published sources and from the internal records of Gulf South and PSS; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Gulf South Common Stock and PSS Common Stock; (iv) compared Gulf South and PSS from a financial point of view with certain other companies in the medical products distribution industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the medical products distribution industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Gulf South and PSS certain information of a business and financial nature regarding Gulf South and PSS, furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of Gulf South and PSS;
(vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Gulf South's counsel; and
(viii) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

  In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Gulf South and PSS provided to NationsBanc Montgomery by their respective managements, upon their advice and with Gulf South's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts, including the assumptions regarding synergies, were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Gulf South and PSS and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in Gulf South's or PSS' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery assumed that the Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Gulf South or PSS, nor was NationsBanc Montgomery furnished with any such appraisals. Gulf South informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger would be recorded as a pooling of interests under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of, December 14, 1997. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

  The following is a summary of the material analyses and factors considered by NationsBanc Montgomery in connection with its opinion to the Gulf South Board of Directors dated December 14, 1997.

  Selected Comparable Public Company Analysis. NationsBanc Montgomery compared the implied value of the consideration to be received by the stockholders of Gulf South in the Merger to certain financial and stock market information of sixteen publicly-traded companies engaged in the medical products distribution business that NationsBanc Montgomery believed were comparable in certain respects to Gulf South (the "Comparable Companies"). The Comparable Companies included: Allegiance Corporation, Amerisource Health Corporation, Bergen Brunswig Corporation, Bindley Western Industries Inc., Cardinal Health Inc., Graham-Field Health Products Inc., Henry Schein Inc., McKesson Corporation, NCS Healthcare Inc., Omnicare Inc., Owens & Minor Inc., Patterson Dental Company, PharMerica Inc., PSS, Suburban Ostomy Supply Company Inc., and Vitalink Pharmacy Services Inc. The Comparable Companies were chosen by NationsBanc Montgomery as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which Gulf South operates, although NationsBanc Montgomery recognizes that each of the Comparable Companies is distinguishable from Gulf South in certain respects.

  For each of the Comparable Companies and Gulf South, NationsBanc Montgomery obtained certain publicly available financial and stock market data, including last twelve months ("LTM") revenue, projected calendar year 1998 earnings per share, recently reported total debt and cash and cash equivalents, closing stock price as of December 12, 1997, and the projected secular growth rate of earnings. Calendar year 1998 and 1999 EPS estimates for the Comparable Companies were based on analysts' estimates as reported by First Call, a market research database, and EPS estimates for Gulf South and PSS were based on both analysts' estimates as reported by First Call and internal estimates of the managements of Gulf South and PSS, respectively. Projected secular growth rates for the Comparable Companies and Gulf South were obtained from I/B/E/S International, Inc. and Zacks Investment Research, Inc., market research databases, and from NationsBanc Montgomery research.

  NationsBanc Montgomery also compiled "aggregate value" for each of the Comparable Companies and for Gulf South implied in the Merger. Aggregate value is the total current equity value plus total debt less cash and cash equivalents.

  Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Comparable Companies, for PSS, and for Gulf South implied in the Merger: current stock price to projected 1998 earnings per share ("1998 price/earnings ratio"); 1998 price/earnings ratio to secular growth rate; and aggregate value to LTM revenue.

  The 1998 price/earnings ratio for the Comparable Companies ranged from 17.1x to 28.1x, and averaged 21.8x compared to 26.4x for PSS and 29.2x for Gulf South implied in the Merger. The 1998 price/earnings ratio to secular growth rate for the Comparable Companies ranged from 70.6% to 143.4% and averaged 106.4%, compared to 145.8% for Gulf South implied in the Merger. The aggregate value to LTM revenue for the Comparable Companies ranged from 0.1x to 3.0x and averaged 1.1x compared to 1.0x for PSS and 2.6x for Gulf South implied in the Merger.

  Selected Comparable Mergers and Acquisitions Analysis. NationsBanc Montgomery reviewed certain financial data for recently announced mergers and acquisitions in the medical products distribution industry that were deemed to be comparable to the Merger and in which the consideration paid was greater than $100 million (the "Comparable Acquisitions"). The Comparable Acquisitions included McKesson Corp.'s acquisition of General Medical Inc., Henry Schein Inc.'s acquisitions of Micro Bio-Medics and Sullivan Dental Products, Inc. and Graham-Field Health Products' acquisition of Fuqua Enterprises.

  For each such transaction NationsBanc Montgomery calculated, among other things, the ratio of aggregate value to LTM revenues, the ratio of aggregate value to LTM earnings before interest and taxes ("EBIT"), and the ratio of equity value to LTM earnings. All multiples were based on publicly available information at the time of announcement of the Comparable Acquisitions. These calculations yielded a range of aggregate values to LTM revenues of 0.5x to 1.2x with an average of 0.9x, a range of aggregate values to LTM EBIT of 15.8x to 31.1x with an average of 20.7x, and a range of equity values to LTM earnings of 22.8x to 51.8x with an average of 35.8x. NationsBanc Montgomery then calculated, among other things, the same ratios implied in the Merger. The calculations yielded, among other things, an aggregate value to LTM revenues of 2.6x, an aggregate value to LTM EBIT of 27.8x, and an equity value to LTM earnings of 43.7x.

  Premiums Paid Analysis. NationsBanc Montgomery reviewed the premiums paid in ten transactions that were deemed to be comparable to the Merger with transaction values between $100 million and $1 billion involving health care services companies in the past two years. NationsBanc Montgomery analyzed the following transactions: United HealthCare Corp./HealthWise of America, Cardinal Health Inc./Pyxis Corp., FPA Medical Management/Sterling Healthcare, Cardinal Health Inc./PCI Services Inc., Cardinal Health Inc./Owen Healthcare Inc., Sun Healthcare Group Inc./Retirement Care Associates, Henry Schein Inc./Micro Bio-Medics Inc., CRA Managed Care Inc./Occusystems, Alternative Living Services/Sterling House Corp., and Henry Schein Inc./Sullivan Dental Products.

  In each of these transactions, NationsBanc Montgomery calculated the premiums of the price paid by acquirors over the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. These calculations yielded average premiums paid based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction of 32.0%, 37.7% and 37.3%, respectively. NationsBanc Montgomery then calculated the premium to be paid in the Merger based on the Exchange Ratio and the closing stock price of PSS Common Stock as of December 12, 1997 of $23.00 to Gulf South's stock prices one day, one week and four weeks prior to public announcement of the Merger. These calculations yielded premiums paid of 38.5%, 23.6% and 18.4%, respectively.

  Contribution Analysis. NationsBanc Montgomery analyzed and compared the respective contributions of Gulf South and PSS to the pro forma combined company net income for calendar years 1998 and 1999 and to the pro forma ownership of the respective stockholders in the combined company upon consummation of the Merger. Based on publicly available analyst estimates for Gulf South and PSS for calendar years 1998 and 1999, Gulf South would contribute approximately 39.2% and 35.7%, respectively, of the projected net income of the pro forma combined company. Based on internal estimates for Gulf South and PSS for calendar years 1998 and 1999, Gulf South would contribute approximately 40.6% and 38.3%, respectively, of the projected net income of the pro forma combined company. Based on the Exchange Ratio, Gulf South's existing stockholders would own approximately 42.4% of the pro forma combined company, on a fully diluted basis, upon consummation of the Merger.

  Pro Forma Merger Analysis. NationsBanc Montgomery analyzed the impact of the Merger on PSS stockholders on a pro forma fully diluted EPS basis for calendar years 1998 and 1999. NationsBanc Montgomery used publicly available analyst estimates for calendar years 1998 and 1999 for PSS and Gulf South and performed the analysis with and without giving effect to the synergies anticipated by the managements of PSS and Gulf South to result from the Merger (excluding non-recurring costs resulting from the Merger) in each year. The analysis indicated that, for PSS stockholders, the Merger could be accretive in each of the years analyzed with the realization of the synergies and the Merger could be dilutive in each year without the realization of such synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Discounted Cash Flow Analysis. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of Gulf South.

  In performing this analysis, NationsBanc Montgomery calculated the projected stand-alone unlevered after-tax cash flows of Gulf South for the calendar years 1998 through 2004. NationsBanc Montgomery calculated Gulf South's terminal values in calendar year 2004 based on aggregate value/EBIT multiples ranging from 20.0x to 23.0x. The unlevered after-tax cash flows and the terminal values were discounted to the present using discount rates ranging from 10.0% to 15.0%. This analysis yielded an equity value range for Gulf South of $28.53 to $41.50 per fully diluted share.

  The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the Gulf South Board of Directors or the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Gulf South Board of Directors. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of Gulf South. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to Gulf South, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of the Gulf South Common Stock in the Merger on the basis of the financial and comparative analyses described above.

  In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Gulf South. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the transaction contemplated by the Merger Agreement to the Gulf South stockholders and were provided to the Gulf South Board of Directors in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of Gulf South and by research analysts. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

  Pursuant to the terms of NationsBanc Montgomery's engagement, Gulf South has agreed to pay NationsBanc Montgomery a fee equal to $3.5 million. Gulf South paid NationsBanc Montgomery $150,000 upon rendering its opinion to the Gulf South Board and will be obligated to pay NationsBanc Montgomery the remainder of the fee upon the closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the closing of the Merger. Gulf South has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including counsel fees, up to a maximum of $50,000. Pursuant to a separate letter agreement, Gulf South has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

  In the ordinary course of business, NationsBanc Montgomery actively trades Gulf South Common Stock and PSS Common Stock for its own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also has in the past performed certain investment banking services for Gulf South, which included participation as an underwriter in Gulf South's initial public offering in March 1994 and Gulf South's follow-on equity offerings in October 1994 and May 1996. NationsBanc Montgomery also has performed certain investment banking services for PSS, which included participation as an underwriter in a debt offering in October 1997.

EXCHANGE RATIO

  The Merger Agreement provides that at the Effective Time of the Merger each outstanding share of Gulf South Common Stock shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock (the "Exchange Ratio"). The Exchange Ratio is a fixed ratio and will not be adjusted in the event of any increase or decrease in the price of either PSS Common Stock or Gulf South Common Stock. See "Summary--Market and Market Prices" and "Risk Factors--Risks Relating to the Merger--Fixed Exchange Ratio Despite Change in Relative Stock Prices" and "--Risks Relating to PSS, Gulf South and the Combined Company--Quarterly Fluctuations in Operating Results."

  As of February 13, 1998, there were 16,354,964 shares of Gulf South Common Stock outstanding. Based upon the foregoing, the shares of PSS Common Stock issued to Gulf South stockholders in the Merger will constitute approximately 41.1% of the outstanding PSS Common Stock after the Merger, and the current PSS stockholders will hold approximately 58.9% of the outstanding PSS Common Stock after the Merger. See "Risk

Factors--Risks Relating to the Merger--Dilution of Ownership Interest of Current PSS Stockholders" and --Potential Adverse Market Effect on Issuance of PSS Shares."

  In addition, at the Effective Time, all options and warrants to purchase shares of Gulf South Common Stock which are outstanding at such time, whether or not then exercisable, will become options or warrants, respectively, to purchase PSS Common Stock, and PSS will assume each such option or warrant (as adjusted to reflect the Exchange Ratio). See "--Conversion of Stock Options and Warrants."

  In the event Gulf South or PSS changes the number of shares of Gulf South Common Stock or PSS Common Stock, or other common stock equivalents, on a fully diluted basis, issued and outstanding prior to the Effective Time, or declares any stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted; provided, however, that no such adjustment shall occur as a result of the exercise of any presently outstanding options or warrants of PSS or Gulf South.

FRACTIONAL SHARES

  Pursuant to the terms of the Merger Agreement, each holder of shares of Gulf South Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock shall receive, in lieu thereof, a cash payment (without interest) equal to the fractional amount due multiplied by the average of the last sale price of a share of PSS Common Stock on the Nasdaq National Market for the ten most recent days that the PSS Common Stock has traded, ending on the last trading day preceding the Effective Time.

CONVERSION OF STOCK OPTIONS AND WARRANTS

  At the Effective Time, all rights with respect to Gulf South Common Stock pursuant to stock options ("Gulf South Options") which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to PSS Common Stock, and PSS will assume each Gulf South Option, in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced, except that from and after the Effective Time: (i) PSS and its Compensation Committee shall be substituted for Gulf South and the Committee of Gulf South's Board of Directors administering such Gulf South stock plans; (ii) each Gulf South Option assumed by PSS may be exercised solely for shares of PSS Common Stock;
(iii) the number of shares of PSS Common Stock subject to such Gulf South Option will be equal to the number of shares of Gulf South Common Stock subject to such Gulf South Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share; and (iv) the per share exercise price under each such Gulf South Option will be adjusted by dividing the per share exercise price under each such Gulf South Option by the Exchange Ratio and rounding up to the nearest cent. In addition, each Gulf South Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time.

  At the Effective Time, all rights with respect to Gulf South Common Stock pursuant to warrants ("Gulf South Warrants") which are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to PSS Common Stock, and PSS will assume each Gulf South Warrant, in accordance with the terms of the warrant agreement by which it is evidenced, provided that (i) each Gulf South Warrant assumed by PSS may be exercised solely for shares of PSS Common Stock and (ii) the number of shares of PSS Common Stock subject to such Gulf South Warrant will be equal to the number of shares of Gulf South Common Stock subject to such Gulf South Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio. In addition, each Gulf South Warrant will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time.

  At February 13, 1998, Gulf South Options to acquire approximately 924,755 shares of Gulf South Common Stock and Gulf South Warrants to acquire approximately 450,000 shares of Gulf South Common Stock were outstanding. As soon as practicable after the Effective Time, PSS has agreed to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PSS Common Stock subject to such Gulf South Options and to use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Gulf South Options remain outstanding. In addition, as soon as practicable after the Effective Time, PSS has agreed to file a registration statement or registration statements on Form S-3 (or any successor or other appropriate form), with respect to the shares of PSS Common Stock issuable upon exercise of the Gulf South Warrants and to use its reasonable efforts, subject to the terms of the Gulf South warrant agreements, to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such warrant agreements require.

EFFECTIVE TIME

  If the Merger Agreement is approved by the requisite vote of the Gulf South stockholders, the Issuance and Stock Amendment are approved by the requisite vote of the PSS stockholders, all other required consents and approvals are received, and if the other conditions to the Merger are satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time the Certificate of Merger, reflecting the Merger, is filed with the Secretary of State of the State of Delaware (the "Effective Time"). See "-- Conditions to Consummation."

DISTRIBUTION OF PSS CERTIFICATES

  Promptly after the Effective Time, PSS shall mail appropriate transmittal materials to the holders of Gulf South Common Stock to use in effecting the surrender and cancellation of certificates representing Gulf South Common Stock in exchange for PSS Common Stock (which shall contain an affidavit for lost or stolen stock certificates and which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Gulf South Common Stock shall pass, only upon proper delivery of such certificates to PSS by the former stockholders of Gulf South). GULF SOUTH STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of Gulf South Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PSS and shall receive in exchange therefor the proper consideration, and the certificates thus surrendered will be canceled. PSS shall not be obligated to deliver the consideration to which any former holder of Gulf South Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PSS may require. No party shall be liable to a holder of Gulf South Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

  After the Effective Time, holders of certificates will have no rights with respect to the Gulf South Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of PSS Common Stock, if any, to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of PSS Common Stock will be paid to the holder of any Gulf South certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of PSS Common Stock issuable upon the exchange or conversion of such Gulf South Common Stock, all withheld dividends or other distributions (without interest), and any withheld cash payments (without interest) to which such stockholder is entitled.

  If any certificate for PSS Common Stock is to be issued in a name other than that in which the Gulf South certificate surrendered for exchange is issued, the Gulf South certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase, or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain anticipated federal income tax consequences of the Merger. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to stockholders in light of their particular circumstances or status (for example, foreign persons, tax-exempt entities, dealers in securities and insurance companies, among others). Nor does this summary address any consequences of the Merger under any state, local, estate, or foreign tax laws. Stockholders, therefore, are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the application and effect of federal, foreign, state, local, and other tax laws, and the implications of any proposed changes in tax laws.

  A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, consummation of the Merger is conditioned upon receipt by PSS and Gulf South of an opinion from Alston & Bird LLP, special counsel to PSS, concerning certain federal income tax consequences of the proposed Merger under federal income tax law. Based upon certain representations made by PSS and Gulf South, it is such firm's opinion that:

    (1) The Merger will qualify as a reorganization within the meaning of
  Section 368(a) of the Code. Each of PSS, Merger Corp. and Gulf South will be a party to a reorganization within the meaning of Section 368(b).

    (2) No gain or loss will be recognized by PSS, Merger Corp. or Gulf South as a consequence of the Merger.

    (3) No gain or loss will be recognized by any Gulf South stockholder upon the receipt of PSS Common Stock solely in exchange for its shares of Gulf South Common Stock.

    (4) The basis of the PSS Common Stock received by a Gulf South stockholder in the transaction will be the same as the basis of the Gulf South Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of PSS Common Stock settled by cash payment.

    (5) The holding period of the PSS Common Stock received by a Gulf South stockholder (including the holding period of any fractional share interest) will include the holding period of the Gulf South Common Stock surrendered in exchange therefor, provided the Gulf South Common Stock was held as a capital asset on the date of the exchange.

    (6) The payment of cash to the Gulf South stockholder in lieu of fractional shares of PSS Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by PSS. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of PSS Common Stock redeemed as provided in Section 302(a).

  The opinion of Alston & Bird LLP is based upon certain representations made by PSS and Gulf South. If these representations prove to be inaccurate or incomplete in any material respect, then the tax consequences may differ from those stated above, and the opinion of Alston & Bird LLP as to the federal income tax consequences of the Merger may not be relied upon.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. GULF SOUTH STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of Gulf South's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests as stockholders of Gulf South generally. In each case, the Gulf South Board either aware of these facts and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated therein.

  The Merger Agreement provides that PSS shall for a period of six years after the Effective Time indemnify the present and former directors, officers, employees and agents of Gulf South or any of its subsidiaries to the extent provided under Gulf South's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as in effect on the date of the Merger Agreement, with respect to matters occurring at or prior to the Effective Time. PSS has also agreed to obtain "tail" directors' and officers' liability insurance, covering those persons covered by Gulf South's directors' and officers' liability insurance policy on the date of the Merger Agrement, to be effective for a period of six years following the Effective Time; provided that PSS shall not be required to spend more than 150% of the annual premium currently paid for such coverage and provided that if the premium for such coverage exceeds such amount, PSS shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

  Effective immediately after consummation of the Merger, Mr. Thomas G. Hixon and two additional persons who are currently directors of Gulf South shall be named as directors of PSS. The current directors of Gulf South who do not become directors of PSS will remain as directors of the surviving corporation after the Effective Time. In addition, immediately after the consummation of the Merger, Mr. Hixon will be elected President and Chief Operating Officer of PSS, pursuant to an employment agreement to be entered into on terms satisfactory to PSS and Mr. Hixon, which are expected to be similar to the terms of employment agreements with other PSS senior executive officers.

  Other than as described above, no director or executive officer of PSS or Gulf South has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of Gulf South Common Stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of Gulf South Common Stock.

NO SOLICITATION

  Gulf South and PSS have agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, neither Gulf South nor PSS nor any of their respective affiliates will, directly or indirectly, solicit any Acquisition Proposal (as defined below). Unless the Board of Directors of Gulf South or PSS determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders, neither Gulf South nor PSS nor any of their respective affiliates, shall furnish any non-public information, negotiate with respect to, or enter into any contract with respect to an Acquisition Proposal. Each of Gulf South and PSS agrees to promptly advise the other of the details surrounding any Acquisition Proposal.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Gulf South will be the surviving corporation resulting from the Merger and will become a wholly-owned subsidiary of PSS. The Merger Agreement provides that from and after the Effective Time, the Board of Directors of Gulf South shall consist of the directors of Merger Corp. immediately prior to the Effective Time, plus the current directors of Gulf South who do not become directors of PSS together with such additional persons as may thereafter be elected. The Merger Agreement further provides that the officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may be elected, shall serve as the officers of Gulf South from and after the Effective Time in accordance with the Amended and Restated Bylaws of Gulf South.

  Effective immediately after consummation of the Merger, PSS has agreed to (i) increase the size of its Board of Directors to ten persons, (ii) accept the resignations of four current PSS directors, (iii) appoint or cause to be elected Mr. Thomas G. Hixon and two other current directors of Gulf South as directors of PSS to serve in Class I, Class II and Class III, respectively, and
(iv) appoint a Nominating Committee composed of Mr. Hixon and such other persons as the PSS Board of Directors shall determine for the purpose of designating two independent persons to fill the two vacancies on the PSS Board of Directors as soon as reasonably practicable. In addition, immediately after consummation of the Merger, Mr. Hixon shall be elected to serve as President and Chief Operating Officer of PSS.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligation of each of PSS, Merger Corp. and Gulf South to consummate the Merger is subject to certain additional conditions, including the following:
(i) the stockholders of Gulf South shall have approved the Merger Agreement and the stockholders of PSS shall have approved the Issuance and the Stock Amendment; (ii) all consents and notifications to any regulatory authorities and any third parties required for consummation of the Merger shall have been obtained or made; (iii) no court or governmental authority shall have enacted any law or order or taken any action which prohibits the transactions contemplated by the Merger Agreement; (iv) the shares of PSS Common Stock issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market; (v) the Registration Statement shall have been declared effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall have been issued; and (vi) each of PSS and Gulf South shall have received an opinion from Alston & Bird LLP that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

  The obligation of PSS to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of Gulf South set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) Gulf South shall have performed in all material respects all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) receipt of an opinion of counsel for Gulf South; (iv) receipt of a letter from Ernst & Young LLP regarding the qualification of Gulf South as an entity for which pooling-of-interests accounting is available and receipt of a letter from Arthur Andersen LLP that the Merger will qualify for pooling-of-interests accounting treatment; and (v) receipt of an employment agreement executed by Mr. Hixon related to the employment of Mr. Hixon by PSS.

  The obligation of Gulf South to consummate the Merger is subject to, among others, the following conditions: (i) the representations and warranties of PSS set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) PSS shall have performed in all material respects all of its agreements and covenants prior to the Effective Time as contemplated by the Merger Agreement; (iii) receipt of an opinion of counsel for PSS; and (iv) receipt of a letter from Ernst & Young LLP regarding the qualification of Gulf South as an entity for which pooling-of-interests accounting is available and receipt of a letter from Arthur Andersen LLP that the Merger will qualify for pooling-of-interests accounting treatment.

  No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Joint Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

  The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the PSS or Gulf South stockholders. See "--Amendment, Waiver and Termination."

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. PSS and Gulf South filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on January 21, 1998. PSS and Gulf South's requests for early termination of the waiting period under the HSR Act were granted and such termination became effective on February 2, 1998. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the termination of the waiting period. At any time before or after the Effective Time, and notwithstanding the granting of early termination or the expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of PSS or Gulf South. Private parties may also seek legal action under the antitrust laws under certain circumstances.

  PSS and Gulf South believe that the Merger can be effected in compliance with federal and state antitrust laws; however, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such challenge were made, PSS and Gulf South would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

  Other than approvals discussed above, PSS and Gulf South are not aware of any federal, state or foreign regulatory requirements that must be complied with or approval that must be obtained in connection with the Merger other than the filing of this Joint Proxy Statement/Prospectus with the Commission and compliance with applicable state securities laws and regulations. Should any such approval be required, it is currently contemplated that such approval will be sought.

AMENDMENT, WAIVER AND TERMINATION

  To the extent permitted by law, Gulf South and PSS, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the stockholders of PSS or Gulf South, provided that after the approval of the Merger Agreement by the Gulf South stockholders, there shall be made no amendment that requires further approval by such stockholders without further approval of such stockholders; and further provided, that after any such approval by the holders of PSS Common Stock, the provisions of the Merger Agreement relating to the manner or basis in which shares of Gulf South Common Stock will be exchanged for shares of PSS Common Stock shall not be amended after the Special Meetings in a manner adverse to the holders of PSS Common Stock without any requisite approval of the holders of the issued and outstanding shares of PSS Common Stock entitled to vote thereon.

  Prior to or at the Effective Time, either Gulf South or PSS, acting through its respective Board of Directors or its Chief Executive Officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of the other party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

  The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, notwithstanding approval of the Merger Agreement by the stockholders of Gulf South and PSS:

    (i) by mutual consent of PSS and Gulf South;

    (ii) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement) in the event of a material breach by the other party of any representation or warranty contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, such that the conditions precedent to the obligations of such party to consummate the Merger, would not then be satisfied by the breaching party;

    (iii) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, such that the conditions precedent to the obligations of such party to consummate the Merger would not then be satisfied by the breaching party;

    (iv) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) in the event (a) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal such that the conditions precedent to consummation of the Merger would not be satisfied, or (b) the stockholders of Gulf South or PSS fail to vote their approval of the matters relating to the Merger Agreement and the transactions contemplated therein at the appropriate Special Meeting where such matters were presented to such stockholders for approval and voted upon;

    (v) by either party in the event that the Merger shall not have been consummated by June 30, 1998, if the failure to consummate the transactions contemplated thereby on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate pursuant to such provision;

    (vi) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by June 30, 1998;

    (vi) by either party, if: (a) the Board of Directors of Gulf South shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of Gulf South, or has entered into an agreement with any person (other than PSS) to effect an alternative Acquisition Proposal (as defined below) or (b) a tender offer or exchange offer for 25% or more of the outstanding shares of Gulf South Common Stock is commenced and the Board of Directors of Gulf South recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided that Gulf South shall not be entitled to exercise the foregoing termination rights unless (x) any action of the Board of Directors of Gulf South is taken in good faith by the Board of Directors of Gulf South after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (y) Gulf South has not directly or indirectly solicited the Acquisition Proposal or tender or exchange offer;

    (vii) by PSS, if the Board of Directors of Gulf South shall withdraw, modify or change its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to PSS, provided that PSS is not then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

    (viii) by either party, if: (a) the Board of Directors of PSS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of PSS, or has entered into an agreement with any person (other than Gulf South) to effect an Acquisition Proposal or (b) a tender offer or exchange offer for 25% or more of the outstanding shares of PSS Common Stock is commenced and the Board of Directors of PSS recommends that the stockholders of PSS tender their shares in such tender or exchange offer; provided that PSS shall not be entitled to exercise the foregoing termination rights unless
  (x) any such Acquisition Proposal is conditioned upon the termination by PSS of the Merger Agreement, (y) any action of the Board of Directors of PSS is taken in good faith by the Board of Directors of PSS after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (z) PSS has not directly or indirectly solicited the Acquisition Proposal or tender or exchange offer; or

    (ix) By Gulf South, if the Board of Directors of PSS shall withdraw, modify or change its approval or recommendation of the issuance of the PSS Common Stock pursuant to the Merger Agreement, provided that Gulf South is not then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement.

  The term "Acquisition Proposal" is defined in the Merger Agreement to mean, with respect to a party, (a) a merger, consolidation or similar transaction in which such party is not the surviving corporation or shall become a subsidiary of another corporation, (b) except as permitted pursuant to the terms of the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of assets representing 15% or more of the consolidated assets of such party, or
(c) the issuance, sale or other disposition of (including by way of merger, consolidation, shares exchanged or any similar transaction) securities representing 20% of more of the voting power of such party.

EXPENSES AND FEES

  The Merger Agreement provides that each of PSS and Gulf South shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that each of PSS and Gulf South shall pay one-half of the filing fees payable and printing costs incurred in connection with the Registration Statement and this Joint Proxy Statement/Prospectus.

  If (i) the Merger Agreement is terminated by PSS due to a material breach by Gulf South of any representation, warranty, covenant or agreement which is not cured within 30 days notice thereof, the failure of the stockholders of Gulf South to approve the Merger Agreement and the transactions contemplated thereby, or the failure of Gulf South to satisfy certain conditions precedent of PSS; (ii) the Merger is not consummated due to the failure of Gulf South to satisfy certain conditions precedent, including the failure of the stockholders of Gulf South to approve the Merger Agreement; (iii) the Merger Agreement is terminated due to the authorization, recommendation, public proposal or public announcement by the Board of Directors of Gulf South of an intention to authorize, recommend or propose to its stockholders, or the entry by Gulf South into an agreement with any third party to effect, an alternative Acquisition Proposal; or (iv) the Merger Agreement is terminated by PSS, provided that PSS is not then in material breach of the provisions of the Merger Agreement, due to the withdrawal, modification or change by the Board of Directors of Gulf South of its approval or recommendation of the Merger Agreement or the Merger in a manner adverse to PSS, then Gulf South has agreed to pay to PSS a fee of $20,000,000 (subject to the total value of the foregoing amount plus the consideration that may be received by PSS under the Gulf South Stock Option Agreement (as defined below) not exceeding $24,000,000), plus out-of-pocket costs and expenses of PSS up to but not exceeding an additional $1,000,000 (collectively, the "Gulf South Termination Fee").

  If (i) the Merger Agreement is terminated by Gulf South due to a material breach by PSS of any representation, warranty, covenant or agreement which is not cured within 30 days notice thereof, the failure of the stockholders of PSS to approve the Issuance or the Stock Amendment, or the failure of PSS to satisfy certain conditions precedent of Gulf South; (ii) the Merger is not consummated due to the failure of PSS to satisfy certain conditions precedent, including the failure of the stockholders of PSS to approve the Issuance and the Stock Amendment; (iii) the Merger Agreement is terminated due to the authorization, recommendation, public proposal or public announcement by the Board of Directors of PSS of an intention to authorize, recommend or propose to its stockholders, or the entry by PSS into an agreement with any third party to effect, an alternative Acquisition Proposal; or (iv) the Merger Agreement is terminated by Gulf South, provided that Gulf South is not then in material breach of the provisions of the Merger Agreement, due to the withdrawal, modification or change by the Board of Directors of PSS of its approval or recommendation of the Issuance in a manner adverse to Gulf South, then PSS has agreed to pay to Gulf South a fee of $20,000,000 (subject to the total value of the foregoing amount plus the consideration that may be received by Gulf South under the PSS Stock Option Agreement (as defined below) not exceeding $24,000,000), plus out-of-pocket costs and expenses of Gulf South up to but not exceeding an additional $1,000,000 (collectively, the "PSS Termination Fee").

  The foregoing fees represent the best estimate of PSS and Gulf South of the out-of-pocket costs incurred by PSS and Gulf South and the value of management time, overhead, opportunity costs and other unallocated costs of PSS and Gulf South incurred by or on behalf of PSS and Gulf South in connection with the Merger Agreement.

STOCK OPTION AGREEMENTS

  Following is a summary of certain provisions of the Stock Option Agreement dated December 14, 1997 by and between Gulf South, as issuer, and PSS (the "Gulf South Stock Option Agreement") and the Stock Option Agreement dated December 14, 1997 by and between PSS, as issuer, and Gulf South (the "PSS Stock Option Agreement," and with the Gulf South Stock Option Agreement, the "Stock Option Agreements"). Copies of the Gulf South Stock Option Agreement and PSS Stock Option Agreement are attached as Annexes B and C, respectively, to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by references to the full text of the Stock Option Agreements attached hereto.

  Certain aspects of the Stock Option Agreements (including the fact that the exercise of the Gulf South Option and the PSS Option would render Gulf South and PSS, respectively, ineligible for "pooling of interests" accounting treatment for any business combination that would trigger exercisability of the Gulf South Option or PSS Option (each as defined below)) may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, Gulf South or PSS, from considering proposing such a transaction.

  For purposes of this section, with respect to the Gulf South Stock Option Agreement, the term "Issuer" shall mean Gulf South and "Grantee" shall mean PSS, and with respect to the PSS Stock Option Agreement, the term "Issuer" shall mean PSS and "Grantee" shall mean Gulf South. Certain capitalized terms used in this section and not otherwise defined shall have the meanings ascribed to such terms in the Stock Option Agreements.

 Grant of Options

  Pursuant to the Gulf South Stock Option Agreement, Gulf South has granted PSS an irrevocable option (the "Gulf South Option") to purchase from Gulf South, upon a Purchase Event, up to 3,253,066 authorized and unissued shares ("Gulf South Option Shares") of Gulf South Common Stock (which is equivalent to 19.9% of the issued and outstanding shares of Gulf South Common Stock as of December 12, 1997), at a price of $29.06 per share. Pursuant to the PSS Stock Option Agreement, PSS has granted Gulf South an irrevocable option (the "PSS Option," and with the Gulf South Option, the "Options") to purchase from PSS, upon a Purchase Event, up to 8,098,523 authorized and unissued shares ("PSS Option Shares," and with the Gulf South Option Shares, the "Option Shares") of PSS Common Stock (which is equivalent to 19.9% of the issued and outstanding shares of PSS Common Stock as of December 12, 1997), at a price of $23.00 per share.

  In no event shall holders (in the aggregate) purchase under the terms of the Stock Option Agreements that number of Option Shares which have a Spread Value in excess of the remainder obtained by subtracting (A) the Gulf South Termination Fee or PSS Termination Fee, as the case may be, from (B) $24,000,000 (the "Maximum Amount"). In the event the Spread Value exceeds the Maximum Amount, the number of Option Shares which the holder is entitled to purchase at the closing date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than the Maximum Amount.

 Repurchase

  At any time commencing upon the first occurrence of: (a) the acquisition or right to acquire by a person or related group of persons of beneficial ownership of 50% or more of the then outstanding shares of Issuer Common Stock, or (b) the entry into an agreement (i) to consolidate with or merge into any person where the Issuer will not be the continuing or surviving corporation of such consolidation or the Issuer will be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (ii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, and ending twelve months after the occurrence of (a) or
(b) above, the Issuer shall repurchase the Option and all shares of Issuer Common Stock purchased pursuant thereto. The repurchase price shall equal the sum of (i) the aggregate purchase price paid by the holder for any shares of Issuer Common Stock acquired pursuant to the Option, plus (ii) the excess of the Applicable Price (as defined therein) over the purchase price for each Option Share multiplied by the number of shares of Issuer Common Stock with respect to which (i) the Option has not been exercised and (ii) the Option has been exercised and the holder then has beneficial ownership; provided that in no event shall the foregoing repurchase consideration minus the aggregate purchase price paid by the holder for the shares of Issuer Common Stock, plus any Termination Fee received by such holder, exceed $24,000,000.

 Registration Rights

  Subject to certain limitations, each of PSS and Gulf South has agreed that following the termination of the Merger Agreement, it will, if requested by any Grantee, including permitted transferees, as expeditiously as possible, prepare and file a registration statement under the securities laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities acquired upon exercise of the applicable Option in accordance with the intended method of sale or other disposition requested by any such holder.

 Certain Adjustments

  In the event of changes in the PSS Common Stock or Gulf South Common Stock by reason of stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Options and the purchase prices therefor, will be adjusted appropriately, as applicable. In the event any additional shares of PSS Common Stock or Gulf South Common Stock (other than pursuant to an event described in the previous sentence) are issued, the number of shares subject to the applicable Option will be adjusted so that it equals at least 19.9% of the number of shares of PSS Common Stock or Gulf South Common Stock, respectively, then issued and outstanding.

 Termination

  The Options shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a Default Termination), (iii) 120 days after a Default Termination (provided, that if, within 120 days after such termination of the Merger Agreement, a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein (including clause (iv) of this sentence), the Options shall terminate 120 days after the first occurrence of such an event), and (iv) 120 days after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

VOTING AGREEMENTS

  Simultaneous with the execution of the Merger Agreement, the members of the Board of Directors of Gulf South and other executive officers entered into Voting Agreements with PSS (each a "Gulf South Voting

Agreement"). Each Gulf South Voting Agreement provides that each party thereto (a "Gulf South Stockholder") will vote such Gulf South Stockholder's shares of Gulf South Common Stock in favor of the Merger and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the Exchange Ratio payable in the Merger to a lesser amount of PSS Common Stock or otherwise materially and adversely impair the Gulf South Stockholder's rights or increase the Gulf South Stockholder's obligations thereunder. Each Gulf South Stockholder has granted an irrevocable proxy to PSS and to Patrick C. Kelly, Chairman of the Board and Chief Executive Officer of PSS, and David A. Smith, Executive Vice President and Chief Financial Officer of PSS, in their respective capacities as officers of PSS, and any individual who shall succeed to any such office of PSS, to vote such Gulf South Stockholder's Gulf South Shares consistent with the foregoing agreements. Collectively, the Gulf South Stockholders own approximately 10.7% of the outstanding shares of Gulf South Common Stock as of the Gulf South Record Date.

  In addition, simultaneous with the execution of the Merger Agreement, the members of the Board of Directors and other executive officers of PSS entered into Voting Agreements with Gulf South (each a "PSS Voting Agreement"). Each PSS Voting Agreement provides that each party thereto (a "PSS Stockholder") will vote such PSS Stockholder's shares of PSS Common Stock in favor of (i) the Stock Amendment to the Articles of Incorporation and (ii) the Issuance of the shares of PSS Common Stock in accordance with the terms of the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to increase the Exchange Ratio payable in the Merger to a greater amount of PSS Common Stock or otherwise to materially and adversely impair the PSS Stockholder's rights or increase the PSS Stockholder's obligations thereunder. Each PSS Stockholder has granted an irrevocable proxy to Gulf South and to Mr. Thomas G. Hixon, Chairman of the Board and Chief Executive Officer of Gulf South, and Mr. Stanton Keith Pritchard, Senior Vice President and Secretary of Gulf South, in their respective capacities as officers of Gulf South, and any individual who shall succeed to any such office of Gulf South, to vote such PSS Stockholder's shares of PSS Common Stock consistent with the foregoing agreements. Collectively, the PSS Stockholders own approximately 5.0% of the outstanding shares of PSS Common Stock as of the PSS Record Date.

  Each Gulf South Voting Agreement and PSS Voting Agreement will terminate upon the earlier of the Effective Time or the date upon which the Merger Agreement is terminated in accordance with its terms. Copies of the Gulf South Voting Agreement and PSS Voting Agreement are attached as Annexes D and E, respectively, to this Joint Proxy Statement/Prospectus. The foregoing summary is qualified in its entirety by references to the full text of the Voting Agreements attached hereto. See "General Information--Votes Required."

CONDUCT OF BUSINESS PENDING THE MERGER

  Each of Gulf South and PSS has agreed in the Merger Agreement to, among other things, operate its business only in the usual, regular and ordinary course and to use commercially reasonable efforts to preserve its business organization and assets, keep available the services of its present officers, employees and consultants and preserve its present relationships with customers, suppliers and other persons. In addition, pursuant to the Merger Agreement, prior to the Closing Date, Gulf South and PSS have agreed to restrict certain of their activities, except with the prior written consent of the other and except as necessary to effect the transactions contemplated in the Merger Agreement.

  To this end, Gulf South has agreed not to, and not to permit any of its subsidiaries to: (i) amend its certificate or articles of incorporation or bylaws or governing instruments; (ii) incur any additional debt obligations in excess of $250,000 except in the ordinary course of business; (iii) repurchase, redeem or otherwise acquire or exchange any securities of any such entity or declare or pay any dividend or distribution in respect of the Gulf South capital stock; (iv) except for the Merger Agreement or pursuant to the exercise of stock options or warrants outstanding as of the date of the Merger Agreement, or pursuant to the Gulf South Stock Option Agreement or as otherwise disclosed to PSS, issue, sell, pledge, encumber or authorize the issuance of any additional shares of capital stock of Gulf South or any of its subsidiaries; (v) adjust, split, combine or reclassify any capital stock of

Gulf South or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Gulf South Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any subsidiary of Gulf South or any material asset other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, and except as disclosed to PSS, purchase any securities or make any material investment in any person other than a wholly owned subsidiary of Gulf South; (vii) grant any increase in compensation or benefits to the employees or officers of Gulf South or its subsidiaries, except as disclosed to PSS or as required by law; pay any severance or termination pay or any bonus other than consistent with policies or with written contracts in effect on the date of the Merger Agreement and disclosed to PSS, or enter into or amend any severance agreements with officers of Gulf South or its subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Gulf South or its subsidiaries except in accordance with past practice as disclosed to PSS; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights; (viii) enter into or amend any employment contract between any Gulf South or its subsidiaries and any person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by law) that Gulf South or its subsidiaries do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans other than as disclosed to PSS or any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; (x) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;
(xi) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of Gulf South or any of its subsidiaries for material money damages or restrictions upon the operations of Gulf South or any of its subsidiaries; or (xii) except in the ordinary course of business, enter into, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

  In addition, PSS has agreed not to and not to permit any of its subsidiaries to: (i) amend the Articles of Incorporation or Bylaws of PSS, in each case, in any manner adverse to the holders of Gulf South Common Stock; (ii) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in applicable tax laws or regulatory accounting requirements or generally accepted accounting principles; (iii) except for the Merger Agreement, or pursuant to the PSS Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of any additional shares of PSS Common Stock or any other capital stock of PSS or any of its subsidiaries, or any stock appreciation rights, or any option, warrant, or other equity right; provided, that PSS is not prohibited from issuing (a) employee stock options in the ordinary course of business and consistent with past practices, or (b) issuing securities in connection with business acquisitions of third parties, unless the issuance of such securities would require the approval of the stockholders of PSS under applicable law; or (iv) enter into any agreement with any person to acquire the business of such person for a purchase price in excess of $75,000,000 whether payable in shares of PSS Common Stock, cash, or notes.

ACCOUNTING TREATMENT

  Consummation of the Merger is conditioned on the Merger being accounted for on a pooling-of-interests accounting basis and the receipt by PSS and Gulf South of a letter from Arthur Andersen LLP with respect thereto and a letter from Ernst & Young LLP with respect to the poolability of Gulf South at the Effective Time. See "--Conditions to Consummation." Under this method of accounting, as of the Effective Time, the assets and liabilities of Gulf South would be added to those of PSS at their recorded book values and the stockholders' equity accounts of PSS and Gulf South would be combined on PSS' consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of PSS issued after consummation of the Merger will be restated retroactively to reflect the combined consolidated financial position and results of operations of PSS and Gulf South as if the Merger had taken place prior to the periods covered by such consolidated financial statements and to reflect the accounting policies of PSS.

  The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting basis to account for the Merger. See "Unaudited Pro Forma Condensed Combined Financial Statements."

RESALES OF PSS COMMON STOCK

  The shares of PSS Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of Gulf South for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of PSS Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and for purposes of pooling-of-interests accounting treatment until such time as financial results covering at least 30 days of combined operations of PSS and Gulf South after the Merger have been published. PSS may place restrictive legends on certificates representing PSS Common Stock issued to all persons who are deemed to be "affiliates" of Gulf South under Rule 145. In addition, each person or entity that is an "affiliate" of Gulf South has entered into a written agreement relating to such restrictions on sale or other transfer. Each person or entity that is an "affiliate" of PSS has entered into a written agreement relating to the restrictions on sale or transfer regarding the pooling-of-interests accounting treatment. This Joint Proxy Statement/Prospectus does not cover resales of PSS Common Stock received by any person who may be deemed to be an affiliate of PSS.

NO DISSENTERS' RIGHTS

  The proposed Merger is not a transaction which entitles stockholders of Gulf South or PSS to dissenters' or appraisal rights under Delaware law or Florida law, respectively.

NASDAQ NATIONAL MARKET LISTING

  PSS Common Stock is traded in the over-the-counter market and is listed on the Nasdaq National Market. An application will be filed with the NASD to include for listing the shares of PSS Common Stock to be issued to the holders of Gulf South Common Stock in the Merger. Although no assurance can be given that the NASD will accept such shares of PSS Common Stock for listing, PSS and Gulf South anticipate that these shares will qualify for listing. It is a condition precedent to the obligations of PSS, Merger Corp. and Gulf South to consummate the Merger that such shares of PSS Common Stock be approved for listing on Nasdaq National Market upon official notice of issuance at the Effective Time.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined balance sheet as of December 31, 1997 has been prepared as if the Merger took place on that date. The unaudited pro forma condensed combined income statements for the three years ended March 28, 1997 and for the nine months ended December 31, 1997 and 1996 have been prepared as if the Merger had occurred on April 1, 1994. The unaudited pro forma condensed combined financial statements are based on the separate historical condensed financial statements of PSS and Gulf South giving effect to the transaction under the assumptions and adjustments outlined in the accompanying notes to unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are provided for comparative purposes only and are not necessarily indicative of the actual results that would have been obtained had the Merger occurred on the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of PSS and Gulf South, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus See "PSS Consolidated Financial Statements" and "Gulf South Consolidated Financial Statements".

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            DECEMBER 31, 1997
                                  (UNAUDITED)

                                    HISTORICAL                PRO FORMA
                            -------------------------- ------------------------
                                PSS       GULF SOUTH   ADJUSTMENTS  COMBINED(3)
                            ------------ ------------- -----------  -----------
                            DECEMBER 31, SEPTEMBER 30,
                                1997        1997(3)
                            ------------ -------------
                                              (IN THOUSANDS)
          ASSETS
Current assets:
  Cash and cash
   equivalents.............   $ 35,077     $ 49,154                  $ 84,231
  Short-term investments...     88,795          --                     88,795
  Accounts receivable,
   net.....................    154,970       54,055                   209,025
  Inventories..............     91,935       31,734                   123,669
  Prepaid expenses and
   other...................     30,718        2,982                    33,700
                              --------     --------                  --------
    Total current assets...    401,495      137,925                   539,420
Property and equipment,
 net.......................     23,801        4,525                    28,326
Intangibles, net...........     48,245       34,575                    82,820
Other assets...............     12,117        3,132                    15,249
                              --------     --------                  --------
    Total assets...........   $485,658     $180,157                  $665,815
                              ========     ========                  ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........   $ 68,015     $ 19,289                  $ 87,304
  Accrued expenses.........     25,910        3,856                    29,766
  Other....................     16,785          --                     16,785
                              --------     --------                  --------
    Total current
     liabilities...........    110,710       23,145                   133,855
  Long-term debt and
   capital lease
   obligations, net of
   current maturities......    129,089          --                    129,089
  Other liabilities........      3,449          --                      3,449
                              --------     --------                  --------
    Total liabilities......    243,248       23,145                   266,393
                              --------     --------                  --------
Shareholders' equity:
  Common stock.............        404          163       $ 122 (1)       689
  Additional paid-in
   capital.................    224,180      115,727        (122)(1)   339,785
  Retained earnings........     17,566       41,122                    58,688
  Cumulative foreign
   currency translation
   adjustment..............        260          --                        260
                              --------     --------                  --------
    Total shareholders'
     equity................    242,410      157,012           0       399,422
                              --------     --------       -----      --------
    Total liabilities and
     shareholders' equity..   $485,658     $180,157       $   0      $665,815
                              ========     ========       =====      ========


  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                FOR THE NINE MONTHS ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                  HISTORICAL                 PRO FORMA
                          --------------------------  ------------------------
                              PSS       GULF SOUTH    ADJUSTMENTS  COMBINED(3)
                          ------------ -------------  -----------  -----------
                          DECEMBER 31, SEPTEMBER 30,
                              1997        1997(3)
                          ------------ -------------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales................   $733,882     $205,039                   $938,921
Cost of goods sold.......    533,054      158,153                    691,207
                            --------     --------                   --------
    Gross profit.........    200,828       46,886                    247,714
Selling, general and
 administrative
 expenses................    171,251       27,893                    199,144
Merger costs and
 expenses................      5,625          --                       5,625
Non-recurring ESOP cost
 of acquired company.....      2,457          --                       2,457
                            --------     --------                   --------
    Income from
     operations..........     21,495       18,993                     40,488
                            --------     --------                   --------
Other income (expense):
  Net interest (expense)
   income................     (1,234)       1,438                        204
  Other income...........      3,429          --                       3,429
                            --------     --------                   --------
                               2,195        1,438                      3,633
                            --------     --------                   --------
    Income before income
     taxes...............     23,690       20,431                     44,121
Provision for income
 taxes...................      9,973        7,766                     17,739
                            --------     --------                   --------
Net income...............   $ 13,717     $ 12,665                   $ 26,382
                            ========     ========                   ========
Earnings per share:
 Basic...................   $   0.35     $   0.76(2)                $   0.38
                            ========     ========                   ========
 Diluted.................   $   0.34     $   0.76(2)                $   0.38
                            ========     ========                   ========
Weighted average shares:
 Basic...................     39,689       16,576(2)    12,432(1)     68,697
                            ========     ========       ======      ========
 Diluted.................     40,120       16,576(2)    12,432(1)     69,128
                            ========     ========       ======      ========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                     HISTORICAL               PRO FORMA
                              -------------------------  ---------------------
                                  PSS       GULF SOUTH   ADJUSTMENTS  COMBINED
                              ------------ ------------  -----------  --------
                              DECEMBER 31, DECEMBER 31,
                                  1996         1996
                              ------------ ------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................   $558,018     $137,475                 $695,493
Cost of goods sold...........    405,914      105,697                  511,611
                                --------     --------                 --------
    Gross profit.............    152,104       31,778                  183,882
Selling, general and
 administrative expenses.....    134,511       18,261                  152,772
Merger costs and expenses....      7,251        1,866                    9,117
Non-recurring ESOP cost of
 acquired company............      1,050          --                     1,050
                                --------     --------                 --------
    Income from operations...      9,292       11,651                   20,943
                                --------     --------                 --------
Other income:
  Net interest income........      1,071        1,594                    2,665
  Other income...............      1,350          --                     1,350
                                --------     --------                 --------
                                   2,421        1,594                    4,015
                                --------     --------                 --------
    Income before income
     taxes...................     11,713       13,245                   24,958
Provision for income taxes...      4,519        4,873                    9,392
                                --------     --------                 --------
Net income...................   $  7,194     $  8,372                 $ 15,566
                                ========     ========                 ========
Earnings per share:
 Basic.......................   $   0.19      $  0.53(2)              $   0.24
                                ========     ========                 ========
 Diluted.....................   $   0.19      $  0.53(2)              $   0.24
                                ========     ========                 ========
Weighted average shares:
 Basic.......................     37,153       15,877(2)   11,908(1)    64,938
                                ========     ========      ======     ========
 Diluted.....................     37,845       15,877(2)   11,908(1)    65,630
                                ========     ========      ======     ========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED MARCH 28, 1997
                                  (UNAUDITED)

                                     HISTORICAL              PRO FORMA
                                 --------------------   ---------------------
                                   PSS     GULF SOUTH   ADJUSTMENTS  COMBINED
                                 --------  ----------   -----------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................... $763,054   $202,084                 $965,138
Cost of goods sold..............  558,164    155,616                  713,780
                                 --------   --------                 --------
    Gross profit................  204,890     46,468                  251,358
Selling, general and
 administrative expenses........  187,441     27,359                  214,800
Merger costs and expenses.......   12,128      1,866                   13,994
Non-recurring ESOP cost of
 acquired company...............    1,446        --                     1,446
                                 --------   --------                 --------
    Income from operations......    3,875     17,243                   21,118
                                 --------   --------                 --------
Other income (expense):
  Interest expense..............   (1,188)      (189)                  (1,377)
  Interest and investment
   income.......................    2,419      2,248                    4,667
  Other income..................    1,537        --                     1,537
                                 --------   --------                 --------
                                    2,768      2,059                    4,827
                                 --------   --------                 --------
    Income before income taxes..    6,643     19,302                   25,945
Provision for income taxes......    2,216      7,119                    9,335
                                 --------   --------                 --------
Net income...................... $  4,427   $ 12,183                 $ 16,610
                                 ========   ========                 ========
Earnings per share:
  Basic......................... $   0.12   $   0.76(2)              $   0.25
                                 ========   ========                 ========
  Diluted....................... $   0.12   $   0.76(2)              $   0.25
                                 ========   ========                 ========
Weighted average shares:
  Basic.........................   37,496     16,042(2)   12,032(1)    65,569
                                 ========   ========      ======     ========
  Diluted.......................   38,015     16,042(2)   12,032(1)    66,089
                                 ========   ========      ======     ========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED MARCH 29, 1996
                                  (UNAUDITED)

                                    HISTORICAL               PRO FORMA
                                --------------------    ---------------------
                                  PSS     GULF SOUTH    ADJUSTMENTS  COMBINED
                                --------  ----------    -----------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................... $589,120   $140,807                  $729,927
Cost of goods sold.............  426,530    106,477                   533,007
                                --------   --------                  --------
    Gross profit...............  162,590     34,330                   196,920
Selling, general and
 administrative expenses.......  141,160     19,371                   160,531
Merger costs and expenses......   15,732        512                    16,244
Non-recurring ESOP cost of
 acquired company..............      850        --                        850
                                --------   --------                  --------
    Income from operations.....    4,848     14,447                    19,295
                                --------   --------                  --------
Other income (expense):
  Interest expense.............   (3,568)      (220)                   (3,788)
  Interest and investment
   income......................    1,188        104                     1,292
  Other income.................    1,586        --                      1,586
                                --------   --------                  --------
                                    (794)      (116)                     (910)
                                --------   --------                  --------
    Income before income
     taxes.....................    4,054     14,331                    18,385
Provision for income taxes.....    1,925      5,750                     7,675
                                --------   --------                  --------
Net income..................... $  2,129   $  8,581                  $ 10,710
                                ========   ========                  ========
Earnings per share:
  Basic........................ $   0.07   $   0.61 (2)              $   0.19
                                ========   ========                  ========
  Diluted...................... $   0.06   $   0.61 (2)              $   0.19
                                ========   ========                  ========
Weighted average shares:
  Basic........................   31,591     14,019 (2)   10,514(1)    56,124
                                ========   ========       ======     ========
  Diluted......................   32,870     14,019 (2)   10,514(1)    57,403
                                ========   ========       ======     ========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                 PRO FORMA CONDENSED COMBINED INCOME STATEMENT
                       FOR THE YEAR ENDED MARCH 30, 1995
                                  (UNAUDITED)

                                    HISTORICAL               PRO FORMA
                                --------------------    ---------------------
                                  PSS     GULF SOUTH    ADJUSTMENTS  COMBINED
                                --------  ----------    -----------  --------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................... $471,985   $101,107                  $573,092
Cost of goods sold.............  339,670     75,070                   414,740
                                --------   --------                  --------
  Gross profit.................  132,315     26,037                   158,352
Selling, general and
 administrative expenses.......  121,407     14,902                   136,309
Restructuring charges..........    4,389        --                      4,389
Non-recurring ESOP cost of
 acquired company..............      832        --                        832
                                --------   --------                  --------
  Income from operations.......    5,687     11,135                    16,822
                                --------   --------                  --------
Other income (expense):
Interest expense...............   (4,506)      (116)                   (4,622)
Interest and investment
 income........................        5        245                       250
Other income...................    1,912        --                      1,912
                                --------   --------                  --------
                                  (2,589)       129                    (2,460)
                                --------   --------                  --------
  Income before income taxes...    3,098     11,264                    14,362
Provision for income taxes.....    3,038      4,510                     7,548
                                --------   --------                  --------
Net income..................... $     60   $  6,754                  $  6,814
                                ========   ========                  ========
Earnings per share:
  Basic........................ $   0.00   $   0.49 (2)              $   0.14
                                ========   ========                  ========
  Diluted...................... $   0.00   $   0.49 (2)              $   0.14
                                ========   ========                  ========
Weighted average shares:
  Basic........................   24,027     13,851 (2)   10,388(1)    48,266
                                ========   ========       ======     ========
  Diluted......................   25,101     13,851 (2)   10,388(1)    49,340
                                ========   ========       ======     ========




   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

   NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements have been prepared by combining the historical balances of PSS and the historical balances of Gulf South as recast to a conforming March year end. The following notes describe the pro forma adjustments and other items relevant to such statements.

MERGER COSTS AND EXPENSES AND ANTICIPATED COST SAVINGS

  Certain expenses are expected to be incurred in connection with the consolidation and restructuring of PSS and Gulf South. Such activities will include consolidation costs from the closing of duplicate facilities, realigning regional and corporate functions, consolidating information systems and reducing personnel. The expenses associated with these activities cannot be currently estimated with a reasonable degree of accuracy, but preliminary estimates indicate that these expenses may range between $35 million and $45 million. Income tax benefits at the statutory rate resulting from these charges range between $14 million and $18 million. The estimated costs associated with the restructuring activities will be expensed in the period in which the companies complete the restructuring plan.

  Efficiencies and net cost savings are expected to result from the consolidation and restructuring. The unaudited pro forma condensed combined financial statements do not reflect such efficiencies and savings.

PRO FORMA ADJUSTMENTS

 (1) Shareholders' Equity and Earnings Per Share

  Shareholders' equity and weighted average common share amounts represent the aggregate weighted average shares of PSS after the Merger, adjusted to reflect the exchange ratio of 1.75 shares of PSS Common Stock for each share of Gulf South Common Stock.

 (2) Gulf South Weighted Average Shares and Earnings per Share

  Weighted average shares and earnings per share amounts for Gulf South are computed under APB No. 15. Gulf South is not permitted to report basic and diluted weighted average shares and earnings per share amounts as early application of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", is prohibited.

 (3) Gulf South Historical and Pro Forma Combined

  Amounts for Gulf South are presented as of September 30, 1997 and for the nine months ended September 30, 1997, as December 31, 1997 information is not available for Gulf South.

                                BUSINESS OF PSS

  The following is a general discussion of the business of PSS as a separate company and does not specifically contemplate the effects of the proposed Merger. For a description of Gulf South's business, see "Business of Gulf South." For a discussion of the anticipated effects of the Merger, see "Risk Factors," "The Merger--Reasons for the Merger," and "--Management and Operations after the Merger."

GENERAL

  PSS is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states. PSS, which entered the imaging-supply market in November 1996, has grown to be the second-largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 25 states. PSS also distributes medical products to office-based physicians and hospitals in five European countries.

  PSS employed over 800 highly trained sales representatives as of December 31, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products on a national basis and has positioned PSS as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 91 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling PSS to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

INDUSTRY

  PSS believes that the United States medical-products distribution market aggregates approximately $34 billion in annual revenues, of which approximately $6.5 billion represents the physician-office market (of which approximately $1 billion are imaging-related medical products) and the balance represents the hospital, ambulatory surgery center, long-term care and home health care markets. PSS believes that the imaging-supply market is an approximately $5 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

  PSS believes that in the United States there are approximately 300 companies serving the non-imaging physician-supply market and approximately 400 companies serving the imaging-supply market. The physician-supply market has experienced rapid consolidation in recent years. PSS believes that the imaging-supply market is in the early states of consolidation. PSS believes that consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors they use; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services.

  Through its subsidiary, WorldMed International, Inc., PSS operates three European service centers distributing medical products to the physician office and hospital markets in Belgium, France, Germany, Luxembourg and the Netherlands. Government and industry estimates indicate that the medical-products segment of the health care industry of these countries represents an approximately $12 billion market. This industry is highly fragmented with over 1,000 distributors serving these countries.

PSS STRATEGY

  PSS' objectives are to be the leading distributor and marketer of medical products to office-based physicians and providers of imaging services in the United States, to expand its European medical supplies and equipment business and to enhance its operating performance. The key components of PSS' strategy to achieve these objectives are to continue to:

  Pursue Strategic Acquisitions. PSS has made 43, ten, and four acquisitions since fiscal year 1989 in its Physician Supply Business, Imaging Business, and International Business, respectively. Recently, PSS acquired General X-Ray, Inc. ("General X-Ray") and S&W X-Ray, Inc. ("S&W"), which had approximately $147.6 million in revenues, collectively, for the twelve months ended March 31, 1997. After consummating a merger or acquisition, PSS begins an intensive process of converting the acquired company to its business model through information systems conversion, personnel development and training, and service and product expansion. PSS intends to continue to acquire local, regional, and other distributors in new and existing markets where it can leverage its distribution infrastructure, expand its geographic coverage and gain market share.

  Enhance Selling Capabilities. PSS believes its sales force and managers are its most valuable corporate assets. PSS focuses not only on the recruitment of sales personnel with superior sales aptitude, but also on the initial and continued development of its sales force through training at PSS University (as defined below), its in-house educational center. PSS believes that this investment in personnel and training enables it to provide high-quality service to its customers, offer a sophisticated product line, and attract manufacturers that desire a means of rapidly bringing new products and technology to market.

  Offer a Broad Product Line Emphasizing Exclusive Products. PSS seeks to meet all of the medical products needs of office-based physicians and providers of imaging services. PSS currently stocks over 35,500 medical products in its Physician Supply Business and over 3,500 medical products in its Imaging Business. PSS also seeks to establish exclusive distribution and marketing arrangements for selected products. In the United States, PSS currently has exclusive or semi-exclusive marketing arrangements for certain products with Abbott, Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan, Inc. and F. Hoffman-La Roche Ltd. PSS believes that its sophisticated selling efforts, highly trained sales force, and large customer base provide manufacturers with a unique sales channel through which to distribute new and existing products that require consultative selling.

  Provide Differentiated, High-Quality Service. PSS believes its success to date has been based largely on its ability to provide superior customer service, including same-day delivery and "no-hassle" returns. Unlike its competitors, which generally ship products via common carrier, PSS operates its own fleet of over 620 delivery vans, thus enabling PSS to provide same-day delivery to virtually all of its customers. In addition, PSS believes its consultative selling approach enables it to understand and anticipate customer needs and that its information systems simplify and expedite the ordering process.

  Utilize Sophisticated Information Systems. In 1994, PSS implemented its Instant Customer Order Network ("ICON SM"), an ordering and customer data system, with all its Physician Supply Business sales representatives. ICON SM has increased time available to sales representatives for selling, decreased operating expenses, and increased PSS' ability to provide same-day delivery. During fiscal year 1997, PSS developed and test marketed CustomerLink, an Internet-based system for inventory management and purchasing. PSS is also currently developing a separate hardware and software system for the Imaging Business that will incorporate CustomerLink and ICON SM. PSS intends to continue to develop sophisticated information technology, which it believes is essential to its continued success in integrating acquired businesses and increasing sales and profitability.

  Expand Operating Margins. PSS is pursuing several initiatives to enhance its operating margins. With respect to sales, PSS is focusing its efforts on higher-margin accounts and on sales of diagnostic equipment, often on an exclusive or semi-exclusive basis, that involve ongoing sales of high-margin reagents. With respect to its product line, PSS seeks to generate high sales volumes of selected products and to obtain such products on a discounted basis from manufacturers. Additionally, PSS has developed a private-label product line, Penny Saver, which has enabled PSS to lower product-acquisition and inventory-carrying costs. Finally, with respect to its service center expansion program, PSS intends in the future to emphasize acquisitions over new-center development, avoiding the substantial start-up losses associated with new-center development.

SALES AND DISTRIBUTION

  PSS focuses on complete customer satisfaction, which it characterizes to its customers as "no hassle" service. Consistent with this approach, PSS generally offers its customers same-day delivery service on a regular basis, highly trained, consultative sales professionals, a broad product line including medical supplies, sophisticated diagnostic equipment and reagents, and pharmaceuticals, no minimum order size or shipping charges, and permits returns of unused, salable products for instant credit.

  PSS has increased its emphasis on national customer accounts, including large physician group practices, physician practice management companies, physician-hospital organizations, physician management service organizations and group purchasing organizations. In selling to these national accounts, PSS emphasizes its core strengths of same-day service, which permits stockless inventory, competitive pricing and high service levels, including inventory maintenance. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company-- Regulation of and Change in the Practice of Medicine."

  The Physician Supply Business of PSS maintains a highly decentralized distribution network of 61 service centers operating over 550 delivery vans throughout the United States. This distribution network, along with its ICONSM, has enabled PSS to generally provide same-day delivery service. Customer orders received by 10:30 a.m. at the local service center are generally delivered the same day within a 100 mile radius. Within a 30 mile radius, orders received by noon are generally delivered the same day.

  Through its over 700 sales representatives in its Physician Supply Business as of December 31, 1997, PSS distributes medical supplies and equipment to physicians in approximately 104,000 office sites nationally. Generally, each sales representative is responsible for calling on approximately 150 to 200 physician offices, with a minimum goal of visiting each office once every one to two weeks.

  The Imaging Business operates in a similar decentralized format with 27 service centers operating a total of over 70 delivery vans throughout 25 states. The Imaging Business has over 95 sales representatives and over 300 service specialists as of December 31, 1997. This business has approximately 12,000 customers including approximately 2,000 hospitals and approximately 10,000 alternate-site providers, including industrial and dental accounts.

  The International Business operates three European service centers, located in Belgium, Germany, and the Netherlands, employing approximately 25 sales representatives and approximately 65 total employees.

  All of PSS' service centers operate as a profit center led by a management team that typically includes a sales manager and an operations manager. Each service center employs sales representatives and staff, including purchasing agents, customer service representatives, and warehouse and delivery personnel. Employees are compensated based upon both individual and service center performance. Both management and employee bonuses are based largely upon asset management, attainment of goals and operating profit performance.

PRODUCTS

  PSS carries a significant investment in inventory to meet the rapid delivery requirements of its customers. PSS distributes over 39,000 different products manufactured by approximately 3,000 manufacturers. During the twelve months ended March 28, 1997, Abbott was the only vendor which accounted for more than 10% of PSS' inventory purchases. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Dependence on Vendor Relationships."

 Physician Supply Business

  Through its Physician Supply Business, PSS distributes medical products consisting of medical supplies, diagnostic equipment, and pharmaceuticals. The following is a discussion of the types of products offered by the Physician Supply Business. The Physician Supply Business sells over 35,500 medical products.

  Medical Supplies. The Physician Supply Business sells a broad range of medical supplies, including various types and sizes of paper goods, needles and syringes, gauze and wound dressings, sutures, latex gloves, orthopedic soft goods and casting products, wood tongue blades and applicators, sterilization and intravenous solutions, specimen containers, diagnostic equipment reagents, and diagnostic rapid test kits for pregnancy, strep, mononucleosis, chlamydia, H-Pylori, and bladder cancer.

  In order to lower product-acquisition and inventory-carrying costs, PSS has implemented a new Penny Saver product line. The Penny Saver products are those most frequently used by PSS customers. This product line provides customers a choice between name-brand products and the Penny Saver quality, low-price alternatives. Currently, PSS has over 250 products under the Penny Saver label.

  PSS plans to continue to focus on providing products and services to the primary care physician market whether the physician is a single practitioner or a member of a large group practice. In that effort, PSS developed Network PlusSM, a comprehensive savings plan for physicians in which PSS offers special group purchasing contract pricing and provides periodic cost analyses to help manage the supply needs of each physician. Under this program, when a physician office guarantees 80% of its purchase volume to PSS, PSS will guarantee the lowest purchase prices on certain products as well as certain service guarantees. PSS has recently signed distribution agreements with several national and regional integrated network systems and managed care groups.

  Medical Equipment. The Physician Supply Business equipment lines include blood chemistry analyzers, automated cell and differential counters, immunoassay analyzers, bone densitometers, exam tables and furniture, electrocardiograph monitors and defibrillators, cardiac stress systems, holter monitors, flexible sigmoidoscopy scopes, autoclaves, spirometers, pulse oximeters, tympanometers, and microscopes. Demand for diagnostic equipment has increased recently, reflecting in part, technological advances which enable increasingly sophisticated diagnostic tests to be performed in the physician's office. Sales of diagnostic equipment, while generally lower in gross margin than supplies, normally entail the ongoing reordering of disposable diagnostic reagents which generally yield higher margins.

  PSS recently entered into four separate exclusive distribution agreements for certain products manufactured by Siemens AG, Hologic, Inc., C. R. Bard, Inc., and Tanita Corporation of America, Inc. These supplement PSS' existing exclusive distribution agreements for certain products with Abbott and HumaScan Inc. and a semi-exclusive distribution agreement with F. Hoffman-La Roche Ltd. PSS believes these strategic alliances will continue to broaden its product offerings to the Physician Supply Business customers.

  Pharmaceuticals. PSS' pharmaceutical sales include vaccines, injectables and ointments. As a result of the changing dynamics in the pharmaceutical industry, particularly the reduction in sales personnel focused on physicians' offices, pharmaceutical manufacturers are increasingly seeking alternative means of distribution. PSS believes that its consultative sales approach and its emphasis on training have allowed it to be highly effective in selling pharmaceuticals to the physician-office market. PSS has recently entered into a three-year primary distribution agreement for certain pharmaceuticals and related products of Cardinal Health, Inc. PSS believes this agreement will allow it to reduce its pharmaceutical acquisition costs.

 Imaging Business

  The Imaging Business distributes a broad range of imaging equipment and supplies, including general radiographic and mammography systems, fluoroscopic and electrophysiologic systems, angiographic equipment, medical resonance imaging (MRI), cath lab and mobile vascular labs, C-arm and ultrasound equipment. The Imaging Business also distributes consumable and accessory products, including film and film handling products, barium, lead and lead apparel and darkroom cabinets. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Imaging Business Technology" and "--Environmental Liabilities and Regulation."
 International Business


  The International Business distributes medical supplies, equipment and pharmaceuticals similar to those provided by the Physician Supply Business to five European countries. The International Business offers products to the European physician office and hospital markets. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Management of International Business."

RECRUITMENT AND DEVELOPMENT

  PSS believes its managers and sales force are its most valuable corporate assets. Accordingly, PSS invests significant resources in recruiting, training and developing these employees. PSS spent approximately $2.6 million for training and development in fiscal year 1997. Over the past ten years, PSS has refined its recruitment practices and development procedures for its Physician Supply Business, and PSS is currently developing a similar training program for the sales representatives and service specialists of its Imaging Business. PSS' comprehensive program for its Physician Supply Business includes the following:

    Recruitment. PSS has developed a recruitment program to help provide it with a source of mobile and committed sales representatives. PSS believes that it is a leader in its industry in recruiting sales representatives on college and university campuses. PSS' recruiters use state-of-the-art marketing materials to attract candidates who demonstrate superior sales aptitude. PSS also recruits college graduates with up to five years experience in business, government or the military as operational management trainees.

    Initial Development. Each trainee is initially assigned to a service center. Under the supervision of local managers, training consists of a combination of self-study, individual instruction and interaction with customers and vendors. Such training includes 16 one-week courses providing instruction on products, procedures and selling skills. During this development program, the trainee attends the Jacksonville, Florida training center ("PSS University") for additional training. Individual progress is measured weekly through formal testing and role playing, resulting in continued advancement to graduation, usually within 20 weeks. PSS designs the program to be strenuous and only approximately 70% of the trainees successfully complete the program. Upon graduation, the newly appointed sales representative assumes responsibility for the first available sales territory, within a preferred region regardless of location. PSS typically has approximately 30 sales candidates at various stages of the training process. PSS believes that the level of its expenditures in developing new sales representatives and its ability to place new sales representatives quickly in a new region is unique within the industry. The new sales graduate is placed on a 15-month salary-to-commission conversion program. Presently, approximately 95% of PSS' sales force is compensated on a straight commission basis.

    Operations Management. PSS' development program for its operations management trainees consists of approximately twelve months of intensive training and development. After recruitment, the operations management trainee is transferred to at least three service centers and is given various and gradually increasing levels of responsibility. The trainee is assigned to an operations management position when it becomes available at a service center, regardless of location. PSS has available approximately five operations management trainees to support its growth.

    Continued Development. PSS provides several programs to continue development of its sales and management organization. The programs provided by PSS University include a leadership program for management candidates, senior sales representatives and general managers, a program emphasizing creativity and innovation for first-year managers, and a management development program. In addition, PSS encourages its sales representatives to participate in industry-accredited self-study programs. Every sales representative routinely attends local sales meetings, annual sales and marketing meetings, key vendor product conferences and continuing education programs at PSS University. Additionally, PSS is developing training programs on customer service, purchasing and other field operations.

  At December 31, 1997, PSS had approximately 800 sales representatives, 300 service specialists and 2,700 total employees. PSS considers its employee relations to be excellent. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Dependence on Key Management" and "--Dependence on Sales Representatives and Service Specialists."
INFORMATION SYSTEMS


  The Physician Supply Business maintains a decentralized information system with data acquisition at the local service centers and a central corporate data base that is accessible from all of the service centers. The information systems were designed to allow the service center to have both the hardware and software to conduct operations independently. The failure of a computer system at a service center would not affect the operations of any other service center or the corporate system. Likewise, the short-term failure of the corporate system would not affect the operations of any service center. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Reliance on Data Processing."

  ICONSM is a sales force automation tool which allows the Physician Supply Business sales representatives to access critical customer information and place orders from any location using a pen-based, hand-held computer system. ICONSM provides the sales representatives with customer pricing, contracts, backorders, inventory levels, account status and instant ordering. The customer's order is transmitted via wireless transmission to the corporate system and then transmitted from the corporate system to the local service center in less than two minutes. ICONSM has increased time available for selling, decreased operating expenses in the service centers and enhanced PSS' ability to provide same-day delivery to customers. Utilizing ICONSM, sales representatives can give product demonstrations, provide equipment feasibility studies and perform revenue and return-on-investment analyses for specific equipment. ICONSM also gives the sales representative the ability to provide quotes and bids to the larger accounts.

  To enable the Company to maintain high customer order fill rates on a consistent basis, PSS utilizes its Back-Order Eliminator and Allocator of Resources ("BEAR") system. Each service center reports its inventory quantities on a daily basis. The separate service center reports are combined into one company-wide inventory report containing product number, quantity on hand and historical usage. This systems reduces back-orders to customers and reduces PSS' total inventory through increased inventory efficiencies. BEAR also displays the on-hand usage quantities of neighboring service centers that are within one commercial-shipping day of the service center.

  During fiscal year 1997, PSS developed and test-marketed the CustomerLink system. PSS believes this system is the first Internet-based health care information system designed and used specifically for inventory management and purchasing for the medical practice. Company customers can access CustomerLink through the Internet at http://www.pssd.com after receiving their personal password from PSS. All company customers, regardless of size, with access to the Internet, will be given access to services and on-line information, including: (i) on-line order placement and confirmation; (ii) customer-specific pricing, product availability, back orders and utilization reports; (iii) working capital management reports; and (iv) practice compliance assistance for OSHA and CLIA, including a database of medical safety sheets.

  PSS is implementing a delivery automation system that is expected to be completed in fiscal year 1998. The system will provide electronic signature recognition and delivery routing which PSS believes will improve its distribution efficiency.

  PSS is currently in the process of developing and implementing separate systems for its Imaging Business which will include the ICONSM and CustomerLink systems. PSS expects the Imaging Business system to be implemented in fiscal year 1998.

PURCHASING AND VENDOR RELATIONSHIPS

  PSS aggressively seeks to purchase the medical supplies and equipment it distributes at the lowest possible price through volume discounts, rebates and product line consolidation. PSS' corporate materials management department negotiates all of its contract terms with vendors. Individual orders are placed by PSS' purchasing agents, located at its service centers, who are responsible for purchasing and maintaining the inventory. Supplies and equipment are delivered directly from vendors to the service centers.

  PSS aggressively pursues the opportunity to market and sell medical equipment and supplies on an exclusive basis. Manufacturers of medical diagnostic equipment and supplies typically offer distribution rights only to a selected group of distributors and are increasingly seeking to reduce the number of distributors selling their products to end users in an effort to reduce the cost associated with marketing and field support. PSS has been successful in assisting manufacturers in their development and marketing plans and in obtaining the exclusive right to sell certain products. PSS believes that its ability to capture such distribution rights represents a significant barrier to the entry of competitors.

  PSS recently completed the second year of the Abbott Agreement, which provides for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement has positioned PSS as the sole distributor to physician offices with 24 or fewer physicians for, among other products, the CELL DYN(R) 1400, 1600 and 1700 hematology products, Abbott Vision(R) blood chemistry analyzers and reagents, AXyM(R) and IMx(R) immunoassay analyzers and reagents, and the Abbott Testpack(R) line of rapid tests and has also enabled PSS to cross-sell its other products to Abbott customers. Abbott may terminate the Abbott Agreement if PSS fails to meet certain sales levels. Abbott products constituted approximately 14% and 16% of PSS' sales in fiscal years 1996 and 1997, respectively.

  Currently, PSS has contractual alliances with many vendors including F. Hoffman-LaRoche, Ltd. These alliances provide PSS volume incentives, dedicated field support, and select relationships with leading manufacturers. As a result of PSS' performance in selling their products, these entities participate with PSS in relationships ranging from exclusivity to shared market resources. In the office-based physician market, PSS is the United States leader of sales of hematology and chemistry products for F. Hoffman-La Roche Ltd., which constituted approximately four percent of PSS' sales in fiscal year 1997.

  PSS recently entered into four separate exclusive distribution agreements for certain products manufactured by Siemens AG (cardiology and OB/GYN ultrasound equipment), Hologic, Inc. (bone densitometry analyzer), C. R. Bard, Inc. (bladder cancer diagnostic test) and Tanita Corporation of America, Inc. (body weight and fat analyzer). In addition, PSS has entered into an exclusive distribution agreement with HumaScan Inc. (non-invasive breast tumor detection screen) and has recently entered into a primary distribution agreement with Cardinal Health, Inc. (certain pharmaceuticals). These strategic alliances should continue to broaden PSS' product offerings to both the Physician Supply Business and Imaging Business customers. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Dependence on Vendor Relationships." ACQUISITIONS


  PSS' Physician Supply Business has grown from one service center located in Jacksonville, Florida in 1983 to 61 service centers currently. Historically, PSS' growth has been accomplished through both the start-up of service centers and the acquisition of local and regional medical supply and equipment distributors. Since fiscal year 1994 PSS has accelerated its acquisition of medical supply and equipment distributors both in number and in materiality of the operations acquired. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Acquisition Strategy" and "--Risks of Business Growth and Margin Pressures Due to Changing Market Conditions."

  With the November 1996 acquisition of a medical diagnostic imaging supply and equipment distributor, PSS began the operations of its Imaging Business. Subsequent acquisitions have resulted in 27 Imaging Business service centers operating throughout 25 states. PSS' objectives for the Imaging Business during fiscal year 1998 are to: (i) continue geographic expansion with acquisitions of local and regional imaging distributors to leverage existing infrastructure;
(ii) develop and implement a separate hardware and software system for the business utilizing the Physician Supply Business' ICONSM and CustomerLink systems; (iii) expand the products and services currently provided; (iv) implement same-day delivery; and (v) develop a PSS University training program specifically tailored for the Imaging Business. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Expansion into New Lines of Business."

  PSS views the acquisition of medical-products distributors as an integral part of its growth strategy. PSS intends to continue to acquire local and regional distributors especially in existing markets where it can leverage its distribution infrastructure, gain market share, and expand geographically. PSS believes that the consolidation in the physician-supply and imaging-supply markets is occurring due to local and regional distributors experiencing: (i) a lack of purchasing and administrative economies of scale; (ii) reduced access to medical equipment lines as manufacturers seek to reduce marketing costs by minimizing the number of distributors; (iii) consolidation among providers, who are increasingly seeking to reduce the number of suppliers from which they purchase medical products; (iv) a lack of resources for continued development and training of personnel for maintenance, expansion or replacement of existing business; and (v) a lack of resources to develop new distribution system technologies and services.

  PSS has completed ten mergers and acquisitions to date in fiscal year 1998. For example, in July 1997, PSS completed the merger of General X-Ray and certain affiliated entities, distributors of radiology and imaging equipment which operated seven distribution centers and distributed to seven states, primarily in the Midwest. In September 1997, PSS completed the merger of S&W, a distributor of radiology and imaging equipment, chemicals and supplies, and provider of technical services to hospitals and alternate-site providers, which operated five locations which served four Northeastern states.

  PSS completed ten mergers and acquisitions in fiscal year 1997, including the acquisition of Diagnostic Imaging, Inc., a distributor based in Jacksonville, Florida which began the operations of its Imaging Business. Diagnostic Imaging, Inc. operated eight distribution centers with 24 sales representatives and 75 service specialists. In fiscal year 1997, PSS expanded its Imaging Business through mergers with X-ray Georgia and Rad-Tech X-Ray, Inc., both based in the Atlanta, Georgia area, which collectively served six states in the Southeast with 13 sales representatives and 51 service specialists and the merger with Chesapeake X-Ray Corporation based in Roanoke, Virginia, which served four states in the Southeast with five sales representatives and 15 service specialists.

PROPERTIES

  PSS maintains 91 service centers providing service to 50 states throughout the United States, as well as Belgium, France, Germany, Luxembourg and the Netherlands. All service center locations are leased by PSS, with the exception of the service center located in Leuven, Belgium. The following tables set forth the service center locations and areas which they service for the Physician Supply Business, Imaging Business and International Business.

 Physician Supply Business

LOCATIONS          STATES SERVED      LOCATIONS            STATES SERVED
---------          -------------      ---------            -------------
Albany, NY         NY, CT, VT         Louisville, KY       IN, KY
Albuquerque, NM    NM, CO, TX         Lubbock, TX          TX
Atlanta, GA        GA, AL             Memphis, TN          AR, MS, TN
Baltimore, MD      MD, PA, VA, WV     Milwaukee, WI        WI
Beaumont, TX       TX                 Minneapolis, MN      IA, MN, MT, ND, SD, WI
Birmingham, AL     AL, MS             Mobile, AL           AL, FL, MS
Boise, ID          ID, MT             Nashville, TN        IL, KY, TN
Charlotte, NC      NC, SC, VA, TN     New Orleans, LA      LA, MS, TX
Chattanooga, TN    AL, GA, TN         Norfolk, VA          NC, VA, WV
Chicago, IL        IL, IN, WI         Omaha, NE            CO, NE, IA, WY
Cincinnati, OH     KY, IN, OH, WV     Orlando, FL          FL
Cleveland, OH      OH                 Philadelphia, PA     DE, NJ, NY, PA
Columbia, SC       SC, GA             Phoenix, AZ          AZ
Dallas, TX         TX, OK             Pittsburgh, PA       PA, WV, MD, OH, NY
Davenport, IA      IA, IL             Portland, OR         CA, OR, WA

LOCATIONS                STATES SERVED  LOCATIONS          STATES SERVED
---------                -------------  ---------          -------------
Deerfield Beach, FL      FL             Raleigh, NC        NC, VA
Denver, CO               CO, NM, WY     Richmond, VA       VA
Detroit, MI              MI             Roanoke, VA        TN, VA
Honolulu, HI             HI             Rochester, NY      NY
Houston, TX              TX, OK         Salt Lake City, UT CO, NV, UT
Indianapolis, IN         IN, IL         San Antonio, TX    TX
Jackson, MS              MS, LA         San Diego, CA      CA
Jacksonville, FL         FL, GA, SC     San Francisco, CA  CA
Kansas City, KS          IL, IA, KS, MO Seattle, WA        WA, AK
Knoxville, TN            KY, NC, TN     St. Louis, MO      IL, MO
Lafayette, LA            LA             St. Petersburg, FL FL
Las Vegas, NV            NV             Tallahassee, FL    AL, FL, GA
Little Rock, AR          TX, AR         Tulsa, OK          AK, OK, MO
Long Island, NY          CT, NJ, NY     Union, NJ          NJ, NY
Los Angeles, CA (North)  CA             Wareham, MA        RI, CT, ME, MA, NH
Los Angeles, CA (South)  CA

 Imaging Business

LOCATIONS                STATES SERVED  LOCATIONS          STATES SERVED
---------                -------------  ---------          -------------
Atlanta, GA              GA, SC         Mobile, AL         AL, FL, MS
Birmingham, AL           AL, MS         Nashville, TN      KY, TN
Charlotte, NC            NC, SC         Raleigh, NC        NC
Columbia, SC             SC, GA         Richmond, VA       VA
Pompano Beach, FL        FL             Roanoke, VA        TN, VA, WV
Jacksonville, FL         FL, GA         Tallahassee, FL    FL, GA, AL
Gainesville, FL          FL             Savannah, GA       GA, SC
Memphis, TN              AR, KY, TN, MS Winston Salem, NC  NC, VA
Tampa, FL                FL             Chicago, IL        IL, IN, IA, WI
St. Louis, MO            MO, IL, IA, AR Indianapolis, IN   IN, OH, KY
Rochester, NY            NY, PA         Albany, NY         NY, CT, PA
Syracuse, NY             NY, PA         Buffalo, NY        NY, PA
Albuquerque, NM          NM, TX         Newburgh, NY       NY, CT, NJ, PA
Denver, CO               CO, NV

 International Business

   LOCATIONS                 COUNTRIES SERVED
   ---------             ------------------------
   Leuven, Belgium       Belgium, France, Germany
   Dusseldorf, Germany   Germany, Luxembourg
   Utrecht, Netherlands  Netherlands

  In the aggregate, PSS' service centers consist of approximately 945,000 square feet, of which all is leased, with the exception of the distribution center in Leuven, Belgium and a building in Beaumont, Texas, under lease agreements with expiration dates through 2001. PSS' service centers range in size from 4,800 square feet to 51,000 square feet.

  The corporate offices of PSS consist of approximately 50,000 square feet of leased office space located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216. The lease for this space expires in April 2002.

  At December 31, 1997, PSS' facilities provided adequate space for its operations. Throughout its history of growth, PSS has been able to secure the required facilities.

COMPETITION

  PSS operates in a highly competitive environment. PSS' principal competitors are multi-market medical distributors that are full-line, full-service medical supply companies, some of which are national in scope. These national companies have sales representatives and service specialists competing directly with PSS, are substantially larger in size, and have substantially greater financial resources than PSS. There are also numerous local dealers and mail order firms that distribute medical supplies and equipment within the same market as PSS. Most local dealers are privately owned and operate with limited product lines. There are several mail order firms which distribute medical supplies on a national or regional basis. PSS also competes with certain manufacturers that sell their products both to distributors and directly to users, including office-based physicians. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company--Competition."

REGULATORY MATTERS

  PSS' business is subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Prescription Drug Marketing Act of 1987, the Controlled Substances Act and other regulation by the U.S. Food and Drug Administration and state laws applicable to the distribution and manufacture of medical devices and over-the-counter pharmaceutical products as well as the distribution of prescription pharmaceutical products.

  The Federal Food, Drug, and Cosmetic Act generally regulates the manufacture of drug and medical devices shipped in interstate commerce, including such matters as labeling, packaging, storage and handling of such products. The Prescription Drug Marketing Act of 1987, which amended the Federal Food, Drug and Cosmetic Act, establishes certain requirements applicable to the wholesale distribution of prescription drugs, including the requirements that wholesale drug distributors be registered with the Secretary of Health and Human Services or be licensed in each state in which they conduct business in accordance with federally established guidelines on storage, handling, and records maintenance. Under the Controlled Substances Act, PSS, as a distributor of controlled substances, is required to obtain annually a registration from the Attorney General in accordance with specified rules and regulations and is subject to inspection by the Drug Enforcement Administration acting on behalf of the Attorney General. PSS is required to maintain licenses and permits for the distribution of pharmaceutical products and medical devices under the laws of the states in which it operates. In addition, PSS' physician customers are subject to significant federal and state regulation. There can be no assurance that regulations that impact the physicians' practices will not have a material adverse impact on PSS' business.

  PSS is also subject to regulation in the European countries where the International Business markets its products. Many of the regulations applicable in such countries are similar to those of the U.S. Food and Drug
Administration. The national health or social security organizations of certain countries require the products distributed by PSS to be qualified before they can be marketed in those countries.

  Federal, state and foreign regulations regarding the sale and distribution of medical supplies, equipment and devices by PSS are subject to change. PSS cannot predict what impact, if any, such changes might have on its business. See "Risk Factors--Risks Relating to PSS, Gulf South and the Combined Company-- Regulation of and Change in the Practice of Medicine" and "--Environmental Liabilities and Regulations."

LEGAL PROCEEDINGS

  Although PSS does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. PSS has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, PSS is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, PSS believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on PSS' consolidated business, financial condition or results of operations. See "Risk Factors-- Risks Relating to PSS, Gulf South and the Combined Company--Litigation and Liability Exposure."

                             BUSINESS OF GULF SOUTH

  The following is a general discussion of the business of Gulf South as a separate company and does not specifically contemplate the effects of the proposed Merger. For a description of PSS' business, see "Business of PSS." For a discussion of the anticipated effects of the Merger, see "Risk Factors," "The Merger--Reasons for the Merger," and "--Management and Operations after the Merger."

GENERAL

  Gulf South is a leading national distributor of medical supplies and related products to the long-term care industry. Gulf South provides products and services to approximately 10,500 long-term care facilities in all 50 states. Gulf South's customers range from independent nursing home operators to large national chains offering a broad range of healthcare services, such as Beverly Enterprises, Vencor, Integrated Health Services, Manor Care and GranCare, as well as home healthcare providers, hospices and sub-acute, rehabilitative and transitional care providers. Through its 23 full-service regional distribution centers, Gulf South offers both national coverage to multi-facility customers and local service to individual facilities and independent operators. Gulf South believes that it has achieved its success to date due to the expertise gained from more than twelve years of focus on the long-term care industry and its strong commitment to providing superior service to its customers.

INDUSTRY OVERVIEW

  According to the latest industry data available, sales of medical supplies and related products to the nursing home segment of the long-term care industry in the United States were more than $1.6 billion in 1995 and Gulf South estimates that such sales are growing at an annual rate in excess of 10%. Gulf South believes that the home healthcare and sub-acute care segments are growing at a faster rate than the nursing home segment of the long-term care industry. Medical supplies and related products are distributed to healthcare providers through two primary channels of distribution. Distribution to hospitals and surgical clinics generally is made through several large national hospital distributors or directly by manufacturers. In contrast, distribution to long-term care facilities typically is made through many local and regional distributors as well as several national distributors.

  Hospital Distribution. The hospital distribution market is characterized by customers that have physical plants with large inventory storage capacity and that serve large numbers of patients primarily with short-term acute-level medical care. In order to service this market and maintain economies of scale, the large national hospital distribution companies have established multiple warehouse facilities near the largest concentrations of customers, generally in urban or metropolitan areas, with an infrastructure that allows them to deliver goods in bulk volume with frequent, and in many cases same day, service. Hospital distributors typically maintain their own trucking fleets to deliver products. Because of the specialized acute care services performed by hospitals, hospital distributors must handle an extremely broad and diverse range of products that focus on the short-term medical and surgical needs of hospital patients.

  Distribution to Long-Term Care Industry. Distributors serving the long-term care market must address a different set of customer needs. The long-term care market is highly fragmented, consisting of large numbers of independent operators, small to mid-sized local and regional chains and several national chains. Facilities are typically located in suburban and rural areas, often at considerable distances from one another. Long-term care facilities generally serve a limited patient population (typically from 20 to 200 beds) and have relatively small physical plants with limited inventory storage capacity. Although long-term care facilities do not demand immediate same-day delivery, they require distributors to deliver products in small quantities (including "broken case" shipments) on a consistent and reliable basis. Distributors serving the long-term care market must generally have the capability to tailor their ordering, shipping and billing processes to suit customers' individualized needs. Because of the fragmented structure and the specialized service needs of the long-term care market, long-term care facilities have traditionally been served by locally- or regionally-based distributors which maintain supply relationships with a limited number of customers within a finite geographic area. However, these local and regional distributors are increasingly subject to intense competitive pressures as a result of the consolidation of independent long-term care operators by large national chains and a growing trend by manufacturers to deal with fewer and larger distributors in this market.

  Certain Trends Affecting the Long-Term Care Market. Economic, regulatory, political and demographic pressures are combining to cause significant changes in the long-term care industry. Cost containment pressures from governmental and private reimbursement sources have led to a reduction in the length of expensive hospital stays and a resulting increase in the demand for long-term care facilities to provide such services at a significantly lower cost than hospitals. This trend has also led to a general increase in the acuity levels of patients found in traditional long-term care facilities, as well as to the emergence of sub-acute, rehabilitative, transitional and other specialized long-term care facilities. Cost containment pressures have also contributed to a need for greater efficiency by long-term care operators, and have led to some consolidation among these healthcare providers. In addition, the demographic pressures of an aging U.S. population have caused continued demand for traditional custodial long-term care and other long-term care services. Census Bureau data indicates that the number of persons aged 65 and older is expected to increase from approximately 31.2 million in 1990 to approximately 34.5 million by the year 2000 and that the number of persons aged 85 years and older, which is the fastest growing segment of the population and the largest consumer of long-term care, is expected to increase from 3.1 million in 1990 to approximately 4.1 million during the same period.

  These trends affecting the long-term care industry have created the need for an increasingly sophisticated distribution system for medical and personal care products. Rising acuity levels within the patient population require distributors to handle a broader range of products, including more sophisticated medical supplies and equipment that are often used in small quantities. Industry consolidation of long-term healthcare providers into regional and national chains has created a need for distributors that can service facilities in different locations with consistent and reliable service. Finally, cost containment pressures and competitive requirements mandate that distributors provide products and services to this market on an increasingly cost-effective basis.

BUSINESS STRATEGY

  Gulf South's principal business objective is to enhance its position as a leading national distributor of medical and personal care products to the long-term care industry. Gulf South believes that the following factors have been of principal importance in its ability to achieve its present market position:

    Focus on Long-Term Care Industry. Since its founding more than thirteen years ago, Gulf South has focused primarily on serving the long-term care market. Based on its industry experience and expertise, Gulf South has developed the necessary distribution systems and services that assist operators of long-term care facilities to source products, manage inventory usage and control costs. Gulf South believes that its long-standing focus on the needs of the long-term care industry has enabled it to develop and execute a consistent management strategy and to foster stable, long-term relationships with its customers.

    Consistent and Reliable Customer Service. Gulf South offers customers a high level of service and support which it believes differentiates it from its competitors, particularly small to medium-sized local and regional distributors. Gulf South's objective is to enable customers to place orders easily and conveniently, to fill orders accurately and completely and to deliver orders with prompt, consistent and reliable service. As of September 30, 1997, Gulf South estimates that it shipped more than 95% of all orders on the same day the order is placed with a fill rate of 98.5% and that more than 90% of customer orders are delivered to the customer within two days of receipt. In addition, Gulf South offers customers various value-added services, including monthly usage reports, inventory control/ancillary billing software programs, next-day invoicing and customized programs designed to assist customers to manage inventory usage and control costs. Gulf South centralizes the majority of customer ordering and invoicing and the delivery of value-added services through its Jackson facility enabling Gulf South to provide consistent levels of customer service to each individual facility within multi-location chains.

    Broad Product Offering at Competitive Prices. Gulf South presently offers over 18,000 medical supplies and related products and updates its product offerings regularly to meet its customers' changing needs. Gulf South's sales volume, national coverage and stable vendor relationships enable it to obtain products from suppliers at favorable negotiated prices. Through the breadth of its product offerings and effective use of its purchasing leverage with vendors, Gulf South has the capability to serve as a competitively priced, single source of supply to a wide variety of long-term care facilities.

    National Coverage With a Local Presence. With 23 full-service regional distribution centers, each supported by a team of direct sales representatives, Gulf South is able to provide consistent and reliable coverage to mid-sized and large chains that operate in different geographic areas. Gulf South also maintains a strong local presence in each region to support independent operators and individual facilities within multi-location chains.

GROWTH STRATEGY

  Gulf South believes that the continuing implementation of the business strategies described above, coupled with a focus on the following growth strategies, will enhance its ability to expand its sales to existing and new customers:

    Emphasis on Attracting New Customers. Gulf South's strategy is to increase its emphasis on attracting large regional and national chains as well as to target both small chains and independent operators. Gulf South believes that it can increase sales to large regional and national chains by adding new distribution centers, expanding its existing distribution centers and by hiring additional direct sales or other personnel and through national account sales efforts. Gulf South believes that it can increase its penetration of small chains and independent operators, particularly in rural areas, by increasing its direct sales force and utilizing group purchase organizations. Gulf South believes that its high levels of customer service and value-added support, breadth of its product offerings and competitive pricing afford it a competitive advantage over the regional and local distributors that typically target these customers.

    Increased Penetration of Existing Customer Base. Gulf South intends to capitalize on opportunities to expand sales to existing customers. Gulf South believes that continuing industry consolidation will result in an increase in the number of facilities operated by mid-sized and large chains presently served by Gulf South. In addition, rising acuity levels within the patient population of long-term care facilities are expected to increase the breadth and amount of products required by Gulf South's existing customers. Gulf South also believes that cost containment pressures will continue to create incentives for facility operators to deal increasingly with fewer distributors that, like Gulf South, can provide inventory management and cost control programs.

    Addressing Needs of Emerging Market Segments. Gulf South intends to increase its focus on the home healthcare, hospice and sub-acute, rehabilitative and transitional care segments of the long-term care market. Gulf South believes that the home healthcare and sub-acute care segments are growing at a faster rate than the nursing home segment of the long-term care industry.

    Acquisitions. Gulf South's strategy is to augment its internal growth with the acquisition of medical supply distributors that serve complementary markets or that supplement Gulf South's presence in existing markets. On March 24, 1997, Gulf South acquired certain operating assets and assumed certain operating liabilities of American Medical Products, Inc., a regional medical supply distributor serving the long-term care market in Southern Louisiana. On October 1, 1997, Gulf South acquired certain operating assets and assumed certain operating liabilities of Tri-Medical Supply, Inc., a regional medical supply distributor serving the long-term care markets of Florida, the Southeast, the Southwest, the Ohio Valley and the New England area.

  The foregoing discussion contains forward-looking statements which involve risks and uncertainties, and Gulf South's actual experience may differ materially from that discussed above. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

CUSTOMERS

  Gulf South's customers range from independent nursing home operators to large national chains offering a broad range of healthcare services, as well as providers of home healthcare and sub-acute, rehabilitative and transitional care. Nursing home operators tend to focus on providing custodial or skilled nursing care, principally to elderly patients. In addition, many of these facilities are increasingly setting aside a portion of their beds for sub-acute care patients. Principal customers of Gulf South providing this form of long-term care include Beverly Enterprises, Vencor, Integrated Health Services, Manor Care and GranCare. Home healthcare providers offer a wide range of services such as pulmonary and infusion therapy to patients who have been discharged from hospitals or sub-acute care facilities. Customers of Gulf South providing home healthcare include IHS HomeCare and Vitas Healthcare. Sub-acute, rehabilitative and transitional care providers generally serve patients who are recovering from major injury, surgery or illness, but no longer need the full services of a general acute care hospital. Principal customers of the Company providing sub-acute, rehabilitative and transitional care include Sun Healthcare Group.

  Gulf South believes that approximately 77% of its 1996 net sales were attributable to customers that focused primarily on providing custodial, skilled nursing and sub-acute care, principally through nursing homes. Gulf South estimates that large nursing home chains (operating more than 50 facilities) and mid-sized nursing home chains (operating between 20 and 50 facilities) accounted for approximately 24.2% of the facilities served by Gulf South in 1996 and 50.4% of Gulf South's 1996 net sales. In fiscal year 1996 and the nine months ended September 30, 1997, Gulf South's largest five customers accounted for approximately 32.2% and 27.4%, respectively, of net sales. Beverly Enterprises accounted for 19.6% and 12.6% of net sales for fiscal year 1996 and the nine months ended September 30, 1997, respectively. Gulf South does not generally have long-term contracts with any of its customers. Although Gulf South has not to date experienced any failure to collect accounts receivable from its largest customers, an adverse change in the financial condition of any of these customers, including as a result of a change in governmental or private reimbursement programs, which would cause the accounts receivable to become uncollectible or subject to extended payment terms, could have a material adverse effect upon Gulf South's results of operations or financial condition.

CUSTOMER SERVICE/ORDER ENTRY AND FULFILLMENT

  Gulf South is committed to providing high levels of customer service and support, the principal basis of which is accurate and complete order fulfillment and reliable, consistent deliveries. As a result of its efficiency in order entry and order fulfillment, Gulf South estimates that, as of September 30, 1997, it shipped more than 95% of all orders on the same day the order is placed with a fill rate of 98%. Since approximately 60% of customer orders are placed by telephone, the efficient handling of incoming calls is critical to Gulf South's business. Gulf South offers to its customers a toll-free telephone number and fax line and is currently using its EDI ordering capability to accept electronically transmitted orders from several of its major customers. As of September 30, 1997, approximately 30% of customer orders were placed by EDI and approximately 10% of customer orders were placed by fax. All telephone and fax orders are received by 90 customer service representatives primarily at Gulf South's Jackson distribution facility who utilize on-line computer terminals to enter customer orders and to access information about products, product availability, pricing, promotions and the customer's purchasing history. Following entry of an order, the order is electronically transmitted to the distribution center nearest the customer's facility and a packing slip for the entire order is printed for order fulfillment. Gulf South imposes no minimum dollar amount on orders.

  Gulf South believes that the reliable and consistent delivery of complete and accurate orders is more important to its customers than immediate same-day delivery. Accordingly, each distribution facility stocks the 4,000 most frequently ordered products, with the Harrisburg, Jackson and Dallas facilities each stocking an additional 6,000 products. Product back orders average less than 2% of products ordered. Gulf South estimates that approximately 50% of its orders are shipped by UPS while the remaining orders are shipped by various common carriers. Gulf South generally does not charge customers for shipping costs for orders of $300 or more. Because Gulf South seeks to service a customer's entire order from the distribution center nearest the customer's facility, Gulf South estimates that 90% of the customers receive their orders within one or two business days of the order date and 98% of the customers receive their orders within three business days. Customer service operations of Gulf South are primarily centralized at its Jackson facility, enabling Gulf South to provide consistent levels of customer service to all customers, including to each individual facility operated by a large multi-location chain. Gulf South's customer service representatives are provided with detailed product knowledge and receive ongoing training regarding new products and promotions enabling them to provide prompt and efficient service and accurately answer customer inquiries. From time to time, Gulf South arranges for manufacturers to make presentations on new products both to the customer service representatives and directly to its customers.

  An essential part of Gulf South's commitment to customer service and customer relations is the value-added support services developed by Gulf South to meet the unique needs of long-term care providers as well as the specialized needs of individual customers. These services are made available both to large chains and to independent operators and are generally provided by Gulf South without cost to the customer. The principal value-added services currently provided by Gulf South include the following:

    Monthly Usage Reports. Gulf South has been producing monthly usage reports for its customers since the early 1980's and has refined such reports over time in response to customer needs. Gulf South believes that usage reports are critical to managing inventory consumption and controlling costs. These reports identify each product purchased by a facility during the month, the quantity purchased, the price per product and the total price paid and also provide year-to-date totals. The monthly usage reports enable customers to manage supply requirements, maintain inventory controls, prepare monthly and yearly forecasts and budgets and enable operators of multi-facility chains to track product purchases on either a facility-by-facility or chain-wide basis.

    Inventory Control/Ancillary Billing Software Programs. Since 1990, Gulf South has offered software programs which allow a customer to maintain a real time inventory count and order products on a just-in-time basis, as well as to monitor patients' utilization of products for Medicaid and Medicare reimbursement purposes. A product identification number is assigned to each product, and when a product is utilized or distributed within the facility, the customer enters the product identification number into its computer system either manually or by use of a bar code scanner.

    Next-Day Invoicing. Because Gulf South seeks to ship each entire order at one time from a single distribution center, Gulf South is able to generate and mail a single invoice directly to the customer within one business day of the order date. As a result, the customer generally receives the invoice concurrently with or within one day of receiving the order, facilitating efficient verification of charges and reducing handling and administrative costs for the customer.

    Customized Services. Gulf South frequently works directly with a customer to provide services tailored to its specialized needs. Gulf South will generate customized invoices for customers upon request. For those customers that use an inventory control/ancillary billing system, Gulf South can provide bar code labels to support the customer's software program, making the scanning process simple for those customers. To enable multi-facility chains to better manage costs and control product selection, Gulf South provides each of its chain customers with a customized ordering guide which contains only those products selected by the chain operator in advance to be offered within each of its facilities. Gulf South presently publishes approximately 65 customized ordering guides.

PRODUCTS

  Gulf South offers a comprehensive selection of over 18,000 medical supplies and related products consisting largely of name brand items. The breadth of Gulf South's product offerings and its special order capabilities enable it to provide its customers with the convenience of one-stop shopping. The following chart sets forth the principal categories of products offered by Gulf South and the top selling types of products in each category, if appropriate, and percentage of 1996 net sales in parenthesis:

MEDICAL/SURGICAL SUPPLIES (46.0%)       ENTERAL FEEDING SUPPLIES (6.4%)
 Wound care supplies                     Nutritional supplements
 Exam gloves                             Pump sets
 Urologicals                             Tubing
 Blood/urine testing supplies

PERSONAL CARE ITEMS (11.6%)             DURABLE EQUIPMENT (4.2%)
 Soaps and shampoos                      Medical Instruments

 Personal hygiene items
 Paper products                         OTC (NON-LEGEND) DRUGS (3.0%)

 Bedside utensils
                                        INCONTINENT SUPPLIES (21.8%)

RESPIRATORY THERAPY SUPPLIES (5.8%)      Adult diapers and underpads

 Oxygen Supplies
 Ventilator supplies                    OSTOMY SUPPLIES (1.2%)
 Trach and suction supplies

  Wound care supplies, adult diapers and underpads and exam gloves were Gulf South's top selling product types in 1996, accounting for 13.8%, 21.8% and 11.1%, respectively, of net sales. Some of the product categories which experienced a growth rate of 50% or more in 1996 included wound care supplies, exam gloves, enteral feeding supplies and respiratory therapy supplies.

  Gulf South's Product Task Force regularly evaluates customer response to product offerings and sales results in order to make informed product selections and pricing decisions. Product selection is mainly a function of customer preference, and Gulf South expects to continue to increase its product line breadth as customer demand warrants. Gulf South has increased the number of products offered from approximately 4,800 in 1989 to over 18,000 in 1997.

SALES AND MARKETING

  At December 31, 1997, Gulf South employed a direct sales force of 107 professionals who have primary responsibility for maintaining relationships with existing customers and identifying and soliciting new customers. Once a customer relationship is established, the sales force serves primarily to supplement and support sales through Gulf South's catalogs. Four sales professionals concentrate exclusively on national accounts, calling on the corporate offices of the national long-term care chains. The sales force supports each of Gulf South's 23 regional distribution centers, enabling Gulf South to establish a local sales presence in the markets served by each center.

  Gulf South trains its sales professionals through an ongoing program of identifying and solving customer needs, augmenting selling skills and providing detailed product knowledge. Manufacturers support this program by assisting from time to time in the training of Gulf South's sales professionals.

  Gulf South markets its products to customers primarily through a variety of catalogs. Gulf South publishes its standard catalog (approximately 350 pages in length), which is designed to serve as a basic resource tool for customers. The standard catalog features approximately 2,500 products and provides detailed product descriptions, photographs and helpful technical information relating to products, if appropriate.

  Approximately twice a year, Gulf South publishes a standard ordering guide which contains pricing information and easy-to-follow ordering procedures for the approximately 750 top selling products carried by Gulf South. Gulf South also publishes for certain of its chain customers customized ordering guides which contain only those products requested to be included by the chain. In addition, Gulf South has introduced specialty ordering guides based on product category, such as home respiratory therapy supplies. Gulf South guarantees the published pricing information for the life of each of its ordering guides (generally six months).

PURCHASING

  Gulf South believes that effective purchasing is a key element to providing name brand products at competitive prices. Gulf South believes that its high volume purchases have increased its purchasing power with its primary suppliers, resulting in volume discounts and rebates, favorable return policies and promotional allowances.

  Gulf South regularly evaluates supplier relationships and considers alternate sourcing as appropriate to assure competitive costs and quality standards. No single supplier represented more than 12% of the total cost of the products purchased by Gulf South in 1996. Gulf South's largest suppliers in 1996 were:
Kendall Healthcare Products Company, Baxter Healthcare, Inbrand, Becton, Dickinson & Co., Ross Labs and Proctor & Gamble. In 1996, these suppliers accounted for approximately 35.0% of the cost of the products purchased by Gulf South in 1996. Kendall Healthcare Products Company accounted for over 9.5% of the total cost of products purchased by Gulf South in 1996. As is customary in the industry, Gulf South generally does not have any long-term contracts with its suppliers.

  Gulf South's management information system is used to monitor and manage its inventory. Generally, Gulf South has been able to return any unsold or obsolete inventory to the manufacturer, resulting in negligible inventory write-offs. At September 30, 1997, Gulf South maintained an investment in inventory of approximately $31.7 million, of which approximately $775,000 (less than 2.5%) was over 180 days old. Gulf South turned its inventory approximately seven times during 1996. Gulf South also utilizes its management information system to minimize its inventory out-of-stock position.

COMPETITION

  Gulf South faces intense competition from many regional and local distributors in its markets as well as from several companies that distribute products to long-term care facilities on a national basis. Gulf South believes that there are four principal competitors that distribute products to long-term care facilities on a national basis, Bergen Brunswig Medical Corporation, General Medical Corporation (acquired by McKesson Corp. in January 1997), Medline Industries, Inc. and Redline Medical Supply Co. In addition, certain national long-term care chains buy products and supplies directly from manufacturers and distribute such products directly to their facilities. Although several national hospital distributors and healthcare manufacturers presently sell to the long-term care market, to date the long-term care market has not been a primary focus for such distributors and manufacturers. Barriers to entry for distribution in the long-term care market are relatively low, and the risk of new competitors entering the market, particularly in local areas, is high. In addition, consolidation within the long-term care distribution industry has resulted in increased competition by large national distributors. Certain of Gulf South's current competitors, including many national hospital and wholesale drug distributors, have substantially greater capital resources, sales and marketing experience and distribution capabilities than Gulf South. In response to competitive pressures from any of its current or future competitors, Gulf South may be required to lower selling prices in order to maintain or increase market share, and such measures could adversely affect Gulf South's operating results.

  Gulf South believes that the principal competitive factors in distributing products to the long-term care market are the quality and level of customer service, product pricing, breadth and quality of products offered and consistency and stability of business relationships with customers. Gulf South believes that it competes favorably with respect to each of these factors. In particular, Gulf South believes it differentiates itself from the smaller local and regional distributors with which it competes on account of the breadth of its product offerings, its ability to acquire goods from suppliers at favorable prices and its national coverage which enables it to offer consistent and reliable service to multi-location chains. In addition, Gulf South believes that it differentiates itself from most other national distributors in the long-term care market as a result of its focus on providing services that can be integrated with customers' internal budgetary and cost containment systems.

GOVERNMENT REGULATION

  Gulf South's business is subject to regulation under the federal Food, Drug and Cosmetic Act and the Occupational Safety and Health Act, as well as under certain state regulations, because of its labeling, storage and handling of certain drugs and medical devices. Gulf South believes that sales of products that are subject to such regulation are not material in the aggregate. Gulf South believes that it is in substantial compliance with such federal and state laws and regulations and possesses all material licenses and permits required for the conduct of its business.

PROPERTIES

  Gulf South owns or leases offices and warehouses in cities throughout the United States. The following table sets forth the general location and certain information for each of the distribution centers and other facilities owned or leased by Gulf South:

DISTRIBUTION CENTER LOCATION                                        LEASED/OWNED
----------------------------                                        ------------
Atlanta, GA........................................................    Leased
Columbus, OH.......................................................    Leased
Cincinnati, OH*....................................................    Leased
Clearwater, FL*....................................................    Leased
Dallas, TX.........................................................    Leased
Fort Worth, TX*....................................................    Leased
Harrisburg, PA.....................................................    Leased
Indianapolis, IN...................................................    Leased
Jackson, MS........................................................     Owned
Kennesaw, GA*......................................................    Leased
Los Angeles, CA....................................................    Leased
Madison, WI........................................................    Leased
Manchester, NH.....................................................    Leased
Memphis, TN........................................................    Leased
Orlando, FL........................................................    Leased
Phoenix, AZ........................................................    Leased
Warren, RI.........................................................    Leased
Warren, RI*........................................................    Leased
Raleigh, NC........................................................    Leased
Richmond, VA.......................................................    Leased
Roanoke, VA........................................................    Leased
Sacramento, CA.....................................................    Leased
San Antonio, TX....................................................    Leased
ADMINISTRATIVE OFFICERS
-----------------------
Richmond, VA.......................................................    Leased
Sunbury, PA........................................................     Owned
Madison, MS (headquarters).........................................     Owned

--------
* Tri-Medical Supply, Inc. properties assumed October 1, 1997.

  Gulf South believes that its facilities are adequate to carry on its business as currently conducted. A number of leases relating to the above-described properties are scheduled to terminate within the next several years. Gulf South believes that, if necessary, it could find facilities to replace such leased premises without suffering a material effect on its business.

EMPLOYEES

  As of December 31, 1997, Gulf South employed 805 persons (all on a full-time basis), of whom 155 were engaged in management, administration and accounting, 107 were engaged in direct sales, 156 were engaged in customer service, purchasing and credit collection and 387 were engaged in warehouse and distribution operations. Of these employees, 205 were located at Gulf South's corporate headquarters and distribution center in Jackson. Gulf South considers its employee relations to be excellent. No employees are covered by collective bargaining agreements.

LEGAL PROCEEDINGS

  Gulf South and certain of its current and former officers and directors, among others, are named as defendants in two purported securities class action lawsuits entitled Ernest Klein v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv526WS, and Ann Krupnick v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv525BN. Both actions, which were filed on July 21, 1997, are pending in the United States District Court for the Southern District of Mississippi. The plaintiff in the Klein action alleges, for himself and for a purported class of similarly situated stockholders that allegedly purchased stock in Gulf South's June 1996 public offering of three million shares of its common stock (the "June 1996 Offering"), that the defendants engaged in violations of certain provisions of the Securities Act and Mississippi state law. The plaintiff in the Krupnick action alleges for herself and for a purported class of similarly situated stockholders who purchased Gulf South Common Stock between May 2, 1996 and July 22, 1996, that the defendants engaged in certain violations of the Exchange Act, Rule 10b-5 promulgated thereunder and Mississippi state law. Both lawsuits relate to disclosures made in the prospectus issued by Gulf South in connection with its June 1996 Offering. Plaintiffs seek damages, including costs and expenses. Gulf South believes that the allegations contained in the complaints are without merit and intends to defend vigorously against the claims. However, the lawsuits are in their earliest stages, and there can be no assurances that this litigation will ultimately be resolved on terms that are favorable to Gulf South.

  In addition, Gulf South is a defendant from time to time in lawsuits incidental to its business. Other than as set forth above, Gulf South is not a party to, and none of its property is subject to, any material legal proceedings.

                           AMENDMENTS TO PSS ARTICLES

STOCK AMENDMENT

  The PSS Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to PSS' Amended and Restated Articles of Incorporation, as amended, (the "PSS Articles"), to increase the number of authorized shares of PSS Common Stock from 60,000,000 to 150,000,000 (the "Stock Amendment"). The relative rights and limitations of the PSS Common Stock would remain unchanged under the Stock Amendment. The PSS Common Stock does not have preemptive rights.

  As of the PSS Record Date, there were 40,984,705 shares of PSS Common Stock outstanding. In addition, approximately 6,903,331 shares of PSS Common Stock were reserved for issuance under PSS' stock plans. Therefore, as of the PSS Record Date, approximately 12,111,964 authorized shares of PSS Common Stock were unissued and not reserved for issuance. If the stockholders of PSS approve the Issuance and the Stock Amendment, up to an approximately additional 28,621,187 shares of PSS Common Stock would be issued upon consummation of the Merger and an approximately additional 2,405,821 shares of PSS Common Stock will be reserved for issuance upon the exercise of Gulf South Options and Gulf South Warrants. Therefore, approval of the Stock Amendment is necessary for the consummation of the Merger. If the stockholders of PSS approve the Issuance and the Stock Amendment, approximately 71,084,956 authorized shares of PSS Common Stock would be unissued and not reserved for issuance.

  The PSS Board of Directors believes that the proposed Stock Amendment will provide several long-term advantages to PSS and its stockholders. The proposed increase in the number of shares of authorized PSS Common Stock will (i) ensure that a sufficient number of shares will be available for issuance upon approval and consummation of the Merger, and (ii) provide PSS with flexibility in any possible future transactions approved by the PSS Board of Directors, including, but not limited to, mergers, acquisitions, financings, stock splits, stock dividends, issuances under PSS Stock Plans and other corporate purposes. The PSS Board of Directors believes the availability of the additional shares of PSS Common Stock for such purposes without delay or the necessity for a special stockholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of the NASD relating to the Nasdaq National Market or the rules of any stock exchange on which PSS Common Stock may then be listed) will be beneficial to PSS by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of PSS Common Stock will also enable PSS to act promptly when the PSS Board of Directors determines that the issuance of additional shares is advisable.

  Except for shares of PSS Common Stock (i) to be issued upon approval and consummation of the Merger, and (ii) reserved for issuance under PSS Stock Plans, the PSS Board of Directors has no current plans for the use of additional shares, the approval of which is sought hereby. However, PSS continually reviews and evaluates acquisition candidates as part of its growth strategy and is at various stages of evaluation, discussion or negotiation with a number of such candidates, although other than the Merger, PSS is not currently a party to any definitive agreement or letter of intent regarding any additional material acquisitions that it considers probable.

  The proposed increase in the authorized number of shares of PSS Common Stock could have a number of effects on stockholders of PSS depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of PSS more difficult. For example, additional shares could be issued by PSS so as to dilute the stock ownership or voting rights of persons seeking to obtain control of PSS. Similarly, the issuance of additional shares to certain persons allied with PSS' management could have the effect of making it more difficult to remove PSS' current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Shares of PSS Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held. Additional issuances of PSS Common Stock could also effect the market price of the PSS Common Stock.

  The Stock Amendment is a condition to consummation of the Merger, so that PSS will have sufficient authorized shares of PSS Common Stock to issue or reserve for issuance to holders of Gulf South Common Stock, Gulf South Options or Gulf South Warrants pursuant to the Merger Agreement. If the Merger is not approved or consummated for any reason, but the Stock Amendment is approved by PSS stockholders, the Stock Amendment will be effective and will be implemented by PSS.

  If the Stock Amendment is approved, the amended portion of Article III of the PSS Articles will read as follows:

                          "ARTICLE III. CAPITAL STOCK

    The maximum number of shares of stock which the Corporation is authorized to have outstanding at any one time is 150,000,000 shares of common stock having a par value of $0.01 per share ("Common Stock") and 1,000,000 shares of preferred stock having a par value of $0.01 per share ("Preferred Stock"). The Board of Directors shall have full authority to establish one or more series of Preferred Stock and to establish, by filing the Secretary of State of the State of Florida, the designation of each such series and the variations in rights, preferences and limitations for each such series."

  The only change to Article III of the PSS Articles which would be effected if the Stock Amendment is approved is the change set forth in bold face type above. Currently, the PSS Articles provide that the maximum number of authorized shares of PSS Common Stock is 60,000,000 All other portions of
Article III of the PSS Articles will remain unchanged.

  THE PSS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PSS VOTE FOR THE STOCK AMENDMENT.

NAME AMENDMENT

  The PSS Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the PSS Articles to change the corporate name of PSS to "PSS World Medical, Inc." (the "Name Amendment," and with the Stock Amendment, the "Amendments").

  The PSS Board of Directors believes that the proposed change in corporate name will better reflect PSS' expansion into multiple medical distribution sectors, including, but not limited to, PSS' continued expansion into the imaging-supply market and proposed expansion into the long-term care market if the Merger is approved and consummated.

  If the Name Amendment is adopted, stockholders of PSS will not be required to exchange outstanding stock certificates of PSS Common Stock for new certificates.

  If the Name Amendment is approved, the amended portion of Article I of the PSS Articles will read as follows:

                                "ARTICLE I. NAME

    The name of the corporation is PSS World Medical, Inc. (hereinafter referred to as the "Corporation")."

  THE PSS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF PSS VOTE FOR THE NAME AMENDMENT.

VOTE REQUIRED AND QUORUM

  The affirmative vote of the holders of shares of PSS Common Stock representing a majority of the votes cast at the PSS Special Meeting is required to approve and adopt the Amendments, provided that the total votes cast at the PSS Special Meeting represent at least 50% of the outstanding shares of PSS Common Stock. As of the PSS Record Date, PSS directors and executive officers held approximately 5.0% of the votes entitled to vote at the PSS Special Meeting and have agreed to vote in favor of the Stock Amendment. The presence, in person or by proxy, of the holders of shares of PSS Common Stock entitled to cast a majority of the votes entitled to be cast at the PSS Special Meeting will constitute a quorum at the PSS Special Meeting.

  At the PSS Special Meeting, abstentions, although counted for purposes of determining whether there is a quorum and the number of shares present and entitled to vote, will not be voted. Accordingly, since the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the PSS Special Meeting is required for approval of the Issuance and the Amendments, an abstention will have the effect of a vote against such proposals. Broker non-votes will be included for purposes of determining the existence of a quorum but will not be counted for the purpose of determining the number of shares present and entitled to vote, and therefore will have no effect on the outcome of the vote.

      CERTAIN DIFFERENCES IN THE RIGHTS OF PSS AND GULF SOUTH STOCKHOLDERS

  PSS is a Florida corporation subject to the provisions of the Florida Business Corporation Act ("FBCA"). Gulf South is a Delaware corporation subject to the provisions of the Delaware General Corporation Law ("DGCL"). Stockholders of Gulf South whose rights are governed by Gulf South's Amended and Restated Certificate of Incorporation, as amended (the "Gulf South Certificate"), and Amended and Restated Bylaws (the "Gulf South Bylaws") and by the DGCL will, upon consummation of the Merger, become stockholders of PSS. The rights of such stockholders as stockholders of PSS will then be governed by PSS' Amended and Restated Articles of Incorporation, as amended (the "PSS Articles"), and Amended and Restated Bylaws (the "PSS Bylaws") and by the FBCA
 .

  Except as set forth below, there are no material differences between the rights of a PSS stockholder under the PSS Articles and Bylaws and under the FBCA, on the one hand, and the rights of a Gulf South stockholder under the Gulf South Certificate and Bylaws and under the DGCL, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles or Certificate of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

  PSS. The authorized capital stock of PSS consists of 60,000,000 shares of PSS Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share, of PSS ("PSS Preferred Stock"). As of February 13, 1998, there were 40,984,705 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. In addition, there were outstanding options under PSS stock option plans to purchase an additional 2,072,533 shares of PSS Common Stock. An additional 4,830,798 shares of PSS Common Stock were reserved for future option grants under such plans. The PSS Board of Directors has the authority to issue the PSS Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. The PSS Board has no present intention of issuing shares of PSS Preferred Stock. The PSS Board has recommended increasing the number of authorized shares of PSS Common Stock to 150,000,000 as further described in this Joint Proxy Statement/Prospectus. See "Amendments to PSS Articles."

  Gulf South. The authorized capital stock of Gulf South consists of 30,000,000 shares of Gulf South Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share, of Gulf South ("Gulf South Preferred Stock"). As of February 13, 1998, there were 16,354,964 shares of Gulf South Common Stock outstanding and no shares of Gulf South Preferred Stock outstanding. In addition, there were outstanding options under Gulf South stock option plans to purchase an additional 924,755 shares of Gulf South Common Stock. An additional 685,288 shares of Gulf South Common Stock were reserved for future option grants under such plans. The Gulf South Board of Directors has the authority to issue Gulf South Preferred Stock in one or more series and to fix the voting powers, full or limited, or no voting powers, and such other relative rights, preferences and qualifications, including without limitation, the dividend rate, conversion rights, if any, redemption price and liquidation preference, without any further vote or action by the stockholders, unless such is required by applicable rules or regulations or by the terms of other outstanding series of Gulf South Preferred Stock.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS; VACANCIES

  PSS. The PSS Articles and Bylaws provide that the number of directors will be fixed from time to time by the consent of three-fifths of the PSS Board of Directors. The PSS Articles and Bylaws provide for the PSS Board to be divided into three classes of directors, with each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire PSS Board. The term of one class of directors expires every year, so that each director's term is for a period of three years.

  Any vacancy occurring in the PSS Board, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of three-fifths of the directors then in office. A director elected to fill a vacancy shall hold office for the unexpired term and until his or her successor shall have been elected and qualified or, for newly created directorships, until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified.

  Gulf South. The Gulf South Certificate and Bylaws provide for a Board of Directors of not less than three directors, the exact number of members to be fixed from time to time by a majority of the members of the Gulf South Board of Directors then in office; the current number is set at six. The Gulf South Certificate and Bylaws provide for the Gulf South Board to be divided into three classes of directors, with no one class having more than one director more than any other class. The term of one class of directors expires every year, so that each director's term is for a period of three years.

  Unless and until filled by the stockholders, any vacancy in the Gulf South Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders at which directors of the class to which such position belongs are to be elected and until his or her successor is elected and qualifies, or until his or her earlier death, resignation or removal.

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

  PSS. Pursuant to the FBCA, amendments to a corporation's articles of incorporation relating to (i) the extension of the duration of the corporation,
(ii) the deletion of the names and addresses of the initial directors and the initial registered agent, (iii) the deletion of information solely of historical interest, (iv) certain changes in the number of issued and outstanding shares, (v) the deletion of authorization for a class or series of shares, (vi) certain changes in the corporation's name and (vii) any other change permitted by the FBCA without stockholder approval may be made by the board of directors without stockholder approval, unless the corporation's articles of incorporation provide otherwise. All other amendments to the articles of incorporation must be recommended by the board of directors to the stockholders and approved by a majority of the stockholders entitled to vote on the amendment unless a greater percentage is provided for in the articles incorporation or in the resolution of the board of directors proposing such amendment. In addition, the FBCA provides that the holders of the outstanding shares of a class shall be entitled to vote as a single class if the holders of such a class would be adversely or particularly affected by the amendment. The PSS Articles do not alter the required vote.

  Under the FBCA, the board of directors or the stockholders may amend or repeal a corporation's bylaws unless the FBCA specifically reserves the power to amend the bylaws to the stockholders, or unless the stockholders, in amending or repealing the bylaws, provide expressly that the board of directors may not amend or repeal the bylaws or that bylaw provision. The FBCA permits a corporation's stockholders to amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

  The PSS Articles provide that if the stockholders have adopted or amended a provision of the PSS Articles or Bylaws that fixes a greater quorum or voting requirement for stockholders or voting groups of stockholders than is required by the FBCA law, the adoption or amendment of a provision in the PSS Articles or Bylaws that adds, changes, or deletes a greater quorum or voting requirement for stockholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater. The PSS Articles provide that a provision of the PSS Bylaws which fixes a greater quorum or voting requirement for stockholders may not be adopted, amended or repealed by the PSS Board of Directors.

  Gulf South. Under the DGCL, unless a corporation's certificate of incorporation or bylaws otherwise provides, the amendment of a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the amendment further requires the approval of the holders of a majority of the outstanding stock of such class or series. The Gulf South Certificate further requires the affirmative vote of the holders of at least 75% of the shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, to
(i) amend the Gulf South Certificate to reduce or eliminate the number of authorized shares of Gulf South Common Stock or the authorized shares of Gulf South Preferred Stock or (ii) amend or repeal all other provisions of the Gulf South Certificate except for (a) the provision declaring the name of the corporation, (b) the provision declaring the address of the registered office and the registered agent, and (c) the provision declaring the nature of the business.

  The Gulf South Bylaws provide for amendment by (i) the affirmative vote of a majority of the directors present at any regular or any special meeting of the Gulf South Board of Directors at which a quorum is present and (ii) the affirmative vote of the holders of a majority of the shares of the Gulf South Common Stock issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such amendment was stated in the notice of such special meeting.

REMOVAL OF DIRECTORS

  PSS. The PSS Articles provide that directors may be removed with or without cause only by the affirmative vote of holders of at least four-fifths of the outstanding shares of the PSS Common Stock entitled to vote on election of directors at a meeting called for that purpose ("PSS Voting Stock"), except that if the PSS Board of Directors, by an affirmative vote of at least three-fifths of the entire PSS Board, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of a majority of the PSS Voting Stock. The PSS Articles provide that the affirmative vote of the holders of at least four-fifths of the PSS Voting Stock is required to alter, amend or adopt any provision inconsistent with, or to repeal, this provision.

  Gulf South. The Gulf South Certificate and Bylaws provide that directors may be removed without cause only by the holders of at least 75% of the shares then entitled to vote at an election of directors ("Gulf South Voting Stock"). Directors may be removed with cause only by the holders of at least a majority of Gulf South Voting Stock.

DIRECTOR LIABILITY

  PSS. According to the FBCA, a director is not personally liable for monetary damages to PSS or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reason to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, (iii) a violation of
Section 607.0834 of the FBCA, which concerns unlawful payment of dividends,
(iv) in a proceeding by or in the right of the corporation or a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

  Gulf South. Pursuant to the DGCL, the Gulf South Certificate provides that no director shall have any personal liability to Gulf South or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Gulf South or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION

  PSS. The PSS Articles state that PSS shall indemnify officers and directors to the fullest extent permitted by law. The FBCA provides that a person who is a party to a legal proceeding by reason of the fact that such person is or was a director, officer, employee or agent of a corporation shall be indemnified if such person is successful on the merits in a proceeding giving rise to the claim for indemnification. According to the FBCA, a director, officer, employee or agent of the corporation shall be indemnified if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal proceedings, shall have no reasonable cause to believe his conduct was unlawful. The FBCA also provides that a person may not be indemnified nor may expenses be advanced if a judgment or final adjudication establishes that his actions or omissions to act were material to the cause of action so adjudicated and constitute: (i) a violation of criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit;
(iii) an unlawful distribution under Florida law; or (iv) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The PSS Bylaws provide that any indemnification or advance shall be made promptly and in any event within 60 days upon the written request of the person to be indemnified. In the event PSS does not pay such indemnification or advance on the basis that such person has not met the requisite standard of conduct, the burden of proof of such defense shall be on PSS.

  The PSS Bylaws also state that PSS may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of PSS, or is or was serving at the request of PSS as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such. PSS maintains insurance for PSS and its directors and officers against such liabilities.

  Gulf South. The Gulf South Certificate and Bylaws provide that Gulf South shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Gulf South), by reason of the fact that he is or was, or has agreed to become, a director or officer of Gulf South, or is or was serving, or has agreed to serve, at the request of Gulf South, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Gulf South, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of Gulf South, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  The Gulf South Certificate and Bylaws provide that Gulf South shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Gulf South to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of Gulf South, or is or was serving, or has agreed to serve, at the request of Gulf South, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Gulf South except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Gulf South unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper. To the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

  The Gulf South Certificate and Bylaws provide that the right of such directors and officers to indemnification includes the right to advancement by Gulf South of expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Gulf South of an undertaking to repay any amount so advanced if it is ultimately determined by final judicial decision that the proposed indemnitee is not entitled to be indemnified for such expenses.

  Pursuant to Section 145 of the DGCL, the Gulf South Certificate and Bylaws provide that in order to obtain indemnification or advancement of expenses, the Indemnitee shall submit to Gulf South a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by Gulf South of the written request of the Indemnitee, unless Gulf South determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct. Such determination shall be made in each instance by (i) a majority vote of a quorum of the directors of Gulf South consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), (ii) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (iii) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (iv) independent legal counsel (who may be regular legal counsel to Gulf South), or (v) a court of competent jurisdiction.

  Gulf South may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Gulf South or another corporation, partnership, joint venture, trust, or other enterprise (including employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not Gulf South would have the power to indemnify such person under the DGCL.

SPECIAL MEETINGS OF STOCKHOLDERS

  PSS. The PSS Bylaws provide that special meetings of stockholders may be called, as provided under the FBCA, by the PSS Board of Directors or by any other person authorized by the PSS Articles or Bylaws, or by the holders of not less than 10% of the shares entitled to vote.

  Gulf South. The Gulf South Bylaws provide that special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors (if any), a majority of the Board of Directors, or by the President.

DISSENTERS' RIGHTS

  PSS. The FBCA sets forth procedures under which stockholders may dissent from, and receive payment of the fair value of their shares in connection with most mergers, consolidations and exchanges or sales of substantially all or all of a corporation's assets. Such dissenter's rights are not available with respect to a plan of merger, consolidation or sale or exchange of assets, to the holders of shares of any class or series which were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders.

  Gulf South. Pursuant to the DGCL, any stockholder has the right to dissent from any merger or consolidation, except as described below, of which Gulf South is a constituent corporation. No such appraisal rights are available for the shares of any class or series of Gulf South Common Stock if (i) as of the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement or merger or consolidation, such shares were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system operated by a national securities association, or held of record by more than 2,000 stockholders or (ii) Gulf South is the surviving corporation of a merger and the merger did not require the approval of Gulf South's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that, at the effective date of the merger, will be listed on a national securities exchange, designated as a national market system security on a interdealer quotation system operated by a national securities association, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of a corporation described in clause (a) or (b) above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) above.

  Neither the holders of PSS Common Stock nor the holders of Gulf South Common Stock are entitled to dissenters' rights in connection with the Merger under the FBCA or DGCL, respectively.

DIVIDENDS AND OTHER DISTRIBUTIONS

  PSS. The FBCA provides that distributions may be made unless, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy the preferential rights of any preferred stockholders of the company.

  Gulf South. The DGCL generally allows dividends to be paid out of surplus of the corporation or out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. The Gulf South Certificate states that dividends may be declared and paid on the Gulf South Common Stock from funds lawfully available as and when determined by the board of directors and will be subject to any preferential dividend rights of any then outstanding Gulf South Preferred Stock.

MERGERS AND CONSOLIDATIONS

  PSS. The FBCA provides that a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize a merger or consolidation of a corporation into any other corporation, unless the articles of incorporation require a greater vote or a vote by classes.

  Gulf South. The DGCL requires the approval of the board of directors and the holders of a majority of the outstanding stock of a corporation entitled to vote thereon for mergers or consolidations involving a Delaware corporation. The DGCL permits a corporation to merge with another corporation without obtaining the approval of its stockholders if: (i) such corporation is the surviving corporation of the merger; (ii) the merger agreement does not amend in any respect such corporation's certificate of incorporation; (iii) each share of such corporation's capital stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of such corporation after the effective date of the merger; and (iv) any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock outstanding immediately prior to the effective date of the merger.

CERTAIN BUSINESS COMBINATIONS

  PSS. The PSS Articles prohibit an "affiliate transaction" (defined generally to include mergers, sales and leases of assets, issuances of securities and other similar transactions) by PSS or any subsidiary with an

"interested stockholder" (defined generally to be the beneficial owner of 10% or more of PSS' voting stock) within three years after the person or entity becomes an interested stockholder, unless the affiliate transaction is approved by the holders of at least 80% of the outstanding voting stock of PSS, excluding shares held by the interested stockholder.

  Gulf South. Section 203 of the DGCL would prohibit a "business combination" (defined generally to include mergers, consolidations, sales and leases of assets, issuances of securities and similar transactions) by Gulf South or a subsidiary with an "interested stockholder" (defined generally to be the beneficial owner of 15% of more of a corporation's voting stock) within three years after the person or entity becomes an interested stockholder, unless: (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the board of directors;
(ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of a corporation (excluding shares held by persons who are both officers and directors of a corporation and shares held by certain employee benefit plans); or (iii) the business combination is approved by the board of directors and by the holders of at least two-thirds of the outstanding voting stock of a corporation, excluding shares held by the interested stockholder.

CONTROL SHARE ACQUISITION STATUTE

  PSS. As a Florida corporation, PSS is subject to provisions of Section
607.0902 of the FBCA, which denies voting rights to shares purchased by an acquiring person who has obtained or anticipates obtaining a specified level of voting control in shares of an issuing public corporation as part of a control-share acquisition, except to the extent to which voting rights are conferred by resolution approved by the stockholders of the issuing public corporation.

  Gulf South. The DGCL does not have a similar statute.

CONSIDERATION OF SOCIETAL FACTORS

  PSS. Florida law expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, such director may consider the long-term prospects and interests of the corporation and its stockholders, and the social, economic, legal or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate and the economy of the state and the nation. Thus, these interests could be considered even in connection with, or after, a decision to sell a corporation. The PSS Articles and Bylaws do not discuss the consideration of societal factors.

  Gulf South. Delaware does not explicitly provide for the consideration of societal interests by a corporation's board of directors in making decisions. The Delaware Supreme Court has, however, held that in discharging their responsibilities to a corporation, directors may consider constituencies other than stockholders, such as creditors, customers, employees, and perhaps even the community in general, as long as there are rationally related benefits accruing to the stockholders as well. The Delaware Supreme Court has held, however, that concern for non-stockholder interest is inappropriate when a sale of a company is inevitable and an auction among active bidders is in progress. The Gulf South Certificate states that the Gulf South Board of Directors, when evaluating any offer of another party to effect a business combination, may, in connection with the exercise of its judgment in determining what is in the best interests of Gulf South as a whole, give due consideration to any such factors as the Gulf South Board of Directors determines to be relevant, including, without limitation, the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with Gulf South, upon the communities in which Gulf South conducts its business and upon the economy of the state, region and nation.

                                    EXPERTS

  The consolidated financial statements of PSS included elsewhere in this Joint Proxy Statement/Prospectus as of March 28, 1997 and March 29, 1996, and for each of the three years for the period ended March 28, 1997, have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report thereon included therein, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Gulf South for the years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Joint Proxy Statement/Prospectus of PSS and Gulf South that is made a part of the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Gateway Healthcare Corporation as of December 31, 1994 and 1995 and for the years then ended, incorporated by reference into this Joint Proxy Statement/Prospectus from Gulf South's Current Report on Form 8-K/A dated December 26, 1996 filed with the Commission on March 11, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report included therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of PSS Common Stock being offered hereby is being passed upon for PSS by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP will also opine as to certain federal income tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences." Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, is acting as counsel for Gulf South in connection with certain legal matters relating to the Merger Agreement and the transactions contemplated therein.

                             STOCKHOLDER PROPOSALS

  PSS. Stockholder proposals intended to be presented at PSS' 1998 annual meeting of shareholders must be received by PSS at its principal offices no later than March 24, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the PSS Board in connection with such meeting.

  Gulf South. Gulf South will hold a 1998 annual meeting only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of stockholders intended to be presented at the 1998 annual meeting of stockholders must have been duly submitted to Gulf South at its principal office on or prior to November 24, 1997, as provided in the 1996 Annual Meeting Proxy Statement of Gulf South.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, neither PSS' or Gulf South's Board of Directors knows of any matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meetings or any adjournments or postponements thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxies as to any such matters that fall within the purposes set forth in the Notices of such Special Meetings as determined by a majority of the appropriate Board of Directors.

   INDEX TO PHYSICIAN SALES & SERVICE, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
 Condensed Consolidated Balance Sheets as of December 31, 1997 (unaudited)
  and March 28, 1997......................................................  F-2
 Condensed Consolidated Statements of Operations (unaudited) for the three months ended December 31, 1997 and 1996 and nine months ended December
  31, 1997 and 1996.......................................................  F-3
 Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended December 31, 1997 and 1996.................................  F-4
 Notes to Condensed Consolidated Financial Statements (unaudited)--
  December 31, 1997.......................................................  F-5
FINANCIAL STATEMENTS:
 Report of Independent Certified Public Accountants.......................  F-8
 Consolidated Balance Sheets as of March 28, 1997 and March 29, 1996......  F-9
 Consolidated Statements of Income for the years ended March 28, 1997,
  March 29, 1996, and March 30, 1995...................................... F-10
 Consolidated Statements of Shareholders' Equity for the years ended March
  28, 1997, March 29, 1996, and March 30, 1995............................ F-11
 Consolidated Statements of Cash Flows for the years ended March 28, 1997,
  March 29, 1996, and March 30, 1995...................................... F-12
 Notes to Consolidated Financial Statements............................... F-13

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        DECEMBER
                                                           31,      MARCH 28,
                                                          1997         1997
                                                      ------------ ------------
                                                      (UNAUDITED)       *
                                    ASSETS
Current Assets:
  Cash and cash equivalents.........................  $ 35,077,417 $ 29,075,157
  Short-term investments............................    88,795,505          --
  Marketable securities.............................           --    15,045,482
  Accounts receivable, net..........................   154,969,917  130,426,326
  Inventories.......................................    91,934,707   75,185,728
  Prepaid expenses and other........................    30,717,902   24,120,998
                                                      ------------ ------------
    Total current assets............................   401,495,448  273,853,691
Property and equipment, net.........................    23,800,570   20,202,967
Other Assets:
  Intangibles, net..................................    48,244,737   22,083,560
  Other.............................................    12,117,276    5,129,048
                                                      ------------ ------------
    Total assets....................................  $485,658,031 $321,269,266
                                                      ============ ============
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................  $ 68,015,239 $ 69,011,247
  Accrued expenses..................................    25,910,176   20,012,856
  Current maturities of long-term debt and capital
   lease obligations................................     4,251,146    8,099,064
  Other.............................................    12,533,322    5,131,051
                                                      ------------ ------------
    Total current liabilities.......................   110,709,883  102,254,218
Long-term debt and capital lease obligations, net of
 current portion....................................   129,089,572    3,825,333
Other...............................................     3,448,548    4,634,291
                                                      ------------ ------------
    Total liabilities...............................   243,248,003  110,713,842
                                                      ------------ ------------
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares
   authorized, no shares issued and outstanding.....           --           --
  Common stock, $.01 par value; 60,000,000 shares
   authorized, 40,444,533 and 38,799,073 shares
   issued and outstanding at December 31, 1997 and
   March 28, 1997, respectively.....................       404,445      387,991
  Additional paid-in capital........................   224,180,537  207,675,161
  Retained earnings.................................    17,565,536    3,767,240
  Foreign currency translation......................       259,510       92,688
                                                      ------------ ------------
                                                       242,410,028  211,923,080
    Unearned ESOP shares of acquired company........           --    (1,367,656)
                                                      ------------ ------------
    Total shareholders' equity......................   242,410,028  210,555,424
                                                      ------------ ------------
    Total liabilities and shareholders' equity......  $485,658,031 $321,269,266
                                                      ============ ============

--------
* Condensed from audited financial statements.

  The accompanying notes are an integral part of these condensed consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                             THREE MONTHS ENDED           NINE MONTHS ENDED
                          --------------------------  --------------------------
                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                              1997          1996          1997          1996
                          ------------  ------------  ------------  ------------
Net sales...............  $257,244,417  $198,444,488  $733,881,946  $558,017,859
Cost of goods sold......   185,732,447   142,978,822   533,053,858   405,914,002
                          ------------  ------------  ------------  ------------
  Gross profit..........    71,511,970    55,465,666   200,828,088   152,103,857
General and
 administrative
 expenses...............    36,145,642    30,096,748   106,541,413    84,587,067
Selling expenses........    22,912,349    18,310,513    64,709,508    49,923,934
Merger costs and
 expenses...............     3,786,350       317,388     5,624,848     7,251,388
Non-recurring ESOP cost
 of acquired company....           --        349,989     2,457,074     1,050,000
                          ------------  ------------  ------------  ------------
  Income from
   operations...........     8,667,629     6,391,028    21,495,245     9,291,468
                          ------------  ------------  ------------  ------------
Other income (expense):
  Interest income
   (expense)............    (1,135,854)       20,369    (1,234,452)    1,071,034
  Other income..........     1,441,156       675,650     3,429,469     1,349,901
                          ------------  ------------  ------------  ------------
                               305,302       696,019     2,195,017     2,420,935
                          ------------  ------------  ------------  ------------
Income before provision
 for income taxes.......     8,972,931     7,087,047    23,690,262    11,712,403
Provision for income
 taxes..................     3,804,000     2,656,444     9,972,905     4,518,580
                          ------------  ------------  ------------  ------------
Net income..............  $  5,168,931  $  4,430,603  $ 13,717,357  $  7,193,823
                          ============  ============  ============  ============
Earnings per share:
 Basic..................  $       0.13  $       0.12  $       0.35  $       0.19
                          ============  ============  ============  ============
 Diluted................  $       0.13  $       0.12  $       0.34  $       0.19
                          ============  ============  ============  ============
Proforma tax adjustment
 on pooled S-Corporation
 income.................                    (156,194)                   (356,505)
                                        ------------                ------------
Proforma net income.....                $  4,274,409                $  6,837,318
                                        ============                ============
Proforma tax adjustment
 per common and common
 equivalent share on
 pooled S-Corporation
 income.................                $       0.01                $       0.01
                                        ============                ============
Proforma diluted
 earnings per share.....                $       0.11                $       0.18
                                        ============                ============
Weighted average shares
 outstanding:
 Basic..................    40,338,000    37,729,000    39,689,000    37,153,000
                          ============  ============  ============  ============
 Diluted................    40,851,000    38,262,000    40,120,000    37,845,000
                          ============  ============  ============  ============

  The accompanying notes are an integral part of these condensed consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                          --------------------------
                                                          DECEMBER 31,  DECEMBER 31,
                                                              1997          1996
                                                          ------------  ------------
Cash Flows From Operating Activities:
  Net income............................................. $ 13,717,357  $  7,193,823
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Depreciation and amortization.........................    6,726,088     3,723,036
   Provision for doubtful accounts.......................      827,351     1,372,785
   Merger costs and expenses.............................    4,539,779     6,469,506
   Foreign currency translation..........................      166,822        28,495
   Unrealized investment income from short-term
    investments..........................................   (1,043,922)          --
   Nonrecurring ESOP cost of acquired company............    2,457,074     1,416,533
   Changes in operating assets and liabilities, net of
    effects from business acquisitions:
    Increase in accounts receivable......................  (16,272,244)  (16,694,020)
    Decrease in inventories..............................   (6,070,371)   (7,451,564)
    (Increase) decrease in prepaid expenses and other
     current assets......................................   (3,063,689)    4,988,983
    Increase in other assets.............................   (7,278,394)   (8,131,876)
    (Decrease) increase in accounts payable, accrued
     expenses and other liabilities......................   (3,181,623)   10,871,053
                                                          ------------  ------------
        Net cash (used in) provided by operating
         activities......................................   (8,475,772)    3,786,754
                                                          ------------  ------------
Cash Flows From Investing Activities:
  Purchases of short-term investments....................  (87,751,583)          --
  Proceeds from sales of marketable securities...........   15,045,482           --
  Capital expenditures...................................   (6,333,129)   (3,769,995)
  Purchases of net assets from business acquisitions.....   (6,057,796)   (5,083,487)
  Payments on noncompete agreements......................   (3,069,627)   (1,178,932)
                                                          ------------  ------------
        Net cash used in investing activities............  (88,166,653)  (10,032,414)
                                                          ------------  ------------
Cash Flows From Financing Activities:
  Proceeds from issuance of Notes........................  125,000,000           --
  Net repayments of long-term debt of acquired
   companies.............................................  (24,791,259)  (16,693,527)
  Net proceeds from issuance of common stock.............    2,435,944     1,949,256
  Distributions to former S-Corporation shareholders.....          --     (1,100,000)
                                                          ------------  ------------
        Net cash provided by (used in) financing
         activities......................................  102,644,685   (15,844,271)
                                                          ------------  ------------
Net increase (decrease) in cash and cash equivalents.....    6,002,260   (22,089,931)
Cash and cash equivalents, beginning of period...........   29,075,157    86,448,942
                                                          ------------  ------------
Cash and cash equivalents, end of period................. $ 35,077,417  $ 64,359,011
                                                          ============  ============

  The accompanying notes are an integral part of these condensed consolidated statements.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--BASIS OF PRESENTATION

  The condensed consolidated financial statements of Physician Sales & Service, Inc. ("PSS" or the "Company") reflect, in the opinion of management, all adjustments necessary to present fairly the financial position and results of operations for the periods indicated. The adjustments include the retroactive adjustments to give effect to the merger with X-Ray Corporation of Georgia ("X-Ray GA") effective December 20, 1996, and to the merger with S&W X-Ray, Inc. ("S&W") effective September 23, 1997, both accounted for under the pooling-of-interests method.

  The accompanying condensed consolidated financial statements should be read in conjunction with the financial statements and related notes in the Company's 1997 Annual Report to Shareholders. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the Securities and Exchange Commission rules and regulations.

  Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at quarter-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

  The results of operations for the interim periods covered by this report may not necessarily be indicative of operating results for the full fiscal year. Certain items have been reclassified to conform to the current year presentation.

NOTE 2--BUSINESS ACQUISITIONS

  On September 23, 1997, the Company acquired S&W, an imaging supply and equipment distributor, in a stock-for-stock merger accounted for under the pooling-of-interests method. The Company issued 1,737,457 shares of common stock to the former shareholders of S&W in exchange for all of the outstanding shares of capital stock of S&W valued at $26.0 million at the time of the merger. S&W reported $72.0 million in revenues for the 12 months prior to acquisition by the Company. The accompanying consolidated financial statements have been restated for periods prior to the pooling.

  During the nine months ended December 31, 1997, the Company acquired certain assets of two physician medical supply and equipment distributors, with aggregate annual revenues of approximately $78.5 million, and certain assets of two imaging supply and equipment distributors, with aggregate annual revenues of approximately $5.3 million, in transactions accounted for as purchases. The aggregate consideration of $16.5 million was comprised of approximately $3.7 million cash and 933,000 shares of unregistered common stock. The excess of the purchase price paid over the fair market value of the tangible net assets acquired of approximately $19.3 million, in aggregate, has been recorded as goodwill and will be amortized on a straight-line basis over thirty years.

  During the nine months ended December 31, 1997, the Company merged with two physician medical supply and equipment distributors, with aggregate annual revenues of approximately $6.7 million, in mergers accounted for under the pooling-of-interests method. The Company issued approximately 120,000 shares of PSS common stock in connection with these poolings. The accompanying consolidated financial statements have not been restated for periods prior to the poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition dates and retained earnings of approximately $0.1 million of the acquired companies has been recorded as an adjustment to the retained earnings of the Company.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

  On December 14, 1997, the Company entered into a definitive agreement to acquire Gulf South Medical Supply, Inc. ("Gulf South") in a merger (the "Merger") expected to be accounted for under the pooling-of-interests method by issuing 1.75 shares of PSS common stock for each issued and outstanding share of Gulf South common stock. Gulf South is the largest distributor of medical supplies and related products to the long-term care industry, with revenues of approximately $251.8 million for the twelve months ended September 30, 1997, operating 23 regional distribution centers which serve 50 states. Consummation of the Merger is subject to the approval of the shareholders of both the Company and Gulf South and other customary conditions. PSS' and Gulf South's requests for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were granted and such termination became effective February 2, 1998.

  Merger costs and expenses of $3.8 and $5.6 million were incurred during the three and nine months ended December 31, 1997, respectively. Such costs included direct merger costs primarily consisting of investment banking, legal, accounting and filing fees, as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, consolidating information systems and reducing personnel. At December 31, 1997, accrued merger costs were approximately $4.5 million.

  The following presents separate company data of PSS, X-Ray GA and S&W for the periods prior to merger. X-Ray GA was an S Corporation for income tax purposes, and therefore did not pay U.S. federal income taxes. The table includes unaudited pro forma net income and net income per share amounts that reflect pro forma adjustments to present income taxes of X-Ray GA on the basis on which they will be reported in future periods. X-Ray GA results of operations are combined with PSS for periods subsequent to the date of merger.

                          SIX MONTHS ENDED THREE MONTHS ENDED NINE MONTHS ENDED
                           SEPTEMBER 30,      DECEMBER 31,      DECEMBER 31,
                                1997              1996              1996
                          ---------------- ------------------ -----------------
                           (IN THOUSANDS)    (IN THOUSANDS)    (IN THOUSANDS)
Net sales
  PSS...................      $695,879          $168,743          $470,357
  X-Ray GA..............           --             10,870            33,182
  S&W...................        38,003            18,831            54,479
                              --------          --------          --------
Total...................      $733,882          $198,444          $558,018
                              ========          ========          ========
Net income (loss)
  PSS...................      $ 15,812          $  4,054          $  6,139
  X-Ray GA..............           --                411               938
  S&W(1)................        (2,095)              (34)              117
                              --------          --------          --------
Net income as reported..      $ 13,717          $  4,431          $  7,194
                              ========
Pro forma tax provision
 for X-Ray GA...........                            (156)             (357)
                                                --------          --------
Pro forma net income....                        $  4,275          $  6,837
                                                ========          ========
Diluted earnings per
 share
  As reported...........      $   0.34          $   0.12          $   0.19
                              ========          ========          ========
  Pro forma.............                        $   0.11          $   0.18
                                                ========          ========

--------

(1) Net loss includes $2.5 million in non-recurring compensation expense in connection with a leveraged ESOP maintained by S&W.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE 3--SENIOR SUBORDINATED NOTES

  On October 7, 1997, the Company issued, in a private offering under Rule 144A of the Securities Act of 1933, as amended (the "Act"), an aggregate principal amount of $125.0 million of its 8 1/2% senior subordinated notes due in 2007 (the "Private Notes") with net proceeds to the Company of $120.8 million after deduction for offering costs. Interest on the Private Notes accrues from the date of original issuance and is payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 1998, at a rate of 8 1/2% per annum. The Private Notes are unconditionally guaranteed on a senior subordinated basis by all of the Company's domestic subsidiaries. On February 10, 1998, the Company closed its offer to exchange the Private Notes (the "Exchange Offer") for senior subordinated notes (the "Notes") of the Company with substantially identical terms to the Private Notes (except that the Notes do not contain terms with respect to transfer restrictions).

NOTE 4--EARNINGS PER SHARE

  At December 31, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") 128, "Earnings Per Share." This standard replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. All earnings per share amounts for the current and prior periods have been presented in conformity with the provisions of SFAS 128. The following table presents the reconciliation of the numerators and denominators of the basic and diluted EPS calculations.

                                                   THREE MONTHS   NINE MONTHS
                                                       ENDED         ENDED
                                                   DECEMBER 31,   DECEMBER 31,
                                                   ------------- --------------
                                                    1997   1996   1997    1996
                                                   ------ ------ ------- ------
                                                          (IN THOUSANDS)
Net income........................................ $5,168 $4,431 $13,717 $7,194
                                                   ====== ====== ======= ======
Earnings per share:
 Basic............................................ $ 0.13 $ 0.12 $  0.35 $ 0.19
                                                   ====== ====== ======= ======
 Diluted.......................................... $ 0.13 $ 0.12 $  0.34 $ 0.19
                                                   ====== ====== ======= ======
Weighted average shares outstanding:
 Common shares outstanding........................ 40,338 37,729  39,689 37,153
 Assumed exercise of stock options................    513    533     431    692
                                                   ------ ------ ------- ------
 Diluted shares outstanding....................... 40,851 38,262  40,120 37,845
                                                   ====== ====== ======= ======

NOTE 5--SUBSEQUENT EVENTS

  In January 1998, the Company completed the acquisition of a medical imaging distributor located in Albuquerque, New Mexico, with annual revenues of approximately $25.0 million, in a stock-for-stock merger accounted for as a pooling-of-interests. The Company issued approximately 200,000 shares of PSS common stock in exchange for all of the net assets of the acquired company.

  In February 1998, the Company acquired certain assets of a medical imaging distributor based in Chicago, Illinois, with annual revenues of approximately $3.0 million, in a transaction accounted for as a purchase for aggregate consideration of $0.3 million in cash.

  On February 10, 1998, the Company closed its Exchange Offer with respect to its $125.0 million senior subordinated notes (see Note 3--Senior Subordinated Notes).

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Physician Sales & Service, Inc.:

  We have audited the accompanying consolidated balance sheets of Physician Sales & Service, Inc. (a Florida corporation) and subsidiaries as of March 28, 1997 and March 29, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended March 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physician Sales & Service, Inc. and subsidiaries as of March 28, 1997 and March 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 28, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Jacksonville, Florida
December 18, 1997

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       MARCH 28, 1997 AND MARCH 29, 1996

                                                        1997          1996
                                                    ------------  ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $ 29,075,157  $ 65,681,342
  Marketable securities............................   15,045,482    20,767,600
  Accounts receivable, net.........................  130,426,326   105,627,598
  Inventories......................................   75,185,728    60,831,680
  Prepaid expenses and other.......................   24,120,998    10,275,156
                                                    ------------  ------------
    Total current assets...........................  273,853,691   263,183,376
Property and equipment, net........................   20,202,967    15,871,899
Other Assets:
  Intangibles, net.................................   22,083,560    14,384,322
  Other............................................    5,129,048     2,430,391
                                                    ------------  ------------
    Total assets................................... $321,269,266  $295,869,988
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................. $ 69,011,247  $ 61,121,011
  Accrued expenses.................................   20,012,856     7,293,684
  Current maturities of long-term debt and capital
   lease obligations...............................    8,099,064    11,317,621
  Other............................................    5,131,051     6,187,997
                                                    ------------  ------------
    Total current liabilities......................  102,254,218    85,920,313
Long-term debt and capital lease obligations, net
 of current portion................................    3,825,333     3,265,662
Other..............................................    4,634,291     3,552,968
                                                    ------------  ------------
    Total liabilities..............................  110,713,842    92,738,943
                                                    ------------  ------------
Commitments and contingencies (Notes 1, 3, 4, 9,
 10, 12, 13, and 16)
Shareholders' Equity:
  Preferred stock, $.01 par value; 1,000,000 shares
   authorized, no shares issued and outstanding....          --            --
  Common stock, $.01 par value; 60,000,000 shares
   authorized, 38,799,073 and 36,859,944 shares
   issued and outstanding at March 28, 1997 and
   March 29, 1996, respectively....................      387,991       368,600
  Additional paid-in capital.......................  207,675,161   200,186,483
  Retained earnings................................    3,767,240     5,091,891
  Cumulative foreign currency translation
   adjustment......................................       92,688           --
                                                    ------------  ------------
                                                     211,923,080   205,646,974
  Unearned ESOP shares.............................   (1,367,656)   (2,515,929)
                                                    ------------  ------------
    Total shareholders' equity.....................  210,555,424   203,131,045
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $321,269,266  $295,869,988
                                                    ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995


                                           1997          1996          1995
                                       ------------  ------------  ------------
Net sales............................  $763,054,234  $589,120,271  $471,985,254
Cost of goods sold...................   558,164,047   426,529,829   339,669,816
                                       ------------  ------------  ------------
    Gross profit.....................   204,890,187   162,590,442   132,315,438
General and administrative expenses..   119,916,121    89,358,343    76,817,943
Selling expenses.....................    67,524,994    51,802,431    44,589,548
Restructuring charges................           --            --      4,388,592
Merger costs and expenses............    12,128,168    15,731,716           --
Nonrecurring ESOP cost of acquired
 company.............................     1,446,060       849,596       832,403
                                       ------------  ------------  ------------
    Income from operations...........     3,874,844     4,848,356     5,686,952
                                       ------------  ------------  ------------
Other income (expense):
  Interest expense...................    (1,188,582)   (3,568,181)   (4,505,999)
  Interest and investment income.....     2,419,168     1,187,892         4,540
  Other income.......................     1,537,086     1,586,028     1,912,416
                                       ------------  ------------  ------------
                                          2,767,672      (794,261)   (2,589,043)
                                       ------------  ------------  ------------
Income before provision for income
 taxes...............................     6,642,516     4,054,095     3,097,909
Provision for income taxes...........     2,215,900     1,925,100     3,037,582
                                       ------------  ------------  ------------
Net income...........................  $  4,426,616  $  2,128,995  $     60,327
                                       ============  ============  ============
Net income per common and common
 equivalent share....................  $       0.12  $       0.06           --
                                       ============  ============  ============
Pro forma tax adjustment on pooled S-
 Corporation income..................      (357,000)     (438,000)      (23,000)
                                       ------------  ------------  ------------
Pro forma net income.................  $  4,069,616  $  1,690,995  $     37,327
                                       ============  ============  ============
Pro forma tax adjustment per common
 and common equivalent share on
 pooled S-Corporation income.........  $      (0.01) $      (0.01) $        --
                                       ------------  ------------  ------------
Pro forma net income per common and
 common equivalent share.............  $       0.11  $       0.05  $        --
                                       ============  ============  ============


 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                                                       CUMULATIVE
                                                                         FOREIGN
                            COMMON STOCK      ADDITIONAL                CURRENCY    UNEARNED
                         -------------------   PAID-IN     RETAINED    TRANSLATION    ESOP
                           SHARES    AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT    SHARES        TOTAL
                         ---------- -------- ------------ -----------  ----------- -----------  ------------
Balance at March 31,
 1994................... 19,790,784 $197,908 $ 25,183,223 $ 2,606,265    $   --    $(3,638,335) $ 24,349,061
 Issuance of common
  stock.................  6,718,875   67,189   24,033,753         --         --            --     24,100,942
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --     (516,000)       --            --       (516,000)
 Release of unallocated
  shares to ESOP........        --       --           --          --         --        617,410       617,410
 Net income.............        --       --           --       60,327        --            --         60,327
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 30,
 1995................... 26,509,659  265,097   49,216,976   2,150,592        --     (3,020,925)   48,611,740
 Issuance of common
  stock................. 10,059,699  100,597  148,274,378         --         --            --    148,374,975
 Tax benefits related to
  stock option plans....        --       --     2,687,118         --         --            --      2,687,118
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --     (455,000)       --            --       (455,000)
 Release of unallocated
  shares to ESOP........        --       --           --          --         --        504,996       504,996
 Net income.............        --       --           --    2,128,995        --            --      2,128,995
 Other poolings.........    290,586    2,906        8,011   1,267,304        --            --      1,278,221
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 29,
 1996................... 36,859,944  368,600  200,186,483   5,091,891        --     (2,515,929)  203,131,045
 Issuance of common
  stock.................    473,987    4,740    2,456,890         --         --            --      2,461,630
 Tax benefits related to
  stock option plans....        --       --     1,832,149         --         --            --      1,832,149
 Distributions to former
  S-Corporation
  shareholders..........        --       --           --   (1,100,000)       --            --     (1,100,000)
 Release of unallocated
  shares to ESOP........        --       --       172,811         --         --      1,148,273     1,321,084
 Net income.............        --       --           --    4,426,616        --            --      4,426,616
 Other poolings.........  1,465,142   14,651    3,026,828  (4,651,267)       --            --     (1,609,788)
 Cumulative foreign
  currency translation
  adjustment............        --       --           --          --      92,688           --         92,688
                         ---------- -------- ------------ -----------    -------   -----------  ------------
Balance at March 28,
 1997................... 38,799,073 $387,991 $207,675,161 $ 3,767,240    $92,688   $(1,367,656) $210,555,424
                         ========== ======== ============ ===========    =======   ===========  ============


 The accompanying notes are an integral part of these consolidated statements.

                PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED MARCH 28, 1997, MARCH 29, 1996, AND MARCH 30, 1995

                                         1997          1996           1995
                                     ------------  -------------  -------------
Cash Flows From Operating
 Activities:
 Net income........................  $  4,426,616  $   2,128,995  $      60,327
 Adjustments to reconcile net
  income to net cash used in
  operating activities:
 Depreciation and amortization.....     5,985,340      4,302,646      4,393,063
 Provision for doubtful accounts...     3,040,548      1,463,758      1,680,585
 Merger costs and expenses.........     3,433,190      5,435,196            --
 Restructuring charge..............           --             --       4,388,592
 Benefit for deferred income
  taxes............................    (5,330,200)      (782,900)      (141,500)
 Gain on sale of equipment.........           --             --        (925,784)
 Nonrecurring ESOP cost of
  acquired company.................     1,446,060        849,596        832,403
 Foreign currency translation
  adjustment.......................        92,688            --             --
 Investment income.................      (520,315)           --             --
 Changes in operating assets and
  liabilities, net of effects from
  business acquisitions:
  Increase in accounts receivable,
   net.............................    (3,994,955)   (25,402,897)    (8,944,283)
  Decrease (increase) in
   inventories.....................     3,695,562    (19,284,103)    (3,165,284)
  (Increase) decrease in prepaid
   expenses and other assets.......    (7,647,597)    (2,196,836)       438,442
  Increase in other assets.........    (3,228,105)    (1,006,027)    (1,293,573)
  (Decrease) increase in accounts
   payable, accruals, and other
   liabilities.....................    (2,072,683)    12,490,104     (5,685,126)
                                     ------------  -------------  -------------
   Net cash used in operating
    activities.....................      (673,851)   (22,002,468)    (8,362,138)
                                     ------------  -------------  -------------
Cash Flows From Investing
 Activities:
 Purchases of marketable
  securities.......................   (19,186,172)  (317,769,635)           --
 Proceeds from sales and maturities
  of marketable securities.........    25,428,605    297,002,035            --
 Proceeds from sales of assets.....           --             --      11,994,692
 Capital expenditures..............    (6,054,156)    (5,400,964)    (3,476,514)
 Purchases of net assets from
  business acquisitions............    (6,801,092)    (3,373,584)    (9,010,130)
 Payments on noncompete
  agreements.......................    (3,980,225)    (1,545,970)    (1,036,957)
                                     ------------  -------------  -------------
   Net cash used in investing
    activities.....................   (10,593,040)   (31,088,118)    (1,528,909)
                                     ------------  -------------  -------------
Cash Flows From Financing
 Activities:
 Principal payments under capital
  lease obligations................      (880,166)    (1,124,293)      (931,949)
 Proceeds from borrowings..........     3,531,236    287,817,301    423,828,497
 Repayments of borrowings..........   (29,311,994)  (317,052,461)  (435,974,915)
 Distributions to former S-
  Corporation shareholders.........    (1,100,000)      (455,000)      (516,000)
 Proceeds from issuance of common
  stock............................     2,421,630    148,253,975     23,498,353
                                     ------------  -------------  -------------
   Net cash (used in) provided by
    financing activities...........   (25,339,294)   117,439,522      9,903,986
                                     ------------  -------------  -------------
Net (decrease) increase in cash and
 cash equivalents..................   (36,606,185)    64,348,936         12,939
Cash and cash equivalents,
 beginning of year.................    65,681,342      1,332,406      1,319,467
                                     ------------  -------------  -------------
Cash and cash equivalents, end of
 year..............................  $ 29,075,157  $  65,681,342  $   1,332,406
                                     ============  =============  =============
Supplemental Disclosures:
 Interest paid.....................  $  1,034,545  $   3,685,155  $   4,763,651
                                     ============  =============  =============
 Income taxes paid.................  $  5,096,835  $   2,748,087  $   3,731,425
                                     ============  =============  =============
 Merger costs and expenses paid....  $  8,694,978  $  10,296,520  $         --
                                     ============  =============  =============

 The accompanying notes are an integral part of these consolidated statements.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH 28, 1997, MARCH 29, 1996 AND MARCH 30, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company and Nature of Business

  Physician Sales & Service, Inc. ("PSS") was incorporated in 1983 in Jacksonville, Florida. The Company is a leading distributor of medical supplies, equipment, and pharmaceuticals to primary care and other office-based physicians. As of March 28, 1997, the Company operated 61 service centers in the United States distributing to approximately 103,000 physician office sites in all 50 states.

  In November 1996, PSS established a new subsidiary, Diagnostic Imaging, Inc. ("DI" or "imaging division"). DI distributes medical diagnostic imaging equipment, supplies, and service to acute and alternate care sites. As of March 28, 1997, DI operated 14 imaging division service centers distributing to approximately 6,000 medical imaging sites in 9 southeastern states.

  In March 1996, PSS established two new subsidiaries, WorldMed International, Inc. ("WorldMed Int'l") and WorldMed, Inc. These subsidiaries were established to manage and develop PSS's European medical equipment and supply distribution market ("European operation"). As of March 28, 1997, the European operation included 2 service centers distributing to approximately 1,000 acute and alternate care sites in Belgium, Germany and France.

  The accompanying consolidated financial statements give retroactive effect to the mergers (the "Mergers") with S&W X-ray, Inc. ("S&W"), Taylor Medical, Inc. ("Taylor") and X-ray of Georgia ("X-ray Georgia"). On August 21, 1995, PSS issued 3,790,215 shares of its common stock in exchange for all of the outstanding equity interest of Taylor. Taylor was engaged in the distribution and sale of medical supplies, equipment, and pharmaceuticals to office-based physicians and managed care facilities in 24 states. On December 20, 1996, PSS issued 593,672 shares of its common stock in exchange for all of the outstanding equity interest of X-ray Georgia. X-ray Georgia distributed radiology and imaging equipment, chemicals and supplies, and provided technical service to the acute and alternate site markets. On September 23, 1997, PSS issued 1,737,438 shares of its common stock in exchange for all of the outstanding equity interest of S&W. S&W distributes radiology and imaging equipment, chemicals and supplies, and provides technical service to the acute and alternate site markets through five locations in four states in the northern region. These transactions were accounted for under the pooling-of-interests method of accounting, and accordingly, the accompanying consolidated financial statements have been retroactively adjusted as if PSS, S&W, Taylor and X-ray Georgia had operated as one entity since inception. Certain items have been reclassified to conform to the current year presentation.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Stock Split

  All stock-related data has been retroactively adjusted to reflect a three-for-one stock split effective on September 22, 1995 which was distributed on October 5, 1995.

 Fiscal Year

  Beginning in fiscal year 1996, the Company's fiscal year ends on the Friday closest to March 31 of each year. The Company's fiscal year ended on the Thursday closest to March 31 of each year prior to fiscal year 1996. Fiscal years 1997, 1996, and 1995 consist of 52 weeks.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

 Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentration of Credit Risk

  The Company's trade accounts receivable are exposed to credit risk; however, the risk is limited, as the balance is comprised of numerous individual accounts, none of which is individually significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides reserves for estimated bad debt losses and sales returns. The Company had allowances for doubtful accounts of approximately $4,234,000 and $2,318,000 as of the end of fiscal years 1997 and 1996, respectively. Provisions for doubtful accounts were approximately $3,041,000, $1,464,000, and $1,681,000 for fiscal years ended 1997, 1996, and 1995, respectively.

 Cash Management

  The Company utilizes a zero balance bank account, and checks issued for cash disbursements are funded by advances from overnight investments. Outstanding checks are recorded as accounts payable until they are presented to the bank, at which time the payments are applied against the overnight investments. The Company had approximately $8,060,000 and $6,841,000 of outstanding checks recorded in accounts payable as of the end of fiscal years 1997 and 1996, respectively.

 Cash and Cash Equivalents

  Cash and cash equivalents generally consist of cash held at banks, short-term government obligations, and money market instruments. The Company invests its excess cash in high-grade investments and, therefore, bears minimal risk. These instruments have original maturity dates not exceeding three months.

 Marketable Securities

  The Company classifies its marketable securities as trading securities and carries such securities at fair market value. Net unrealized gains and losses on trading securities are included in net income.

  Marketable securities include municipal bond issues with maturity dates exceeding three months and equity securities classified as trading securities. Management's intent is to liquidate these securities within one year.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments, including cash and cash equivalents, marketable securities, short-term trade receivables and payables, and long-term debt and capital lease obligations, approximate their fair values.

 Inventories

  Inventories are comprised principally of medical supplies and equipment and are stated at the lower of cost (first-in, first-out) or market. Market is defined as net realizable value.

 Property and Equipment

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to thirty years. Leasehold improvements are amortized over the lease terms or the estimated

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES useful lives, whichever is shorter. Gain or loss upon retirement or disposal of property and equipment is recorded in other income in the accompanying consolidated statements of operations.

 Intangibles

  Noncompete agreements are amortized on a straight-line basis over the lives of the agreements, which range from three to fifteen years. Customer lists are amortized on a straight-line basis over ten years.

  The Company has classified as goodwill the cost in excess of the fair value of net identifiable assets purchased in business acquisitions which are accounted for as purchase transactions. Goodwill is being amortized over fifteen to thirty years using the straight-line method. Subsequent to the date of acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate a change in the estimated useful life or recoverability of goodwill.

 Self-Insurance Coverage

  The Company maintains a self-insurance program for employee health costs. Additional coverage is provided by a third party for stop-loss based on maximum costs of $100,000 per employee and approximately $5.3 million in the aggregate. Claims that have been incurred but not reported are recorded based on estimates of claims provided by a third-party administrator and are included in accrued expenses in the accompanying consolidated balance sheets.

 Income Taxes

  The Company uses the asset and liability method in accounting for income taxes. Deferred income taxes result primarily from the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

 Shareholders' Equity

  On May 5, 1994, the Company completed an initial public offering of 5,100,000 shares of its common stock at $3.67 per share, of which 4,200,000 were offered by the Company. On June 3, 1994, the Company's underwriters exercised their overallotment option for an additional 765,000 shares of the Company's common stock at $3.67 per share. The proceeds of the sale after deducting issuance costs were approximately $15,800,000. The Company used all of the net proceeds to reduce outstanding bank debt.

  On March 27, 1995, the Company signed a Distributorship Agreement (the "Abbott Agreement") with Abbott Laboratories ("Abbott") providing for the exclusive distribution of certain Abbott diagnostic products. As part of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. The proceeds of approximately $5,900,000 were used to reduce outstanding bank debt.

  Effective November 13, 1995, the Company completed a secondary offering of 11,500,000 shares of common stock at $17 per share, 8,800,000 of which were offered by the Company.

  During fiscal year 1996, the Company merged with three medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. During fiscal year 1997, the Company merged with one medical supply and equipment distributor and three imaging division companies in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  During 1997 and 1996, the Company realized an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital.

 Foreign Currency Translation

  Financial statements for the Company's subsidiary outside the United States are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for income and expenses. The resulting translation adjustments are recorded as a separate component of shareholders' equity.

 Stock-Based Compensation

  The Company accounts for its stock-based compensation plans using the intrinsic value method. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, for footnote disclosure purposes only, the Company computes its earnings and earnings per share on a pro forma basis as if the fair value method had been applied.

 Net Income Per Common and Common Equivalent Share

  Net income per common and common equivalent share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Weighted average shares outstanding for purposes of this calculation were approximately 38,015,000, 32,870,000, and 25,101,000 for fiscal years 1997, 1996, and 1995, respectively.

 Statements of Cash Flows

  The Company issued stock in the amount of $40,000 and $121,000 related to acquisitions accounted for as purchases in fiscal years 1997 and 1996, respectively. The Company assumed net liabilities of approximately $1,610,000 and recorded noncompete assets and liabilities of approximately $4,300,000 in connection with the mergers of four other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1997. The Company also acquired net assets of approximately $1,278,000 in conjunction with the mergers of three other medical supply and equipment distributors accounted for under the pooling-of-interests method in fiscal year 1996. Also, the Company incurred capital lease obligations to obtain equipment of approximately $514,000 in fiscal year 1995. All of the above items were excluded from the statements of cash flows as these items were noncash transactions.

 Accounting Standards Changes

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock and is effective for financial statements issued for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 128 will not be material.

  In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information About Capital Structure." SFAS No. 129 establishes new standards for disclosing information about an entity's capital structure and applies to all entities. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. Management expects that the impact of SFAS No. 129 will not be material.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

2. MARKETABLE SECURITIES

  The Company's marketable securities are comprised of municipal bond issues and equity securities classified as trading securities and are carried at their fair values based upon the quoted market prices at March 28, 1997 and March 29, 1996. At March 28, 1997 and March 29, 1996, the aggregate fair market value of the municipal bonds was approximately $14,469,000 and $20,768,000, respectively, and the aggregate cost was approximately $14,552,000 and $20,800,000, respectively. The gross unrealized loss on municipal bonds for each year was approximately $83,000 and $32,000, respectively. Interest income, including realized gains, on the municipal bonds was approximately $626,000 and $195,000 for fiscal years 1997 and 1996, respectively. At March 28, 1997, the fair market value of equity securities was $576,000, with a cost of $56,000, and an unrealized gain of $520,000 which is included in investment income during fiscal year 1997.

3. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                                   MARCH 28, 1997 MARCH 29, 1996
                                                   -------------- --------------
   Lines of credit................................  $       --     $ 3,100,000
   Other notes....................................      774,794        262,961
   Long-term debt of acquired company.............   10,692,479      9,960,929
   Capital lease obligations......................      457,124      1,259,393
                                                    -----------    -----------
                                                     11,924,397     14,583,283
   Less current maturities........................    8,099,064     11,317,621
                                                    -----------    -----------
                                                    $ 3,825,333    $ 3,265,662
                                                    ===========    ===========

 Lines of Credit

  The Company has a financing and security agreement (the "Agreement") with a bank (the "Bank"). The Agreement allows the Company to obtain loans from the Bank on a revolving basis. The Agreement provides for loans in the amount of 85% of the outstanding amount of eligible accounts receivable plus the lesser of $30,000,000 or 50% of eligible inventory. The total amount of loans outstanding under the Agreement cannot exceed the lesser of $60,000,000 or amounts available subject to eligible collateral. The Agreement provides for an option, on the part of the Company, to increase the availability to $75,000,000. There was no balance outstanding at March 28, 1997 and March 29, 1996.

  The loans are collateralized by all company assets. Interest accrues, subject to certain leverage ratio requirements, at a variable rate indexed on the London Interbank Offered Rate ("LIBOR") plus the applicable margin or the Bank's prime rate plus the applicable margin at the option of the Company. Interest rates may vary from prime to prime plus 75 basis points or from LIBOR plus 150 basis points to LIBOR plus 250 basis points, based on the Company's leverage ratio. The Agreement provides for a termination date of April 30, 1998, at which time the Agreement may be extended annually at the Bank's sole discretion upon request by the Company.

  The Agreement contains certain restrictive covenants which, among other things, require the Company to maintain a current ratio of 2 to 1, a debt service coverage ratio of 1.1 to 1 and a debt leverage ratio no greater than 5 to 1, all computed as defined in the Agreement. In addition, the Company must maintain minimum tangible net worth plus subordinated indebtedness, as defined in the Agreement, of $24,500,000 as of March 28, 1997, increasing by $1,000,000 as of the end of each subsequent fiscal year. The Agreement also contains

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES restrictions on mergers, acquisitions, investments, capital expenditures, intangible assets, indebtedness, and stock transactions, among other things.

 Other Notes

  X-ray Georgia maintained various other notes which were repaid by the Company in fiscal year 1997 in conjunction with the merger.

 Long-term Debt of Acquired Company

  S&W has available three line of credit agreements which provide for borrowings of up to $10,000,000 for working capital, bulk inventory purchases, and equipment purchases. As collateral for the lines of credit, the bank has a security interest in S&W's accounts receivable, equipment, and inventory, along with the personal guarantee of one of S&W's shareholders.

  The primary line of credit is available up to $3,500,000 and bears interest at the prime rate minus 0.25% or the LIBOR rate plus 2% (7.56% at March 28, 1997). The secondary credit line is available up to $6,000,000 and bears interest at the prime rate (8.5% at March 28, 1997). The equipment line of credit is available up to $500,000 and bears interest at the prime rate plus 1.25% (9.75% at March 28, 1997). These lines of credit were repaid in conjunction with the merger (Notes 1 and 11).

  As of March 28, 1997, S&W has an Employee Stock Ownership Trust note payable due to a bank in minimum monthly principal installments of $20,555 plus interest at the LIBOR rate plus 1.5% (7.06% at March 28, 1997), through February 1, 2001, at which time all remaining principal is due. This note payable was repaid in conjunction with the merger (Notes 1, 10, and 11).

  S&W has a note payable due to a bank in monthly principal installments of $33,333 plus interest at the LIBOR rate plus 2.25% (7.81% at March 28, 1997), through November 31, 2001. This note payable was repaid in conjunction with the merger (Notes 1 and 11).

  S&W has a mortgage note payable to a bank due in monthly principal installments of $3,125 plus interest at the prime rate plus 1% (9.5% at March 28, 1997). This note was repaid in conjunction with the merger (Notes 1 and
11).

  Long-term debt, excluding capital lease obligations, outstanding at March 28, 1997 was approximately $3,768,000. As of March 28, 1997, future minimum payments of long-term debt, by fiscal year and in the aggregate, are approximately as follows:

   Fiscal Year:
     1998........................................................... $ 7,699,000
     1999...........................................................     868,000
     2000...........................................................     737,000
     2001...........................................................   1,758,000
     2002...........................................................     289,000
     Thereafter.....................................................     116,000
                                                                     -----------
       Total........................................................ $11,467,000
                                                                     ===========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

 Capital Lease Obligations

  As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under capital leases are approximately as follows:

   Fiscal Year:
     1998............................................................. $432,000
     1999.............................................................   34,000
     2000.............................................................   28,000
                                                                       --------
   Net minimum lease payments.........................................  494,000
   Less amount representing interest..................................   37,000
                                                                       --------
   Present value of net minimum lease payments under capital leases...  457,000
   Less amounts due in one year.......................................  400,000
                                                                       --------
       Amounts due after one year..................................... $ 57,000
                                                                       ========

4. OPERATING LEASE COMMITMENTS

  The Company leases various facilities and equipment under operating leases which expire at various dates through 2005. Certain lease commitments provide that the Company pay taxes, insurance, and maintenance expenses related to the leased assets.

  Rent expense approximated $6,634,000, $5,691,000, and $5,542,000 for fiscal years 1997, 1996, and 1995, respectively. As of March 28, 1997, future minimum payments, by fiscal year and in the aggregate, required under noncancelable operating leases are as follows:

   Fiscal Year:
     1998........................................................... $ 9,038,000
     1999...........................................................   5,905,000
     2000...........................................................   4,351,000
     2001...........................................................   2,924,000
     2002...........................................................   1,627,000
     Thereafter.....................................................     993,000
                                                                     -----------
       Total........................................................ $24,838,000
                                                                     ===========

5. PROPERTY AND EQUIPMENT

  Property and equipment, stated at cost, are summarized as follows:

                                                         1997          1996
                                                     ------------  ------------
   Land............................................. $    383,312  $    271,524
   Building.........................................    2,842,764     1,875,426
   Equipment........................................   24,861,392    19,999,027
   Furniture, fixtures and leasehold
    improvements....................................    6,962,170     3,936,950
                                                     ------------  ------------
                                                       35,049,638    26,082,927
   Accumulated
    depreciation....................................  (14,846,671)  (10,211,028)
                                                     ------------  ------------
                                                     $ 20,202,967  $ 15,871,899
                                                     ============  ============

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Equipment includes equipment acquired under capital leases with a cost of $109,000 and $3,909,000 and related accumulated depreciation of $38,000 and $1,766,000 at March 28, 1997 and March 29, 1996, respectively. Depreciation expense aggregated approximately $3,481,000, $2,412,000, and $2,396,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

6. INTANGIBLES

  Intangibles, stated at cost, consist of the following:

                                                          1997         1996
                                                       -----------  -----------
   Customer lists..................................... $ 3,228,105  $ 3,466,285
   Goodwill...........................................  12,370,204    7,441,804
   Noncompete agreements..............................  11,921,251    7,146,913
                                                       -----------  -----------
                                                        27,519,560   18,055,002
   Accumulated amortization...........................  (5,436,000)  (3,670,680)
                                                       -----------  -----------
                                                       $22,083,560  $14,384,322
                                                       ===========  ===========

  As of March 28, 1997, approximate future minimum payments, by fiscal year and in the aggregate, required under noncompete agreements are as follows:

   1998.............................................................. $2,312,000
   1999..............................................................  1,736,000
   2000..............................................................    550,000
   2001..............................................................     85,000
   2002..............................................................     42,000
   Thereafter........................................................     73,000
                                                                      ----------
                                                                      $4,798,000
                                                                      ==========

  Amortization expense aggregated approximately $2,504,000, $1,891,000, and $1,997,000 for 1997, 1996, and 1995, respectively, and is included in general and administrative expenses.

7. INCOME TAXES

  The provisions for income taxes are detailed below:

                                               1997         1996        1995
                                            -----------  ----------  ----------
   Current tax provision:
     Federal............................... $ 6,105,000  $2,171,000  $2,554,000
     State.................................   1,442,000     537,000     626,000
                                            -----------  ----------  ----------
       Total current.......................   7,547,000   2,708,000   3,180,000
                                            -----------  ----------  ----------
   Deferred tax benefit:
     Federal...............................  (4,305,000)   (638,000)   (107,000)
     State.................................  (1,026,000)   (145,000)    (35,000)
                                            -----------  ----------  ----------
       Total deferred......................  (5,331,000)   (783,000)   (142,000)
                                            ===========  ==========  ==========
       Total income tax provision.......... $ 2,216,000  $1,925,000  $3,038,000
                                            ===========  ==========  ==========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  The difference between income tax computed at the federal statutory rate and the actual tax provision is shown below:

                                               1997        1996        1995
                                            ----------  ----------  ----------
Income before provision for taxes.......... $6,643,000  $4,054,000  $3,098,000
                                            ==========  ==========  ==========
Tax provision at the statutory rate........  2,259,000   1,378,000   1,053,000
                                            ----------  ----------  ----------
(Decrease) increase in taxes:
  Change in valuation allowance for
   deferred taxes..........................   (900,000)   (956,000)  1,023,000
  State income tax, net of federal
   benefit.................................    389,000     424,000     172,000
  Write-off of intangibles.................        --          --      583,000
  Meals and entertainment..................    180,000     167,000     162,000
  Goodwill amortization....................     15,000       8,000      10,000
  Cash surrender value of life insurance...     62,000      45,000      26,000
  Nontaxable interest income...............   (660,000)   (198,000)        --
  Merger costs and expenses................    721,000   2,216,000         --
  Utilization of tax net operating losses..        --     (776,000)        --
  LIFO reserve of pooled companies.........    121,000         --          --
  Other, net...............................    348,000       9,000      30,000
  Income of S-corporation..................   (319,000)   (392,000)    (21,000)
                                            ----------  ----------  ----------
    Total (decrease) increase in taxes.....    (43,000)    547,000   1,985,000
                                            ----------  ----------  ----------
    Total income tax provision............. $2,216,000  $1,925,000  $3,038,000
                                            ==========  ==========  ==========
Effective tax rate.........................       33.4%       47.5%       98.1%
                                            ==========  ==========  ==========

  Deferred income taxes for 1997 and 1996 reflect the impact of temporary differences between the financial statement and tax bases of assets and liabilities. The tax effect of temporary differences which create deferred tax assets and liabilities at March 28, 1997 and March 29, 1996 are detailed below:

                                                         1997         1996
                                                      -----------  -----------
Deferred tax assets:
  Merger costs and expenses.......................... $ 1,455,000  $   204,000
  Allowance for doubtful accounts and sales returns..   1,620,000      757,000
  Intangibles........................................     674,000      681,000
  Inventory uniform cost capitalization..............   1,007,000      513,000
  Net operating loss carryforwards...................   1,738,000      219,000
  Accrued expenses...................................     801,000      399,000
  Reserve for inventory obsolescence.................      39,000      105,000
  Long-term incentive plan...........................     174,000          --
  Other..............................................     219,000      197,000
                                                      -----------  -----------
    Gross deferred tax assets........................   7,727,000    3,075,000
                                                      -----------  -----------
Deferred tax liabilities:
  Excess of tax depreciation and amortization over
   book depreciation and amortization................  (1,541,000)  (1,184,000)
  Other..............................................         --      (136,000)
                                                      -----------  -----------
    Gross deferred tax liabilities...................  (1,541,000)  (1,320,000)
                                                      -----------  -----------
                                                        6,186,000    1,755,000
    Valuation allowance..............................         --      (900,000)
                                                      -----------  -----------
    Net deferred tax asset........................... $ 6,186,000  $   855,000
                                                      ===========  ===========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  A valuation allowance was provided in prior years for those temporary differences for which utilization was uncertain. Based on an evaluation of the realizability of deferred tax assets, the valuation allowance was reduced by $900,000 and $956,000 during fiscal years 1997 and 1996, respectively.

  The income tax benefit related to the exercise or early disposition of certain stock options reduces taxes currently payable and is credited to additional paid-in capital. Such amounts approximated $1,832,000 and $2,687,000 for fiscal years 1997 and 1996, respectively.

  At March 28, 1997, the Company had net operating loss carryforwards for income tax purposes arising from mergers of approximately $4,486,000 which expire from 2006 to 2011. The utilization of the net operating loss carryforwards is subject to limitation in certain years.

8. RELATED-PARTY TRANSACTIONS

  A member of the board of directors provides legal services as general counsel to the Company. Fees for such legal services were approximately $132,000, $136,000, and $124,000 in 1997, 1996, and 1995, respectively.

  A member of the board of directors is chairman and CEO of the insurance company that administered the Company's self-insurance program through December 31, 1995. Administrative fees paid to the company were approximately $484,000 during the first nine months of fiscal year 1996 and $339,000 for fiscal year 1995. The Company changed its self-insurance administrator as of January 1, 1996 to an unrelated party.

  S&W has a demand note payable outstanding to S&W shareholders and other related parties that bears interest at the prime rate plus 1% (9.5% at March 28, 1997). Payments to S&W related parties were approximately $1,174,000, $791,000, and $1,275,000 for the years ended March 28, 1997, March 29, 1996, and March 30, 1995, respectively. This note payable was repaid in conjunction with the merger (Notes 1, 3, and 11).

  Subsequent to year-end, the Company loaned its Chairman of the Board and Chief Executive Officer of the Company approximately $3.2 million to refinance debt incurred in connection with previous purchases of Common Stock. The loans are unsecured and bear interest at 6.55% and are payable on demand and expected to be repaid over a 10-year period.

9. STOCK-BASED COMPENSATION PLANS

  At March 28, 1997, the Company had five stock-based compensation plans as described below:

 Incentive Stock Option Plan

  Under the Company's qualified 1986 Incentive Stock Option Plan, 8,001,000 shares of the Company's common stock are reserved for sale to officers and key employees. Options may be granted at prices not less than fair market value at the date of grant and are exercisable during periods of up to five years from that date. The exercisability of the options is not subject to future performance.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Information regarding this plan is summarized below:

                                                               WEIGHTED AVERAGE
                                                    NUMBER OF   EXERCISE PRICE
                                                     SHARES       PER SHARE
                                                    ---------  ----------------
   Balance, March 31, 1994......................... 1,540,497       $2.47
     Granted.......................................   648,000        4.18
     Exercised.....................................  (817,899)       2.17
     Canceled......................................   (12,000)       1.59
                                                    ---------       -----
   Balance, March 30, 1995......................... 1,358,598        2.89
     Granted.......................................       --          --
     Exercised.....................................  (607,405)       2.68
     Canceled......................................   (30,297)       1.48
                                                    ---------       -----
   Balance, March 29, 1996.........................   720,896        2.94
     Granted.......................................       --          --
     Exercised.....................................  (345,570)       2.83
     Canceled......................................   (12,000)       3.28
                                                    ---------       -----
   Balance, March 28, 1997.........................   363,326       $3.05
                                                    =========       =====

  At March 31, 1994, March 30, 1995, March 29, 1996, and March 28, 1997,
1,411,542, 1,274,688, 682,031, and 363,326, respectively, of outstanding options were exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.7 years. No compensation expense has been recorded because the options were granted at fair market value. As of March 28, 1997, approximately 2,388,000 shares of common stock are available for issuance under the plan. The Company does not intend to issue any more options under this plan.

 Options Issued in Exchange for Former Taylor Medical Options

  In conjunction with the acquisition of Taylor Medical, Inc., the Company assumed the nonqualified Taylor Medical Stock Option Plans of 1986 and 1993. The options outstanding at the time of acquisition were converted to allow grantees the right to acquire the Company's common stock at a rate consistent with the merger's stock pooling agreement. All options under this plan are priced at $5.08 per common share and are not subject to future performance.

  Information regarding these options is summarized below:

                                                                     NUMBER OF
                                                                      SHARES
                                                                     ---------
   Balance, March 31, 1994..........................................  613,776
     Granted........................................................   15,747
     Exercised......................................................   (5,118)
     Canceled.......................................................   (8,268)
                                                                     --------
   Balance, March 30, 1995..........................................  616,137
     Granted........................................................    7,825
     Exercised...................................................... (538,815)
     Canceled.......................................................      --
                                                                     --------
   Balance, March 29, 1996..........................................   85,147
     Granted........................................................      --
     Exercised......................................................  (37,509)
     Canceled.......................................................      --
                                                                     --------
   Balance, March 28, 1997..........................................   47,638
                                                                     ========

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  The Company does not intend to issue any more options under this plan.

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 1.8 years.

 Long Term Stock Plan

  In March 1994, the Company adopted the 1994 Long Term Stock Plan under which the Compensation Committee has discretion to grant nonqualified stock options and restricted stock to any employee of the Company. A total of 2,190,000 shares of the Company's common stock, as adjusted by stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant.

  Information regarding the stock option component of this plan is summarized below:

                                                               WEIGHTED AVERAGE
                                                     NUMBER OF  EXERCISE PRICE
                                                      SHARES      PER SHARE
                                                     --------- ----------------
   Balance, March 31, 1994..........................      --           --
     Granted........................................  160,200       $ 5.32
     Exercised......................................      --           --
     Canceled.......................................      --           --
                                                      -------       ------
   Balance, March 30, 1995..........................  160,200         5.32
     Granted........................................  492,300        16.96
     Exercised......................................  (37,500)       13.07
     Canceled.......................................      --           --
                                                      -------       ------
   Balance, March 29, 1996..........................  615,000        14.17
     Granted........................................  203,179        23.90
     Exercised......................................  (27,050)       13.35
     Canceled.......................................   (3,000)        5.79
                                                      -------       ------
   Balance, March 28, 1997..........................  788,129       $16.52
                                                      =======       ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 5.6 years. As of March 28, 1997, approximately 1,340,000 shares of common stock were available for issuance under the plan.

 Long Term Incentive Plan

  In March 1994, the Company adopted the 1994 Long Term Incentive Plan which provides officers with performance awards, consisting of cash or registered shares of common stock, or a combination thereof, based primarily upon the Company's total shareholder return as ranked against the companies comprising the NASDAQ Composite Index over a three-year period. The maximum payable under this plan to an eligible employee, whether in the form of cash or common stock, may not exceed $1 million per fiscal year. At March 28, 1997, the Company has accrued approximately $448,000 related to awards granted under this plan.

  The plan also provides for nonqualified stock options or restricted stock to be granted at the full discretion of the Compensation Committee of the Board of Directors. The exercise price of options granted under this plan

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense is recorded on the date the stock options are granted. The aggregate number of shares of common stock, including shares reserved for issuance pursuant to the exercise of options, which may be granted or issued may not exceed 730,000 shares.

  Information regarding the stock option component of the plan is summarized below:

                                                               WEIGHTED AVERAGE
                                                     NUMBER OF  EXERCISE PRICE
                                                      SHARES      PER SHARE
                                                     --------- ----------------
   Balance, March 30, 1995..........................      --           --
     Granted........................................  350,643       $14.88
     Exercised......................................  (32,406)       14.88
     Canceled.......................................      --           --
                                                      -------       ------
   Balance, March 29, 1996..........................  318,237        14.88
     Granted........................................   68,364        23.94
     Exercised......................................  (61,158)       14.88
     Canceled.......................................      --           --
                                                      -------       ------
   Balance, March 28, 1997..........................  325,443       $16.78
                                                      =======       ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is approximately 8.5 years. To date, no cash or restricted stock have been issued under this plan.

 Directors' Stock Plan

  In March 1994, the Company adopted the Directors' Stock Plan under which nonemployee directors receive an annual grant of an option to purchase 2,000 shares of common stock. A total of 200,000 shares of the Company's common stock, as adjusted for stock splits, consolidations, or other changes in capitalization, have been reserved for issuance under this plan. The exercise price of options granted under this plan may be no less than the fair market value of the Company's common stock on the date of grant, and accordingly, no compensation expense has been recorded in connection with the stock options granted. Each nonemployee director receives a grant of 2,000 restricted shares upon initial election and reelection to the Board.

  Information regarding the stock option component of this plan is summarized below:

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                                               WEIGHTED AVERAGE
                                                     NUMBER OF  EXERCISE PRICE
                                                      SHARES      PER SHARE
                                                     --------- ----------------
   Balance, March 31, 1994..........................     --            --
     Granted........................................  27,000        $ 5.48
     Exercised......................................     --            --
     Canceled.......................................     --            --
                                                      ------        ------
   Balance, March 30, 1995..........................  27,000          5.48
     Granted........................................  22,500         14.75
     Exercised......................................  (4,500)         5.48
     Canceled.......................................     --            --
                                                      ------        ------
   Balance, March 29, 1996..........................  45,000         10.12
     Granted........................................  12,000         23.94
     Exercised......................................  (3,000)         5.48
     Canceled.......................................     --            --
                                                      ------        ------
   Balance, March 28, 1997..........................  54,000        $13.44
                                                      ======        ======

  All options are fully vested at the date of grant; therefore, all outstanding options at the end of each period are exercisable. The weighted average remaining life of the options outstanding at March 28, 1997 is 8.4 years. To date, 13,500 restricted shares have been issued under this plan.

 Fair Value of Stock Options

  Under SFAS No. 123, the fair value of stock options granted in the years ended March 28, 1997 and March 29, 1996 have been estimated using a Black-Scholes option pricing model with the following weighted average assumptions for grants: risk-free interest rate ranging from 5.8% to 6.8%, expected option life ranging from 3.5 to 5 years, expected volatility of 40% for 1996 and 55% for 1997 and no expected dividend yield. Using these assumptions, the estimated fair values of options granted for the years ended March 28, 1997 and March 29, 1996 were approximately $2.9 million and $6.0 million, respectively, and such amounts would be included in compensation expense. Pro forma net income and net income per share for the years ended March 28, 1997 and March 29, 1996, assuming the Company had accounted for the plans under the fair value approach, are as follows (in thousands, except per share data):

                                                                 1997   1996
                                                                ------ -------
   Net income (loss):
     As reported............................................... $4,427 $ 2,129
     Pro forma................................................. $2,653 $(1,525)
   Net income (loss) per share:
     As reported............................................... $ 0.12 $  0.06
     Pro forma................................................. $ 0.07 $ (0.05)

  Because the fair value method of accounting has not been applied to options granted prior to March 31, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                                                                 1997  1996
                                                                ------ -----
   Weighted average per share fair value of options granted:
     Incentive Stock Option Plan...............................  N/A    N/A
     Long Term Stock Plan...................................... $11.08 $6.91

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                                                                 1997  1996
                                                                ------ -----
     Long Term Incentive Plan.................................. $11.08 $6.73
     Directors' Stock Plan..................................... $13.22 $6.67

10. EMPLOYEE BENEFIT PLANS

  The Company has an employee stock ownership plan ("ESOP") available to all employees with at least one year of service. Effective January 1, 1996, the Company amended the plan to allow participants to direct the investment of a portion of their plan balances. Prior to this change, the trustees directed the investment of the participants' balances. As of March 28, 1997, the ESOP owns approximately 2,034,000 shares of the Company's common stock. Company contributions to the plan were approximately $160,000, $120,000, and $85,000 for 1997, 1996, and 1995, respectively, and are made at the discretion of the Company.

  The Company also has an employee stock purchase plan available to employees with at least one year of service. The plan allows eligible employees to purchase company stock over the counter through payroll deductions.

  S&W sponsors a leveraged employee stock ownership plan ("S&W ESOP") that covers all employees with one year of service. Contributions to the plan are deposited under a trust agreement in the form of cash or Company stock. The number of shares of Company stock to be contributed or purchased is based upon the fair market value of the common stock as determined by an independent appraisal. The ESOP shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for the earnings-per-share (EPS) computation.

  At March 28, 1997, March 29, 1996, and March 30, 1995, 561,496 shares of the Company's common stock were held by the Employee Stock Ownership Trust (the "Trust"), which was established to fund the plan. The Trust purchased these shares with the proceeds of a $3,700,000 loan from S&W. S&W, in turn, obtained a $3,700,000 loan from a bank.

  The S&W ESOP shares were as follows:

                                   MARCH 28, 1997 MARCH 29, 1996 MARCH 30, 1995
                                   -------------- -------------- --------------
Allocated shares..................      278,490        202,052        123,946
Shares released for allocation....      120,237         76,438         78,106
Unreleased shares.................      162,769        283,006        359,444
                                     ----------     ----------     ----------
  Total ESOP shares...............      561,496        561,496        561,496
                                     ==========     ==========     ==========
Fair value of unreleased shares...   $1,512,495     $2,392,661     $2,885,589
                                     ==========     ==========     ==========

  Subsequent to March 28, 1997, the Company committed to release the remaining shares to the S&W ESOP participants and it is management's intention to terminate this plan. Accordingly, approximately $2.5 million of related expense was recognized subsequent to year-end.

11. BUSINESS ACQUISITIONS

 Pooling With S&W

  On September 23, 1997, the Company acquired S&W in a merger pursuant to which the Company issued 1,737,458 shares of common stock to the former shareholders of S&W (of which 154,700 shares are being held in escrow) in exchange for all of the outstanding shares of capital stock of S&W valued at $26.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of S&W for all periods prior to the merger.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  Separate net sales, net income, and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                    MARCH 28, 1997 MARCH 29, 1996 MARCH 30, 1995
                                    -------------- -------------- --------------
                                                   (IN THOUSANDS)
Net sales
  PSS, Taylor, and X-ray of Geogia
   combined.......................     $691,020       $529,024       $413,301
  S&W.............................       72,034         60,096         58,684
                                       --------       --------       --------
    Total.........................     $763,054       $589,120       $471,985
                                       ========       ========       ========
Net income (loss)
  PSS, Taylor, and X-ray of Geogia
   combined.......................     $  4,373       $  1,339       $   (847)
  S&W.............................           54            790            907
                                       --------       --------       --------
    Total.........................     $  4,427       $  2,129       $     60
                                       ========       ========       ========
Other changes in shareholders' eq-
 uity
  PSS, Taylor, and X-ray of Geor-
   gia combined...................     $  1,677       $151,885       $ 23,585
  S&W.............................        1,321            505            617
                                       --------       --------       --------
    Total.........................     $  2,998       $152,390       $ 24,202
                                       ========       ========       ========

 Pooling With X-ray Georgia

  On December 20, 1996, the Company acquired X-ray Georgia in a merger pursuant to which the Company issued 593,672 shares of common stock to the former shareholders of X-ray Georgia (of which 52,675 shares are being held in escrow as of March 28, 1997) in exchange for all of the outstanding shares of capital stock of X-ray Georgia valued at $11.0 million at the time of the merger. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of X-ray Georgia for all periods prior to the merger.

  X-ray Georgia was an S-Corporation for income tax purposes, and therefore, did not pay U.S. federal income taxes. X-ray Georgia will be included in the Company's U.S. federal income tax return subsequent to the date of acquisition. Separate net sales, net income (loss) and related per share amounts of merged entities are presented in the following table. In addition, the table includes pro forma net income (loss) and net income (loss) per share amounts which reflect pro forma adjustments to present income taxes of X-ray Georgia on the basis on which they will be reported in future periods.

                          MARCH 30 THROUGH
                          DECEMBER 31, 1996 MARCH 29, 1996 MARCH 30, 1995
                          ----------------- -------------- --------------
                             (UNAUDITED)           (IN THOUSANDS)
Net sales
  PSS and Taylor
   combined..............     $470,357         $483,294       $366,285
  X-ray Georgia..........       33,182           45,730         47,016
                              --------         --------       --------
    Total................     $503,539         $529,024       $413,301
                              ========         ========       ========
Net income (loss)
  PSS and Taylor
   combined..............     $  6,139         $    186       $   (909)
  X-ray Georgia..........          938            1,153             62
                              --------         --------       --------
Net income (loss) as
 reported................     $  7,077         $  1,339       $   (847)
Pro forma tax provision
 for X-ray Georgia.......         (357)            (438)           (23)
                              --------         --------       --------

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

                          MARCH 30 THROUGH
                          DECEMBER 31, 1996 MARCH 29, 1996 MARCH 30, 1995
                          ----------------- -------------- --------------
                             (UNAUDITED)           (IN THOUSANDS)
Pro forma net income
 (loss)..................      $6,720          $    901       $  (870)
                               ======          ========       =======
Net income (loss) per
 share:
  As reported............      $ 0.19          $   0.04       $ (0.04)
  Pro forma..............      $ 0.19          $   0.03       $ (0.04)
Other changes in
 shareholders' equity
  PSS and Taylor
   combined..............      $1,446          $152,340       $24,101
  X-ray Georgia..........      (1,100)             (455)         (516)
                               ------          --------       -------
    Total................      $  346          $151,885       $23,585
                               ======          ========       =======

 Pooling With Taylor

  On August 21, 1995, the Company issued approximately 3,790,000 shares of its common stock in exchange for all of the outstanding common stock of Taylor, including approximately 416,000 shares held in escrow to satisfy certain obligations of Taylor related to its operations prior to the merger. Subsequent to August 21, 1995, approximately 244,000 shares of common stock were returned to the Company as settlement of the escrow and were canceled. These canceled shares had no resulting impact on the net income per share calculation. The merger has been accounted for as a pooling-of-interests, and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of Taylor for all periods prior to the merger.

  Separate net sales, net income (loss), and other changes in shareholders' equity of the merged entities prior to the merger are presented in the following table:

                                                  APRIL 1 THROUGH
                                                   JUNE 30, 1995  MARCH 30, 1995
                                                  --------------- --------------
                                                    (UNAUDITED)
                                                          (IN THOUSANDS)
   Net sales
     PSS.........................................    $ 73,670        $236,188
     Taylor......................................      31,640         130,097
                                                     --------        --------
       Combined..................................    $105,310        $366,285
                                                     ========        ========
   Net income (loss)
     PSS.........................................    $    980        $  3,680
     Taylor......................................         193          (4,589)
                                                     --------        --------
   Combined......................................    $  1,173        $   (909)
                                                     ========        ========
   Other changes in shareholders' equity
     PSS.........................................    $  1,036        $ 24,075
     Taylor......................................           1              26
                                                     --------        --------
   Combined......................................    $  1,037        $ 24,101
                                                     ========        ========

 Other Poolings

  During fiscal year 1997, the Company merged with four other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing approximately 1,465,000 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date and the accumulated deficit as of their acquisition dates of approximately $4.7 million has been recorded as an adjustment to the retained earnings of the Company.

  During fiscal year 1996, the Company merged with three other medical supply and equipment distributors in stock mergers accounted for under the pooling-of-interests method by issuing 290,586 shares of PSS common stock in exchange for all of the common stock of the acquired companies. The accompanying consolidated financial statements have not been restated for periods prior to these poolings due to immateriality. Accordingly, the results of operations have been reflected in the consolidated financial statements prospectively from the acquisition date, and the accumulated retained earnings as of their acquisition dates of approximately $1.3 million have been recorded as adjustments to the retained earnings of the Company.

 Asset Purchases

  During fiscal year 1997, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of five medical supplies and equipment distributors for approximately $14.2 million. The aggregate purchase price paid consisted of cash of approximately $6.8 million, assumption of accounts payable and accrued liabilities of approximately $7.4 million, and the issuance of 2,700 shares of common stock with a fair market value of approximately $40,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $2.8 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of approximately $220,000 through the year 2001. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

  During fiscal year 1996, the Company acquired certain assets, accounted for by the purchase method, including accounts receivable, inventories, equipment, and other assets of eight medical supplies and equipment distributors for approximately $6.2 million. The aggregate purchase price paid consisted of cash of approximately $3.3 million, assumption of accounts payable and accrued liabilities of approximately $2.7 million, and the issuance of 5,700 shares of common stock with a fair market value of $121,000. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $1.7 million has been recorded as goodwill and will be amortized over thirty years. In addition, the Company entered into noncompete agreements with shareholders of the acquired companies which provide for payments of $1.3 million through the year 2000. The operations of the acquired companies have been included in the Company's results of operations subsequent to the dates of acquisition.

  During fiscal year 1995, the Company acquired certain assets, including accounts receivable, inventories, equipment, and other assets, of nine medical supplies and equipment distributors for approximately $11.6 million. The aggregate purchase price paid consisted of cash of approximately $6.9 million, assumption of accounts payable and accrued liabilities of approximately $4.2 million, and the issuance of approximately 70,000 shares of common stock with a fair market value of approximately $0.5 million. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $4.0 million has been recorded as goodwill. In addition, the Company entered into noncompete agreements with shareholders and an officer of the acquired companies which provide for payments of approximately $2.3 million through the year 1998.

  During fiscal year 1995, Taylor acquired certain assets of three medical supplies and equipment distributors for approximately $2.2 million.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

  For acquisitions accounted for as purchases, the results of operations acquired have been included in the financial statements since the dates of acquisition. Supplemental pro forma information is not presented because the impact on the Company's results of operations would not be material.

12. COMMITMENTS AND CONTINGENCIES

  Although the Company does not manufacture products, the distribution of medical supplies and equipment entails inherent risks of product liability. The Company has not experienced any significant product liability claims and maintains product liability insurance coverage. In addition, the Company is party to various legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, management believes that the outcome of any proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company's consolidated financial position, liquidity, or results of operations.

  The Company has employment agreements with certain executive officers which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to continue salary payments and provide insurance for a period ranging from 12 to 36 months for the chief executive officer and from 3 to 12 months for other executives and to repurchase a portion or all of the shares of common stock held by the executives upon their demand. The period of salary and insurance continuation and the level of stock repurchases are based on the conditions of the termination or resignation.

13. ABBOTT LABORATORIES DISTRIBUTION AGREEMENT

  On March 27, 1995, the Company signed a Distribution Agreement with Abbott Laboratories providing for the exclusive distribution of certain Abbott diagnostic products. The Abbott Agreement, effective April 1, 1995, has a five-year term, although it may be terminated earlier if the Company fails to meet certain performance objectives. Under the Abbott Agreement, the Company has become the exclusive distributor in the United States of certain Abbott diagnostic products and reagents to office-based physician practices with 24 or fewer physicians per office site. The Abbott Agreement also provides the Company's sales force with access to over 15,000 physician practices that were not previously purchasing diagnostic products from the Company. Abbott products constituted approximately 16% of the Company's sales in fiscal years 1997 and 1996. Simultaneous with the closing of the Abbott Agreement, Abbott purchased 825,000 unregistered, restricted shares of PSS common stock. A three-year irrevocable proxy to the PSS Board of Directors and a perpetual stand still agreement were provided by Abbott in the Stock Purchase Agreement.

14. SALES OF ASSETS

  On July 1, 1994, Taylor sold the assets of its Taylor Home Health division for $12,000,000 in cash and an escrow receivable of $1,051,000 based on subsequent receivables collections and other factors, resulting in a gain on sale of assets of approximately $2,078,000. In March 1995, Taylor negotiated a final settlement of the escrowed receivable which included the return to Taylor of certain receivables. Taylor recorded a $600,000 reduction in the gain originally recognized to record these receivables at their estimated net realizable value. The net gain of approximately $1,478,000 is included in other income for fiscal year 1995.

  On November 30, 1994, Taylor sold the assets of its Labcare division, whose principal business was the repair of medical equipment, for $1,100,000, resulting in a loss of approximately $403,000. In March 1995, Taylor recorded an additional loss on the sale of approximately $154,000 related to the write-down of certain notes receivable issued in conjunction with the sale. The net loss of approximately $558,000 is included in other income for fiscal year 1995.

               PHYSICIAN SALES & SERVICE, INC. AND SUBSIDIARIES

15. MERGER COSTS AND EXPENSES AND RESTRUCTURING CHARGES

  The Company recorded merger costs and expenses of approximately $12,100,000 and $15,700,000 in fiscal years 1997 and 1996, respectively, associated with mergers accounted for as poolings-of-interests. Such costs include direct merger costs consisting primarily of investment banking, legal, accounting, and filing fees as well as consolidation costs from the closing of duplicate service center locations, realigning regional and corporate functions, and reducing personnel. At March 28, 1997, accrued merger costs were approximately $3.0 million.

  During fiscal year 1995, Taylor management concluded that recent industry developments had affected Taylor's strategy and operations. Taylor assessed its relative position in its major markets and determined that competitive pressures on margins and cost structures in its Arizona, Indiana and Massachusetts distribution centers as well as the prospects for its physician consulting services and equipment repair businesses would not result in full realization of the future benefits expected from the related intangible assets. Accordingly, Taylor management concluded that the intangible assets were impaired and recorded a $4,388,592 noncash charge to write off the intangible assets associated with these markets and operations.

16. SUBSEQUENT EVENTS

  Subsequent to March 28, 1997, the Company purchased three imaging and equipment distributors with annual revenues of $76 million for aggregate consideration of approximately $16.5 million comprised of approximately 868,000 shares of PSS common stock and approximately $2.5 million cash. In addition, the Company acquired two physician supply businesses and one imaging and equipment distributor with annual revenues of $18 million for aggregate consideration of $4.4 million in stock-for-stock mergers accounted for using the pooling of interests methods of accounting. The consolidated financial statements have not been restated to account for these acquisitions.

  During October 1997, the Company issued 8.5% senior subordinated notes due in 2007 (the "Notes") in the amount of $125.0 million. Interest on the Notes will accrue from their date of original issuance and will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 1998, at a rate of 8.5% per annum.

  During December 1997, the Company signed a definitive agreement to acquire Gulf South Medical Supply, Inc. ("GSMS") in a merger (the "Merger") to be accounted for as a pooling of interests by issuing approximately 28.5 million shares of PSS common stock. Consummation of the Merger is subject to the approval of the shareholders of both the Company and GSMS and various state and federal regulatory agencies and other customary conditions.

   INDEX TO GULF SOUTH MEDICAL SUPPLY, INC. CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
 Condensed Consolidated Balance Sheets as of September 30, 1997
  (unaudited) and December 31, 1996....................................... F-34
 Condensed Consolidated Statements of Income (unaudited) for the three months ended September 30, 1997 and 1996 and nine months ended September
  30, 1997 and 1996....................................................... F-35
 Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 1997 and 1996................................ F-36
 Notes to Condensed Consolidated Financial Statements (unaudited)--
  September 30, 1997...................................................... F-37
FINANCIAL STATEMENTS:
 Report of Independent Auditors........................................... F-38
 Consolidated Balance Sheets as of December 31, 1996 and 1995............. F-39
 Consolidated Statements of Income for the years ended December 31, 1996,
  1995 and 1994........................................................... F-40
 Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1996, 1995 and 1994........................................ F-41
 Consolidated Statements of Cash Flows for the years ended December 31,
  1996, 1995 and 1994..................................................... F-42
 Notes to Consolidated Financial Statements............................... F-44

                        GULF SOUTH MEDICAL SUPPLY, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash equivalents.........................   $ 49,154      $ 76,054
  Trade accounts receivable, less allowance for
   doubtful accounts of $1,948 in 1997 and $1,651 in
   1996 ............................................     54,055        48,404
  Inventories.......................................     31,734        27,189
  Prepaid income taxes..............................        --          1,501
  Prepaid expenses and other........................      1,497         1,113
  Deferred income taxes.............................      1,485         1,485
                                                       --------      --------
    Total current assets............................    137,925       155,746
Property and equipment:
  Land..............................................        567           567
  Building..........................................      1,278         1,270
  Equipment.........................................      4,394         3,127
                                                       --------      --------
                                                          6,239         4,964
  Accumulated depreciation..........................     (1,714)       (1,092)
                                                       --------      --------
                                                          4,525         3,872
Other assets:
  Goodwill..........................................     34,575        34,824
  Deferred income taxes.............................      1,965         1,965
  Other assets......................................      1,167         1,564
                                                       --------      --------
                                                         37,707        38,353
                                                       --------      --------
    Total assets....................................   $180,157      $197,971
                                                       ========      ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to others...........................   $    --       $ 25,321
  Trade accounts payable............................     19,289        14,381
  Accrued expenses and other current liabilities....      3,856         8,970
  Current portion of long-term debt.................        --          5,000
                                                       --------      --------
    Total current liabilities.......................     23,145        53,672
Stockholders' equity:
Preferred stock, $.01 par value:
  Authorized shares--1,000,000
  Issued and outstanding shares--none
Common stock, $.01 par value:
  Authorized shares--30,000,000
  Issued and outstanding shares--16,311,164 in 1997
   and 16,264,923 in 1996...........................        163           163
Paid-in capital.....................................    115,727       115,679
Retained earnings...................................     41,122        28,457
                                                       --------      --------
    Total stockholders' equity......................    157,012       144,299
                                                       --------      --------
      Total liabilities and stockholders' equity....   $180,157      $197,971
                                                       ========      ========

                            See accompanying notes.

Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                        SEPTEMBER 30,        SEPTEMBER 30,
                                     --------------------  ------------------
                                       1997       1996       1997      1996
                                     ---------  ---------  --------  --------
Net sales........................... $  73,371  $  46,122  $205,039  $130,980
Cost of sales.......................    56,667     35,430   158,153   100,217
                                     ---------  ---------  --------  --------
Gross profit........................    16,704     10,692    46,886    30,763
Selling, general and administrative
 expenses...........................     9,435      6,141    27,003    16,948
Intangible amortization expense.....       298         30       890        72
Acquisition and merger expenses.....       --         --        --        512
                                     ---------  ---------  --------  --------
Operating income....................     6,971      4,521    18,993    13,231
Interest expense....................        (3)       (24)      (15)     (219)
Interest income.....................       569        756     1,453       962
                                     ---------  ---------  --------  --------
Income before income taxes..........     7,537      5,253    20,431    13,974
Income tax expense..................     2,921      1,869     7,766     5,309
                                     ---------  ---------  --------  --------
Net income.......................... $   4,616  $   3,384  $ 12,665  $  8,665
                                     =========  =========  ========  ========
Net income per share (Note 4)....... $    0.28  $    0.21  $   0.76  $   0.57
                                     =========  =========  ========  ========
Weighted average shares outstanding
 (Note 4)...........................    16,678     16,421    16,576    15,085
                                     =========  =========  ========  ========

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities.......  $  5,853  $ (5,917)
INVESTING ACTIVITIES
Purchase of building and equipment........................    (1,244)     (852)
Purchase of operating assets of American Medical Products,
 Inc. in 1997 and Express Care, L.P. in 1996..............    (1,633)   (3,482)
(Increase) decrease in other assets.......................       397    (3,166)
                                                            --------  --------
Net cash used in investing activities.....................    (2,480)   (7,500)
FINANCING ACTIVITIES
Principal payments on notes payable to others.............   (25,321)   (1,403)
Net payments under revolving line of credit...............    (5,000)   (2,400)
Proceeds from exercise of stock options...................        48       570
Proceeds from issuance of common stock....................       --     93,081
                                                            --------  --------
Net cash provided by (used in) financing activities.......   (30,273)   89,848
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents......   (26,900)   76,431
Cash and cash equivalents at beginning of period..........    76,054     2,147
                                                            --------  --------
Cash and cash equivalents at end of period................  $ 49,154  $ 78,578
                                                            --------  --------
NON-CASH TRANSACTIONS:
Tax benefit of stock options exercised....................  $    --   $  1,721
                                                            --------  --------
Conversion of account receivable to note receivable.......  $    --   $  1,882
                                                            ========  ========

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                              SEPTEMBER 30, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1.  BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. All intercompany transactions have been eliminated in consolidation. Operating results for the three- and nine-month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1996 included in the Gulf South Medical Supply, Inc.'s Annual Report on Form 10-K.

2.  ACQUISITIONS

  On March 24, 1997, the Company acquired certain operating assets and assumed certain operating liabilities of American Medical Products, Inc. for $1,633 in a transaction accounted for using the purchase method of accounting. The purchase price has been allocated on the basis of fair values of the assets acquired and liabilities assumed. Accordingly, the results of operations of the Company include American Medical Products, Inc. from the date acquired.

3.  CREDIT FACILITIES AND NOTES PAYABLE

  The Company has a $15,000 revolving credit facility which matures September 25, 1998, all of which was available at September 30, 1997. Borrowings bear interest, at the option of the Company, at prime or at LIBOR plus 1% to 2.5% per annum. A facility fee of .125% per annum is charged on the unused portion of the revolving credit facility. Substantially all of the Company's assets would collateralize any borrowings in excess of $7,500. The revolving credit facility contains numerous restrictive covenants and financial ratio requirements.

4.  NET INCOME PER COMMON SHARE

  Net income per common share is computed by dividing net income applicable to common stock based on the weighted average number of shares outstanding during the three months ended September 30, 1997 and 1996 (16,677,949 and 16,420,856 shares, respectively) and the nine months ended September 30, 1997 and September 30, 1996 (16,576,067 and 15,085,007 shares, respectively). Common equivalent shares relating to the stock options and warrants outstanding during the three and nine months ended September 30, 1997 and 1996, when dilutive, have been calculated using the treasury stock method based on the higher of the average or the ending market value of the common stock during the three- and nine-month periods ended September 30, 1997 and 1996.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effects of stock options will be excluded. The impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share for the three and nine months ended September 30, 1997 and 1996 is not expected to be material.

5.  SUBSEQUENT EVENTS

  On October 1, 1997, the Company acquired certain operating assets and assumed certain operating liabilities of Tri-Medical Supply, Inc. for $14,304 in a transaction accounted for using the purchase method of accounting.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Gulf South Medical Supply, Inc.

  We have audited the accompanying consolidated balance sheets of Gulf South Medical Supply, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gulf South Medical Supply, Inc. and subsidiaries as of December 31, 1996, and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                       /s/ ERNST & YOUNG LLP

Jackson, Mississippi
February 7, 1997,
except for Note 8,
as to which the
date is December 14, 1997

                        GULF SOUTH MEDICAL SUPPLY, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                             -----------------
                                                               1996     1995
                                                             --------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents................................. $ 76,054  $ 2,147
  Trade accounts receivable, less allowance for doubtful
   accounts of $1,651
   in 1996 and $1,717 in 1995...............................   48,404   28,742
  Inventories...............................................   27,189   16,874
  Prepaid income taxes......................................    1,501    1,032
  Prepaid expenses and other................................    1,113    1,836
  Deferred income taxes (Note 2 and 4)......................    1,485      664
                                                             --------  -------
    Total current assets....................................  155,746   51,295
Property and equipment:
  Land......................................................      567      567
  Building..................................................    1,270      600
  Equipment.................................................    3,127    1,853
                                                             --------  -------
                                                                4,964    3,020
  Accumulated depreciation..................................   (1,092)    (882)
                                                             --------  -------
                                                                3,872    2,138
Other assets:
  Goodwill (Note 2).........................................   34,824      --
  Deferred income taxes (Note 2 and 4)......................    1,965    1,141
  Notes receivable from affiliate (Note 5)..................      --       413
  Other assets..............................................    1,564       34
                                                             --------  -------
                                                               38,353    1,588
                                                             --------  -------
    Total assets............................................ $197,971  $55,021
                                                             ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable:
    To bank................................................. $    --     1,403
    Others (Note 2 and 3)...................................   25,321      --
  Trade accounts payable....................................   14,381    9,913
  Accrued expenses and other current liabilities............    8,970    1,351
  Current portion of long-term debt.........................    5,000    2,400
                                                             --------  -------
    Total current liabilities...............................   53,672   15,067
Stockholders' equity:
Preferred stock, $.01 par value:
  Authorized shares--1,000,000
  Issued and outstanding shares--none
Common stock, $.01 par value:
  Authorized shares--30,000,000
  Issued and outstanding shares--16,264,923 in 1996 and
   13,918,096 in 1995.......................................      163      139
  Paid-in capital...........................................  115,679   22,052
Retained earnings...........................................   28,457   17,763
                                                             --------  -------
    Total stockholders' equity..............................  144,299   39,954
                                                             --------  -------
      Total liabilities and stockholders' equity............ $197,971  $55,021
                                                             ========  =======

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1996      1995     1994
                                                  --------  --------  -------
Net sales........................................ $177,710  $130,094  $92,151
Cost of sales....................................  136,344    97,973   68,122
                                                  --------  --------  -------
Gross profit.....................................   41,366    32,121   24,029
Selling, general and administrative expenses
 (Note 2)........................................   23,450    18,418   13,913
Acquisition and merger expenses (Note 2).........    2,378       --       --
                                                  --------  --------  -------
Operating income.................................   15,538    13,703   10,116
Interest expense.................................     (229)     (199)    (629)
Interest income..................................    1,771       163      186
                                                  --------  --------  -------
Income before income taxes.......................   17,080    13,667    9,673
Income taxes (Note 4)............................   (6,386)   (5,507)  (3,877)
                                                  --------  --------  -------
Net income....................................... $ 10,694  $  8,160  $ 5,796
                                                  --------  --------  -------
Net income per share............................. $    .69  $    .58  $   .45
                                                  --------  --------  -------

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              TOTAL
                            COMMON STOCK                                  STOCKHOLDERS'
                          ------------------ PAID-IN   RETAINED TREASURY     EQUITY
                            SHARES    AMOUNT CAPITAL   EARNINGS  STOCK      (DEFICIT)
                          ----------  ------ --------  -------- --------  -------------
Balance at January 1,
 1994...................  10,200,000   $102  $  3,396  $ 3,480  $(13,000)   $ (6,022)
Acquisition--pooling of
 interest (Note 2)......     151,724      1        24      327       --          352
Net income for 1994.....         --     --        --     5,796       --        5,796
Public offering of com-
 mon stock..............   3,240,000     32    23,350      --        --       23,382
Retirement of treasury
 stock..................  (6,120,000)   --    (13,000)     --     13,000         --
Conversion of convert-
 ible debentures into
 common stock...........   6,120,000    --      6,500      --        --        6,500
Issuance of common stock
 from exercise of op-
 tions..................     137,010      2        37      --        --           39
Tax benefit of stock op-
 tions exercised........         --     --        455      --        --          455
                          ----------   ----  --------  -------  --------    --------
Balance at December 31,
 1994...................  13,728,734    137    20,762    9,603       --       30,502
Net income for 1995.....         --     --        --     8,160       --        8,160
Issuance of common stock
 from exercise of
 options................     189,362      2       110      --        --          112
Tax benefit of stock
 options exercised......         --     --      1,180      --        --        1,180
                          ----------   ----  --------  -------  --------    --------
Balance at December 31,
 1995...................  13,918,096    139    22,052   17,763       --       39,954
Net income for 1996.....         --     --        --    10,694       --       10,694
Public offering of com-
 mon stock..............   2,223,276     22    91,441      --        --       91,463
Issuance of common stock
 from exercise of op-
 tions..................     123,551      2       569      --        --          571
Tax benefit of stock op-
 tions exercised........         --     --      1,617      --        --        1,617
                          ----------   ----  --------  -------  --------    --------
Balance at December 31,
 1996...................  16,264,923   $163  $115,679  $28,457  $    --     $144,299
                          ==========   ====  ========  =======  ========    ========

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1996     1995    1994
                                                       -------  ------  ------
OPERATING ACTIVITIES
Net income...........................................  $10,694  $8,160  $5,796
Adjustments to reconcile net income to net cash used
 in operating activities:
  Depreciation and amortization......................      492     327     223
  Deferred income tax expense (credits)..............      239     (99)   (173)
  Provision for doubtful accounts....................      924     869     525
  Note receivable from affiliate.....................      378     --      --
Changes in operating assets and liabilities net of
 assets acquired and liabilities assumed of Gateway
 Healthcare Corporation, Express Care, L.P.,
 Alternative Healthcare Services and TDR Medical LLC
 in 1996 and L&M Medical, Inc. in 1995:
  Increase in trade accounts receivable .............   (8,345) (8,940) (5,798)
  Increase in inventories............................   (4,231) (6,101) (2,958)
  Decrease (increase) in prepaid income taxes,
   prepaid expenses and other........................      315  (2,249)   (382)
  Increase (decrease) in trade accounts payable......   (2,012)  2,495   1,820
  Increase in accrued expenses.......................    1,461      56     459
                                                       -------  ------  ------
Net cash used in operating activities................      (85) (5,842)   (488)
INVESTING ACTIVITIES
Transaction costs related to the purchase of Gateway
 Healthcare Corporation, net of cash acquired........     (732)    --      --
Purchase of Express Care, L.P., Alternative
 Healthcare Services, and TDR Medical LLC in 1996 and
 L&M Medical, Inc. in 1995...........................   (4,452) (3,749)    --
Purchases of building and equipment..................   (1,117)   (539)   (359)
Decrease (increase) in other assets..................   (1,473)     (2)      3
                                                       -------  ------  ------
Net cash used in investing activities................   (7,774) (4,290)   (356)
FINANCING ACTIVITIES
Principal payments on note payable to bank ..........   (1,403)    --      --
Principal payment on notes payable-others............  (11,465)    --      --
Principal payments on long-term debt.................      --      --   (7,103)
Net borrowings (payments) under revolving line of
 credit .............................................    2,600  (2,656) (6,927)
Proceeds from issuance of common stock...............   91,463     --   23,382
Proceeds from exercise of stock options..............      571     112      39
                                                       -------  ------  ------
Net cash provided by financing activities............   81,766   2,768   9,391
                                                       -------  ------  ------
Net increase (decrease) in cash and cash equivalents
 ....................................................   73,907  (7,004)  8,547
Cash and cash equivalents at beginning of year.......    2,147   9,151     604
                                                       -------  ------  ------
Cash and cash equivalents at end of year.............  $76,054  $2,147  $9,151
                                                       =======  ======  ======

                        GULF SOUTH MEDICAL SUPPLY, INC.

                                 (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                         1996    1995   1994
                                                       -------- ------ -------
NON-CASH TRANSACTIONS:
Issuance of notes for the purchase of Gateway
 Healthcare Corporation............................... $ 25,321 $  --  $   --
                                                       ======== ====== =======
Conversion of convertible subordinated debentures..... $    --  $  --  $ 6,500
                                                       ======== ====== =======
Tax benefit of stock options exercised................ $  1,617 $1,180 $   455
                                                       ======== ====== =======
Cash paid for:
  Interest............................................ $    202 $  177 $ 1,026
                                                       ======== ====== =======
  Federal and state income taxes ..................... $  4,903 $5,372 $ 3,518
                                                       ======== ====== =======

                            See accompanying notes.

                        GULF SOUTH MEDICAL SUPPLY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               DECEMBER 31, 1996

1. ACCOUNTING POLICIES

 Consolidation

  The accompanying consolidated financial statements include Gulf South Medical Supply, Inc. and subsidiaries (the "Company"). All intercompany transactions have been eliminated in consolidation.

 Nature of Business

  The Company is a national distributor of medical supplies and related products to the long-term care industry.

 Use of Estimates

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories, which consist primarily of medical supplies and related products, are stated at the lower of cost (average cost method) or market.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is provided by straight-line and accelerated methods over the estimated useful lives, which is 31 years for the buildings and from 3 to 7 years for the equipment.

 Goodwill

  The excess of the cost of acquisitions over the fair value of the net assets acquired (goodwill) is amortized on a straight-line basis over their estimated useful lives, principally at 30 years (See Note 2). Management assesses the recoverability of goodwill based on undiscounted cash flows. Accumulated amortization was $147 and $30 at December 31, 1996 and 1995, respectively.

 Revenue Recognition

  Revenue is recognized when product is shipped to customers. Credit is extended based upon an evaluation of the customer's financial condition and generally does not require collateral. Substantially all of the Company's accounts receivables are due from companies in the long-term care industry located throughout the United States. Credit losses are provided for in the financial statements and have consistently been within management's expectations.

                        GULF SOUTH MEDICAL SUPPLY, INC.

 Stock Compensation

  The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

 Income Taxes

  Deferred income taxes, which are provided on the liability method, relate to temporary differences between assets and liabilities recognized differently for financial reporting purposes and for income tax purposes.

 Net Income Per Common Share

  Net income per common share is computed by dividing net income applicable to common stock (interest expense, net of income taxes, on the 10% convertible subordinated debentures has been eliminated in 1994 ), based on the weighted average number of shares outstanding during each year presented (15,419,438 in 1996, 13,993,595 in 1995 and 13,073,040 in 1994). Common equivalent shares include the conversion of the 10% convertible subordinated debentures in 1994. Common equivalent shares relating to the stock options and warrants outstanding during the years ended December 31, 1996, 1995 and 1994, when dilutive, have been calculated using the treasury stock method based on the average market value of the common stock during 1996, 1995 and 1994.

2. ACQUISITIONS

  On December 26, 1996, the Company acquired all of the outstanding common stock of Gateway Healthcare Corporation ("Gateway") for $26,077, including transaction costs of $756, in notes payable to the former shareholders of Gateway and warrants for 450,000 shares of the Company's common stock (see notes 3 and 6). The Company also acquired certain operating assets and liabilities of Express Care, L.P. ("Express Care") on April 1, 1996, Alternative Healthcare Services ("AHS") on July 1, 1996 and TDR Medical, LLC ("TDR") on December 10, 1996 (collectively, "Others") in separate transactions totaling $4,670. These acquisitions have been accounted for using the purchase method of accounting. The total purchase price has been allocated on the basis of fair values of the assets acquired and liabilities assumed. The total purchase price was allocated to the assets acquired and liabilities assumed as follows:

                                                              GATEWAY   OTHERS
                                                              --------  -------
      Cash................................................... $     24  $   --
      Accounts receivable....................................   10,906    1,300
      Inventories............................................    4,928    1,156
      Prepaid expenses.......................................       61      302
      Property and equipment.................................      690      222
      Other assets...........................................       53      --
      Deferred income taxes..................................    3,025      --
      Goodwill...............................................   30,311    3,489
      Notes payable to others................................  (11,465)     --
      Accounts payable.......................................   (5,331)  (1,149)
      Accrued exit and integration expenses..................   (3,677)    (600)
      Accrued expenses.......................................   (3,448)     (50)
                                                              --------  -------
                                                              $ 26,077  $ 4,670
                                                              ========  =======

  Accordingly, the results of operations of the Company include Gateway, Express Care, AHS and TDR from the dates acquired. The operations of Express Care, AHS and TDR were not material to the Company's

                        GULF SOUTH MEDICAL SUPPLY, INC.

operations for 1996, 1995 and 1994. Gateway, Express Care, AHS and TDR were distributors of medical supplies and related products serving principally the East, Southeast, Southern California and South Texas long-term care markets prior to being acquired by the Company. Accrued exit and integration expenses principally relate to severance, moving, relocation and lease termination expenses pertaining to the closure of five Gateway distribution centers and conversion of Gateway's systems. Included in the accrued severance expenses were administrative, clerical, sales and warehouse personnel costs.

  Unaudited pro forma results of operations of the Company including Gateway for the periods prior to its acquisition by the Company were as follows:

                                                                 YEAR ENDED
                                                 PERIOD ENDED   DECEMBER 31,
                                                 DECEMBER 26, -----------------
                                                     1996       1995     1994
                                                 ------------ -------- --------
Net sales.......................................   $248,544   $177,831 $125,367
Gross profit....................................     55,815     42,134   30,809
Interest expense................................      2,249      2,897    3,249
Income before income taxes......................     13,563     10,877    6,278
Net income......................................      8,159      6,210    3,964
Net income per share............................        .53        .44      .30

  Pro forma results do not purport to be indicative of actual results had the acquisition been made at January 1, 1994 or the results that may occur in the future.

  On February 29, 1996, the Company completed the acquisition of all of the outstanding common stock of Bayer Medical Service Systems, Inc. ("Bayer"). The Company issued 151,724 shares of its common stock in exchange for the outstanding common stock of Bayer. The share exchange was accounted for as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include accounts and operations of Bayer for all periods prior to the share exchange. Separate results of operations for the two months in 1996 and the two years prior to the share exchange with Bayer are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996     1995     1994
                                                      -------- --------  -------
Net sales
  Gulf South......................................... $175,185 $120,287  $83,376
  Bayer..............................................    2,525    9,807    8,775
                                                      -------- --------  -------
  Combined........................................... $177,710 $130,094  $92,151
                                                      ======== ========  =======
Gross profit
  Gulf South......................................... $ 40,939 $ 29,752  $21,282
  Bayer..............................................      427    2,369    2,747
                                                      -------- --------  -------
  Combined........................................... $ 41,366 $ 32,121  $24,029
                                                      ======== ========  =======
Net income
  Gulf South......................................... $ 10,693 $  8,567  $ 5,728
  Bayer..............................................        1     (407)      68
                                                      -------- --------  -------
  Combined........................................... $ 10,694 $  8,160  $ 5,796
                                                      ======== ========  =======

  The Company had expenses of $2,378 during 1996 in connection with the acquisitions described above and the L&M Medical, Inc. acquisition in 1995. Included therein was $819 of legal, accounting and other integration costs incurred in the Bayer share exchange, $771 of integration and exit charges pertaining to L&M Medical,

                        GULF SOUTH MEDICAL SUPPLY, INC.

Inc. acquired in 1995 and $778 pertaining to the Express Care and AHS acquisitions. Integration and exit charges pertain principally to severance, moving and relocation costs, operating lease terminations and settlements and other expenses associated with integration of various systems into those of the Company.

3. CREDIT FACILITIES AND NOTES PAYABLE

  The Company has a $15.0 million revolving credit facility which matures September 25, 1998, of which $10 million and $12.6 million was available at December 31, 1996 and 1995, respectively. Borrowings bear interest at prime or at LIBOR plus 1% to 2.5% per annum. A facility fee of .125% per annum is charged on the unused portion of the revolving credit facility. Borrowings under the revolving credit facility up to $7.5 million are unsecured. Substantially all of the Company's assets would collateralize any borrowings in excess of $7.5 million. The revolving credit facility contains numerous restrictive covenants and financial ratio requirements.

  Notes payable-other consists of $25,321 payable to the former shareholders of Gateway.

4. INCOME TAXES

  Income tax expense consists of the following:

                                                           1996   1995    1994
                                                          ------ ------  ------
Current:
  Federal................................................ $5,125 $4,561  $3,378
  State..................................................  1,022  1,045     672
                                                          ------ ------  ------
                                                           6,147  5,606   4,050
Deferred (credits):
  Federal................................................    211    (86)   (151)
  State..................................................     28    (13)    (22)
                                                          ------ ------  ------
                                                             239    (99)   (173)
                                                          ------ ------  ------
                                                          $6,386 $5,507  $3,877
                                                          ====== ======  ======

  The components of deferred income tax assets are as follows:

                                                                     1996  1995
                                                                    ------ ----
Current:
  Accounts receivable.............................................. $  935 $500
  Inventories......................................................    470   80
  Accrued expenses.................................................     80   84
                                                                    ------ ----
  Current deferred tax asset.......................................  1,485  664
Non-current:
  Goodwill.........................................................    550  --
  Property and equipment...........................................    215  --
  Net operating loss...............................................  1,200  --
                                                                    ------ ----
  Non-current deferred tax asset...................................  1,965  664
                                                                    ------ ----
    Total deferred tax asset ...................................... $3,450 $664
                                                                    ====== ====

  The Company has net operating loss carryforwards, which have certain restrictions as to the amount that may be utilized in any given year, applicable to Gateway, which expire at various dates through 2011.

                        GULF SOUTH MEDICAL SUPPLY, INC.

  The difference between income taxes at the Company's effective tax rate and income taxes (credits) at the statutory federal tax rate are as follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
      Statutory federal income taxes.................... $5,807  $4,683  $3,288
      State income taxes, net...........................    693     678     429
      Tax-exempt interest...............................   (442)    --      --
      Other.............................................    328    (146)    160
                                                         ------  ------  ------
                                                         $6,386  $5,507  $3,877
                                                         ======  ======  ======

5. RELATED PARTY TRANSACTIONS

  The Company had the following receivables from a company ("related company") whose stockholders included certain executive officers of the Company.

                                                1996 1995 1994
                                                ---- ---- ----
         Account receivable.................... $--  $332 $163
         Note receivable....................... $--  $413 $413

  The Company acquired the related company during 1996 for the assumption of its debt. The related company was subsequently acquired by a customer of the Company for the assumption of such debt, excluding amounts owed to the Company. As a result, the Company charged off $378 of the note receivable in connection with the sale.

6. STOCK OPTION PLAN AND WARRANTS OUTSTANDING

  The Company has elected to follow APB No. 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, compensation expense of $31 and $76 has been accrued applicable to certain options exercisable at December 31, 1996 and 1995, respectively.

  Under the Company's 1992 Stock Plan, 1,300,000 shares of common stock have been reserved for grant to key management personnel and to members of the Board of Directors. The options granted have ten year terms with vesting periods of either three or five years from either the date of grant or the first employment anniversary date. At December 31, 1996 and 1995, 224,888 and 416,050 shares, respectively, were available for grant under the 1992 plan.

  Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6.5%; no dividend yield; volatility factor of the expected market price of the Company's common stock of .418 and .340, respectively; and a weighted-average expected life of the options of 3 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because

                        GULF SOUTH MEDICAL SUPPLY, INC.

changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options granted in 1996 and 1995 is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                  1996    1995
                                                 ------- ------
         Pro forma net income................... $10,314 $8,019
         Pro forma net income per share......... $   .67 $  .57

  A summary of the Company's stock option activity and related information is as follows:

                                             WEIGHTED-
                                              AVERAGE  EXERCISE
                                              SHARES    PRICE
                                             --------- --------
         Outstanding at December 31, 1994...  546,948   $  .76
           Granted..........................  200,000    20.78
           Exercised........................  189,364      .58
                                              -------
         Outstanding at December 31, 1995...  557,584     8.00
           Granted..........................  202,562    28.93
           Exercised........................  123,550     4.69
           Forfeited........................   11,400    16.75
                                              -------
         Outstanding at December 31, 1996...  625,196    15.00
                                              =======

  The weighted-average fair value of options granted during 1996 and 1995 was $10.39 and $6.56, respectively.

  Following is a summary of the status of options outstanding at December 31, 1996:

                                                              EXERCISABLE
                             OUTSTANDING OPTIONS                OPTIONS
                        ---------------------------------  -------------------
                                   WEIGHTED
                                    AVERAGE     WEIGHTED             WEIGHTED
                                   REMAINING    AVERAGE              AVERAGE
         EXERCISE                 CONTRACTUAL   EXERCISE             EXERCISE
        PRICE RANGE     NUMBER       LIFE        PRICE     NUMBER     PRICE
        -----------     -------   -----------   --------   -------   --------
      $.2118--$.4853    238,334    6.3 years     $  .32    206,204    $  .33
      $ 6.46 --$ 8.00    19,362    7.6 years     $ 7.80      8,162    $ 7.52
      $20.375--$22.41   169,500    8.1 years     $20.86     54,900    $20.97
      $28.50 --$31.35   198,000    9.2 years     $28.93     38,000    $28.95

  The Company granted warrants for 450,000 shares of its common stock on January 2, 1997 at an exercise price of $25.90 in connection with the purchase of Gateway (see Note 2). All of the warrants were exercisable upon the date of grant and expire January 2, 2002.

                        GULF SOUTH MEDICAL SUPPLY, INC.

7. OTHER MATTERS

  One customer accounted for 20.0%, 16.6% and 10.1% of net sales for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Company leases certain vehicles, computers and office equipment under operating leases. Lease periods range from two to six years. The Company also leases warehouse space in various states under operating leases with lease periods ranging from three to five years. Minimum future rental payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 1996, by year and in the aggregate, are as follows:

            1997..................................  $1,609
            1998..................................     908
            1999..................................     440
            2000..................................     377
            2001..................................     227
                                                    ------
                Total minimum lease payments......  $3,561
                                                    ======

  Rental expense under the operating leases was $1,449 in 1996, $1,054 in 1995 and $680 in 1994.

  Effective January 1, 1996, the Company adopted FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The effect of this adoption was not material to the Company's financial position or results of its operations.

  The carrying amounts reported in the balance sheet for cash and cash equivalents, notes payable to bank and notes payable-others approximate the fair value at December 31, 1996 and 1995.

  The Company is involved from time to time in claims and routine litigation incidental to its business. Management is of the opinion, based on the advice of counsel, that the outcome of any presently pending matters will not have a material adverse effect on the financial position or results of the operation of the Company.

8. SUBSEQUENT EVENT

  On December 14, 1997, the Company entered into an Agreement and Plan of Merger dated as of December 14, 1997 by and among Physician Sales & Service, Inc. ("PSS"), PSS Merger Corp. ("Merger Corp.") and the Company, providing for the merger (the "Merger") of Merger Corp. with and into the Company pursuant to which the Company shareholders would receive 1.75 shares of PSS common stock in exchange for each share of the Company's common stock. Consummation of the Merger is subject to the approval of the shareholders of both the Company and PSS and various state and federal regulatory agencies and other customary conditions.

  The Company and certain of its current and former officers and directors were named as defendants in two purported class action lawsuits filed on July 21, 1997 related to disclosures made in the prospectus issued by the Company in connection with its public offering of common stock during 1996. The Company believes that the allegations contained in the complaints are without merit and intends to defend vigorously against the claims. However, the lawsuits are in their earliest stages, and there can be no assurances that this litigation will ultimately be resolved on terms that are favorable to the Company.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        PHYSICIAN SALES & SERVICE, INC.,

                               PSS MERGER CORP.,

                                      AND

                        GULF SOUTH MEDICAL SUPPLY, INC.

                         DATED AS OF DECEMBER 14, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 PARTIES..................................................................  A-1
 PREAMBLE.................................................................  A-1
 ARTICLE 1--TRANSACTIONS AND TERMS OF MERGER..............................  A-1
  1.1  Merger............................................................   A-1
  1.2  Time and Placing of Closing.......................................   A-1
  1.3  Effective Time....................................................   A-1
  1.4  Execution of Stock Option Agreements..............................   A-2
 ARTICLE 2--TERMS OF MERGER...............................................  A-2
  2.1  Charter...........................................................   A-2
  2.2  Bylaws............................................................   A-2
  2.3  Directors and Officers............................................   A-2
 ARTICLE 3--MANNER OF CONVERTING SECURITIES...............................  A-3
  3.1  Conversion of Shares..............................................   A-3
  3.2  Anti-Dilution Provisions..........................................   A-3
  3.3  Shares Held by GSMS or PSS........................................   A-3
  3.4  Fractional Shares.................................................   A-3
  3.5  Conversion of Stock Options.......................................   A-3
  3.6  GSMS Warrants.....................................................   A-4
 ARTICLE 4--EXCHANGE OF SHARES............................................  A-5
  4.1  Exchange Procedures...............................................   A-5
  4.2  Rights of Former GSMS Stockholders................................   A-5
 ARTICLE 5--REPRESENTATIONS AND WARRANTIES OF GSMS........................  A-6
  5.1  Organization, Standing, and Power.................................   A-6
  5.2  Authority of GSMS; No Breach By Agreement.........................   A-6
  5.3  Capital Stock.....................................................   A-7
  5.4  GSMS Subsidiaries.................................................   A-7
  5.5  SEC Filings; Financial Statements.................................   A-8
  5.6  Absence of Undisclosed Liabilities................................   A-8
  5.7  Absence of Certain Changes or Events..............................   A-8
  5.8  Tax Matters.......................................................   A-8
  5.9  Assets............................................................   A-9
  5.10 Intellectual Property.............................................  A-10
  5.11 Environmental Matters.............................................  A-10
  5.12 Compliance with Laws..............................................  A-11
  5.13 Labor Relations...................................................  A-11
  5.14 Employee Benefit Plans............................................  A-11
  5.15 Material Contracts................................................  A-13
  5.16 Legal Proceedings.................................................  A-13
  5.17 Reports...........................................................  A-13
  5.18 Statements True and Correct.......................................  A-14
  5.19 Accounting, Tax and Regulatory Matters............................  A-14
  5.20 State Takeover Laws...............................................  A-14
  5.21 Opinion of Financial Advisor......................................  A-14
  5.22 Board Recommendation..............................................  A-14

                                                                          PAGE
                                                                          ----
 ARTICLE 6--REPRESENTATIONS AND WARRANTIES OF PSS........................ A-14
  6.1  Organization, Standing, and Power................................  A-14
  6.2  Authority of PSS; No Breach By Agreement.........................  A-15
  6.3  Capital Stock....................................................  A-15
  6.4  PSS Subsidiaries.................................................  A-16
  6.5  SEC Filings; Financial Statements................................  A-16
  6.6  Absence of Undisclosed Liabilities...............................  A-17
  6.7  Absence of Certain Changes or Events.............................  A-17
  6.8  Tax Matters......................................................  A-17
  6.9  Assets...........................................................  A-18
  6.10 Intellectual Property............................................  A-19
  6.11 Environmental Matters............................................  A-19
  6.12 Compliance with Laws.............................................  A-19
  6.13 Labor Relations..................................................  A-20
  6.14 Employee Benefit Plans...........................................  A-20
  6.15 Material Contracts...............................................  A-21
  6.16 Legal Proceedings................................................  A-22
  6.17 Reports..........................................................  A-22
  6.18 Statements True and Correct......................................  A-22
  6.19 Authority of Merger Corp.........................................  A-23
  6.20 Accounting, Tax and Regulatory Matters...........................  A-23
  6.21 Opinion of Financial Advisor.....................................  A-23
  6.22 Board Recommendation.............................................  A-23
 ARTICLE 7--CONDUCT OF BUSINESS PENDING CONSUMMATION..................... A-23
  7.1  Affirmative Covenants of GSMS....................................  A-23
  7.2  Negative Covenants of GSMS.......................................  A-24
  7.3  Covenants of PSS.................................................  A-25
  7.4  Adverse Changes in Condition.....................................  A-26
  7.5  Reports..........................................................  A-26
 ARTICLE 8--ADDITIONAL AGREEMENTS........................................ A-26
  8.1  Registration Statement; Proxy Statement; Stockholder Approval....  A-26
  8.2  Nasdaq Listing...................................................  A-27
  8.3  Applications; Antitrust Notification.............................  A-27
  8.4  Filings with State Offices.......................................  A-27
  8.5  Agreement as to Efforts to Consummate............................  A-27
  8.6  Investigation and Confidentiality................................  A-27
  8.7  Press Releases...................................................  A-28
  8.8  No Solicitation..................................................  A-28
  8.9  Accounting and Tax Treatment.....................................  A-28
  8.10 State Takeover Laws..............................................  A-28
  8.11 Agreements of Affiliates.........................................  A-29
  8.12 Employee Benefits and Contracts..................................  A-29
  8.13 Indemnification and Insurance....................................  A-29
  8.14 Voting Agreements................................................  A-30
  8.15 Accountants' Letters.............................................  A-30
 ARTICLE 9--CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE............ A-31
  9.1  Conditions to Obligations of Each Party..........................  A-31
  9.2  Conditions to Obligations of PSS.................................  A-32
  9.3  Conditions to Obligations of GSMS................................  A-32

                                                                           PAGE
                                                                           ----
 ARTICLE 10--TERMINATION.................................................. A-33
  10.1  Termination......................................................  A-33
  10.2  Effect of Termination............................................  A-34
  10.3  Non-Survival of Representations and Covenants....................  A-34
 ARTICLE 11--MISCELLANEOUS................................................ A-35
  11.1  Definitions......................................................  A-35
  11.2  Expenses.........................................................  A-41
  11.3  Brokers and Finders..............................................  A-42
  11.4  Entire Agreement.................................................  A-42
  11.5  Amendments.......................................................  A-42
  11.6  Waivers..........................................................  A-42
  11.7  Assignment.......................................................  A-43
  11.8  Notices..........................................................  A-43
  11.9  Governing Law....................................................  A-43
  11.10 Counterparts.....................................................  A-43
  11.11 Captions; Articles and Sections..................................  A-43
  11.12 Interpretations..................................................  A-44
  11.13 Enforcement of Agreement.........................................  A-44
  11.14 Severability.....................................................  A-44

                                LIST OF EXHIBITS

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
   1.1   Form of GSMS Stock Option Agreement ((S)(S) 1.4, 11.1).
   1.2   Form of PSS Stock Option Agreement ((S)(S) 1.4, 11.1).
   2.1   Form of agreement of affiliates of GSMS ((S)(S) 8.11, 9.2(G)).
   2.2   Form of agreement of affiliates of PSS ((S)(S) 8.11, 9.2(G))).
         Matters as to which Testa, Hurwitz & Thibeault LLP will opine ((S)
   3     9.2(D)).
   4     Matters as to which Alston & Bird LLP will opine ((S) 9.3(D)).
   5.1   GSMS Voting Agreement ((S) 8.14).
   5.2   PSS Voting Agreement ((S) 8.14).
   6     Hixon Employment Agreement

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 14, 1997, by and among Physician Sales & Service, Inc. ("PSS"), a Florida corporation; PSS Merger Corp. ("Merger Corp."), a Delaware corporation; and Gulf South Medical Supply, Inc. ("GSMS"), a Delaware corporation.

                                   PREAMBLE

  The respective Boards of Directors of GSMS, Merger Corp. and PSS are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of GSMS by PSS pursuant to the merger of Merger Corp. with and into GSMS. At the effective time of such merger, the outstanding shares of capital stock of GSMS shall be converted into the right to receive shares of common stock of PSS (except as provided herein). As a result, stockholders of GSMS shall become stockholders of PSS and GSMS shall continue to conduct its business and operations as a wholly owned subsidiary of PSS. The transactions described in this Agreement are subject to the approvals of the stockholders of GSMS, the stockholders of PSS, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

  Immediately after the execution and delivery of this Agreement, and as a condition and inducement to the willingness of PSS and GSMS to enter into this Agreement, GSMS and PSS are entering into stock option agreements pursuant to which GSMS is granting to PSS an option to purchase shares of GSMS Common Stock and PSS is granting to GSMS an option to purchase shares of PSS Common Stock.

  Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

  Now, Therefore, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                       Transactions and Terms of Merger

  1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Corp. shall be merged with and into GSMS in accordance with the applicable provisions of the DGCL (the "Merger"). GSMS shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of PSS and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GSMS, Merger Corp. and PSS and by PSS, as the sole stockholder of Merger Corp.

  1.2 Time and Placing of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

  1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of GSMS and PSS approve this Agreement.

  1.4 Execution of Stock Option Agreements. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, GSMS and PSS are executing and delivering the GSMS Stock Option Agreement in substantially the form of Exhibit 1.1 and the PSS Stock Option Agreement in substantially the form of Exhibit 1.2.

                                   ARTICLE 2

                                Terms of Merger

  2.1 Charter. The Certificate of Incorporation of GSMS in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed; provided that such Certificate of Incorporation shall be amended at Closing to the satisfaction of PSS.

  2.2 Bylaws. The Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

  2.3 Directors and Officers.

  (a) The directors of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected (which shall include those current directors of GSMS who shall not become directors of PSS pursuant to Section 2.3(b)), shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

  (b) Immediately following the Effective Time, PSS shall take, or cause to be taken, such action as may be required in order to (i) increase the size of its Board of Directors from nine persons to ten persons, with four Class I directors, three Class II directors and three Class III directors, (ii) accept the resignations of four current PSS directors, (iii) appoint or cause to be elected Thomas G. Hixon ("Hixon") and two additional Persons who are currently directors of GSMS to be selected by the Board of Directors of GSMS as directors of PSS to serve in Class I, Class II and Class III, respectively, and (iv) appoint a Nominating Committee composed of Hixon and such other persons as the PSS Board of Directors shall determine for the purpose of designating two independent persons to fill the two vacancies on the PSS Board of Directors as soon as reasonably practicable.

  (c) Immediately following the Effective Time, PSS shall take, or cause to be taken, such action as may be necessary to cause each of the Audit Committee and Compensation Committee of the Board of Directors of PSS to include at least one member who shall have served on the Board of Directors of GSMS immediately prior to the Effective Time.

  (d) Immediately following the Effective Time, Hixon shall be elected President and Chief Operating Officer of PSS, pursuant to the terms of the Hixon Employment Agreement.

                                   ARTICLE 3

                        Manner of Converting Securities

  3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of PSS, GSMS, Merger Corp. or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

    (a) Each share of capital stock of PSS issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

    (b) Each share of Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of GSMS Common Stock.

    (c) Each share of GSMS Common Stock (excluding shares held by any GSMS Entity or any PSS Entity) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.75 shares of PSS Common Stock (the "Exchange Ratio").

  3.2 Anti-Dilution Provisions. The Exchange Ratio shall be proportionately adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of securities convertible into PSS Common Stock), recapitalization, reorganization or other like change with respect to such stock if the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reorganization or similar change for which a record date is not established) shall be prior to the Effective Time.

  3.3 Shares Held by GSMS or PSS. Each of the shares of GSMS Common Stock held by any GSMS Entity or by any PSS Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of GSMS Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PSS Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of PSS Common Stock multiplied by the market value of one share of PSS Common Stock at the Effective Time. The market value of one share of PSS Common Stock at the Effective Time shall be the average of the last sale price of a share of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by PSS) for the ten most recent days that PSS Common Stock has traded, ending on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

  3.5 Conversion of Stock Options.

  (a) At the Effective Time, each option granted by GSMS to purchase shares of GSMS Common Stock, which is outstanding immediately prior thereto (an "Option" or, collectively, the "Options"), granted by the GSMS under the GSMS Stock Plans or otherwise, whether or not exercisable, shall be converted into and become rights with respect to PSS Common Stock, and PSS shall assume each Option, in accordance with the terms of the GSMS Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) PSS and its Compensation Committee shall be substituted for GSMS and the Committee of GSMS's Board of Directors (including, if applicable, the entire Board of Directors of GSMS) administering the GSMS Stock Plans, (ii) each Option assumed by PSS may be exercised solely for shares of PSS Common Stock, (iii) the number of shares of PSS Common Stock subject to such Option shall be equal to the number of whole shares (rounded down to the nearest whole share) of GSMS Common Stock subject to such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price
under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Exchange Ratio and rounding up to the nearest whole cent. Notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Option, within the meaning of
Section 424(h) of the Code.

  (b) Prior to the Effective Time, GSMS shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under any of the GSMS Stock Plans or otherwise and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section.

  (c) As soon as practicable after the Effective Time, PSS shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to the GSMS Stock Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 3.5 after giving effect to the Merger and the provisions set forth above). If necessary, PSS shall comply with the terms of the GSMS Stock Plans and ensure, to the extent lawful and practicable, and subject to the provisions of, the GSMS Stock Plans, that Options which qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

  (d) PSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PSS Common Stock for delivery upon the exercise of Options. As soon as practicable after the Effective Time, PSS shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of PSS Common Stock subject to such Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, PSS shall administer the GSMS Stock Plans in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the GSMS Stock Plans complied with such rule prior to the Merger.

  3.6 GSMS Warrants.

  (a) At the Effective Time, PSS shall assume the obligations of GSMS under the GSMS common stock purchase warrants outstanding at the Effective Time and thereafter, upon exercise, the warrantholder shall receive the number of shares of PSS Common Stock equal to the product of (i) the Exchange Ratio and
(ii) the number of shares of GSMS Common Stock for which such warrant could have been exercised immediately prior to the Merger.

  (b) As soon as practicable after the Effective Time of the Merger, PSS shall deliver to the holders of the GSMS warrants appropriate notices setting forth such holders' rights pursuant to the applicable warrant agreements with respect thereto to the extent required by the terms of the warrant agreements with respect thereto.

  (c) PSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PSS Common Stock for delivery upon exercise of the GSMS warrants. As soon as practicable after the Effective Time, PSS shall file a registration statement or registration statements on Form S-3 (or any successor or other appropriate form), with respect to the shares of PSS Common Stock issuable upon exercise of the warrants and shall use its reasonable efforts, subject to the terms of the warrant agreements, to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the warrant agreements require.

                                   ARTICLE 4

                              Exchange of Shares

  4.1 Exchange Procedures. Promptly after the Effective Time, PSS shall cause the exchange agent selected by PSS (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of GSMS Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of GSMS Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of GSMS Common Stock represented by Certificates that are not registered in the transfer records of GSMS, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as PSS and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of GSMS Common Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of GSMS Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of PSS Common Stock to which such holder may be otherwise entitled (without interest). PSS shall not be obligated to deliver the consideration to which any former holder of GSMS Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither PSS, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of GSMS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of GSMS shall constitute ratification of the appointment of the Exchange Agent.

  4.2 Rights of Former GSMS Stockholders. At the Effective Time, the stock transfer books of GSMS shall be closed as to holders of GSMS Common Stock immediately prior to the Effective Time and no transfer of GSMS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of GSMS Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by GSMS in respect of such shares of GSMS Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of GSMS shall be entitled to vote after the Effective Time at any meeting of PSS stockholders the number of whole shares of PSS Common Stock into which their respective shares of GSMS Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing PSS Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PSS on the PSS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of PSS Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PSS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the PSS Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                    Representations and Warranties of GSMS

  GSMS hereby represents and warrants to PSS as follows:

  5.1 Organization, Standing, and Power. GSMS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Except as disclosed in Section 5.1 of the GSMS Disclosure Memorandum, GSMS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a GSMS Material Adverse Effect. The minute book and other organizational documents for GSMS have been made available to PSS for its review and, except as disclosed in Section 5.1 of the GSMS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

  5.2 Authority of GSMS; No Breach By Agreement.

  (a) GSMS has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GSMS, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GSMS Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by GSMS. Subject to such requisite stockholder approval, and assuming due authorization, execution and delivery by PSS and Merger Corp., this Agreement represents a legal, valid, and binding obligation of GSMS, enforceable against GSMS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by GSMS, nor the consummation by GSMS of the transactions contemplated hereby, nor compliance by GSMS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of GSMS's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any GSMS Subsidiary or any resolution adopted by the board of directors or the stockholders of any GSMS Entity, or (ii) except as disclosed in Section 5.2(b) of the GSMS Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GSMS Entity under, any Contract or Permit of any GSMS Entity, where such Default or Lien, or any failure to obtain such Consent, would have, individually or in the aggregate, a GSMS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any GSMS Entity or any of their respective material Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, would not have, individually or in the aggregate, a GSMS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GSMS of the Merger and the other transactions contemplated in this Agreement.

  5.3 Capital Stock.

  (a) The authorized capital stock of GSMS consists of (i) 30,000,000 shares of GSMS Common Stock, of which 16,347,064 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of GSMS are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of capital stock of GSMS has been issued in violation of any preemptive rights of the current or past stockholders of GSMS.

  (b) Except as set forth in Section 5.3(a), or as provided in the GSMS Stock Option Agreement, or as disclosed in Section 5.3(b) of the GSMS Disclosure Memorandum, there are no shares of capital stock or other equity securities of GSMS outstanding and no outstanding Equity Rights relating to the capital stock of GSMS.

  5.4 GSMS Subsidiaries. GSMS has disclosed in Section 5.4 of the GSMS Disclosure Memorandum all of the GSMS Subsidiaries that are corporations (identifying with respect to each GSMS Subsidiary its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned by GSMS and percentage ownership interest represented by such share ownership) and all of the GSMS Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, GSMS or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each GSMS Subsidiary. No capital stock (or other equity interest) of any GSMS Subsidiary is or may become required to be issued (other than to another GSMS Entity) by reason of any Equity Rights, and there are no Contracts by which any GSMS Subsidiary is bound to issue (other than to another GSMS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any GSMS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any GSMS Subsidiary (other than to another GSMS Entity). There are no Contracts relating to the rights of any GSMS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any GSMS Subsidiary. All of the shares of capital stock (or other equity interests) of each GSMS Subsidiary held by a GSMS Entity are fully paid and non-assessable and are owned by the GSMS Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, each GSMS Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, each GSMS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a GSMS Material Adverse Effect. The minute book and other organizational documents for each GSMS Subsidiary have been made available to PSS for its review, and, except as disclosed in Section 5.4 of the GSMS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

  5.5 SEC Filings; Financial Statements.

  (a) GSMS has timely filed and made available to PSS all SEC Documents required to be filed by GSMS since it became subject to the periodic reporting requirements of the Securities Laws (the "GSMS SEC Reports"). The GSMS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such GSMS SEC Reports or necessary in order to make the statements in such GSMS SEC Reports, in light of the circumstances under which they were made, not misleading. No GSMS Subsidiary is required to file any SEC Documents.

  (b) Each of the GSMS Financial Statements (including, in each case, any related notes) contained in the GSMS SEC Reports, including any GSMS SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of GSMS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  5.6 Absence of Undisclosed Liabilities. No GSMS Entity has any Liabilities except Liabilities which are accrued or reserved against in the consolidated balance sheets of GSMS as of December 31, 1996 and September 30, 1997, included in the GSMS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or incurred since September 30, 1997 in the ordinary course of business consistent with past practices, except those Liabilities which would not have a GSMS Material Adverse Effect. Except as disclosed in Section 5.6 of the GSMS Disclosure Memorandum, no GSMS Entity has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would not have, individually or in the aggregate, a GSMS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section
5.6 of the GSMS Disclosure Memorandum, no GSMS Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $250,000.

  5.7 Absence of Certain Changes or Events. Except as disclosed in the GSMS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the GSMS Disclosure Memorandum, (i) since December 31, 1996, there has been no GSMS Material Adverse Effect, and (ii) since September 30, 1997, the GSMS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GSMS provided in Article 7.

  5.8 Tax Matters.

  (a) All Tax Returns required to be filed by or on behalf of any of the GSMS Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the GSMS Financial Statements or as disclosed in Section 5.8 of the GSMS Disclosure Memorandum. GSMS's federal income Tax Returns have been audited by the IRS and accepted through December 31, 1995. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the GSMS Entities, except for any such Liens which would not have a GSMS Material Adverse Effect.

  (b) Except as set forth in Section 5.8 of the GSMS Disclosure Memorandum, none of the GSMS Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

  (c) The provision for any Taxes due or to become due for any of the GSMS Entities for the period or periods through and including the date of the respective GSMS Financial Statements that has been made and is reflected on such GSMS Financial Statements is sufficient to cover all such Taxes.

  (d) Deferred Taxes of the GSMS Entities have been provided for in accordance with GAAP.

  (e) None of the GSMS Entities is a party to any Tax allocation or sharing agreement and none of the GSMS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was GSMS) or has any Liability for Taxes of any Person (other than GSMS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

  (f) Each of the GSMS Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

  (g) Except as disclosed in Section 5.8 of the GSMS Disclosure Memorandum, none of the GSMS Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

  (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the GSMS Entities that occurred during or after any Taxable Period in which the GSMS Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

  (i) No GSMS Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

  5.9 Assets.

  (a) Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum or as disclosed or reserved against in the GSMS Financial Statements, the GSMS Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which would not have a GSMS Material Adverse Effect. All tangible properties used in the businesses of the GSMS Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with GSMS's past practices.

  (b) All items of inventory, net of reserves, of the GSMS Entities reflected on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices and conform to generally accepted standards in the industry in which the GSMS Entities are a part.

  (c) The accounts receivable of the GSMS Entities as set forth on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are recorded at the full amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the GSMS Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

  (d) Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum, all Assets which are material to GSMS's business on a consolidated basis, held under leases or subleases by any of the GSMS Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

  (e) The GSMS Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the GSMS Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the GSMS Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $50,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any GSMS Entity under such policies.

  (f) The Assets of the GSMS Entities include all Assets required to operate the business of the GSMS Entities as presently conducted.

  5.10 Intellectual Property. Each GSMS Entity owns or has a license to use all of the Intellectual Property used by such GSMS Entity in the course of its business. Each GSMS Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such GSMS Entity in connection with such GSMS Entity's business operations, and such GSMS Entity has the right to convey by sale or license any Intellectual Property so conveyed. No GSMS Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of GSMS threatened, which challenge the rights of any GSMS Entity with respect to Intellectual Property used, sold or licensed by such GSMS Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the GSMS Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the GSMS Disclosure Memorandum, no GSMS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

  5.11 Environmental Matters.

  (a) Each GSMS Entity and its Properties are, and have been, in compliance with all Environmental Laws, except for violations which would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

  (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any GSMS Entity or any of its Properties (or GSMS in respect of such Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any GSMS Entity or any of its Properties, except for such Litigation pending or threatened that would not have, individually or in the aggregate, a GSMS Material

Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

  (c) During the period of (i) any GSMS Entity's ownership or operation of any of their respective current Properties, or (ii) any GSMS Entity's holding of a security interest in a Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or reasonably likely to affect) such properties, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect. Prior to the period of (i) any GSMS Entity's ownership or operation of any of their respective current properties, or (ii) any GSMS Entity's holding of a security interest in a Property, to the Knowledge of GSMS, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such Property, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

  5.12 Compliance with Laws. Except as disclosed in Section 5.12 of the GSMS Disclosure Memorandum, each GSMS Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a GSMS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect. Except as disclosed in Section 5.12 of the GSMS Disclosure Memorandum, none of the GSMS Entities:

    (a) is in Default under any of the provisions of its Certificate or Articles of Incorporation or Bylaws (or other governing instruments);

    (b) is in Default under any Laws, Orders, or Permits applicable to it or by which its properties are bound, except for Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i)asserting that any GSMS Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance would have, individually or in the aggregate, a GSMS Material Adverse Effect,
  (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a GSMS Material Adverse Effect, or (iii) requiring any GSMS Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to PSS.

  5.13 Labor Relations. No GSMS Entity is the subject of any Litigation asserting that it or any other GSMS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GSMS Entity to bargain with any labor organization as to wages or conditions of employment, nor is any GSMS Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any GSMS Entity, pending or threatened, or to the Knowledge of GSMS, is there any activity involving any GSMS Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  5.14 Employee Benefit Plans.

  (a) GSMS has disclosed in Section 5.14 of the GSMS Disclosure Memorandum, and has delivered or made available to PSS prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GSMS Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GSMS Benefit Plans"). Any of the GSMS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GSMS ERISA Plan." Each GSMS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GSMS Pension Plan." No GSMS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (b) All GSMS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which would have, individually or in the aggregate, a GSMS Material Adverse Effect. Each GSMS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GSMS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No GSMS Entity has engaged in a transaction with respect to any GSMS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GSMS Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA.

  (c) No GSMS Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a GSMS Pension Plan, (ii) no change in the actuarial assumptions with respect to any GSMS Pension Plan, and (iii) no increase in benefits under any GSMS Pension Plan as a result of plan amendments or changes in applicable Law which would have, individually or in the aggregate, a GSMS Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any GSMS Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any GSMS Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No GSMS Entity has provided, or is required to provide, security to a GSMS Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

  (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any GSMS Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No GSMS Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any GSMS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (e) Except as disclosed in Section 5.14 of the GSMS Disclosure Memorandum, no GSMS Entity has any Liability for retiree health and life benefits under any of the GSMS Benefit Plans and there are no restrictions on the rights of such GSMS Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

  (f) Except as disclosed in Section 5.14 of the GSMS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any GSMS Entity from any GSMS Entity under any GSMS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GSMS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GSMS Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the GSMS Financial Statements to the extent required by and in accordance with GAAP.

  5.15 Material Contracts. Except as disclosed in Section 5.15 of the GSMS Disclosure Memorandum or otherwise reflected in the GSMS Financial Statements, none of the GSMS Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any GSMS Entity or the guarantee by any GSMS Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any GSMS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among GSMS Entities, (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $250,000), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by GSMS with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9(d) and (e) and 5.14(a), the "GSMS Contracts"). With respect to each GSMS Contract and except as disclosed in Section 5.15 of the GSMS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no GSMS Entity is in Default thereunder, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect; (iii) no GSMS Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of GSMS, in Default in any respect, other than Defaults which would not have, individually or in the aggregate, a GSMS Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any GSMS Entity for money borrowed is prepayable at any time by such GSMS Entity without penalty or premium.

  5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the GSMS Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of GSMS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GSMS Entity, or against any director, employee or employee benefit plan of any GSMS Entity, or against any Asset, interest, or right of any of them, that would have, individually or in the aggregate, a GSMS Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GSMS Entity, that would have, individually or in the aggregate, a GSMS Material Adverse Effect. Section 5.16 of the GSMS Disclosure Memorandum contains a summary of all Litigation pending as of the date of this Agreement to which any GSMS Entity is a party and which names a GSMS Entity as a defendant or cross-defendant.

  5.17 Reports. Since January 1, 1993, or the date of organization if later, each GSMS Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which would not have, individually or in the aggregate, a GSMS Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.18 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any GSMS Entity or any Affiliate thereof to PSS pursuant to this Agreement or any other document, agreement, or instrument delivered pursuant hereto contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GSMS Entity or, to GSMS's Knowledge, any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by a GSMS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of GSMS and PSS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any GSMS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  5.19 Accounting, Tax and Regulatory Matters. No GSMS Entity or, to GSMS's Knowledge, any Affiliate thereof has taken or agreed to take any action that will (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  5.20 State Takeover Laws. Each GSMS Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws") under the DGCL.

  5.21 Opinion of Financial Advisor. GSMS has received the opinion of NationsBanc Montgomery Securities, Inc., dated the date of this Agreement, to the effect that, as of the date thereof, the Exchange Ratio is fair, from a financial point of view, to the holders of GSMS Common Stock, a signed copy of which will be delivered to PSS promptly after receipt thereof.

  5.22 Board Recommendation. The Board of Directors of GSMS, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the GSMS Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and
(ii) resolved to recommend that the holders of the shares of GSMS Common Stock approve this Agreement.

                                   ARTICLE 6

                     Representations and Warranties of PSS

  PSS hereby represents and warrants to GSMS as follows:

  6.1 Organization, Standing, and Power. PSS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. PSS is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a PSS Material Adverse Effect. The minute book and other organizational documents for PSS have been made available to GSMS for its review and, except as disclosed in Section 6.1 of the PSS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

  6.2 Authority of PSS; No Breach By Agreement

  (a) PSS has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSS, subject to the approval of (i) an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS, and (ii) the issuance of the shares of PSS Common Stock pursuant to the Merger by a majority of the votes cast at the PSS Stockholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding PSS Common Stock), which are the only stockholder votes required for approval of this Agreement and consummation of the merger by PSS. Subject to such requisite stockholder approval, and assuming due authorization, execution and delivery by GSMS, this Agreement represents a legal, valid, and binding obligation of PSS, enforceable against PSS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by PSS or Merger Corp., nor the consummation by PSS or Merger Corp. of the transactions contemplated hereby, nor compliance by PSS or Merger Corp. with any of the provisions hereof, will (i) subject to the approval of an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS, conflict with or result in a breach of any provision of PSS's Articles of Incorporation or Merger Corp.'s Certificate of Incorporation or either of their Bylaws or any resolution adopted by the board of directors or the stockholders of any PSS Entity, or (ii) except as disclosed in Section 6.2(b) of the PSS Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PSS Entity under, any Contract or Permit of any PSS Entity, where such Default or Lien, or any failure to obtain such Consent, would have, individually or in the aggregate, a PSS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any PSS Entity or any of their respective material Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, would not have, individually or in the aggregate, a PSS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PSS or Merger Corp. of the Merger and the other transactions contemplated in this Agreement.

  6.3 Capital Stock

  (a) The authorized capital stock of PSS consists of (i) 60,000,000 shares of PSS Common Stock, of which 40,696,097 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of PSS Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of PSS Capital Stock are, and all of the shares of PSS Common Stock to be issued in exchange for shares of GSMS

Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and non-assessable. None of the outstanding shares of PSS Capital Stock has been, and none of the shares of PSS Common Stock to be issued in exchange for shares of GSMS Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of PSS.

  (b) Except as set forth in Section 6.3(a) or in the PSS Stock Option Agreement, or as disclosed in Section 6.3(b) of the PSS Disclosure Memorandum, there are no shares of capital stock or other equity securities of PSS outstanding and no outstanding Equity Rights relating to the capital stock of PSS.

  6.4 PSS Subsidiaries. PSS has disclosed in Section 6.4 of the PSS Disclosure Memorandum all of the PSS Subsidiaries as of the date of this Agreement that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the PSS Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the PSS Disclosure Memorandum, PSS or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each PSS Subsidiary. No capital stock (or other equity interest) of any PSS Subsidiary are or may become required to be issued (other than to another PSS Entity) by reason of any Equity Rights, and there are no Contracts by which any PSS Subsidiary is bound to issue (other than to another PSS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any PSS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any PSS Subsidiary (other than to another PSS Entity). There are no Contracts relating to the rights of any PSS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any PSS Subsidiary. All of the shares of capital stock (or other equity interests) of each PSS Subsidiary held by a PSS Entity are fully paid and non-assessable and are owned by the PSS Entity free and clear of any Lien. Except as disclosed in Section 6.4 of the PSS Disclosure Memorandum, each PSS Subsidiary is a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each PSS Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not have, individually or in the aggregate, a PSS Material Adverse Effect. The minute book and other organizational documents for each PSS Subsidiary have been made available to GSMS for its review, and, except as disclosed in Section 5.4 of the PSS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

  6.5 SEC Filings; Financial Statements

  (a) PSS has timely filed and made available to GSMS all SEC Documents required to be filed by PSS since it became subject to the periodic reporting requirements of the Securities Laws (the "PSS SEC Reports"). The PSS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PSS SEC Reports or necessary in order to make the statements in such PSS SEC Reports, in light of the circumstances under which they were made, not misleading. No PSS Subsidiary is required to file any SEC Documents.

  (b) Each of the PSS Financial Statements (including, in each case, any related notes) contained in the PSS SEC Reports, including any PSS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of PSS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

  6.6 Absence of Undisclosed Liabilities. No PSS Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PSS as of March 28, 1997 and September 30, 1997, included in the PSS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, or except as disclosed in Section 6.6 of the PSS Disclosure Memorandum, incurred since September 30, 1997 in the ordinary course of business consistent with past practices, except those Liabilities which would not have a PSS Material Adverse Effect. Except as disclosed in Section 6.6 of the PSS Disclosure Memorandum, no PSS Entity has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would have, individually or in the aggregate, a PSS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

  6.7 Absence of Certain Changes or Events. Except as disclosed in the PSS Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the PSS Disclosure Memorandum, (i) since March 28, 1997, there has been no PSS Material Adverse Effect, and (ii) since September 30, 1997, the PSS Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PSS provided in
Article 7.

  6.8 Tax Matters

  (a) All Tax Returns required to be filed by or on behalf of any of the PSS Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before March 28, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the PSS Financial Statements or as disclosed in Section 6.8 of the PSS Disclosure Memorandum. PSS's federal income Tax Returns have been audited and accepted through March 31, 1994. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the PSS entities, except for any such Liens which would not have a PSS Material Adverse Effect.

  (b) None of the PSS Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

  (c) The provision for any Taxes due or to become due for any of the PSS Entities for the period or periods through and including the date of the respective PSS Financial Statements that has been made and is reflected on such PSS Financial Statements is sufficient to cover all such Taxes.

  (d) Deferred Taxes of the PSS Entities have been provided for in accordance with GAAP.

  (e) None of the PSS Entities is a party to any Tax allocation or sharing agreement and none of the PSS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PSS) or has any Liability for Taxes of any Person (other than PSS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

  (f) Each of the PSS Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

  (g) Except as disclosed in Section 6.8 of the PSS Disclosure Memorandum, none of the PSS Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

  (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the PSS Entities that occurred during or after any Taxable Period in which the PSS Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

  (i) Except as set forth in Section 6.8 of the PSS Disclosure Memorandum, no PSS Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

  6.9 Assets

  (a) Except as disclosed in Section 6.9 of the PSS Disclosure Memorandum or as disclosed or reserved against in the PSS Financial Statements, the PSS Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which would not have a PSS Material Adverse Effect. All tangible properties used in the businesses of the PSS Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSS's past practices.

  (b) All items of inventory, net of reserves, of the PSS Entities reflected on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business consistent with past practices and conform to generally accepted standards in the industry in which the PSS Entities are a part.

  (c) The accounts receivable of the PSS Entities as set forth on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are recorded at the full amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the PSS Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

  (d) All Assets which are material to PSS's business on a consolidated basis, held under leases or subleases by any of the PSS Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

  (e) The PSS Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer organizations. None of the PSS Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the PSS Disclosure Memorandum, there are presently no claims pending under such policies of insurance and no notices have been given by any PSS Entity under such policies.

  (f) The Assets of the PSS Entities include all assets required to operate the business of the PSS Entities as presently conducted.

  6.10 Intellectual Property. Each PSS Entity owns or has a license to use all of the Intellectual Property used by such PSS Entity in the course of its business. Each PSS Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such PSS Entity in connection with such PSS Entity's business operations, and such PSS Entity has the right to convey by sale or license any Intellectual Property so conveyed. No PSS Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of PSS threatened, which challenge the rights of any PSS Entity with respect to Intellectual Property used, sold or licensed by such PSS Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the PSS Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.10 of the PSS Disclosure Memorandum, no PSS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

  6.11 Environmental Matters

  (a) Each PSS Entity and its Properties are, and have been, in compliance with all Environmental Laws, except for violations which would not have, individually or in the aggregate, a PSS Material Adverse Effect.

  (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any PSS Entity or any of its Properties (or PSS in respect of such Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any PSS Entity or any of its Properties, except for such Litigation pending or threatened that would not have, individually or in the aggregate, a PSS Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as would not have, individually or in the aggregate, a PSS Material Adverse Effect.

  (c) During the period of (i) any PSS Entity's ownership or operation of any of their respective current properties, or (ii) any PSS Entity's holding of a security interest in a Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or reasonably likely to affect) such Properties, except such as would not have, individually or in the aggregate, a PSS Material Adverse Effect. Prior to the period of (i) any PSS Entity's ownership or operation of any of their respective current properties, or (ii) any PSS Entity's holding of a security interest in a Property, to the Knowledge of PSS, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such Property, except such as would not have, individually or in the aggregate, a GSMS Material Adverse Effect.

  6.12 Compliance with Laws. Each PSS Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a PSS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not have, individually or in the aggregate, a

PSS Material Adverse Effect. Except as disclosed in Section 6.12 of the PSS Disclosure Memorandum, none of the PSS Entities:

    (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

    (b) is in Default under any Laws, Orders or Permits applicable to it or by which its properties are bound, except for Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect; or

    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any PSS Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance would have, individually or in the aggregate, a PSS Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which would have, individually or in the aggregate, a PSS Material Adverse Effect, or (iii) requiring any PSS Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to GSMS.

  6.13 Labor Relations. No PSS Entity is the subject of any Litigation asserting that it or any other PSS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PSS Entity to bargain with any labor organization as to wages or conditions of employment, nor is any PSS Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any PSS Entity, pending or threatened, or to the Knowledge of PSS, is there any activity involving any PSS Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  6.14 Employee Benefit Plans

  (a) PSS has delivered or made available to GSMS prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PSS Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PSS Benefit Plans"). Any of the PSS Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PSS ERISA Plan." Each PSS ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "PSS Pension Plan." No PSS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

  (b) All PSS Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect. Each PSS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No PSS Entity has engaged in a transaction with respect to any PSS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any PSS Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

  (c) No PSS Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a PSS Pension Plan, (ii) no change in the actuarial assumptions with respect to any PSS Pension Plan, and (iii) no increase in benefits under any PSS Pension Plan as a result of plan amendments or changes in applicable Law which would have, individually or in the aggregate, a PSS Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any PSS Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PSS Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No PSS Entity has provided, or is required to provide, security to a PSS Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

  (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any PSS Entity with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No PSS Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSS Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

  (e) Except as disclosed in Section 6.14 of the PSS Disclosure Memorandum, no PSS Entity has any Liability for retiree health and life benefits under any of the PSS Benefit Plans and there are no restrictions on the rights of such PSS Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

  (f) Except as disclosed in Section 6.14 of the PSS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any PSS Entity from any PSS Entity under any PSS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any PSS Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the PSS Financial Statements to the extent required by and in accordance with GAAP.

  6.15 Material Contracts. Except as disclosed in Section 6.15 of the PSS Disclosure Memorandum or otherwise reflected in the PSS Financial Statements, none of the PSS Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any PSS Entity or the guarantee by any PSS Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any PSS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual contract not in excess of $250,000, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by PSS with the SEC as of the date of this Agreement that has not been filed as an exhibit to PSS's Form 10-K filed for the fiscal year ended March 28, 1997, or in an SEC Document and identified to GSMS (together with all Contracts referred to in Sections 6.9(d) and (e) and 6.14(a), the "PSS Contracts"). With respect to each PSS Contract and except as disclosed in Section 6.15 of the PSS Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no PSS Entity is in Default thereunder, other than Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect; (iii) no PSS Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of PSS, in Default in any respect, other than Defaults which would not have, individually or in the aggregate, a PSS Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any PSS Entity for money borrowed is prepayable at any time by such PSS Entity without penalty or premium.

  6.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of PSS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PSS Entity, or against any director, employee or employee benefit plan of any PSS Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PSS Entity, that are reasonably likely to have, individually or in the aggregate, a PSS Material Adverse Effect. Section 6.16 of the PSS Disclosure Memorandum contains a summary of all Litigation pending as of the date of this Agreement to which any PSS Entity is a party and which names a PSS Entity as a defendant or cross-defendant or for which any PSS Entity has potential Liability.

  6.17 Reports. Except as disclosed in Section 6.17 of the PSS Disclosure Memorandum, since January 1, 1993, or the date of organization if later, each PSS Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PSS Entity or any Affiliate thereof to GSMS pursuant to this Agreement or any other document, agreement or instrument delivered pursuant hereto contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PSS Entity or, to PSS's Knowledge, any Affiliate thereof for inclusion in the Registration Statement to be filed by PSS with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PSS Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's stockholders in connection with the Stockholders' Meetings, and any other documents to be filed by any PSS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the stockholders of GSMS and PSS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any PSS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

  6.19 Authority of Merger Corp. Merger Corp. was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of PSS. The authorized capital stock of Merger Corp. shall consist of 1,000 shares of Merger Corp. Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by PSS free and clear of any Lien. Merger Corp. has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Corp. This Agreement represents a legal, valid, and binding obligation of Merger Corp., enforceable against Merger Corp. in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). PSS, as the sole stockholder of Merger Corp., will vote prior to the Effective Time the shares of Merger Corp. Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law and no other vote of holders of securities of Merger Corp. is necessary.

  6.20 Accounting, Tax and Regulatory Matters. No PSS Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

  6.21 Opinion of Financial Advisor. PSS has received the opinion of BT Alex. Brown Incorporated, dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to PSS and its shareholders, a signed copy of which will be delivered to GSMS promptly after receipt thereof.

  6.22 Board Recommendation. The Board of Directors of PSS, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the PSS Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and
(ii) resolved to recommend that the holders of the shares of PSS Common Stock approve this Agreement.

                                   ARTICLE 7

                   Conduct of Business Pending Consummation

  7.1 Affirmative Covenants of GSMS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PSS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein or as disclosed in Section 7.1 of the GSMS Disclosure Memorandum, GSMS shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) use commercially reasonable efforts consistent with past practices and policies to preserve intact its business organization and Assets, (c) use commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers, employees and consultants of GSMS and its subsidiaries and to preserve the present relationship of GSMS and its Subsidiaries with customers, suppliers and other persons, and (d) take no action which would (i) materially and adversely affect the ability of any Party to obtain any material Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

  7.2 Negative Covenants of GSMS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of PSS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein, GSMS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

    (a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any GSMS Entity, or

    (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a GSMS Entity to another GSMS Entity) in excess of an aggregate of $250,000 (for the GSMS Entities on a consolidated basis) except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, on any material Asset of any GSMS Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the GSMS Disclosure Memorandum); or

    (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any GSMS Entity, or declare or pay any dividend or make any other distribution in respect of GSMS's capital stock; or

    (d) except for this Agreement, or pursuant to the exercise of stock options or common stock purchase warrants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the GSMS Stock Option Agreement, or as disclosed in Section 7.2(d) of the GSMS Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of GSMS Common Stock or any other capital stock of any GSMS Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

    (e) adjust, split, combine or reclassify any capital stock of any GSMS Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of GSMS Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any GSMS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another GSMS Entity) or (y) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or

    (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, and except as set forth in Section 7.2(f) of the GSMS Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned GSMS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

    (g) grant any increase in compensation or benefits to the employees or officers of any GSMS Entity, except as disclosed in Section 7.2(g) of the GSMS Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than consistent with policies or with written Contracts in effect on the date of this Agreement and disclosed in
  Section 7.2(g) of the GSMS Disclosure Memorandum; and enter into or amend any severance agreements with officers of any GSMS Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any GSMS Entity except in accordance with past practice disclosed in Section 7.2(g) of the GSMS Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

    (h) enter into or amend any employment Contract between any GSMS Entity and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the GSMS Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

    (i) adopt any new employee benefit plan of any GSMS Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any GSMS Entity other than as disclosed in
  Section 7.2(i) of the GSMS Disclosure Memorandum or any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

    (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

    (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any GSMS Entity for material money damages or restrictions upon the operations of any GSMS Entity; or

    (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims.

  7.3 Covenants of PSS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of GSMS shall have been obtained, which consent will not be unreasonably withheld, and except as otherwise expressly contemplated herein, PSS covenants and agrees that it shall and shall cause each of its Subsidiaries to (w) operate its business only in the usual, regular, and ordinary course, (x) use commercially reasonable efforts consistent with past practices and policies to preserve intact its business organization and Assets and maintain its rights and franchises, (y) use commercially reasonable efforts consistent with past practices and policies to keep available the services of the present officers, employees and consultants of PSS and its subsidiaries and to preserve the present relationship of PSS and its Subsidiaries with customers, suppliers and other persons, and (z) take no action which would (i) materially and adversely affect the ability of any Party to obtain any material Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially and adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any PSS Entity from discontinuing or disposing of any of its Assets or business which is not material if such action is, in the judgment of PSS, desirable in the conduct of the business of PSS and its Subsidiaries. PSS further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of GSMS, which consent shall not be unreasonably withheld:

    (a) amend the Articles of Incorporation or Bylaws of PSS, in each case, in any manner adverse to the holders of GSMS Common Stock;

    (b) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in applicable Tax Laws or regulatory accounting requirements or GAAP;

    (c) except for this Agreement, or pursuant to the PSS Stock Option Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSS Common Stock or any other capital stock of any PSS Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; provided, however, that nothing contained herein shall prevent or limit PSS from issuing (i) employee stock options in the ordinary course of business and consistent with past practices, or (ii) issuing securities in connection with business acquisitions of third parties, unless the issuance of such securities would require the approval of the shareholders of PSS under applicable Law; or

    (d) enter into any agreement with any Person to acquire the business of such Person for a purchase price in excess of $75,000,000 whether payable in shares of PSS Common Stock, cash, or notes.

Notwithstanding anything contained in Section 7.3 or elsewhere in this Agreement to the contrary, PSS may adopt, prior to the Effective Time, a shareholder protection rights agreement and declare a dividend of one right thereunder for each share of PSS Common Stock outstanding as of a record date and the adoption of such a shareholder protection rights agreement and the declaration of such a dividend shall not constitute a breach or violation of any representation, warranty, covenant or agreement of PSS contained in this Agreement.

  7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in all material respects in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             Additional Agreements

  8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, PSS shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of PSS Common Stock upon consummation of the Merger. GSMS shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as PSS may reasonably request in connection with such action. GSMS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. PSS shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of PSS Common Stock pursuant to the Merger and such other related matters as it deems appropriate, including an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS. In connection with the Stockholders' Meetings, (i) GSMS and PSS shall prepare and file with the

SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of GSMS and PSS shall recommend to their respective stockholders the approval of the matters submitted for approval (unless the Board of Directors of either PSS or GSMS, after having consulted with and considered the advice of outside legal counsel, determines in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders under applicable law), and (iv) the Board of Directors and officers of GSMS and PSS shall use their commercially reasonable efforts to obtain such stockholders' approval (unless the Board of Directors of GSMS or PSS, after having consulted with and considered the advice of outside counsel, determines in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to GSMS's stockholder under applicable law). PSS and GSMS shall make all necessary filings with respect to the Merger under the Securities Laws.

  8.2 Nasdaq Listing. PSS shall use its reasonable efforts to list on the Nasdaq National Market, (i) prior to the Effective Time, the shares of PSS Common Stock to be issued to the holders of GSMS Common Stock pursuant to the Merger, and (ii) not later than the effective date of any registration statement filed with the SEC pursuant to Section 3.5(d) hereof, the PSS Common Stock underlying the Options and the GSMS common stock purchase warrants. PSS shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

  8.3 Applications; Antitrust Notification. PSS shall promptly prepare and file, and GSMS shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

  8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, GSMS shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

  8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the GSMS Stock Option Agreement or the PSS Stock Option Agreement, as applicable. Each Party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain all material Consents necessary or desirable (in the good faith judgment of the Board of Directors of such Party) for the consummation of the transactions contemplated by this Agreement.

  8.6 Investigation and Confidentiality.

  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

  (b) The Parties' respective obligations under the Confidentiality Agreement are hereby reaffirmed and adopted, and incorporated by reference herein.

  (c) GSMS shall use its commercially reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to GSMS to preserve the confidentiality of the information relating to the GSMS Entities provided to such Persons and their Affiliates and Representatives.

  (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

  8.7 Press Releases. Prior to the Effective Time, GSMS and PSS shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  8.8 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, no GSMS Entity or PSS Entity nor any Affiliate thereof nor any Representatives thereof retained by any GSMS Entity or any PSS Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of GSMS or PSS, as the case may be, after having consulted with and considered the advice of outside counsel, determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to its stockholders under applicable law, no GSMS Entity or PSS Entity, as the case may be, or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but GSMS or PSS, as the case may be, may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Any actions by a Party pursuant to the preceding sentence will not constitute a breach of Section 8.8 or any other provision hereof. Either Party shall promptly advise the other following the receipt of any Acquisition Proposal and the details thereof, including, without limitation, the proposed acquisition price and acquiror, and advise such other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Each Party shall
(i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

  8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  8.10 State Takeover Laws. Each GSMS Entity and each Stockholder shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law under the DGCL.

  8.11 Agreements of Affiliates. GSMS has disclosed in Section 8.11 of the GSMS Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of GSMS for purposes of Rule 145 under the 1933 Act. GSMS shall use its reasonable efforts to cause each such Person to deliver to PSS not later than 10 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2.1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of GSMS Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of PSS Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, because the Merger is to be accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Because the Merger is to be accounted for using the pooling-of-interests method of accounting, shares of PSS Common Stock issued to such affiliates of GSMS in exchange for shares of GSMS Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.11 (and PSS shall be entitled to place restrictive legends upon certificates for shares of PSS Common Stock issued to affiliates of GSMS pursuant to this Agreement to enforce the provisions of this Section 8.11). PSS shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PSS Common Stock by such affiliates. PSS has disclosed in Section 8.11 of the PSS Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of PSS. PSS shall use its reasonable efforts to cause each such Person to execute and deliver not later than 10 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 2.2, providing that such Person shall not sell, pledge, transfer or otherwise dispose of any shares of PSS Common Stock until such time as financial results covering at least 30 days of combined operations of PSS and GSMS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

  8.12 Employee Benefits and Contracts. Following the Effective Time, PSS shall provide generally to officers and employees of the GSMS Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of PSS Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PSS Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of PSS retirement plans) benefit accrual under PSS's employee benefit plans, the service of the employees of the GSMS Entities prior to the Effective Time shall be treated as service with a PSS Entity participating in such employee benefit plans. PSS also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section
8.12 of the GSMS Disclosure Memorandum to PSS between any GSMS Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the GSMS Benefit Plans.

  8.13 Indemnification and Insurance

  (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of GSMS on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of GSMS, unless such modification is required by law.

  (b) After the Effective Time, PSS will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of GSMS (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent and subject to the terms of GSMS's Certificate of Incorporation and Bylaws or any indemnification agreement with GSMS officers and directors to which GSMS is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, and subject to GSMS's Certificate of Incorporation or Bylaws or any applicable indemnification agreement in effect on this date, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, PSS shall, or cause the Surviving Corporation to, pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

  (d) To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as a director, officer, employee, fiduciary or agent of GSMS occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time, and subject to GSMS's Certificate of Incorporation or Bylaws or any applicable indemnification agreement in effect on this date, the Surviving Corporation and PSS shall pay the reasonable fees and expenses of such counsel promptly after statements therefor are received and the Surviving Corporation and PSS will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation not PSS shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

  (e) PSS will cause the Surviving Corporation to obtain "tail" directors' and officers' liability insurance to be effective for a period of six (6) years following the Effective Time, covering those persons who are currently covered by GSMS's directors' and officers' liability insurance policy (a copy of which has been made available to PSS) on terms comparable to those now applicable to directors and officers of GSMS; provided, that in no event shall the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

  8.14 Voting Agreements. Simultaneously with execution and delivery of this Agreement, PSS and certain shareholders of GSMS have entered into the GSMS Voting Agreement in the form of Exhibit 5.1 hereto and GSMS and certain shareholders of PSS have entered into the PSS Voting Agreement in the form of
Exhibit 5.2 hereto.

  8.15 Accountants' Letters.

  (a) GSMS shall cause PSS to receive from Ernst & Young LLP letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and
(ii) the Effective Time, with respect to certain financial information regarding GSMS, in form and substance reasonably satisfactory to PSS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.

  (b) PSS shall cause GSMS to receive from Arthur Andersen LLP letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and
(ii) the Effective Time, with respect to certain financial information regarding PSS, in form and substance reasonably satisfactory to GSMS, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard Nos. 72 and 75.

                                   ARTICLE 9

               Conditions Precedent to Obligations to Consummate

  9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

    (a) Stockholder Approval. The stockholders of GSMS shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD. The stockholders of PSS shall have approved (i) the issuance of shares of PSS Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD, and (ii) an amendment to the Articles of Incorporation of PSS to increase the authorized capital stock of PSS.

    (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of PSS would so materially and adversely impact the conduct of the combined businesses of GSMS and PSS that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

    (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

    (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

    (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PSS Common Stock issuable pursuant to the Merger shall have been received.

    (f) Nasdaq Listing. The shares of PSS Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

    (g) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of GSMS Common Stock for PSS Common Stock will not give rise to gain or loss to the stockholders of GSMS with respect to such exchange (except to the extent of any cash received), and (iii) none of GSMS, Merger Corp. or PSS will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of GSMS and PSS reasonably satisfactory in form and substance to such counsel.

  9.2 Conditions to Obligations of PSS. The obligations of PSS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSS pursuant to Section 11.6(a):

    (a) Representations and Warranties. The representations and warranties of GSMS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of GSMS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. GSMS shall have delivered to PSS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to GSMS and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by GSMS's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSS and its counsel shall request.

    (d) Opinion of Counsel. PSS shall have received an opinion of Testa, Hurwitz & Thibeault LLP, counsel to GSMS, dated as of the Effective Time, in form reasonably acceptable to PSS, and substantially covering such matters set forth in Exhibit 3.

    (e) Pooling Letters. PSS shall have received letters, addressed to PSS, in form and substance reasonably acceptable to PSS, from Arthur Andersen LLP, dated the date of this Agreement to the effect that PSS and its Subsidiaries qualify as an entity that may be a party to a business combination for which the pooling-of-interests accounting method would be available, and dated as of the Effective Time to the effect that the Merger will qualify for pooling-of-interests accounting treatment. PSS also shall have received letters, dated the date of this Agreement and as of the Effective Time, addressed to PSS, in form and substance reasonably acceptable to PSS, from Ernst & Young LLP to the effect that GSMS and its Subsidiaries qualify as an entity that may be party to a business combination for which the pooling-of-interest accounting method would be available.

    (f) Affiliates Agreements. PSS shall have received from each affiliate of GSMS and each affiliate of PSS the affiliates letters referred to in
  Section 8.11.

    (g) Hixon Employment. Hixon shall have executed and delivered to PSS an employment agreement in form and substance reasonably satisfactory to PSS and on terms and conditions no less favorable to Hixon than those contained in the Hixon Employment Agreement.

  9.3 Conditions to Obligations of GSMS. The obligations of GSMS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GSMS pursuant to Section 11.6(b):

    (a) Representations and Warranties. The representations and warranties of PSS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

    (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PSS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

    (c) Certificates. PSS shall have delivered to GSMS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to PSS and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by PSS's Board of Directors and stockholders and Merger Corp.'s Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GSMS and its counsel shall request.

    (d) Opinion of Counsel. GSMS shall have received an opinion of Alston & Bird LLP, counsel to PSS, dated as of the Effective Time, in form reasonably acceptable to GSMS, and substantially covering such matters set forth in Exhibit 4.

    (e) Pooling Letters. GSMS shall have received letters, addressed to GSMS, in form and substance reasonably acceptable to GSMS, from Arthur Andersen LLP, dated the date of this Agreement to the effect that PSS and its Subsidiaries qualify as an entity that may be a party to a business combination for which the pooling-of-interests accounting method would be available, and dated as of the Effective Time to the effect that the Merger will qualify for pooling-of-interests accounting treatment. GSMS also shall have received letters, dated the date of this Agreement and as of the Effective Time, addressed to GSMS, in form and substance reasonably acceptable to GSMS, from Ernst & Young LLP to the effect that GSMS and its Subsidiaries qualify as a business entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available.

    (f) Affiliates Agreements. GSMS shall have received from each affiliate of GSMS and each affiliate of PSS the affiliates letters referred to in
  Section 8.11.

                                  ARTICLE 10

                                  Termination

  10.1 Termination. Termination; Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of GSMS and PSS or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

    (a) By mutual consent of PSS and GSMS; or

    (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 9.2(a) and 9.3(a), as applicable, would not then be satisfied by the breaching Party; or

    (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, such that the conditions set forth in Sections 9.2(b) and 9.3(b), as applicable, would not then be satisfied by the breaching Party; or

    (d) By either Party (provided that the terminating Party in not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal such that the conditions set forth in Section 9.1(c) would not be satisfied, or (ii) the stockholders of GSMS or PSS fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meetings where such matters were presented to such stockholders for approval and voted upon; or

    (e) By either Party in the event that the Merger shall not have been consummated by June 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

    (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

    (g) by either Party, if: (i) the Board of Directors of GSMS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of GSMS, or has entered into an agreement with any Person (other than PSS) to effect an alternative Acquisition Proposal or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of GSMS Common Stock is commenced and the Board of Directors of GSMS recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided that GSMS shall not be entitled to exercise any termination rights under clause (i) or (ii) of this Section 10.1(g) unless (x) any action of the Board of Directors of GSMS is taken in good faith by the Board of Directors of GSMS after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (y) such Party has complied with its obligations in Section 8.8;

    (h) by PSS, if the Board of Directors of GSMS shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to PSS, provided that PSS is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

    (i) by either Party, if: (i) the Board of Directors of PSS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose to the stockholders of PSS, or has entered into an agreement with any Person (other than GSMS) to effect an Acquisition Proposal or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of PSS Common Stock is commenced and the Board of Directors of PSS recommends that the stockholders of PSS tender their shares in such tender or exchange offer; provided that PSS shall not be entitled to exercise any termination rights under clause (i) or (ii) of this Section 10.1(g) unless (x) any such Acquisition Proposal is conditioned upon the termination by PSS of this Agreement, (y) any action of the Board of Directors of PSS is taken in good faith by the Board of Directors of PSS after consultation with and consideration of the advice of its outside counsel and financial advisors, in order to discharge properly its fiduciary duties to its stockholders and (z) such Party has complied with its obligations in Section 8.8; or

    (j) By GSMS, if the Board of Directors of PSS shall withdraw, modify or change its approval or recommendation of the issuance of the PSS Common Stock pursuant to this Agreement, provided that GSMS is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

  10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and
Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreements shall be governed by their own terms as to their termination.

  10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.12 and 8.13

                                  ARTICLE 11

                                 Miscellaneous

  11.1 Definitions.

  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

  "1933 Act" shall mean the Securities Act of 1933, as amended.

  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Acquisition Proposal" with respect to a Party shall mean (a) a merger, consolidation or similar transaction in which the Party is not the surviving corporation or shall become a subsidiary of another corporation, (b) except as permitted pursuant to the terms of this Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets representing 15% or more of the consolidated Assets of such Party, (c) the issuance, sale or other disposition of (including by way of merger, consolidation, shares exchanged or any similar transaction) securities representing 20% of more of the voting power of such Party.

  "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

  "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits (other than the Stock Option Agreements) delivered pursuant hereto and incorporated herein by reference.

  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

  "Certificate of Merger" shall mean the Certificate of Merger to be executed by GSMS and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

  "Closing Date" shall mean the date on which the Closing occurs.

  "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated November 20, 1997, between GSMS and PSS.

  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

  "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a GSMS Material Adverse Effect or a PSS Material Adverse Effect, as applicable.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

  "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exhibits" 1.1, 1.2, 2, 3 and 4 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

  "FBCA" shall mean the Florida Business Corporation Act.

  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

  "GSMS Common Stock" shall mean the $0.01 par value common stock of GSMS.

  "GSMS Disclosure Memorandum" shall mean the written information entitled "GSMS, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to PSS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

  "GSMS Entities" shall mean, collectively, GSMS and all GSMS Subsidiaries.

  "GSMS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of GSMS as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by GSMS in SEC Documents, and (ii) the consolidated balance sheets of GSMS (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

  "GSMS Material Adverse Effect" shall mean an event, change or occurrence which, individually or in the aggregate, has a material adverse impact on (i) the financial position, business, or results of operations of GSMS and its Subsidiaries, taken as a whole, or (ii) the ability of GSMS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

  "GSMS Stock Option Agreement" shall mean the stock option agreement of even date herewith substantially in the form of Exhibit 1.1 hereto.

  "GSMS Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GSMS designated as follows: 1992 Stock Plan and 1997 Stock Plan.

  "GSMS Subsidiaries" shall mean the Subsidiaries of GSMS, which shall include the GSMS Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of GSMS in the future and held as a Subsidiary by GSMS at the Effective Time.

  "GSMS Voting Agreement" shall mean the Voting Agreement in the form of
Exhibit 5.1 hereto executed and delivered as of the date of this Agreement by GSMS and certain shareholders of PSS identified on Schedule I of such voting agreement.

  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

  "Hixon Employment Agreement" shall mean an Employment Agreement, to be negotiated in good faith by the parties, which shall be on terms no less favorable to Hixon than those set forth in Exhibit 6 and which shall provide for the payment of salary, bonus and benefits to Hixon which are not less that those payable to Hixon by GSMS on the date of this Agreement.

  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Joint Proxy Statement/Prospectus" shall mean the proxy statement used by GSMS and PSS to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of PSS relating to the issuance of the PSS Common Stock to holders of GSMS Common Stock.

  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known after due inquiry by the officers and directors of such Person.

  "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

  "Merger Corp. Common Stock" shall mean the $0.01 par value common stock of Merger Corp.

  "NASD" shall mean the National Association of Securities Dealers, Inc.

  "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

  "Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

  "Party" shall mean either GSMS or PSS, and "Parties" shall mean both GSMS and PSS.

  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

  "PSS Capital Stock" shall mean, collectively, the PSS Common Stock, the PSS Preferred Stock and any other class or series of capital stock of PSS.

  "PSS Common Stock" shall mean the $0.01 par value common stock of PSS, together with any associated rights which may be granted under any shareholder protection rights agreement which may be adopted by PSS after this date.

  "PSS Disclosure Memorandum" shall mean the written information entitled "PHYSICIAN SALES & SERVICE, INC. Disclosure Memorandum" delivered prior to the date of this Agreement to GSMS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

  "PSS Entities" shall mean, collectively, PSS and all PSS Subsidiaries.

  "PSS Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of PSS as of September 30, 1997, and as of March 28, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended September 30, 1997, and for each of the three fiscal years ended March 28, 1997, March 29, 1996 and March 30, 1995, as filed by PSS in SEC Documents, and (ii) the consolidated balance sheets of PSS (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

  "PSS Material Adverse Effect" shall mean an event, change or occurrence which, individually or in the aggregate, has a material adverse impact on (i) the financial position, business, or results of operations of PSS and its Subsidiaries, taken as a whole, or (ii) the ability of PSS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

  "PSS Preferred Stock" shall mean the $0.01 par value preferred stock of PSS.

  "PSS Stock Option Agreement" shall mean the stock option agreement of even date herewith substantially in the form of Exhibit 1.2 hereto.

  "PSS Stock Plans" shall mean the existing stock option and other stock-based compensation plans of PSS designated as follows: Amended and Restated 1994 Long-Term Stock Plan, Amended and Restated Long-Term Incentive Plan, Annual Incentive Plan, Amended and Restated Directors' Stock Plan, Incentive Stock Option Plan, Taylor Medical Stock Option Plans and the ELITE Deferred Compensation Plan and Stock Option Grant Program.

  "PSS Subsidiaries" shall mean the Subsidiaries of PSS, which shall include the PSS Subsidiaries described in Section 6.4 and any corporation or other organization acquired as a Subsidiary of PSS in the future and held as a Subsidiary by PSS at the Effective Time.

  "PSS Voting Agreement" shall mean the Voting Agreement in the form of
Exhibit 5.2 hereto executed and delivered as of the date of this Agreement by GSMS and certain shareholders of PSS identified on Schedule I of such voting agreement.

  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by PSS under the 1933 Act with respect to the shares of PSS Common Stock to be issued to the stockholders of GSMS in connection with the transactions contemplated by this Agreement.

  "Regulatory Authorities" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

  "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

  "Stock Option Agreements" shall mean the GSMS Stock Option Agreement and the PSS Stock Option Agreement.

  "Stockholders' Meetings" shall mean the respective meetings of the stockholders of GSMS and PSS to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

  "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

  "Surviving Corporation" shall mean GSMS as the surviving corporation resulting from the Merger.

  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Closing             Section 1.2
     Effective Time      Section 1.3
     ERISA Affiliate     Section 5.14(b)
     Exchange Agent      Section 4.1
     Exchange Ratio      Section 3.1(c)
     PSS Benefit Plans   Section 6.14
     PSS Contracts       Section 6.15
     PSS ERISA Plan      Section 6.14
     PSS Pension Plan    Section 6.14
     PSS SEC Reports     Section 6.5(a)
     GSMS Benefit Plans  Section 5.14
     GSMS Contracts      Section 5.15
     GSMS ERISA Plan     Section 5.14
     GSMS Options        Section 3.6
     GSMS Pension Plan   Section 5.14
     GSMS SEC Reports    Section 5.5(a)
     Merger              Section 1.1
     Takeover Laws       Section 5.20
     Tax Opinion         Section 9.1(h)

  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  11.2 Expenses.

  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

  (b) Notwithstanding the foregoing Section 11.2(a),

    (i) if this Agreement is terminated by PSS pursuant to any of Sections 10.1(b), 10.1(c), 10.1(d)(ii) (as relates to approval of GSMS's stockholders) or 10.1(f) (but only on the basis of the failure of GSMS to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d), (e) (as relates to PSS), (f) or (g) (as relates to Affiliates of
  PSS)), or

    (ii) if the Merger is not consummated as a result of the failure of GSMS to satisfy any of the conditions set forth in Section 9.1(a) (as such section relates to approval by the stockholders of GSMS), Section 9.2 (other than Section 9.2(d), (e) (as relates to PSS), (f) or (g) (as relates to Affiliates of PSS)), or

    (iii) if this Agreement is terminated pursuant to Section 10.1(g) or (h),

then GSMS shall promptly pay PSS the sum of (x) $20,000,000, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of PSS incurred by or on behalf of PSS in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of PSS, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $1,000,000; provided, however, that in no event shall the amount paid under clause (x) plus the excess of (A) the "Section 8 Repurchase Consideration" (as such term is defined in the GSMS Stock Option Agreement and regardless of whether such repurchase option is exercised) over (B) (1) the aggregate purchase price paid for such shares if the option has been exercised or (2) the purchase price under the option if the option has not been exercised exceed $24,000,000.

  (c) Notwithstanding the foregoing Section 11.2(a),

    (i) if this Agreement is terminated by GSMS pursuant to any of Sections 10.1(b), 10.1(c), 10.1(d)(ii) (as relates to approval of PSS's stockholders) or 10.1(f) (but only on the basis of the failure of PSS to satisfy any of the conditions enumerated in Section 9.3, other than Section 9.3(d), (e) (as relates to GSMS) or (f) (as relates to Affiliates of
  GSMS)), or

    (ii) if the Merger is not consummated as a result of the failure of PSS to satisfy any of the conditions set forth in Section 9.1(a) (as such section relates to approval by the stockholders of PSS), Section 9.3 (other than Section 9.3(d), (e) (as relates to GSMS) or (f) (as relates to Affiliates of GSMS)), or

    (iii) if this Agreement is terminated pursuant to Section 10.1(i) or (j),

then PSS shall promptly pay GSMS the sum of (x) $20,000,000, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other unallocated costs of GSMS incurred by or on behalf of GSMS in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty, plus (y) all the out-of-pocket costs and expenses of GSMS, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding an additional $1,000,000; provided, however, that in no event shall the amount paid under clause (x) plus the excess of (A) the "Section 8

Repurchase Consideration" (as such term is defined in the GSMS Stock Option Agreement and regardless of whether such repurchase option is exercised) over
(B) (1) the aggregate purchase price paid for such shares if the option has been exercised or (2) the purchase price under the option if the option has not been exercised exceed $24,000,000.

  (d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

  11.3 Brokers and Finders. Except for NationsBanc Montgomery Securities, Inc. as to GSMS and except for BT Alex. Brown Incorporated as to PSS, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GSMS or by PSS, each of GSMS and PSS, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.13.

  11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of GSMS Common Stock, there shall be made no amendment that requires further approval by such stockholders without the further approval of such stockholders; and further provided, that after any such approval by the holders of PSS Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of GSMS Common Stock will be exchanged for shares of PSS Common Stock shall not be amended after the Stockholders' Meetings in a manner adverse to the holders of PSS Common Stock without any requisite approval of the holders of the issued and outstanding shares of PSS Common Stock entitled to vote thereon.

  11.6 Waivers.

  (a) Prior to or at the Effective Time, PSS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by GSMS, to waive or extend the time for the compliance or fulfillment by GSMS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSS.

  (b) Prior to or at the Effective Time, GSMS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSS, to waive or extend the time for the compliance or fulfillment by PSS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GSMS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of GSMS.

  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

    GSMS:            Gulf South Medical Supply, Inc.
                     One Woodgreen Place
                     Madison, MS 39110
                     Telecopy Number: (601) 853-4808

                     Attention: Stanton Keith Pritchard

    Copy to Counsel: Testa, Hurwitz & Thibeault, LLP
                     125 High Street
                     High Street Tower
                     Boston, MA 02110
                     Telecopy Number: (617) 248-7100

                     Attention: William B. Asher, Jr.

    PSS:             Physician Sales & Service, Inc.
                     4345 Southpoint Boulevard
                     Jacksonville, FL 32216
                     Telecopy Number: (904) 332-3209

                     Attention: David A. Smith

    Copy to Counsel: Alston & Bird LLP
                     One Atlantic Center
                     1201 West Peachtree Street
                     Atlanta, Georgia 30309-3424
                     Telecopy Number: (404) 881-4777

                     Attention: J. Vaughan Curtis

  11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

  11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

  11.12 Interpretations. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto. Both Parties contributed to the drafting of this Agreement.

  11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  In Witness Whereof, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          Physician Sales & Service, Inc.

                                                     /s/ Patrick Kelly
                                          By: _________________________________
                                                      President & CEO

                                          PSS Merger Corp.

                                                     /s/ Patrick Kelly
                                          By: _________________________________
                                                         President

                                          Gulf South Medical Supply, Inc.

                                                     /s/ Thomas Hixon
                                          By: _________________________________
                                                         President

                                    ANNEX B

                       GULF SOUTH STOCK OPTION AGREEMENT

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of December 14, 1997, by and between Gulf South Medical Supply, Inc., a Delaware corporation ("Issuer"), and Physician Sales & Service, Inc., a Florida corporation ("Grantee").

  WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of December 14, 1997 (the "Merger Agreement"), providing for, among other things, the merger of a wholly owned Subsidiary of Grantee with and into Issuer, with Issuer as the surviving entity; and

  WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

  1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

  2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 3,253,066 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $.01 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $29.06 per share of Issuer Common Stock.

  3. EXERCISE OF OPTION.

  (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 10.1(b) (but only if such termination was a result of a willful breach by Issuer) or
Section 10.1(c) thereof (each a "Default Termination")), (C) 120 days after a Default Termination (provided, that if, within 120 days after such termination of the Merger Agreement, a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein (including clause (D) of this sentence), this Option shall terminate 120 days after the first occurrence of such an event), and (D) 120 days after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

  (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

    (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted pursuant to Section 7.1 of the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

    (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange
  Act), other than a group of which Grantee or any of its Subsidiaries of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Issuer Common Stock.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
  Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

  (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Holders (in the aggregate) purchase under the terms of this Agreement that number of Option Shares which have a "Spread Value" in excess of the remainder obtained by subtracting (A) all payments under Section 11.2(b) of the Merger Agreement from (B) $24,000,000 (the "Maximum Amount"). For purposes of this Agreement, "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares Holder (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing bid price of Issuer Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares that Holder (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Purchase Price of such Option Shares. In the event the Spread Value exceeds the Maximum Amount, the number of Option Shares which Holder is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than the Maximum Amount.

  4. PAYMENT AND DELIVERY OF CERTIFICATES.

  (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a),
(i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF DECEMBER 14, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, condition or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets. No Consent by any governmental or regulatory agency or authority, other than compliance with applicable federal and state securities laws or the filing of a notification under the HSR Act, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

    (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

    (c) The authorized capital stock of Issuer consists of (i) 30,000,000 shares of Gazelle Common Stock, of which 16,347,064 shares are issued and outstanding at this date, and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. Except as disclosed in Section 5.3(b) of the Gazelle Disclosure Memorandum, there are no other equity securities of Gazelle outstanding and no outstanding Equity Rights relating to the capital stock of Gazelle.

  6. REPRESENTATIONS AND WARRANTS OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or Consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

  7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

  (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted, without any further action by or on behalf of the Issuer or Holder, so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

  (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its Assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either
(x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause
(ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The Substitute Option Issuer shall also enter into an agreement with each Holder of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's assets (or the Assets of its Subsidiaries).

    (ii) "Substitute Common Stock" shall mean the common stock having the greatest voting rights to be issued by the Substitute Option Issuer upon exercise of the Substitute Option.

    (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee or any Subsidiary of Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than Grantee or any Subsidiary of Grantee) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) within the 30-day period immediately preceding the agreement; provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Holder and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Holder. (If there shall be more than one Holder, any such selection shall be made by a Holder Majority.)

    (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Holder may elect.

  (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder (or a Holder Majority).

  (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

  (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

  8. REPURCHASE AT THE OPTION OF HOLDER.

  (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

    (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

    (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

Notwithstanding the foregoing, in no event shall the sum of (A) the remainder obtained by subtracting (1) the aggregate Purchase Price paid from (2) the
Section 8 Repurchase Consideration plus (B) all payments received by Gator, if any, under Section 11.2(b) of the Merger Agreement, exceed $24,000,000.

  (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

  9. REGISTRATION RIGHTS.

  (a) Following termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

  (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale.

  (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

    (i) prior to the earliest of (a) termination of the Merger Agreement pursuant to Section 10.1 thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 9.1(a) of the Merger Agreement, and (c) a Purchase Event or a Preliminary Purchase Event;

    (ii) on more than two occasions;

    (iii) more than once during any calendar year;

    (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

    (v) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding.

  In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

  (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses including the reasonable fees and expenses of one counsel to the Selling Holders, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or
(b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph
(a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

  (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

  Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel' satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

  If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all selling stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, all selling stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

  In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

  (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

  (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

  10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Marketor any other securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  12. MISCELLANEOUS.

  (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                   Gulf South Medical Supply, Inc.

                                                     /s/ Thomas Hixon
By: _________________________________     By: _________________________________

[CORPORATE SEAL]

ATTEST:                                   Physician Sales & Service, Inc.

          /s/ David A. Smith                         /s/ Patrick Kelly
By: _________________________________     By: _________________________________

[CORPORATE SEAL]

                                    ANNEX C

                          PSS STOCK OPTION AGREEMENT

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of December 14, 1997, by and between Physician Sales & Service, Inc., a Florida corporation ("Issuer"), and Gulf South Medical Supply, Inc., a Delaware corporation ("Grantee").

  WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of December 14, 1997 (the "Merger Agreement"), providing for, among other things, the merger of a wholly owned Subsidiary of Grantee with and into Issuer, with Issuer as the surviving entity; and

  WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

  1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

  2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 8,098,523 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $.01 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $23.00 per share of Issuer Common Stock.

  3. EXERCISE OF OPTION.

  (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 10.1(b) (but only if such termination was a result of a willful breach by Issuer) or
Section 10.1(c) thereof (each a "Default Termination")), (C) 120 days after a Default Termination (provided, that if, within 120 days after such termination of the Merger Agreement, a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein (including clause (D) of this sentence), this Option shall terminate 120 days after the first occurrence of such an event), and (D) 120 days after any termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

  (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

    (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) except as permitted pursuant to Section 7.1 of the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

    (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange
  Act), other than a group of which Grantee or any of its Subsidiaries of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Issuer Common Stock.

  (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

    (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
  Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement and the amendment to the Articles of Incorporation of Issuer to increase the authorized shares of Gator Common Stock at the meeting of such stockholders held for such purposes, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

  (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Holders (in the aggregate) purchase under the terms of this Agreement that number of Option Shares which have a "Spread Value" in excess of the remainder obtained by subtracting (A) all payments under Section 11.2(c) of the Merger Agreement from (B) $24,000,000 (the "Maximum Amount"). For purposes of this Agreement, "Spread Value" shall mean the difference between (i) the product of (1) the sum of the total number of Option Shares Holder (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (2) the closing bid price of Issuer Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and (ii) the product of (1) the total number of Option Shares that Holder (x) intends to purchase at the Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (2) the applicable Purchase Price of such Option Shares. In the event the Spread Value exceeds the Maximum Amount, the number of Option Shares which Holder is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than the Maximum Amount.

  4. PAYMENT AND DELIVERY OF CERTIFICATES.

  (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a),
(i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

  (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF DECEMBER 14, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

  5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

  (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, condition or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets. No Consent by any governmental or regulatory agency or authority, other than compliance with applicable federal and state securities laws or the filing of a notification under the HSR

Act, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

  (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

  (c) The authorized capital stock of Issuer consists of (i) 60,000,000 shares of Gator Common Stock, of which 40,696,097 shares are issued and outstanding at this date, and (ii) 1,000,000 shares of Gator Preferred Stock, none of which are issued and outstanding. Except as disclosed in Section 6.3(b) of the Gator Disclosure Memorandum, there are no other equity securities of Gator outstanding and no outstanding Equity Rights relating to the capital stock of Gator.

  6. REPRESENTATIONS AND WARRANTS OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or Consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

  (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

  7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

  (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted, without any further action by or on behalf of the Issuer or Holder, so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

  (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its Assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause
(ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The Substitute Option Issuer shall also enter into an agreement with each Holder of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's assets (or the Assets of its Subsidiaries).

    (ii) "Substitute Common Stock" shall mean the common stock having the greatest voting rights to be issued by the Substitute Option Issuer upon exercise of the Substitute Option.

    (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee or any Subsidiary of Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than Grantee or any Subsidiary of Grantee) pursuant to an agreement with Issuer, and (z) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) within the 30-day period immediately preceding the agreement; provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder (or by a majority in interest of the Holders if there shall be more than one Holder (a "Holder Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Holder and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Holder. (If there shall be more than one Holder, any such selection shall be made by a Holder Majority.)

    (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Holder may elect.

  (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder (or a Holder Majority).

  (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

  (h) The provisions of Sections 8, 9 and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

  8. REPURCHASE AT THE OPTION OF HOLDER.

  (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

    (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

    (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

    (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

Notwithstanding the foregoing, in no event shall the sum of (A) the remainder obtained by subtracting (1) the aggregate Purchase Price paid from (2) the
Section 8 Repurchase Consideration plus (B) all payments received by Gazelle, if any, under Section 11.2(c) of the Merger Agreement, exceed $24,000,000.

  (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

  9. REGISTRATION RIGHTS.

  (a) Following termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

  (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale.

  (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

    (i) prior to the earliest of (a) termination of the Merger Agreement pursuant to Section 10.1 thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 9.1(a) of the Merger Agreement, and (c) a Purchase Event or a Preliminary Purchase Event;

    (ii) on more than two occasions;

    (iii) more than once during any calendar year;

    (iv) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

    (v) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding.

  In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

  (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses including the reasonable fees and expenses of one counsel to the Selling Holders, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or
(b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph
(a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

  (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

  Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

  If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all selling stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, all selling stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

  In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

  (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

  (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

  10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Marketor any other securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

  11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  12. MISCELLANEOUS.

  (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

  (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and

Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to
Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

  (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

  (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

Attest:                                   Physician Sales & Service, Inc.


         /s/ David A. Smith                         /s/ Patrick Kelly
By: _________________________________     By: _________________________________
[Corporate Seal]

Attest:                                   Gulf South Medical Supply, Inc.


                                                    /s/ Thomas Hixon
By: _________________________________     By: _________________________________
[Corporate Seal]

                                    ANNEX D

                          GULF SOUTH VOTING AGREEMENT

                               VOTING AGREEMENT

  THIS VOTING AGREEMENT, dated as of December 14, 1997 (this "Agreement"), is made and entered into by and among Physician Sales & Service, Inc., a Florida corporation ("PSS") and the other parties signatory hereto (each a "Stockholder").

                                   PREAMBLE

  The Stockholder is a stockholder of Gulf South Medical Supply, Inc. ("GSMS") and desires that PSS, PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and GSMS enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Corp. with and into GSMS (the "Merger"), with the result that GSMS becomes a wholly owned subsidiary of PSS. The Stockholder is executing this Agreement as an inducement to PSS to enter into and execute, and to cause Merger Corp. to enter into and execute, the Merger Agreement.

  All capitalized terms used herein which are not defined herein shall have the same meanings as ascribed to them in the Merger Agreement.

  NOW, THEREFORE, in consideration of the execution and delivery by PSS and Merger Corp. of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

  1. REPRESENTATIONS AND WARRANTIES. (a) The Stockholder severally and not jointly represents and warrants to PSS as follows:

    (i) As of the date hereof, the Stockholder is the record owner of the GSMS Common Stock set forth on Schedule 1 to this Agreement (such Stockholder's "Shares"). Except for the Stockholder's Shares, the Stockholder is not the record owner of any shares of GSMS Common Stock (except to the extent the Stockholder disclaims beneficial ownership in accordance with applicable law). This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which Stockholder is a party.

    (ii) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever that would interfere with the voting of the Shares or the granting of any proxy, except for any such encumbrances or proxies arising hereunder.

    (iii) The Stockholder understands and acknowledges that PSS and Merger Corp. are entering the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by PSS and Merger Corp.

  (b) PSS represents and warrants to Stockholder that this Agreement has been duly authorized, executed and delivered by and constitutes a valid and binding agreement of, PSS, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which PSS is a party.

  2. VOTING AGREEMENT.

  (a) The Stockholder severally agrees with, and covenants to, PSS that at any meeting of stockholders of GSMS called to vote upon the Merger, the Merger Agreement, and any other matters related thereto, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the Exchange Ratio payable in the Merger to a lesser amount of PSS Common Stock or otherwise to materially and adversely impair the Stockholder's rights or increase the Stockholder's obligations thereunder. Stockholder, as a holder of GSMS Common Stock, shall be present in person or by proxy at all meetings of stockholders of GSMS so that all Shares are counted for purposes of determining the presence of a quorum at such meetings.

  (b) This Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein and solely in his or her capacity as stockholder, and shall not prohibit, limit or restrict in any manner Stockholder from acting in Stockholder's capacity as an officer or director of GSMS or exercising or observing Stockholder's fiduciary duties and responsibilities as an officer or director of GSMS.

  3. COVENANTS. The Stockholder severally agrees with, and covenants to, PSS as follows:

    (a) Prior the termination of this Agreement, the Stockholder shall not
  (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, or consent to any transfer of), any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, except for this Agreement or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares.

    (b) The Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

  4. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

  (a) The Stockholder hereby irrevocably grants to, and appoints, Patrick C. Kelly, Chief Executive Officer of PSS, and David A. Smith, Chief Financial Officer of PSS, in their respective capacities as officers of PSS, and any individual who shall hereafter succeed to any such office of PSS, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares or grant a consent or approval in respect of such Shares in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the Exchange Ratio payable in the Merger to a lesser amount of PSS Common Stock or otherwise to adversely impair the Stockholder's rights or increase the Stockholder's obligations thereunder, whether in his capacity as a stockholder or in any other capacity.

  (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

  (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

  5. CERTAIN EVENTS. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of GSMS, or the acquisition of additional shares of GSMS Common Stock or other voting securities of GSMS by any Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of GSMS Common Stock or other voting securities of GSMS issued to or acquired by the Stockholder.

  6. FURTHER ASSURANCES. The Stockholder shall, upon request of PSS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by PSS to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in PSS and the other irrevocable proxies described therein at the expense of PSS.

  7. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder; including without limitation, the proxy set forth in
Section 4, shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

  8. MISCELLANEOUS.

  (a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

  (b) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  (d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a). Any assignment in violation of the foregoing shall be void.

  (e) The Stockholder agrees that irreparable damage would occur and that PSS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PSS shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

  (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, (i) be held by a court of competent jurisdiction to be invalid, void or unenforceable or (ii) would preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or prevent PSS or GSMS from accounting for the Merger as a pooling of interests, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

  (g) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                  /s/ William W. McInnes
                                          _____________________________________
                                                    William W. McInnes
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ Edward Shulman
                                          _____________________________________
                                                      Edward Shulman
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                 /s/ Donna C.E. Williamson
                                          _____________________________________
                                                   Donna C.E. Williamson
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ David L. Bogetz
                                          _____________________________________
                                                      David L. Bogetz
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                  /s/ Melvin L. Hecktman
                                          _____________________________________
                                                    Melvin L. Hecktman
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ Thomas G. Hixon
                                          _____________________________________
                                                      Thomas G. Hixon
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ Steve Richardson
                                          _____________________________________
                                                     Steve Richardson
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ Guy W. Edwards
                                          _____________________________________
                                                      Guy W. Edwards
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                /s/ Stanton Keith Pritchard
                                          _____________________________________
                                                  Stanton Keith Pritchard
                                          Print Name: _________________________

                                          PHYSICIAN SALES & SERVICE, INC.

                                                    /s/ David A. Smith
                                          By: _________________________________
                                                         EVP & CFO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                     /s/ Louie Vaughan
                                          _____________________________________
                                                       Louie Vaughan
                                          Print Name: _________________________

                                    ANNEX E

                             PSS VOTING AGREEMENT

                               VOTING AGREEMENT

  THIS VOTING AGREEMENT, dated as of December 14, 1997 (this "Agreement"), is made and entered into by and among Gulf South Medical Supply, Inc., a Delaware corporation ("GSMS") and the other parties signatory hereto (each a "Stockholder").

                                   PREAMBLE

  The Stockholder is a stockholder of Physician Sales & Service, Inc. ("PSS") and desires that PSS, PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and GSMS enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Corp. with and into GSMS (the "Merger"), with the result that GSMS becomes a wholly owned subsidiary of PSS. The Stockholder is executing this Agreement as an inducement to GSMS to enter into and execute the Merger Agreement.

  All capitalized terms used herein which are not defined herein shall have the same meanings as ascribed to them in the Merger Agreement.

  NOW, THEREFORE, in consideration of the execution and delivery by GSMS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

    1. Representations and Warranties. (a) The Stockholder severally and not jointly represents and warrants to GSMS as follows:

      (i) As of the date hereof, the Stockholder is the record owner of the PSS Common Stock set forth on Schedule 1 to this Agreement (such Stockholder's "Shares"). Except for the Stockholder's Shares, the Stockholder is not the record owner of any shares of PSS Common Stock (except to the extent the Stockholder disclaims beneficial ownership in accordance with applicable law). This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which Stockholder is a party.

      (ii) Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever that would interfere with the voting of the Shares or the granting of any proxy, except for any such encumbrances or proxies arising hereunder.

      (iii) The Stockholder understands and acknowledges that GSMS is entering the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by GSMS.

    (b) GSMS represents and warrants to Stockholder that this Agreement has been duly authorized, executed and delivered by and constitutes a valid and binding agreement of, GSMS, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which GSMS is a party.

  2. Voting Agreement.

    (a) The Stockholder severally agrees with, and covenants to, GSMS that at any meeting of stockholders of PSS called to vote upon the Merger, the Merger Agreement, and any other matters related thereto, including the amendment to the Articles of Incorporation to increase the number of authorized shares of PSS Common Stock (the "Amendment"), or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement and the Amendment is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of (i) the Amendment and (ii) the Merger and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to increase the Exchange Ratio payable in the Merger to a greater amount of PSS Common Stock or otherwise to materially and adversely impair the Stockholder's rights or increase the Stockholder's obligations thereunder. Stockholder, as a holder of PSS Common Stock, shall be present in person or by proxy at all meetings of stockholders of PSS so that all Shares are counted for purposes of determining the presence of a quorum at such meetings.

    (b) This Agreement is intended to bind Stockholder only with respect to the specific matters set forth herein and solely in his or her capacity as stockholder, and shall not prohibit, limit or restrict in any manner Stockholder from acting in Stockholder's capacity as an officer or director of PSS or exercising or observing Stockholder's fiduciary duties and responsibilities as an officer and director of PSS.

  3. Covenants. The Stockholder severally agrees with, and covenants to, GSMS as follows:

    (a) Prior to the termination of this Agreement, the Stockholder shall not
  (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, or consent to any transfer of), any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, except for this Agreement or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares.

    (b) The Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

  4. Grant of Irrevocable Proxy; Appointment of Proxy.

    (a) The Stockholder hereby irrevocably grants to, and appoints, Thomas G. Hixon, Chief Executive Officer of GSMS, and Stanton Keith Pritchard, Vice President of GSMS, in their respective capacities as officers of GSMS, and any individual who shall hereafter succeed to any such office of GSMS, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares in favor of (i) the Amendment and (ii) the Merger; the execution and delivery of the Merger Agreement and approval of the terms thereof, and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to increase the Exchange Ratio payable in the Merger to a greater amount of PSS Common Stock or otherwise to adversely impair the Stockholder's rights or increase the Stockholder's obligations thereunder, whether in his capacity as a stockholder or in any other capacity.

    (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

    (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

  5. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PSS, or the acquisition of additional shares of PSS Common Stock or other voting securities of PSS by any Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of PSS Common Stock or other voting securities of PSS issued to or acquired by the Stockholder.

  6. Further Assurances. The Stockholder shall, upon request of GSMS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by GSMS or to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in GSMS and the other irrevocable proxies described therein at the expense of GSMS.

  7. Termination. This Agreement, and all rights and obligations of the parties hereunder; including without limitation, the proxy set forth in
Section 4, shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

  8. Miscellaneous.

    (a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

    (b) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    (d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by
  Section 3(a). Any assignment in violation of the foregoing shall be void.

    (e) The Stockholder agrees that irreparable damage would occur and that GSMS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that GSMS shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement , this being in addition to any other remedy to which they are entitled at law or in equity.

    (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, (i) be held by a court of competent jurisdiction to be invalid, void or unenforceable or (ii) would preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or prevent PSS or GSMS from accounting for the Merger as a pooling of interests, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

    (g) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

  IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ Delmer W. Dallas
                                          _____________________________________
                                                     Delmer W. Dallas
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ James L.L. Tullis
                                          _____________________________________
                                                     James L.L. Tullis
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ William C. Mason
                                          _____________________________________
                                                     William C. Mason
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ David A. Smith
                                          _____________________________________
                                                      David A. Smith
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ Patrick C. Kelly
                                          _____________________________________
                                                     Patrick C. Kelly
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                     /s/ Fred Elefant
                                          _____________________________________
                                                       Fred Elefant
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                  /s/ John F. Sasen, Sr.
                                          _____________________________________
                                                    John F. Sasen, Sr.
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ T. O'Neal Douglas
                                          _____________________________________
                                                     T. O'Neal Douglas
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                   /s/ Frederick E. Dell
                                          _____________________________________
                                                     Frederick E. Dell
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ Delores Kesler
                                          _____________________________________
                                                      Delores Kesler
                                          Print Name: _________________________

                                          GULF SOUTH MEDICAL SUPPLY, INC.

                                                    /s/ Thomas G. Hixon
                                          By: _________________________________
                                                      President & CEO
                                          Title: ______________________________

                                          "STOCKHOLDER"

                                                    /s/ James Stallings
                                          _____________________________________
                                                      James Stallings
                                          Print Name: _________________________

                                 ANNEX F

                  OPINION OF BT ALEX. BROWN INCORPORATED

LOGO
[Logo of BT Alex. Brown appears here]

                                                                      LOGO
                                           [Logo of Bankers Trust appears here]

December 14, 1997

Board of Directors
Physician Sales & Service, Inc.
4345 Southpoint Boulevard
Jacksonville, FL 32216

Members of the Board:

  Physician Sales & Service, Inc. ("PSS"), PSS Merger Corp., a wholly owned subsidiary of PSS ("Merger Corp."), and Gulf South Medical Supply, Inc. ("Gulf South") have proposed to enter into an Agreement and Plan of Merger dated as of December 14, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, the implementation of which is contingent on approval by the stockholders of PSS and Gulf South, Merger Corp. will be merged with and into Gulf South (the "Merger"), and each outstanding share of the common stock, par value $.01 per share, of Gulf South (the "Gulf South Common Stock") will be converted into the right to receive 1.75 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of PSS (the "PSS Common Stock"). You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to PSS.

  BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of PSS in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. We previously have provided various financing and financial advisory services to PSS, for which services we have received compensation. BT Alex. Brown maintains a market in PSS Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of PSS and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of both PSS and Gulf South for their own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of PSS and Gulf South.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning PSS and Gulf South and certain internal analyses and other information furnished to us by PSS and Gulf South. We have also held discussions with the members of the senior management of PSS and Gulf South regarding the business and prospects of PSS and Gulf South and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for PSS Common Stock and Gulf South Common Stock, (ii) compared certain financial and stock market information for PSS and Gulf South with similar information for certain publicly traded companies, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part,
(iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of PSS, Gulf South and the combined company, we have assumed that such information reflects the best currently available judgments and estimates of the management of PSS and Gulf South as to the likely future financial performance of their respective companies and of the combined company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of PSS or Gulf South, nor have we been furnished with any such evaluations or appraisals. We are expressing no opinion as to the price at which the PSS Common Stock actually will trade at any time. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein are for the use of the Board of Directors of PSS and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to the proxy or registration statement of PSS and Gulf South relating to the proposed Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to PSS.

                                          Very truly yours,

                                          /s/ BT Alex. Brown Incorporated

                                          BT ALEX. BROWN INCORPORATED

                                    ANNEX G

               OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC

NATIONSBANC MONTGOMERY SECURITIES, INC.

December 14, 1997

Board of Directors
Gulf South Medical Supply, Inc.
One Woodgreen Place
Madison, Mississippi 39110

Ladies and Gentlemen:

  We understand that Physician Sales & Service, Inc., a Florida corporation ("PSS"), PSS Merger Corp., a Delaware corporation and a wholly-owned subsidiary of PSS ("Merger Corp."), and Gulf South Medical Supply, Inc., a Delaware corporation ("GSMS"), have entered into an Agreement and Plan of Merger dated December 14, 1997 (the "Merger Agreement"), pursuant to which Merger Corp. will be merged with and into GSMS, which will be the surviving corporation and will become a wholly owned subsidiary of PSS (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each issued and outstanding share of the common stock, $0.01 par value per share ("GSMS Common Stock"), of GSMS will be converted into and exchanged for the right to receive 1.75 shares of the common stock, $0.01 par value per share ("PSS Common Stock"), of PSS, subject to certain adjustments (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to GSMS and PSS, including the consolidated financial statements for recent years and interim periods to September 30, 1997 and certain other relevant financial and operating data relating to GSMS and PSS made available to us from published sources and from the internal records of GSMS and PSS; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of; and the trading market for, GSMS Common Stock and PSS Common Stock; (iv) compared GSMS and PSS from a financial point of view with certain other companies in the medical products distribution industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the medical products distribution industry which we deemed to be comparable, in whole or in part, to the Merger;
(vi) reviewed and discussed with representatives of the management of GSMS and PSS certain information of a business and financial nature regarding GSMS and PSS, furnished to us by them, including financial forecasts and related assumptions of GSMS and PSS; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with GSMS's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for GSMS and PSS provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts, including the assumptions regarding synergies, have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of GSMS and PSS and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in GSMS's or PSS's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of GSMS or PSS, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by GSMS of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to GSMS in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of GSMS for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of GSMS and PSS and performed various other investment banking services for GSMS.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of GSMS pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  We are not expressing an opinion regarding the price at which the PSS Common Stock may trade at any future time. The Consideration to be received by the stockholders of GSMS pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

  This opinion is directed to the Board of Directors of GSMS in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Exchange Ratio to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, GSMS's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by GSMS, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or registration statement to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                      Very truly yours,

                                      /s/ Nationsbanc Montgomery Securities

                                      NATIONSBANC MONTGOMERY SECURITIES, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws (the "Bylaws") of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time (the "FBCA"), and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to 60 days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

  The FBCA contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit;
(iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated December 14, 1997, by and among the Registrant, PSS Merger Corp. and Gulf South Medical Supply, Inc.
         (included as Annex A to the Joint Proxy Statement/Prospectus and
         incorporated by reference herein).
  3.1    Amended and Restated Articles of Incorporation, as amended, of the
         Registrant (incorporated by reference from the Registrant's
         Registration Statement on Form S-1 (Reg. No. 33-76580)).
  3.2    Amended and Restated Bylaws of the Registrant (incorporated by reference from the Registrant's Registration Statement on Form S-1
         (Reg. No. 33-76580)).
  4.1    See Exhibits 3.1 and 3.2 for provisions of the Articles of
         Incorporation and Bylaws of the Registrant defining the rights of holders of common stock of the Registrant.
  5.1    Opinion of Fred Elefant, P.A.
  8.1    Opinion of Alston & Bird LLP.
 23.1    Consent of Alston & Bird LLP.
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Ernst & Young LLP.
 23.4    Consent of KPMG Peat Marwick LLP.
 23.5    Consent of Thomas G. Hixon.
 24.1    Power of Attorney (contained on signature page of this filing).*
 99.1    Form of proxy for holders of the Registrant's common stock.*
 99.2    Form of proxy for holders of Gulf South Medical Supply, Inc. common stock.*
 99.3    Stock Option Agreement, dated December 14, 1997, by and between Gulf
         South Medical Supply, Inc. and the Registrant (included as Annex B to the Joint Proxy Statement/Prospectus and incorporated by reference herein).
 99.4    Stock Option Agreement, dated December 14, 1997, by and between the
         Registrant and Gulf South Medical Supply, Inc. (included as Annex C to the Joint Proxy Statement/Prospectus and incorporated by reference herein).
 99.5    Voting Agreement, dated December 14, 1997, by and among the Registrant and certain stockholders of Gulf South Medical Supply, Inc. (included as Annex D to the Joint Proxy Statement/Prospectus and incorporated by reference herein).
 99.6    Voting Agreement, dated December 14, 1997, by and among Gulf South
         Medical Supply, Inc. and certain stockholders of the Registrant
         (included as Annex E to the Joint Proxy Statement/Prospectus and
         incorporated by reference herein).
 99.7    Form of Affiliate Agreement, dated December 14, 1997, by and between
         Gulf South Medical Supply, Inc. and certain stockholders of the
         Registrant (incorporated by reference from Exhibit 6 to the
         Registrant's Schedule 13D dated December 14, 1997).
 99.8    Form of Affiliate Agreement, dated December 14, 1997, by and between the Registrant and certain stockholders of Gulf South Medical Supply,
         Inc. (incorporated by reference from Exhibit 7 to the Registrant's
         Schedule 13D dated December 14, 1997).
 99.9    Consent of BT Alex. Brown Incorporated.*
 99.10   Consent of NationsBanc Montgomery Securities LLC.*


--------

* Previously filed.

  (b) Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers for sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant's Certificate of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (g) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 24, 1998.

                                          Physician Sales & Service, Inc.

                                                   /s/ Patrick C. Kelly
                                          By: _________________________________
                                            Patrick C. Kelly
                                            Chairman of the Board and
                                            Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO ITS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON FEBRUARY 24, 1998.


              SIGNATURE                        TITLE
        /s/ Patrick C. Kelly           Chairman of the Board and Chief
-------------------------------------   Executive Officer (principal
          PATRICK C. KELLY              executive officer)

      /s/ David A. Smith               Executive Vice President, Chief
-------------------------------------   Financial Officer and Director
           DAVID A. SMITH               (principal financial and accounting
                                        officer)

     /s/ John F. Sasen, Sr.            President and
-------------------------------------   Director
         JOHN F. SASEN, SR.

        /s/ Delmer W. Dallas           Director
-------------------------------------
          DELMER W. DALLAS

        /s/ T. O'Neal Douglas          Director
-------------------------------------
          T. O'NEAL DOUGLAS

        /s/ Fred Elefant               Director
-------------------------------------
            FRED ELEFANT

         /s/ Delores Kesler            Director
-------------------------------------
           DELORES KESLER

      /s/ William C. Mason             Director
-------------------------------------
          WILLIAM C. MASON

       /s/ James L. L. Tullis          Director
-------------------------------------
         JAMES L. L. TULLIS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER  DESCRIPTION                                                       PAGE
 ------- -----------                                                       ----
  2.1    Agreement and Plan of Merger, dated December 14, 1997, by and among the Registrant, PSS Merger Corp. and Gulf South Medical
         Supply, Inc. (included as Annex A to the Joint Proxy
         Statement/Prospectus and incorporated by reference herein).
  3.1    Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from the Registrant's
         Registration Statement on Form S-1 (Reg. No. 33-76580)).
  3.2    Amended and Restated Bylaws of the Registrant (incorporated by reference from the Registrant's Registration Statement on Form
         S-1 (Reg. No. 33-76580)).
  4.1    See Exhibits 3.1 and 3.2 for provisions of the Articles of
         Incorporation and Bylaws of the Registrant defining the rights of holders of common stock of the Registrant.
  5.1    Opinion of Fred Elefant, P.A.
  8.1    Opinion of Alston & Bird LLP.
 23.1    Consent of Alston & Bird LLP.
 23.2    Consent of Arthur Andersen LLP.
 23.3    Consent of Ernst & Young LLP.
 23.4    Consent of KPMG Peat Marwick LLP.
 23.5    Consent of Thomas G. Hixon.
 24.1    Power of Attorney (contained on signature page of this
         filing).*
 99.1    Form of proxy for holders of the Registrant's common stock.*
 99.2    Form of proxy for holders of Gulf South Medical Supply, Inc.
         common stock.*
 99.3    Stock Option Agreement, dated December 14, 1997, by and between
         Gulf South Medical Supply, Inc. and the Registrant (included as
         Annex B to the Joint Proxy Statement/Prospectus and
         incorporated by reference herein).
 99.4    Stock Option Agreement, dated December 14, 1997, by and between the Registrant and Gulf South Medical Supply, Inc. (included as
         Annex C to the Joint Proxy Statement/Prospectus and
         incorporated by reference herein).
 99.5    Voting Agreement, dated December 14, 1997, by and among the
         Registrant and certain stockholders of Gulf South Medical
         Supply, Inc. (included as Annex D to the Joint Proxy
         Statement/Prospectus and incorporated by reference herein).
 99.6    Voting Agreement, dated December 14, 1997, by and among Gulf
         South Medical Supply, Inc. and certain stockholders of the
         Registrant (included as Annex E to the Joint Proxy
         Statement/Prospectus and incorporated by reference herein).
 99.7    Form of Affiliate Agreement, dated December 14, 1997, by and between Gulf South Medical Supply, Inc. and certain
         stockholders of the Registrant (incorporated by reference from
         Exhibit 6 to the Registrant's Schedule 13D dated December 14,
         1997).
 99.8    Form of Affiliate Agreement, dated December 14, 1997, by and between the Registrant and certain stockholders of Gulf South
         Medical Supply, Inc. (incorporated by reference from Exhibit 7 to the Registrant's Schedule 13D dated December 14, 1997).
 99.9    Consent of BT Alex. Brown Incorporated.*
 99.10   Consent of NationsBanc Montgomery Securities LLC.*

--------

* Previously filed.